Exhibit 10.1

Execution Version

AMENDED AND RESTATED CREDIT AGREEMENT

dated as of

July 7, 2021

among

SKYLINE CHAMPION CORPORATION,

as Holdings,

CHAMPION HOME BUILDERS, INC.,

as the Borrower,

The LENDERS Party Hereto,

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent and Collateral Agent

WELLS FARGO SECURITIES, LLC,
CITIZENS BANK, N.A. and
RBC CAPITAL MARKETS,
as Lead Arrangers and Joint Bookrunners

SCHEDULES:

Schedule 1.01(a)	—	Excluded Subsidiaries
Schedule 1.01(b)	—	Existing LCs
Schedule 2.01(a)	—	Revolving Commitments
Schedule 2.01(b)	—	LC Commitments
Schedule 3.12	—	Subsidiaries
Schedule 5.13	—	Certain Post-Closing Obligations
Schedule 6.01	—	Existing Indebtedness
Schedule 6.02	—	Existing Liens
Schedule 6.04(f)	—	Existing Investments
Schedule 6.06	—	Existing Restrictions
Schedule 6.08	—	Existing Affiliate Transactions

EXHIBITS:

Exhibit A	—	Form of Assignment and Assumption
Exhibit B	—	Form of Borrowing Request
Exhibit C	—	Form of Collateral Agreement
Exhibit D	—	Form of Revolving Note
Exhibit E	—	Form of Guarantee Agreement
Exhibit F	—	Form of Interest Election Request
Exhibit G	—	Form of Notice of Prepayment
Exhibit H-1	—	Form of U.S. Tax Compliance Certificate (For Non-U.S. Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit H-2	—	Form of U.S. Tax Compliance Certificate (For Non-U.S. Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit H-3	—	Form of U.S. Tax Compliance Certificate (For Non-U.S. Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit H-4	—	Form of U.S. Tax Compliance Certificate (For Non-U.S. Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit I	—	Form of Intercompany Note
Exhibit J	—	Form of Solvency Certificate

AMENDED AND RESTATED CREDIT AGREEMENT, dated as of July 7, 2021 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with the provisions hereof, this “Agreement”), among SKYLINE CHAMPION CORPORATION, an Indiana corporation (“Holdings”), CHAMPION HOME BUILDERS, INC., a Delaware corporation (the “Borrower”), the Lenders (as defined herein) from time to time party hereto and WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent and as Collateral Agent.

RECITALS

WHEREAS, Holdings, the Borrower, the lenders from time to time party thereto and Citizens Bank, N.A., as administrative agent and collateral agent (the “Existing Agent”) entered into that certain Credit Agreement, dated as of June 5, 2018 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time prior to the date hereof, the “Existing Credit Agreement”).

WHEREAS, the Borrower has requested, and the Revolving Lenders have agreed, that (1) the Revolving Lenders shall make available to the Borrower a revolving credit facility (including a letter of credit sub-facility) which, on the Effective Date and upon the terms and subject to the conditions set forth in this Agreement, shall be in an aggregate principal amount of up to $200,000,000, (2) the Issuing Banks shall issue Letters of Credit in an aggregate face amount at any time outstanding not in excess of $45,000,000 and (3) the Swingline Lender shall extend credit in the form of Swingline Loans at any time during the Revolving Availability Period, in an aggregate principal amount at any time outstanding not in excess of $10,000,000.

WHEREAS, the Existing Agent wishes to resign its roles as the Administrative Agent and Collateral Agent under the Existing Credit Agreement and the other Loan Documents and the Lenders under this Agreement desire to appoint Wells Fargo Bank, National Association as the successor administrative agent and collateral agent under this Agreement and the other Loan Documents effective as of the Effective Date, and Wells Fargo Bank, National Association wishes to accept such appointment (the “Agency Transfer”), and the Borrower and each Lender hereby approves and consents to the Agency Transfer.

WHEREAS, on the Effective Date, Holdings, the Borrower, each Subsidiary Loan Party, the Existing Agent, the Administrative Agent and the Lenders party hereto desire to amend and restate the Existing Credit Agreement in its entirety in the form of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree, and agree to amend and restate the Existing Credit Agreement, as follows:

1.

DEFINITIONS

a. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

1. “ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

2. “Accepting Lenders” has the meaning assigned to such term in Section 2.23(a).

3. “Accounting Changes” has the meaning assigned to such term in Section 1.04(c).

4. “Acquired EBITDA” means, with respect to any Pro Forma Entity for any period, the amount for such period of Consolidated EBITDA of such Pro Forma Entity (determined as if references to Holdings and the Restricted Subsidiaries in the definition of “Consolidated EBITDA” (and in the component financial definitions used therein) were references to such Pro Forma Entity and its Subsidiaries which will become Restricted Subsidiaries), all as determined on a consolidated basis for such Pro Forma Entity.

5. “Acquired Entity or Business” has the meaning assigned to such term in the definition of “Consolidated EBITDA.”

6. “Acquisition Debt” has the meaning assigned to such term in Section 6.01(a)(xxvi).

7. “Acquisition Transaction” means the purchase or other acquisition, by merger, consolidation or otherwise, by Holdings or any Restricted Subsidiary of any Equity Interests in, or all or substantially all the assets of (or all or substantially all the assets constituting a business unit, division, product line or line of business of), any Person or of a majority of the outstanding Equity Interests of any Person (including any Investment which serves to increase Holdings or any Restricted Subsidiary’s respective equity ownership in any Joint Venture to an amount in excess of the majority of the outstanding Equity Interests of such Joint Venture).

8. “Additional Lender” means, at any time, any bank or other financial institution (including any such bank or financial institution that is a Lender at such time) that agrees to provide any portion of any (a) Incremental Facility pursuant to an Incremental Facility Amendment in accordance with Section 2.19 or (b) Credit Agreement Refinancing Indebtedness pursuant to a Refinancing Amendment in accordance with Section 2.20; provided that each Additional Lender shall be subject to the approval of (i) the Administrative Agent, each Issuing Bank and the Swingline Lender (such approval in each case not to be unreasonably withheld or delayed) and (ii) the Borrower, in each of the foregoing clauses (i) and (ii), to the extent such approval would be required pursuant to Section 9.04 if an assignment of the applicable Loans or Commitments were being made to such Additional Lender.

9. “Adjusted LIBO Rate” means, for any Interest Period with respect to a Eurocurrency Loan denominated in an Agreed Currency, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) the LIBO Rate for such Agreed Currency for such Interest Period multiplied by (b) the Statutory Reserve Rate.

10. “Administrative Agent” means Wells Fargo Bank, National Association, in its capacity as administrative agent hereunder and under the other Loan Documents, and its successors in such capacity as provided in Article VIII.

11. “Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

12. “Affected Class” has the meaning assigned to such term in Section 2.23(a).

13. “Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

14. “Affiliate” means, with respect to a specified Person, another Person that directly or indirectly Controls or is Controlled by or is under common Control with the Person specified.

15. “Agency Transfer” has the meaning assigned to such term in the preamble hereof.

16. “Agent” means the Administrative Agent, the Collateral Agent, each Lead Arranger, each Joint Bookrunner and any successors and assigns in such capacity, and “Agents” means two or more of them.

17. “Agreed Currencies” means Dollars and each Alternative Currency.

18. “Agreement” has the meaning assigned to such term in the preamble hereto.

19. “Agreement Currency” has the meaning assigned to such term in Section 9.14(b).

20. “Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 0.50% per annum and (c) the Adjusted LIBO Rate on such day (or if such day is not a Business Day, the immediately preceding Business Day) for a deposit in Dollars with a maturity of one month plus 1.00% per annum; provided that in no event shall the Alternate Base Rate be less than 1.00% per annum. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, respectively. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.13 (for the avoidance of doubt, only until the Benchmark Replacement has been determined in accordance with Section 2.13(b)), then the Alternate Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above.

21. “Alternative Currency” means each currency (other than Dollars) that is approved in accordance with Section 1.10. As of the Effective Date, there are no Alternative Currencies.

22. “Alternative Currency Equivalent” means, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Alternative Currency as determined by the Administrative Agent or the applicable Issuing Bank (with notice thereof to the Administrative Agent), as the case may be, by reference to the most recent Spot Rate (as determined in respect of the most recent Revaluation Date) for the purchase of such Alternative Currency with Dollars.

23. “Announcement” has the meaning assigned to such term in Section 1.05(c).

24. “Anti-Corruption Laws” has the meaning assigned to such term in Section 3.17(b).

25. “Applicable Account” means, with respect to any payment to be made to the Administrative Agent hereunder, the account specified by the Administrative Agent from time to time for the purpose of receiving payments of such type.

26. “Applicable Creditor” has the meaning assigned to such term in Section 9.14(b).

27. “Applicable Percentage” means, at any time with respect to any Revolving Lender, the percentage of the aggregate Revolving Commitments represented by such Lender’s Revolving Commitment at such time (or, if the Revolving Commitments have terminated or expired, such Lender’s share of the aggregate Revolving Exposures of all Revolving Lenders at that time). If the Revolving Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Revolving Commitments most recently in effect, giving effect to any assignments pursuant to this Agreement and to any Lender’s status as a Defaulting Lender at the time of determination.

28. “Applicable Rate” means, for any day, with respect to any ABR Loan or Eurocurrency Loan and any Unused Line Fee, the applicable rate per annum set forth below under the caption “ABR Spread”, “Eurocurrency Spread” or “Unused Line Fee”, as applicable; in each case based upon the Total Net Leverage Ratio as of the end of the Fiscal Quarter for which consolidated financial statements have most recently been delivered pursuant to Section 5.01(a) or Section 5.01(b); provided that, notwithstanding the foregoing, through the end of the first full fiscal quarter ended after the Effective Date, the Applicable Rate shall be based on the rates per annum set forth in Category 4 below:

Category	Total Net Leverage Ratio	ABR Spread	Eurocurrency Spread	Unused Line Fee
1	Greater than or equal to 2.25 to 1.00	0.875%%	1.875%	0.30%
2	Less than 2.25 to 1.00 but greater than or equal to 1.50 to 1.00	0.625%	1.625%	0.25%
3	Less than 1.50 to 1.00 but greater than or equal to 0.50 to 1.00	0.375%	1.375%	0.20%
4	Less than 0.50 to 1.00	0.125%	1.125%	0.15%

29. For the purposes of the foregoing, each change in the Applicable Rate resulting from a change in the Total Net Leverage Ratio shall be effective during the period commencing on and including the Business Day following the date of delivery to the Administrative Agent pursuant to Section 5.01(a) or Section 5.01(b) of the consolidated financial statements and related Compliance Certificate indicating such change and ending on the date immediately preceding the effective date of the next such change. Notwithstanding the foregoing, the Applicable Rate, at the option of the Administrative Agent or the Majority in Interest of the Revolving Lenders, shall be based on the rates per annum set forth in Category 1 if the Borrower fails to deliver the consolidated financial statements required to be delivered pursuant to Section 5.01(a) or Section 5.01(b) or any Compliance Certificate required to be delivered pursuant hereto, in each case within the time periods specified herein for such delivery, during the period commencing on and including the day of the occurrence of a Default resulting from such failure and until the delivery thereof.

30. “Approved Bank” has the meaning assigned to such term in the definition of “Cash Equivalents.”

31. “Approved Foreign Bank” has the meaning assigned to such term in the definition of “Cash Equivalents.”

32. “Approved Fund” means, with respect to any Lender, any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities and is administered, advised or managed by (a) such Lender, (b) any Affiliate of such Lender or (c) any entity or any Affiliate of any entity that administers, advises or manages such Lender.

33. “Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any Person whose consent is required by Section 9.04), or as otherwise required to be entered into under the terms of this Agreement, substantially in the form of Exhibit A or any other form reasonably approved by the Administrative Agent.

34. “Audited Financial Statements” means the audited consolidated balance sheet of Holdings and its consolidated Subsidiaries for the fiscal year ended April 3, 2021, together with the related consolidated statements of income and cash flows of Holdings and its consolidated Subsidiaries, including the notes thereto.

35. “Available Amount” means, at any date of determination, a cumulative amount equal to (without duplication):

i. $125,000,000 (the “Available Amount Starter Amount”), plus

ii. an amount equal to the greater of (x) 50% of Cumulative Consolidated Net Income as of such date and (y) zero, plus

iii. the aggregate amount as of such date of any Retained Asset Sale Proceeds, plus

iv. the aggregate amount as of such date of any Available Equity Amount, plus

v. the aggregate amount as of such date of any Net Proceeds of sales of Investments and returns, profits, distributions and similar amounts on Investments, in each case (i) to the extent received by Holdings or any Restricted Subsidiary after the Effective Date in cash or Cash Equivalents and (ii) relating to Investments which were made utilizing the Available Amount, plus

vi. Investments of Holdings or any Restricted Subsidiary in any Unrestricted Subsidiary or any third-party (including any Joint Venture) that has been re-designated as a Restricted Subsidiary or that has been merged, amalgamated or consolidated with or into, or transfers or conveys all of its assets to, or is liquidated, wound up or dissolved into, Holdings or any Restricted Subsidiary, in each case after the Effective Date and on or prior to such date (up to the lesser of (i) the Fair Market Value of the Investments of Holdings or such Restricted Subsidiary in such Unrestricted Subsidiary or third party at the time of such re-designation or merger, amalgamation or consolidation and (ii) the Fair Market Value of the original Investment by Holdings or such Restricted Subsidiary in such Unrestricted Subsidiary or third party utilizing the Available Amount; provided that, in the event such original Investment was made with cash, the Fair Market value of such Investment shall be deemed to be the cash value), plus

vii. Net Proceeds of a sale or other Disposition of any Unrestricted Subsidiary or Joint Venture (including the issuance of stock of an Unrestricted Subsidiary) received by Holdings or any Restricted Subsidiary to the extent of any Investments made in such Unrestricted Subsidiary or Joint Venture which utilized the Available Amount, plus

viii. to the extent not included in Consolidated Net Income, dividends or other distributions or returns on capital received by Holdings or any Restricted Subsidiary from an Unrestricted Subsidiary or Joint Venture to the extent of any Investments made in such Unrestricted Subsidiary or Joint Venture which utilized the Available Amount.

36. “Available Equity Amount” means, at any date of determination, a cumulative amount of cash, Cash Equivalents or the Fair Market Value of other property or assets equal to (without duplication):

i. capital contributions to Holdings made in cash, cash equivalents or other property (including, for the avoidance of doubt, capital contributions received by Holdings on account of any new public or private issuances of Qualified Equity Interests in Holdings after the Effective Date (other than pursuant to any management equity plan, stock option plan or any other management or employee benefit plan)), received by Holdings or the Borrower (other than in respect of any Disqualified Equity Interest and excluding amounts received from the Borrower or any Restricted Subsidiary) after the Effective Date and on or prior to such date of determination, plus

ii. the net cash proceeds received on or prior to such date by Holdings or any Restricted Subsidiary from Indebtedness and Disqualified Equity Interest issuances issued after the Effective Date and which have been exchanged or converted into Qualified Equity Interests in Holdings, plus

iii. returns, profits, distributions and similar amounts received after the Effective Date and on or prior to such date in cash or Cash Equivalents by Holdings and the Restricted Subsidiaries on Investments made using the Available Equity Amount (not to exceed the amount of such Investments);

provided that the Available Equity Amount shall not include any contribution utilized in connection with the incurrence of Contribution Indebtedness.

37. “Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark for any Agreed Currency, as applicable, (a) if the then-current Benchmark is a term rate, any tenor for such Benchmark or (b) otherwise, any payment period for interest calculated with reference to such Benchmark, as applicable, that is or may be used for determining the length of an Interest Period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (f) of Section 2.13.

38. “Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

39. “Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part 1 of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

40. “Basel III” means, collectively, those certain agreements on capital requirements, a leverage ratio and liquidity standards contained in “Basel III: A Global Regulatory Framework for More Resilient Banks and Banking Systems,” “Basel III: International Framework for Liquidity Risk Measurement, Standards and Monitoring,” and “Guidance for National Authorities Operating the Countercyclical Capital Buffer,” each as published by the Basel Committee on Banking Supervision in December 2010 (as revised from time to time), and as implemented by a Lender’s primary banking regulatory authority.

41. “Benchmark” means, initially, the LIBO Rate; provided that if a Benchmark Transition Event, a Term SOFR Transition Event, an Early Opt-in Election or an Other Benchmark Rate Election, as applicable, and its related Benchmark Replacement Date have occurred with respect to the LIBO Rate or the then-current Benchmark for such Agreed Currency, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (b) or clause (c) of Section 2.13.

42. “Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date; provided that, (i) in the case of any Loan denominated in an Alternative Currency and (ii) in the case of an Other Benchmark Rate Election, “Benchmark Replacement” shall mean the alternative set forth in clause (3) below (but without giving effect to clause (a)(i) thereof):

a. in the case of any Loan denominated in Dollars, the sum of: (a) Term SOFR and (b) the related Benchmark Replacement Adjustment; provided, that, if the Borrower has provided a notification to the Administrative Agent in writing on or prior to such Benchmark Replacement Date that the Borrower has a Secured Swap Obligation in place with respect to any of the Loans as of the date of such notice (which such notification the Administrative Agent shall be entitled to rely upon and shall have no duty or obligation to ascertain the correctness or completeness of), then the Administrative Agent, in its sole discretion, may decide not to determine the Benchmark Replacement pursuant to this clause (1) for the applicable Benchmark Transition Event or Early Opt-in Election, as applicable;

b. in the case of any Loan denominated in Dollars, the sum of: (a) Daily Simple SOFR and (b) the related Benchmark Replacement Adjustment;

c. the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for syndicated credit facilities denominated in the applicable Agreed Currency at such time in the United States and (b) the related Benchmark Replacement Adjustment;

43. provided that, in the case of clause (1), (x) such Unadjusted Benchmark Replacement is displayed on a screen or other information service commonly used in the banking industry for such purposes that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion and consistent with such selection generally under other substantially similar credit facilities for which it acts as the administrative agent and (y) if the Administrative Agent decides in good faith that Term SOFR is not administratively feasible for the Administrative Agent, then Term SOFR will be deemed unable to be determined for purposes of this definition; provided further that, notwithstanding anything to the contrary in this Agreement or in any other Loan Document, upon the occurrence of a Term SOFR Transition Event, and the delivery of a Term SOFR Notice, on the applicable Benchmark Replacement Date the “Benchmark Replacement” shall revert to and shall be deemed to be the sum of (a) Term SOFR and (b) the related Benchmark Replacement Adjustment, as set forth in clause (1) of this definition (subject to the first proviso above).

44. If the Benchmark Replacement as determined pursuant to clause (1), (2) or (3) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

45. “Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement:

a. for purposes of clause (1) of the definition of “Benchmark Replacement,” an amount equal to (A) 0.11448% (11.448 basis points) for an Available Tenor of one-month’s duration, (B) 0.26161% (26.161 basis points) for an Available Tenor of three-months’ duration and (C) 0.42826% (42.826 basis points) for an Available Tenor of six-months’ duration,

b. for purposes of clause (2) of the definition of “Benchmark Replacement,” an amount equal to 0.26161% (26.161 basis points), and

c. for purposes of clause (3) of the definition of “Benchmark Replacement,” the spread adjustment or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower for the applicable Corresponding Tenor giving due consideration to (i) for any Benchmark Replacement other than in connection with a Loan denominated in an Alternative Currency or an Other Benchmark Rate Election, any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date and/or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities denominated in the applicable Agreed Currency at such time.

46. “Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent reasonably and in good faith decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides in good faith that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines in good faith that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

47. “Benchmark Replacement Date” means, with respect to any Benchmark, the earliest to occur of the following events with respect to such then-current Benchmark:

a. in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof);

b. in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein;

c. in the case of a Term SOFR Transition Event, the date that is thirty (30) days after the date a Term SOFR Notice is provided to the Lenders and the Borrower pursuant to Section 2.13(c); or

d. in the case of an Early Opt-in Election or an Other Benchmark Rate Election, the sixth (6th) Business Day after the date notice of such Early Opt-in Election or Other Benchmark Rate Election, as applicable, is provided to the Lenders so long as the Administrative Agent has not received, by 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Early Opt-in Election or Other Benchmark Rate Election, as applicable, is provided to the Lenders, written notice of objection to such Early Opt-in Election or Other Benchmark Rate Election, as applicable, from Lenders comprising the Required Lenders.

48. For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

49. “Benchmark Transition Event” means, with respect to any Benchmark, the occurrence of one or more of the following events with respect to such then-current Benchmark:

a. a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely as of a specific date; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

b. a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Board of Governors, the NYFRB, the central bank for the Agreed Currency applicable to such Benchmark, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), in each case, which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely as of a specific date; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

c. a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer representative.

50. For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

51. “Benchmark Unavailability Period” means, with respect to any Benchmark, the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.13 and (y) ending at the time that a Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.13.

52. “Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

53. “Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

54. “Benefit Plan” means any of (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code to which Section 4975 of the Code applies, and (c) any Person whose assets include (for purposes of the Plan Asset Regulations or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

55. “BHC Act Affiliate” of a party means an “affiliate’ (as such term is defined under, and interpreted in accordance with, 12 U.S.C. § 1841(k)) of such party.

56. “Board of Directors” means, with respect to any Person, (a) in the case of any corporation, the board of directors of such Person or any committee thereof duly authorized to act on behalf of such board, (b) in the case of any limited liability company, the board of managers, board of directors, manager or managing member of such Person or the functional equivalent of the foregoing, (c) in the case of any partnership, the board of directors, board of managers, manager or managing member of a general partner of such Person or the functional equivalent of the foregoing and (d) in any other case, the functional equivalent of the foregoing.

57. “Board of Governors” means the Board of Governors of the Federal Reserve System of the United States of America.

58. “Borrower” has the meaning assigned to such term in the preamble hereto.

59. “Borrowing” means (a) Loans of the same Class and Type, made, converted or continued on the same date in the same currency and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect, or (b) a Swingline Loan.

60. “Borrowing Minimum” means (a) in the case of a Revolving Borrowing, $100,000 and (b) in the case of a Swingline Loan, $100,000.

61. “Borrowing Multiple” means (a) in the case of a Revolving Borrowing, $100,000 and (b) in the case of a Swingline Loan, $100,000.

62. “Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03 and substantially in the form attached hereto as Exhibit B.

63. “Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that when used in connection with a Eurocurrency Loan the term “Business Day” shall also exclude any day on which banks are not open for dealings in Dollar deposits in the London interbank market.

64. “Capital Expenditures” means, for any period, the additions to property, plant and equipment and other capital expenditures of Holdings and the Restricted Subsidiaries that are (or should be) set forth in a consolidated statement of cash flows of Holdings for such period prepared in accordance with GAAP.

65. “Capital Lease Obligation” means an obligation that is a Capitalized Lease; and the amount of Indebtedness represented thereby at any time shall be the amount of the liability in respect thereof that would at that time be required to be capitalized on a balance sheet in accordance with GAAP as in effect on the Effective Date.

66. “Capitalized Lease” means a lease required to be accounted for as a financing or capital lease on both the balance sheet and the income statement for financial reporting purposes in accordance with GAAP as in effect prior to giving effect to the adoption of ASU No. 2016-02, Leases (Topic 842), and ASU No. 2018-11, Leases (Topic 842), and excluding, for the avoidance of doubt, any operating leases or other obligations in respect of, or under, straight line leases.

67. “Cash Collateralize” means to pledge and deposit with or deliver to the Collateral Agent, for the benefit of one or more of the Issuing Banks or Revolving Lenders, as collateral for LC Exposure or obligations of the Revolving Lenders to fund participations in respect of LC Exposure, cash or deposit account balances under the sole dominion and control of the Collateral Agent or, if the Collateral Agent and each Issuing Bank shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to the Collateral Agent and each applicable Issuing Bank. “Cash Collateral” and “Cash Collateralization” shall have meanings correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

68. “Cash Equivalents” means any of the following, to the extent owned by Holdings or any Restricted Subsidiary:

i. Dollars, Euros, Sterling, Australian dollars, Canadian dollars, Yuan and such other currencies held by it from time to time in the ordinary course of business;

ii. readily marketable obligations issued or directly and fully guaranteed or insured by the government or any agency or instrumentality of (i) the United States or (ii) any member nation of the European Union rated A-2 (or the equivalent thereof) or better by S&P or P-2 (or the equivalent thereof) or better by Moody’s, having average maturities of not more than 24 months from the date of acquisition thereof; provided that the full faith and credit of the United States or such member nation of the European Union is pledged in support thereof;

iii. time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) is a Lender or (ii) has combined capital and surplus of at least (x) $250,000,000 in the case of U.S. banks and (y) $100,000,000 (or the Dollar Equivalent as of the date of determination) in the case of non-U.S. banks (any such bank meeting the requirements of clause (i) or (ii) above being an “Approved Bank”), in each case with average maturities of not more than 12 months from the date of acquisition thereof;

iv. commercial paper and variable or fixed rate notes issued by an Approved Bank (or by the parent company thereof) or any variable or fixed rate note issued by, or guaranteed by, a corporation rated A-2 (or the equivalent thereof) or better by S&P or P-2

(or the equivalent thereof) or better by Moody’s, in each case with average maturities of not more than 24 months from the date of acquisition thereof;

v. repurchase agreements entered into by any Person with an Approved Bank, a bank or trust company (including any of the Lenders) or recognized securities dealer, in each case, having capital and surplus in excess of (x) $250,000,000 in the case of U.S. banks and (y) $100,000,000 (or the Dollar Equivalent as of the date of determination) in the case of non-U.S. banks, in each case, for direct obligations issued by or fully guaranteed or insured by the government or any agency or instrumentality of (i) the United States or (ii) any member nation of the European Union rated A (or the equivalent thereof) or better by S&P and A2 (or the equivalent thereof) or better by Moody’s, in which such Person shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a Fair Market Value of at least 100% of the amount of the repurchase obligations;

vi. marketable short-term money market and similar highly liquid funds either (i) having assets in excess of (x) $250,000,000 in the case of U.S. banks or other U.S. financial institutions and (y) $100,000,000 (or the Dollar Equivalent as of the date of determination) in the case of non-U.S. banks or other non-U.S. financial institutions or (ii) having a rating of at least A-2 or P-2 from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized rating service);

vii. securities with average maturities of 24 months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, or by any political subdivision or taxing authority of any such state, commonwealth or territory or by a foreign government having an investment grade rating from either S&P or Moody’s (or the equivalent thereof);

viii. investments with average maturities of 12 months or less from the date of acquisition in mutual funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s;

ix. instruments equivalent to those referred to in clauses (a) through (h) above denominated in Euros or any other foreign currency comparable in credit quality and tenor to those referred to above and customarily used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by any Subsidiary organized in such jurisdiction;

x. investments, classified in accordance with GAAP as current assets, in money market investment programs that are registered under the Investment Company Act of 1940 or that are administered by financial institutions having capital of at least $250,000,000, and, in either case, the portfolios of which are limited such that substantially all of such investments are of the character, quality and maturity described in clauses (a) through (i) of this definition;

xi. with respect to any Foreign Subsidiary: (i) obligations of the national government of the country in which such Foreign Subsidiary maintains its chief executive office and principal place of business; provided such country is a member of the Organization for Economic Cooperation and Development, in each case maturing within one year after the date of investment therein, (ii) certificates of deposit of, bankers acceptances of, or time deposits with, any commercial bank which is organized and existing under the laws of the country in which such Foreign Subsidiary maintains its chief executive office and principal place of business; provided such country is a member of the Organization for Economic Cooperation and Development, and whose short-term commercial paper rating from S&P is at least “A-2” or the equivalent thereof or from Moody’s is at least “P-2” or the equivalent thereof (any such bank being an “Approved Foreign Bank”), and in each case with maturities of not more than 24 months from the date of acquisition and (iii) the equivalent of demand deposit accounts which are maintained with an Approved Foreign Bank;

xii. interest bearing instruments with a maximum maturity of 180 days in respect of which the obligor is a G8 government or other G8 governmental agency or a G8 financial institution with credit ratings from S&P of at least “A-2” or the equivalent thereof or from Moody’s of at least “P-2” or the equivalent thereof; and

xiii. investment funds investing at least 90% of their assets in securities of the types described in clauses (a) through (l) above.

69. “Cash Management Obligations” means (a) obligations in respect of any treasury management services, overdraft and related liabilities arising from treasury, depository, cash pooling arrangements and cash management services or any automated clearing house transfers of funds and (b) other obligations in respect of netting services, employee credit, commercial credit card, debit card, stored value card or purchase card programs and similar arrangements.

70. “Cash Management Services” has the meaning assigned to such term in the definition of “Secured Cash Management Obligations.”

71. “Casualty Event” means any event that gives rise to the receipt by Holdings or any Restricted Subsidiary of any insurance proceeds or condemnation awards in respect of any equipment, fixed assets or real property (including any improvements thereon) to replace or repair such equipment, fixed assets or real property.

72. “CFC” means a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“Change in Control” means:

i. the failure of Holdings, directly or indirectly through Wholly-Owned Subsidiaries that are Guarantors, to own all of the Equity Interests in the Borrower; or

ii. any person, entity or “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, but excluding any employee benefit plan and/or

Person acting as the trustee, agent or other fiduciary or administrator therefor), who shall at any time have acquired direct or indirect beneficial ownership of voting power of the outstanding Voting Stock of Holdings having more than 35% of the outstanding Voting Stock of Holdings.

For the purposes of this definition and any related definition to the extent used for the purposes of this definition, (i) “beneficial ownership” shall be as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act and the phrase “owned beneficially” shall be construed accordingly, (ii) the phrase Person or “group” is within the meaning of Section 13(d) or 14(d) of the Exchange Act, but excluding any employee benefit plan of such Person or “group” and its Subsidiaries and any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan, (iii) a Person or group shall not be deemed to beneficially own securities subject to an equity or asset purchase agreement, merger agreement or similar agreement (or voting or option or similar agreement related thereto) until the consummation of the transactions contemplated by such agreement and (iv) a Person or group will not be deemed to beneficially own the Equity Interests of another Person as a result of its ownership of the Equity Interests or other securities of such other Person’s parent (or related contractual rights) unless it owns at least a majority of the total voting power of the Equity Interests of such parent.

73. “Change in Law” means, in each case after the date of this Agreement or, as to any Lender that becomes a party hereto after the date of this Agreement, after the date such Lender becomes a party hereto, (a) the adoption of any rule, regulation, treaty or other law, (b) any change in any rule, regulation, treaty or other law or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) of any Governmental Authority; provided that, notwithstanding anything herein to the contrary, except to the extent merely proposed and not in effect, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and any requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) any requests, rules, guidelines or directives promulgated by the Bank of International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or United States or foreign regulatory authorities, in each case pursuant to Basel III, in each case shall be deemed to be a “Change in Law,” regardless of the date enacted, adopted, promulgated or issued after the date of this Agreement, but only to the extent the relevant increased costs or loss of yield would have been included if they had been imposed under applicable increased cost provisions, including, without limitation, for purposes of Section 2.14.

74. “Class” when used in reference to (a) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Other Revolving Loans, or Swingline Loans, (b) any Commitment, refers to whether such Commitment is a Revolving Commitment or Other Revolving Commitment and (c) any Lender, refers to whether such Lender has a Loan or Commitment with respect to a particular Class of Loans or Commitments. Other Revolving Commitments (and the Other Revolving Loans made pursuant thereto), that have different terms and conditions shall be construed to be in different Classes.

75. “Code” means the Internal Revenue Code of 1986, as amended from time to time.

76. “Collateral” means any and all assets, whether real or personal, tangible or intangible, on which Liens are purported to be granted pursuant to the Security Documents as security for the Secured Obligations.

77. “Collateral Agent” has the meaning assigned to such term in the Collateral Agreement.

78. “Collateral Agreement” means the Collateral Agreement among Holdings, each other Loan Party and the Collateral Agent, substantially in the form of Exhibit C.

79. “Collateral and Guarantee Requirement” means, at any time, the requirement that:

i. the Administrative Agent shall have received (i) from Holdings and each Domestic Subsidiary of Holdings (other than each Excluded Subsidiary), either (x) a counterpart of the Guarantee Agreement duly executed and delivered on behalf of such Person or (y) in the case of any Person that becomes or is required to become a Guarantor after the Effective Date (including by ceasing to be an Excluded Subsidiary), a supplement to the Guarantee Agreement, in the form specified therein, duly executed and delivered on behalf of such Person and (ii) from each Loan Party, either (x) a counterpart of the Collateral Agreement duly executed and delivered on behalf of such Person or (y) in the case of any Person that becomes or is required to become a Loan Party after the Effective Date (including by ceasing to be an Excluded Subsidiary), a supplement to the Collateral Agreement, in the form specified therein, duly executed and delivered on behalf of such Person, in each case under this clause (a) together with, in the case of any such Loan Documents executed and delivered after the Effective Date, documents and opinions to the extent reasonably requested by the Administrative Agent or Collateral Agent of the type referred to in Sections 4.01(b) and 4.01(c);

ii. all outstanding Equity Interests of the Borrower and the Restricted Subsidiaries (other than any Equity Interests constituting Excluded Assets) owned by or on behalf of any Loan Party shall have been pledged pursuant to the Collateral Agreement, and the Collateral Agent shall have received certificates or other instruments representing all such Equity Interests (if any), together with undated stock powers or other instruments of transfer with respect thereto endorsed in blank;

iii. other than to the extent constituting an Excluded Asset, if any Indebtedness for borrowed money of Holdings or any Subsidiary in a principal amount of $10,000,000 or more is owing by such obligor to any Loan Party and if such Indebtedness shall be evidenced by a promissory note, such promissory note shall have been pledged pursuant to the Collateral Agreement and the Collateral Agent shall have received all such promissory notes, together with undated instruments of transfer with respect thereto endorsed in blank; and

iv. other than to the extent constituting an Excluded Asset, all certificates, agreements, documents and instruments, including Uniform Commercial Code financing statements and intellectual property security agreements, required by this Agreement, the

Security Documents or Requirements of Law or reasonably requested by the Administrative Agent to be filed, delivered, registered or recorded to create the Liens intended to be created by the Security Documents and perfect such Liens to the extent required by, and with the priority required by, the Security Documents and the other provisions of the term “Collateral and Guarantee Requirement,” shall have been filed, registered or recorded or delivered to the Collateral Agent in proper form for filing, registration or recording, in each case, subject to exceptions and limitations otherwise set forth in this Agreement and the other Loan Documents.

Notwithstanding the foregoing provisions of this definition or anything in this Agreement or any other Loan Document to the contrary, (a) the foregoing provisions of this definition shall not require the creation or perfection of pledges of or security interests in, or the obtaining of legal opinions or other deliverables with respect to, particular assets of the Loan Parties, or the provision of Guarantees by any Subsidiary (as applicable) (i) if such assets constitute Excluded Assets, (ii) if, and for so long as and to the extent that the Administrative Agent and the Borrower reasonably agree in writing that the cost, burden, difficulty or consequence of creating or perfecting such pledges or security interests in such assets, or obtaining such legal opinions or other deliverables in respect of such assets, or providing such Guarantees (taking into account any material adverse Tax consequences to Holdings and the Subsidiaries (including the imposition of material withholding or other Taxes)), outweighs the benefits to be obtained by the Lenders therefrom, and/or (iii) if the grant or perfection of a security interest in such asset would (A) be prohibited by enforceable anti-assignment provisions of any applicable law or restricted by any license, franchise, charter, authorization or other applicable law (including any legally effective prohibition or restriction on such grant or perfection), (B) be legally effective to require the consent of any applicable Governmental Authority (except to the extent such consent has been obtained), (C) violate the terms of any contract (to the extent binding on such Person or property at the time of the acquisition thereof and not incurred in contemplation of such acquisition) (in each case, after giving effect to the applicable anti-assignment provisions of the UCC or other similar applicable law) or (D) trigger termination of any contract pursuant to any “change of control” or similar provision (to the extent binding on such Person or property at the time of the acquisition thereof and not incurred in contemplation of such acquisition); it being understood that the Collateral shall include any proceeds and/or receivables (other than to the extent constituting Excluded Assets) arising out of any contract described in this clause (a)(iii) to the extent the assignment of such proceeds or receivables is expressly deemed effective under the UCC or other similar applicable law notwithstanding the relevant prohibition, violation or termination right, (b) Liens required to be granted from time to time pursuant to the term “Collateral and Guarantee Requirement” shall be subject to exceptions and limitations set forth herein and in the Security Documents as in effect on the Effective Date, (c) no perfection actions (beyond, other than in the case of clause (E) below, the filing of a financing statement under the Uniform Commercial Code) shall be required, nor shall the Administrative Agent or Collateral Agent be authorized to take any actions, with respect to (A) commercial tort claims with a value less than $10,000,000, (B) Vehicles and other assets subject to certificates of title, (C) letter of credit rights, except to the extent constituting a supporting obligation for other Collateral as to which perfection is accomplished by the filing of a financing statement under the Uniform Commercial Code or equivalent (it being understood that no actions shall be required to perfect a security interest in letter of credit rights, other than the filing of a financing statement under the Uniform Commercial Code), (D) promissory notes evidencing debt for borrowed money in a principal amount individually of less than $10,000,000, (E)(i) the Equity Interests of any Immaterial Subsidiary, Unrestricted Subsidiary, not-for-profit Subsidiary, special purpose entity and/or captive insurance company and/or (ii) the Equity Interests of a Person that is not a Subsidiary, which Person, if a Subsidiary, would constitute an Immaterial Subsidiary or (F) Excluded Accounts, (d) except for the delivery of certificates and instruments required under clauses (b) and (c) of this definition, and other than with respect to any Foreign Subsidiary that becomes a Subsidiary Loan Party as contemplated by clause (b) of the definition thereof, no actions in any non-U.S. jurisdiction or required by the laws of any non-U.S. jurisdiction shall be required to be taken, nor shall the Administrative Agent or Collateral Agent be authorized to take any such action, to create any security interests under security agreements or pledge agreements governed under the laws of any non-U.S. jurisdiction in assets located or titled outside of the United States (including any Equity Interests of Foreign Subsidiaries and any Foreign Intellectual Property) or to perfect or make enforceable any security interests in any such assets (it being understood that there shall be no security agreements or pledge agreements governed under the laws of any non-U.S. jurisdiction), and (e) no Loan Party shall be required to seek any Control Agreement, landlord lien waiver, estoppel, warehouseman waiver or other collateral access or similar letter or agreement. The Administrative Agent (in its reasonable discretion) may grant extensions of time for the creation and perfection of security interests in or the obtaining of legal opinions or other deliverables with respect to particular assets or the provision of any Guarantee by any Subsidiary (including extensions beyond the Effective Date, the timelines set forth in Schedule 5.13 or in connection with assets acquired, or Subsidiaries formed or acquired, after the Effective Date) where it determines that such action cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required to be accomplished by this Agreement or the Security Documents.

80. “Commitment” means, with respect to any Lender, its Revolving Commitment, Other Revolving Commitments of any Class or any combination thereof (as the context requires).

81. “Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

82. “Company Competitor” means any competitor of Holdings and/or any of its Subsidiaries.

83. “Company Materials” has the meaning assigned to such term in Section 5.01.

84. “Competitor Debt Fund Affiliate” means, with respect to any Company Competitor or any Affiliate thereof, any debt fund, investment vehicle, regulated bank entity or unregulated lending entity that is (i) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of business and (ii) managed, sponsored or advised by any person that is controlling, controlled by or under common control with the relevant Company Competitor or Affiliate thereof, but only to the extent that no personnel involved with the investment in the relevant Company Competitor (A) makes (or has the right to make or participate with others in making) investment decisions on behalf of, or otherwise cause the direction of the investment policies of, such debt fund, investment vehicle, regulated bank entity or unregulated entity or (B) except in its capacity as a Lender or potential lender, has access to any information (other than information that is publicly available) relating to Holdings and/or any entity that forms part of any of its business (including any of its Subsidiaries).

85. “Compliance Certificate” means a Compliance Certificate required to be delivered pursuant to Section 5.01.

86. “Consolidated EBITDA” means, for any period, the Consolidated Net Income for such period, plus:

i. without duplication and to the extent already deducted or to the extent not included (and not added back or excluded) in arriving at such Consolidated Net Income, the sum of the following amounts for such period:

1. total interest expense and, to the extent not reflected in such total interest expense, non-cash interest payments, premium payments, debt discount, fees, charges and related expenses incurred in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, the implied interest component of synthetic leases with respect to such period, interest in respect of Capital Lease Obligations, any commissions, discounts, yield and other fees and charges (including any interest expense) related to any Permitted Receivables Financing, any losses on hedging obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, net of interest income and gains on such hedging obligations or such derivative instruments, and commissions, discounts and other fees and charges owed with respect to bankers acceptances, and bank and letter of credit fees and costs of surety bonds in connection with financing activities (whether amortized or immediately expensed),

2. provision for taxes based on income, profits, revenue or capital, including federal, foreign and state income, franchise, excise and similar taxes based on income, profits, revenue or capital and foreign withholding taxes paid or accrued during such period (including in respect of repatriated funds) including penalties and interest related to such taxes or arising from any tax examinations,

3. depreciation and amortization (including amortization of (A) deferred financing, commissions, fees, expenses, yield or costs (including original issue discount) and (B) intangible assets),

4. other non-cash charges (provided, in each case, that if any non-cash charges represent an accrual or reserve for potential cash items in any future period, (A) the Borrower may determine not to add back such non-cash charge in the current period or (B) to the extent the Borrower decides to add back such non-cash charge, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent), and excluding amortization of a prepaid cash item that was paid in a prior period,

5. [reserved],

6. the amount of any fees or reimbursements (including pursuant to any management agreement) of directors, officers, employees, consultants and board observers of Holdings and its Restricted Subsidiaries,

7. losses or discounts on sales of receivables and related assets in connection with any Permitted Receivables Financing,

8. cash receipts (or any netting arrangements resulting in reduced cash expenditures) not included in the calculation of Consolidated EBITDA in any prior period to the extent non-cash gains relating to such receipts were deducted in the calculation of Consolidated EBITDA pursuant to clause (c) below for any previous period and not added back,

9. any costs or expenses incurred or paid by Holdings, the Borrower or any Restricted Subsidiary pursuant to any management equity plan or stock option plan, “phantom” stock plans or any other management or employee benefit plan or long term incentive plan or agreement, any severance agreement or any stock subscription, registration rights or shareholder agreements, non-compete agreements and other similar agreements and the employer portion of any payroll taxes associated therewith,

10. any net pension or other post-employment benefit costs representing amortization of unrecognized prior service costs, actuarial losses, including amortization of such amounts arising in prior periods, amortization of the unrecognized net obligation (and loss or cost) existing at the date of initial application of FASB Accounting Standards Codification 715, and any other items of a similar nature,

11. charges attributable to, and payments of, legal settlements, fines, judgments or orders,

12. earn-out obligation expense incurred in connection with any acquisition or any other investment (including any acquisition or other investment consummated prior to the Effective Date) which is paid or accrued during the applicable period,

13. proceeds of business interruption insurance in an amount representing the earnings for the applicable period that such proceeds are intended to replace (whether or not then received so long as the Borrower in good faith expects Holdings or the Restricted Subsidiaries to receive such proceeds within the next four fiscal quarters (it being understood that to the extent such proceeds are not actually received within such fiscal quarters, such proceeds shall be deducted in calculating Consolidated EBITDA for such fiscal quarters)),

14. [reserved],

15. (A) the amount of any charge in connection with a one-time event, including, without limitation, in connection with any acquisition consummated and any legal, accounting and/or other professional fees and expenses incurred in connection therewith) and (B) charges, expenses or losses incurred in connection with any Tax Restructuring (in each case, whether or not consummated),

16. charges relating to the sale of products in new locations, including, without limitation, start-up costs, initial testing and registration costs in new markets, the cost of feasibility studies, travel costs for employees engaged in activities relating to any or all of the foregoing and the allocation of general and administrative support in connection with any or all of the foregoing,

17. charges associated with, or in anticipation of, or preparation for, compliance with the requirements of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith and charges relating to compliance with the provisions of the Securities Act and the Exchange Act, as applicable to companies with equity or debt securities held by the public, the rules of national securities exchange companies with listed equity or debt securities, employees’, consultants’, directors’ or managers’ compensation, fees and expense reimbursement, charges relating to investor relations, shareholder meetings and reports to shareholders or debtholders, directors’ and officers’ insurance and other executive costs, legal and other professional fees and listing fees (collectively, “Public Company Costs”),

18. add-backs and adjustments set forth in any quality of earnings analysis prepared by independent registered public accountants of recognized national standing or any other accounting firm reasonably acceptable to the Administrative Agent and delivered to the Administrative Agent in connection with any Permitted Acquisition or similar permitted Investment, and

19. costs, expenses, charges, accruals, reserves (including restructuring costs related to acquisition prior to, on or after the Effective Date) or expenses attributable to the undertaking and/or the implementation of cost savings initiatives, operating expense reductions and other restructuring and integration and transition costs, plus

ii. (1) without duplication, the amount of “run rate” cost savings, operating expense reductions and synergies related to the Transactions and any Specified Transaction, or any restructuring, cost saving initiative or other initiative that are projected by the Borrower in good faith to be realized as a result of actions that have been taken or initiated or are expected to be taken or initiated on or prior to the date that is 18 months after the end of the relevant Test Period or, in the case of the Transactions, the Effective Date (in the good faith determination of the Borrower), including any cost savings, expenses and charges (including restructuring and integration charges) in connection with, or incurred by or on behalf of, any Restricted Subsidiary (whether accounted for in the financial statements of Holdings or the Borrower) with respect to any of the Transactions, Specified Transaction and any restructuring, cost saving initiative or other initiative (which cost savings shall be added to Consolidated EBITDA until fully realized and calculated on a Pro Forma Basis as though such cost savings had been realized on the first day of the relevant period), net of the amount of actual benefits realized from such actions; provided that (A) such cost savings are factually supportable and reasonably identifiable, (B) no cost savings, operating expense reductions or synergies shall be added pursuant to this clause (b) to the extent duplicative of any expenses or charges relating to such cost savings, operating expense reductions or synergies that are included in clause (a) above (it being understood and agreed that “run rate” shall mean the full recurring benefit that is associated with any action taken) and (C) the aggregate amount added pursuant to this clause (b)(1) with respect to any Test Period as a result of actions that are expected to be taken or expected to be initiated prior to the date that is 18 months after the end of the relevant Test Period (other than cost savings, operating expense reductions or synergies related to the Transactions) shall not exceed an amount equal to 20.0% of Consolidated EBITDA for such Test Period (prior to giving effect thereto) and (2) other adjustments and add-backs calculated in accordance with Regulation S-X;

less

iii. without duplication and to the extent included in arriving at such Consolidated Net Income, the sum of the following amounts for such period:

1. non-cash gains (excluding any non-cash gain to the extent it represents the reversal of an accrual or reserve for a potential cash item that reduced Consolidated Net Income or Consolidated EBITDA in any prior period), and

2. cash expenditures (or any netting arrangements resulting in increased cash expenditures) in any period to the extent non-cash losses relating to such expenditures were added to the calculation of Consolidated EBITDA for any previous periods and not subtracted back, in each case, as determined on a consolidated basis for Holdings and the Restricted Subsidiaries in accordance with GAAP; provided that:

a. there shall be included in determining Consolidated EBITDA for any period, without duplication, the Acquired EBITDA of any Person, property, business or asset acquired by Holdings or any Restricted Subsidiary during such period (other than any Unrestricted Subsidiary) whether such acquisition occurred before or after the Effective Date to the extent not subsequently sold, transferred or otherwise disposed of (but not including the Acquired EBITDA of any related Person, property, business or assets to the extent not so acquired) (each such Person, property, business or asset acquired, including pursuant to a transaction consummated prior to the Effective Date, and not subsequently so disposed of, an “Acquired Entity or Business”), and the Acquired EBITDA of any Unrestricted Subsidiary that is converted into a Restricted Subsidiary during such period

(each, a “Converted Restricted Subsidiary”), in each case based on the Acquired EBITDA of such Pro Forma Entity for such period (including the portion thereof occurring prior to such acquisition or conversion) determined on a historical Pro Forma Basis,

b. there shall be (A) excluded in determining Consolidated EBITDA for any period the Disposed EBITDA of any Person, property, business or asset (other than any Unrestricted Subsidiary) sold, transferred or otherwise disposed of, closed or classified as discontinued operations by Holdings or any Restricted Subsidiary during such period (but if such operations are classified as discontinued due to the fact that they are subject to an agreement to dispose of such operations, only when and to the extent such operations are actually disposed of) (each such Person, property, business or asset so sold, transferred or otherwise disposed of, closed or classified, a “Sold Entity or Business”), and the Disposed EBITDA of any Restricted Subsidiary that is converted into an Unrestricted Subsidiary during such period (each, a “Converted Unrestricted Subsidiary”), in each case based on the Disposed EBITDA of such Sold Entity or Business or Converted Unrestricted Subsidiary for such period (including the portion thereof occurring prior to such sale, transfer, disposition, closure, classification or conversion) determined on a historical Pro Forma Basis and (B) included in determining Consolidated EBITDA for any period in which a Sold Entity or Business is disposed, an adjustment equal to the Pro Forma Disposal Adjustment with respect to such Sold Entity or Business (including the portion thereof occurring prior to such disposal) as specified in the Pro Forma Disposal Adjustment certificate delivered to the Administrative Agent (for further delivery to the Lenders), and

c. Consolidated EBITDA shall be increased (with respect to losses) or decreased (with respect to gains) by, without duplication, any net realized gains and losses relating to (i) amounts denominated in foreign currencies resulting from the application of FASB ASC 830 (including net realized gains and losses from exchange rate fluctuations on intercompany balances and balance sheet items, net of realized gains or losses from related Swap Agreements (entered into in the ordinary course of business or consistent with past practice)) or (ii) any other amounts denominated in or otherwise trued-up to provide similar accounting as if it were denominated in foreign currencies.

87. “Consolidated Interest Charges” means, for any period, interest expense of Holdings and the Restricted Subsidiaries for such period, net of interest income of Holdings and the Restricted Subsidiaries for such period, in each case, as determined on a consolidated basis in accordance with GAAP.

88. “Consolidated Net Income” means, for any period, the net income (loss) of Holdings and the Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, excluding, without duplication:

i. extraordinary, unusual and/or non-recurring gains or losses (less all fees and expenses relating thereto) or expenses (including any unusual or non-recurring operating expenses directly attributable to the implementation of cost savings initiatives and any accruals or reserves in respect of any extraordinary, unusual and/or non-recurring items), severance, relocation costs, integration and facilities’ opening costs, restructuring charges, accruals or reserves (including restructuring and integration costs related to acquisitions after the Effective Date and adjustments to existing reserves and any restructuring charge relating to any Tax Restructuring), whether or not classified as restructuring expense on the consolidated financial statements, business optimization charges, systems implementation charges, charges relating to entry into a new market, consulting charges, software development charges, charges associated with new systems design, project startup charges, charges in connection with new operations, corporate development charges, signing costs, retention or completion bonuses (and the employer portion of any payroll taxes associated therewith), transition costs, costs related to closure/consolidation of facilities, internal costs in respect of strategic initiatives, duplicative rent expense, implementation of any enhanced accounting function (including in connection with becoming a standalone entity or public company) and curtailments or modifications to pension and post-retirement employee benefit plans (including any settlement of liabilities relating to any Multiemployer Plan or Plan), for such period,

ii. the cumulative effect of a change in accounting principles during such period to the extent included in Consolidated Net Income,

iii. Transaction Costs,

iv. the net income (loss) for such period of any Person that is an Unrestricted Subsidiary and any Person that is not a Subsidiary or that is accounted for by the equity method of accounting, except to the extent of the amount of dividends or distributions or other similar payments that are actually paid in cash (or to the extent converted into cash) by such Person to Holdings or any Restricted Subsidiary during such period,

v. any fees and expenses (including any transaction or retention bonus or similar payment) incurred during such period, or any amortization thereof for such period, in connection with any acquisition, non-recurring costs to acquire equipment to the extent not capitalized in accordance with GAAP, Investment, recapitalization, asset disposition, non-competition agreement, issuance or repayment of debt, issuance of equity securities, registration of existing equity securities or other public offering of equity securities, refinancing transaction or amendment or other modification of, or waiver or consent relating to, any debt instrument (in each case, including the Transaction Costs and any such transaction consummated prior to the Effective Date and any such transaction undertaken but not completed and/or successful) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction, in each case whether or not completed and/or successful (including, for the avoidance of doubt, the effects of expensing all transaction-related expenses in accordance with FASB Accounting Standards Codification 805 and gains or losses associated with FASB Accounting Standards Codification 460),

vi. any income (loss) for such period attributable to the early extinguishment of Indebtedness, hedging agreements or other derivative instruments,

vii. accruals and reserves that are established or adjusted in accordance with GAAP (including any adjustment of estimated payouts on existing earnouts, inventory, property and equipment, leases, rights fee arrangements, software, goodwill, intangible assets, in-process research and development, deferred revenue, advanced billings and debt line items thereof) resulting from the application of recapitalization accounting or the acquisition method of accounting, as the case may be, in relation to the Transactions, any Permitted Acquisition or any consummated acquisition or the amortization or write-off of any amounts thereof) or changes as a result of the adoption or modification of accounting policies during such period or inventory valuation policy methods (including changes in capitalization or variances) or other inventory adjustments (including any non-cash increase in expense as a result of last-in-first-out and/or first-in-last-out methods of accounting),

viii. all Non-Cash Compensation Expenses,

ix. any income (loss) attributable to deferred compensation plans or trusts, any employment benefit scheme or any similar equity plan or agreement,

x. any income (loss) from investments recorded using the equity method of accounting (but including any cash dividends or distributions actually received by Holdings or any Restricted Subsidiary in respect of such investment),

xi. any gain (loss) on asset sales, disposals or abandonments (other than asset sales, disposals or abandonments in the ordinary course of business) or income (loss) from discontinued operations (but if such operations are classified as discontinued due to the fact that they are subject to an agreement to dispose of such operations, only when and to the extent such operations are actually disposed of),

xii. any non-cash gain (loss) attributable to the mark to market movement in the valuation of hedging obligations or other derivative instruments pursuant to FASB Accounting Standards Codification 815-Derivatives and Hedging or mark to market movement of other financial instruments pursuant to FASB Accounting Standards Codification 825-Financial Instruments; provided that any cash payments or receipts relating to transactions realized in a given period shall be taken into account in such period,

xiii. any non-cash gain (loss) related to currency remeasurements of Indebtedness (including the net loss or gain resulting from hedging agreements for currency exchange risk and revaluations of intercompany balances or any other currency-related risk), unrealized or realized net foreign currency translation or transaction gains or losses impacting net income,

xiv. any non-cash expenses, accruals or reserves related to adjustments to historical tax exposures (provided, in each case, that the cash payment in respect thereof in such future period shall be subtracted from Consolidated Net Income for the period in which such cash payment was made),

xv. any impairment charge or asset write-off or write-down related to intangible assets (including goodwill), long-lived assets, and investments in debt and equity securities including, in each case, as a result of a Change in Law;

xvi. the effects of purchase accounting, fair value accounting or recapitalization accounting adjustments (including the effects of such adjustments pushed down to the referent Person and the Restricted Subsidiaries) resulting from the application of purchase accounting, fair value accounting or recapitalization accounting in relation to the Transactions or any acquisition consummated before or after the Effective Date, and the amortization, write-down or write-off of any amounts thereof, net of taxes;

xvii. all discounts, commissions, fees and other charges (including interest expense) associated with any Permitted Receivables Financing; and

xviii. the amount of any expense required to be recorded as compensation expense related to contingent transaction consideration and the employer portion of any payroll taxes associated therewith.

In addition, to the extent not already included in Consolidated Net Income, Consolidated Net Income shall include the amount of proceeds received or, so long as the Borrower has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer or indemnifying party and only to the extent that such amount is in fact reimbursed within 365 days of the date of the insurable or indemnifiable event (minus any amount so included in any prior period to the extent not so reimbursed within the applicable 365-day period), due from business interruption insurance or reimbursement of expenses and charges that are covered by indemnification and other reimbursement provisions in connection with any acquisition or other Investment or any disposition of any asset permitted hereunder.

89. “Consolidated Total Assets” means, as at any date of determination, the amount that would be set forth opposite the caption “total assets” (or any like caption) on the most recent consolidated balance sheet of Holdings and the Restricted Subsidiaries in accordance with GAAP (excluding, for the avoidance of doubt, amounts attributable to Unrestricted Subsidiaries). Prior to the first delivery of the financial statements pursuant to Section 5.01(a) and Section 5.01(b), Consolidated Total Assets shall be determined by reference to the Audited Financials.

90. “Consolidated Total Debt” means, as of any date of determination, the outstanding principal amount of all third party Indebtedness for borrowed money (including purchase money Indebtedness), unreimbursed drawings under letters of credit to the extent not reimbursed within one Business Day following the drawing thereof (or such later time as may be permitted by the documentation governing the issuance of such letter of credit), Capital Lease Obligations and third party Indebtedness obligations evidenced by bonds, debentures, notes or similar instruments, in each case, of Holdings and the Restricted Subsidiaries on such date, on a consolidated basis and determined in accordance with GAAP (but without giving effect to any election to value any such Indebtedness at “fair value”, as described in clause (a) of the definition of “GAAP”, or any other accounting principle that results in any such Indebtedness (other than zero coupon Indebtedness) being reflected as an amount below the stated principal amount thereof and excluding, in any event, the effects of any discounting of Indebtedness resulting from the application of acquisition method accounting in connection with any Permitted Acquisition or other Investment). Notwithstanding the foregoing, Indebtedness incurred pursuant to Permitted Receivables Financings and Permitted Floor Plan Financing Lines shall not constitute Indebtedness for the purposes of the definition of “Consolidated Total Debt”; except that, solely for the purposes of determining compliance with the Financial Maintenance Covenant, such exclusion shall only apply to an aggregate outstanding principal amount of up to $30,000,000 of such Indebtedness.

91. “Consolidated Total Net Debt” means, as of any date of determination, an amount equal to:

i. Consolidated Total Debt as of such date; minus

ii. cash and Cash Equivalents of Holdings, its Restricted Subsidiaries that are Loan Parties and Champion Canada International ULC (which may also include cash and Cash Equivalents securing other Indebtedness permitted hereunder that is secured by a Lien on the Collateral permitted hereunder along with the Revolving Credit Facility) in an aggregate amount not to exceed $100,000,000.

92. “Contribution Indebtedness” means unsecured Indebtedness of Holdings or any Restricted Subsidiary in an amount equal to the aggregate amount of cash contributions made after the Effective Date to Holdings in exchange for Qualified Equity Interests of Holdings, except to the extent utilized in connection with any other transaction permitted by Sections 6.04 and 6.07, and except to the extent such amount increases the Available Amount or the Available Equity Amount; provided that the maturity date of any Contribution Indebtedness shall be no earlier than the Revolving Maturity Date.

93. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies, or the dismissal or appointment of the management, of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

94. “Control Agreement” means, with respect to any deposit, commodities or securities account, an agreement, in form and substance reasonably satisfactory to the Collateral Agent, among the Collateral Agent, the financial institution or other Person at which such account is maintained, and the Loan Party maintaining such account, which grants “control” (within the meaning of Articles 8 and 9 under the applicable UCC) over such account to the Collateral Agent and whereby the financial institution or other Person at which such account is maintained agrees, upon notice received by such Person from the Collateral Agent, to comply only with the instructions originated by the Collateral Agent without the further consent of such Loan Party.

95. “Converted Restricted Subsidiary” has the meaning assigned to such term in the definition of “Consolidated EBITDA.”

96. “Converted Unrestricted Subsidiary” has the meaning assigned to such term in the definition of “Consolidated EBITDA.”

97. “Corresponding Tenor” means, with respect to any Available Tenor, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

98. “Covered Entity” means any of the following:

i. a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

ii. a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

iii. a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

99. “Covered Party” has the meaning assigned to it in Section 9.22.

100. “Credit Agreement Refinancing Indebtedness” means Indebtedness issued, incurred or otherwise obtained (including by means of the extension or renewal of existing Indebtedness) in exchange for, or to extend, renew, replace or refinance, in whole or in part, Revolving Loans (or unused Revolving Commitments) (such Indebtedness, “Refinanced Debt”); provided that such exchanging, extending, renewing, replacing or refinancing Indebtedness (a) does not mature earlier than the Refinanced Debt, (b) does not have mandatory prepayment or redemption provisions (other than customary asset sale proceeds events, insurance and condemnation proceeds events, change of control offers, events of default or, in the case of secured Indebtedness, excess cash flow sweeps) that could result in the prepayment or redemption thereof prior to the maturity date of the Refinanced Debt, (c) with respect to Refinanced Debt consisting of Revolving Commitments, will not require scheduled amortization or mandatory commitment reductions prior to the latest maturity date of such Refinanced Debt, (d) except as otherwise provided herein or such amount as is otherwise permitted under Section 6.01, is in an original aggregate principal amount not greater than the aggregate principal amount plus accrued interest of the Refinanced Debt (plus any premium, fees and expenses incurred in connection with such exchange, extension, renewal, replacement or refinancing), (e) is not issued, borrowed or guaranteed by any entity that is not a Loan Party, (f) in the case of any secured Indebtedness (i) is not secured by any assets not securing the Secured Obligations and (ii) is secured pari passu with or junior to the Liens securing the Secured Obligations and is subject to an Intercreditor Agreement and (g) has terms and conditions (excluding pricing, interest rate margins, rate floors, discounts, fees, premiums and, subject to clauses (a) and (b) above, prepayment or redemption provisions, provided that any such Indebtedness that is secured on a pari passu basis with the Liens securing the Secured Obligations may participate in any mandatory prepayment on a pro rata basis or a less than pro rata basis (but not on a greater than pro rata basis) with the Loans) that are substantially identical to or not materially more favorable (when taken as a whole and as reasonably determined by the Borrower) to the lenders or investors providing such Indebtedness than the Refinanced Debt (when taken as a whole) (it being understood that, to the extent that any covenant or other provision is added for the benefit of any such Indebtedness, no consent shall be required from the Administrative Agent or any of the Lenders if such covenant or provision is either (i) also added for the benefit of the Revolving Credit Facility or (ii) only applicable to periods after the latest maturity date of such Refinanced Debt at the time of such refinancing) and if subordinate in right of payment, subject to a subordination agreement or subordination provisions reasonably acceptable to the Administrative Agent and the Borrower.

101. “Cumulative Consolidated Net Income” means, at any date of determination, an amount equal to the cumulative sum of Consolidated Net Income for the period (taken as one accounting period) commencing with the Fiscal Quarter beginning on or about April 4, 2021 to the end of the most recently ended Fiscal Quarter for which financial statements have been delivered pursuant to Section 5.01(a) or 5.01(b).

102. “Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which may include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided, that if the Administrative Agent decides in good faith that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another comparable convention in its reasonable good faith discretion.

103. “Default” means any event or condition that constitutes an Event of Default or that upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

104. “Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

105. “Defaulting Lender” has the meaning assigned to such term in the definition of “Lender Default”.

106. “Defaulting Lender Fronting Exposure” means, at any time there is a Revolving Lender that is a Defaulting Lender, (a) with respect to the Issuing Banks, such Defaulting Lender’s Applicable Percentage of the outstanding Letter of Credit obligations other than Letter of Credit obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Revolving Lenders or cash collateralized in accordance with the terms hereof, and (b) with respect to the Swingline Lender, such Defaulting Lender’s Applicable Percentage of Swingline Loans other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Revolving Lenders or cash collateralized in accordance with the terms hereof.

“Designated Non-Cash Consideration” means the Fair Market Value of non-cash consideration received by Holdings or any Restricted Subsidiary in connection with a Disposition pursuant to Section 6.05(j) that is designated as Designated Non-Cash Consideration pursuant to a certificate of a Responsible Officer of the Borrower, setting forth the basis of such valuation (which amount will be reduced by the Fair Market Value of the portion of the non-cash consideration converted to cash within 180 days following the consummation of the applicable Disposition).

107. “Disposed EBITDA” means, with respect to any Sold Entity or Business or Converted Unrestricted Subsidiary for any period, the amount for such period of Consolidated EBITDA of such Sold Entity or Business or Converted Unrestricted Subsidiary (determined as if references to Holdings and the Restricted Subsidiaries in the definition of “Consolidated EBITDA” (and in the component financial definitions used therein) were references to such Sold Entity or Business and its Subsidiaries or to such Converted Unrestricted Subsidiary and its Subsidiaries), all as determined on a consolidated basis for such Sold Entity or Business or Converted Unrestricted Subsidiary.

108. “Disposition” has the meaning assigned to such term in Section 6.05.

109. “Disqualified Equity Interest” means, with respect to any Person, any Equity Interest in such Person that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, either mandatorily or at the option of the holder thereof), or upon the happening of any event or condition:

i. matures or is mandatorily redeemable (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests), whether pursuant to a sinking fund obligation or otherwise;

ii. is convertible or exchangeable, either mandatorily or at the option of the holder thereof, for Indebtedness or Equity Interests (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests); or

iii. is redeemable (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests) or is required to be repurchased by such Person or any of its Affiliates, in whole or in part, at the option of the holder thereof;

in each case, on or prior to the date 91 days after the Latest Revolving Maturity Date (determined as of the date of issuance thereof or, in the case of any such Equity Interests outstanding on the date hereof, the date hereof); provided, however, that (i) an Equity Interest in any Person that would not constitute a Disqualified Equity Interest but for terms thereof giving holders thereof the right to require such Person to redeem or purchase such Equity Interest upon the occurrence of an “asset sale,” a “change of control” or similar event shall not constitute a Disqualified Equity Interest if any such requirement becomes operative only after repayment in full of all the Loans and all other Loan Document Obligations that are accrued and payable and the termination of the Commitments, (ii) if an Equity Interest in any Person is issued pursuant to any plan for the benefit of directors, officers, employees, members of management, managers or consultants, of Holdings or any Subsidiary or by any such plan to such employees, such Equity Interest shall not constitute a Disqualified Equity Interest solely because it may be required to be repurchased by Holdings or any Subsidiary in order to satisfy applicable statutory or regulatory obligations of such Person and (iii) no Equity Interest held by any future, present or former employee, director, officer, manager, member of management, consultant or independent contractor (or their respective affiliates or immediate family members) of Holdings (or any Subsidiary thereof) shall be considered a Disqualified Equity Interest solely because such stock is redeemable or subject to repurchase pursuant to any customary stock option, employee stock award or similar agreement that may be in effect from time to time.

110. “Disqualified Lenders” means:

i. those Persons identified by the Borrower to the Joint Bookrunners in writing on or prior to June 8, 2021;

ii. any Company Competitor that is identified in writing (which list of Company Competitors may be supplemented by the Borrower after the Effective Date by means of a written notice to the Administrative Agent, but which supplementation shall not apply retroactively to disqualify any Persons that have previously acquired an assignment or participation in the Loans or Commitments with respect to such previously-acquired assignment or participation); and

iii. any Affiliate of any Person described in clauses (i) and (ii) above (other than any Competitor Debt Fund Affiliate) that is either identified in writing to the Administrative Agent or readily identifiable on the basis of such Affiliate’s name;

it being understood and agreed that the identification of any Person as a Disqualified Lender after the Effective Date shall not apply to retroactively disqualify any Person that has previously acquired an assignment or participation interest in the Loans.

111. “Distressed Person” has the meaning assigned to such term in the definition of “Lender-Related Distress Event”.

112. “Dollars” or “$” refers to lawful money of the United States of America.

113. “Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any Alternative Currency, the equivalent amount thereof in Dollars as determined by the Administrative Agent at such time on the basis of the Spot Rate for such currency determined in respect of the most recent Revaluation Date for the purchase of Dollars with such currency.

114. “Domestic Subsidiary” means any Subsidiary that is not a Foreign Subsidiary.

115. “Early Opt-in Election” means, if the then current Benchmark with respect to Dollars is the LIBO Rate, the occurrence of:

a. a notification by the Administrative Agent to (or the request by the Borrower to the Administrative Agent to notify) each of the other parties hereto that at least five currently outstanding Dollar-denominated syndicated credit facilities at such time contain (as a result of amendment or as originally executed) a SOFR-based rate (including SOFR, a term SOFR or any other rate based upon SOFR) as a benchmark rate (and such syndicated credit facilities are identified in such notice and are publicly available for review), and

b. the joint election by the Administrative Agent and the Borrower to trigger a fallback from the LIBO Rate and the provision, as applicable, by the Administrative Agent of written notice of such election to the Borrower and the Lenders.

116. “EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a Subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent;

117. “EEA Member Country” means any of the member states of the European Union and Iceland, Liechtenstein and Norway.

118. “EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

119. “Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

120. “Effective Date Repayment” means, collectively, (i) the repayment of all outstanding Revolving Loans and Swingline Loans (each as defined in the Existing Credit Agreement) and the payment of all accrued and unpaid interest and fees (including but not limited to commitment fees, letter of credit fees and fronting fees) under the Existing Credit Agreement and (ii) the payment of all reasonable and documented out-of-pocket expenses incurred by the Existing Agent, including Paul Hastings LLP’s outstanding legal fees and expenses incurred in connection with its representation of the Existing Agent.

121. “Electronic Signature” means an electronic sound, symbol or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

122. “Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund and (d) any other Person (excluding Holdings or any Subsidiary thereof), other than, in each case, (i) a natural person, (ii) a Defaulting Lender or (iii) a Disqualified Lender.

123. “EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

124. “Environmental Laws” means applicable common law and applicable Requirements of Law, and all applicable injunctions or legally binding agreements issued, promulgated or entered into by or with any Governmental Authority, in each instance relating to the protection of the environment, including with respect to the preservation or reclamation of natural resources or the generation, use, handling transportation, storage, treatment or disposal (including any Release or threatened Release) of any Hazardous Material, or, to the extent relating to exposure to Hazardous Materials, the protection of human health or safety.

125. “Environmental Liability” means any liability, obligation, loss, claim, action, order or cost, contingent or otherwise (including any liability for damages, costs of medical monitoring, costs of environmental remediation or restoration, administrative oversight costs, consultants’ fees, fines, penalties and indemnities), of Holdings or any Subsidiary directly or indirectly resulting from or based upon (a) any actual or alleged violation of any Environmental Law or permit, license or approval issued thereunder, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials or (e) any legally binding contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

126. “Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in, or interests in a Person.

127. “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

128. “ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with any Loan Party, is treated as a single employer under Section 414(b) or Section 414(c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Sections 414(b), (c), (m) and (o) of the Code.

129. “ERISA Event” means (a) any “reportable event,” as defined in Section 4043(c) of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30 day notice period is waived); (b) any failure by a Loan Party or any ERISA Affiliate to satisfy the minimum funding standards (within the meaning of Section 412 or Section 430 of the Code or Section 302 or Section 303 of ERISA) applicable to any Plan, whether or not waived; (c) the filing pursuant to Section 412 of the Code or Section 302 of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) a written determination by any Plan or the PBGC that such plan is in “at-risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code); (e) the incurrence by a Loan Party or any ERISA Affiliate of any liability under Title IV of ERISA (other than premiums due and not delinquent under Section 4007 of ERISA) with respect to the termination of any Plan; (f) the receipt by a Loan Party or any ERISA Affiliate from the PBGC or a plan administrator of any written notice relating to an intention to terminate any Plan or Plans under Section 4041 of ERISA or to appoint a trustee to administer any Plan under Section 4042 of ERISA; (g) the incurrence by a Loan Party or any ERISA Affiliate of any liability with respect to the withdrawal from any Plan subject to Section 4063 of ERISA during a plan year in which it was a “substantial employer” (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA), or a complete or partial withdrawal (within the meanings of Section 4203 and Section 4205 of ERISA, respectively) from a Multiemployer Plan; or (h) the receipt by a Loan Party or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from a Loan Party or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be,

“insolvent,” within the meaning of Section 4245 of ERISA or in “endangered or critical status,” within the meaning of Section 305 of ERISA.

130. “Erroneous Payment Deficiency Assignment” has the meaning assigned to such term in Article VIII(f)(iv).

131. “Erroneous Payment Impacted Class” has the meaning assigned to such term in Article VIII(f)(iv).

132. “Erroneous Payment Return Deficiency” has the meaning assigned to such term in Article VIII(f)(iv).

133. “Euros” and “€” mean the single currency of the European Union as constituted by the Treaty on European Union and as referred to in the EMU Legislation.

134. “EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

135. “Eurocurrency” means, in respect of any Loan or Borrowing, a LIBOR Loan or LIBOR Borrowing.

136. “Event of Default” has the meaning assigned to such term in Section 7.01.

137. “Exchange Act” means the United States Securities Exchange Act of 1934, as amended from time to time.

138. “Excluded Accounts” means (a) any payroll account, (b) any deposit account used, in the ordinary course of business, solely for daily accounts payable that has an ending daily balance of zero, (c) any petty cash account, (d) employee benefits, withholding tax and fiduciary accounts, and (e) any deposit, securities or commodities account or accounts not otherwise constituting Excluded Accounts having an aggregate balance at any one time of no greater than $7,500,000.

139. “Excluded Assets” means (a)(x) any fee owned real property and (y) all leasehold interests in real property, (b) any governmental licenses or state or local franchises, charters or authorizations, to the extent a security interest in any such license, franchise, charter or authorization would be prohibited or restricted thereby (including any legally effective prohibition or restriction, but excluding any prohibition or restriction that is ineffective under the Uniform Commercial Code of any applicable jurisdiction), (c) any asset to the extent a pledge thereof or grant of security interest therein is prohibited by any Requirement of Law (including any legally effective requirement to obtain the consent of any governmental authority, except to the extent such consent has been obtained, other than to the extent that any such prohibition would be rendered ineffective pursuant to any other applicable Requirements of Law, including the Uniform Commercial Code of any applicable jurisdiction), (d) margin stock and, to the extent (i) prohibited by the terms of, creating an enforceable right of termination in favor of any other party thereto (other than any Loan Party) or requiring the consent of one or more third parties under and/or

(ii) any pledge could give rise to a “right of first refusal”, a “right of first offer” or a similar right that may be exercised by any third party pursuant to, any applicable Organizational Documents, joint venture agreement or shareholders’ agreement, Equity Interests in any Person other than Restricted Subsidiaries that are material Wholly-Owned Subsidiaries, (e) assets to the extent a security interest or grant of perfection in such assets would result in material adverse tax consequences to Holdings or one or more of the Restricted Subsidiaries as reasonably determined by the Borrower in consultation with (but without the consent of) the Administrative Agent, (f) any intent-to-use trademark application prior to the filing of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, (g) any lease, license or other agreement or any property subject to a purchase money security interest, capital lease obligation or similar arrangement permitted hereunder to the extent that a grant of a security interest therein would violate or invalidate such lease, license or agreement or purchase money arrangement, capital lease or similar arrangement or create a breach, default or right of termination in favor of any other party thereto (other than any Loan Party) after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code of any applicable jurisdiction or other similar applicable law, other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the Uniform Commercial Code of any applicable jurisdiction or other similar applicable law notwithstanding such prohibition; provided that, notwithstanding anything herein to the contrary, no such lease, license or other agreement or property shall become Excluded Assets solely as a result of the transactions permitted under Section 6.06(A)(c), (h) Equity Interests in (x) any Foreign Subsidiary that is a CFC (other than any Foreign Subsidiary that has been designated by the Borrower as a Subsidiary Loan Party), (y) any FSHCO or (z) any Domestic Subsidiary of either of the foregoing, other than 65% of the voting Equity Interests and 100% of the non-voting Equity Interests of any FSHCO or any first tier Foreign Subsidiary that is a CFC, (i) the Equity Interests of any (A) Immaterial Subsidiary, (B) Unrestricted Subsidiary, (C) not-for-profit Subsidiary, any Special Purpose Entity and/or any captive insurance company, (D) any employee stock ownership plan or trust established by Holdings or any of the Subsidiaries and (E) any Equity Interests pledged to secure Acquisition Debt permitted to be assumed hereunder and which Acquisition Debt prohibits the Collateral Agent’s Lien on such Equity Interests, (j) Vehicles, aircraft, aircraft engines and other assets subject to certificates of title to the extent a Lien thereon cannot be perfected by filing a UCC financing statement, (k) any retail inventory and other household items attached to or inside such inventory, and the proceeds thereof, to the extent such inventory is subject to a Lien granted in connection with a Permitted Floor Plan Financing Line, which prohibits the Collateral Agent’s Lien on such assets, (l) receivables, leases, contracts, loans, mortgages, royalties and related assets (or interests therein) (other than inventory) including but not limited to bank accounts, records and proceeds of any of the foregoing either (A) sold or contributed to any Receivables Subsidiary or (B) otherwise pledged, factored, transferred or sold, in each case, to the extent permitted to be sold, contributed, pledged, factored or transferred in connection with any Permitted Receivables Financing and (m) any amounts held under any indenture or other debt agreement pursuant to customary discharge, redemption or defeasance provisions. Other assets shall be deemed to be “Excluded Assets” if the Administrative Agent and the Borrower reasonably agree in writing that the cost of obtaining or perfecting a security interest in such assets is excessive in relation to the value of such assets as Collateral.

140. “Excluded Subsidiary” means any of the following (except as otherwise provided in clause (b) of the definition of “Subsidiary Loan Party”): (a) any Subsidiary that is not a direct or indirect Wholly-Owned Subsidiary of Holdings, (b) each Subsidiary listed on Schedule 1.01(a), (c) each Unrestricted Subsidiary, (d) each Immaterial Subsidiary, (e) any Subsidiary that is prohibited by (i) applicable Requirements of Law or (ii) any contractual obligation existing on the Effective Date or on the date any such Subsidiary is acquired (so long as, in respect of any such contractual prohibition, such prohibition is not incurred in contemplation of such acquisition and only for so long as such restriction is continuing), in each case from guaranteeing the Secured Obligations or which would require governmental (including regulatory) consent, approval, license or authorization to provide a Guarantee (unless such consent, approval, license or authorization has been received), (f) any Foreign Subsidiary, (g) any direct or indirect Domestic Subsidiary of a direct or indirect Foreign Subsidiary of Holdings that is a CFC, (h) any FSHCO, (i) any Subsidiary for which the provision of a Guarantee would result in a material adverse Tax consequence (including taking into account the imposition of material withholding or other Taxes) to Holdings or one or more of the Subsidiaries (as reasonably determined by Holdings in good faith in consultation with the Administrative Agent), (j) any other Subsidiary excused from becoming a Loan Party pursuant to clause (a) of the last paragraph of the definition of the term “Collateral and Guarantee Requirement,” (k) each Receivables Subsidiary, (l) any Restricted Subsidiary acquired by Holdings or acquired by any Restricted Subsidiary that, at the time of the relevant Permitted Acquisition or Investment, is an obligor in respect of assumed Indebtedness that is permitted hereunder (and not incurred in contemplation of such Permitted Acquisition or similar Investment) to the extent (and for so long as) the documentation governing the applicable assumed Indebtedness prohibits such Restricted Subsidiary from providing a Guarantee and such prohibition was not implemented in contemplation of such Permitted Acquisition or similar Investment and (m) any not-for-profit Subsidiaries, captive insurance companies or other Special Purpose Entities designated by Holdings from time to time. For the avoidance of doubt, notwithstanding anything herein to the contrary, no Subsidiary shall become an Excluded Subsidiary solely as a result of the transactions permitted under Section 6.06(A)(c).

141. “Excluded Swap Obligation” means, with respect to any Guarantor, (a) any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, as applicable, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the U.S. Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to any applicable keep well, support, or other agreement for the benefit of such Guarantor and any and all Guarantees of such Guarantor’s Swap Obligations by other Loan Parties) at the time the Guarantee of such Guarantor, or a grant by such Guarantor of a security interest, becomes effective with respect to such Swap Obligation or (b) any other Swap Obligation designated as an “Excluded Swap Obligation” of such Guarantor as specified in any agreement between the relevant Loan Parties and counterparty applicable to such Swap Obligations. If a Swap Obligation arises under a Master Agreement governing more than one Swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Swaps for which such Guarantee or security interest is or becomes excluded in accordance with the first sentence of this definition.

142. “Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder or under any other Loan Document, (a) Taxes imposed on (or measured by) its net income or profits (however denominated), branch profits Taxes and franchise Taxes, in each case imposed by (i) a jurisdiction as a result of such recipient being organized or having its principal office located in or, in the case of any Lender, having its applicable lending office located in, such jurisdiction or (ii) any jurisdiction as a result of any other present or former connection between such recipient and the jurisdiction imposing such Tax (other than imposed as a result of a connection arising solely from such recipient having executed, delivered, or become a party to, performed its obligations or received payments under, received or perfected a security interest under, sold or assigned an interest in, engaged in any other transaction pursuant to, or enforced, any Loan Documents), (b) any withholding Tax that is attributable to a Lender’s failure to comply with Section 2.16(e), (c) except in the case of an assignee pursuant to a request by the Borrower under Section 2.18, any U.S. federal withholding Taxes imposed due to a Requirement of Law in effect at the time a Lender becomes a party hereto (or designates a new lending office), except to the extent that such Lender (or its assignor, if any) was entitled, immediately prior to the time of designation of a new lending office (or assignment), to receive additional amounts with respect to such withholding Tax under Section 2.16 and (d) any U.S. federal withholding Tax imposed pursuant to FATCA.

143. “Existing Agent” has the meaning assigned to such term in the preamble hereto.

144. “Existing Credit Agreement” has the meaning assigned to such term in the preamble hereto.

145. “Existing Lender” has the meaning assigned to such term in Section 2.01(b).

“Existing Revolving Commitment” has the meaning assigned to such term in Section 2.01(b).

146. “Existing IRB Obligations” means Indebtedness outstanding on the Effective Date in respect of industrial revenue bonds owing by the Borrower pursuant to, collectively, (i) that certain letter of credit, issued on June 1, 1999 (as the same may be amended, restated, replaced, backstopped or renewed from time to time) on behalf of the Borrower to secure bonds issued by Oneida County Industrial Development Agency (the “Oneida Issuer”) pursuant to the Indenture of Trust, dated as of June 1, 1999 between the Oneida Issuer and Harris Trust and Savings Bank, as Trustee (as amended, restated, amended and restated, assigned, supplemented or otherwise modified from time to time) and (ii) that certain Loan Agreement, dated as of April 1, 1999 (as amended, restated, amended and restated, assigned, supplemented or otherwise modified from time to time) among The Industrial Development Authority of the County of Maricopa, as lender thereunder, and the Borrower, as successor-in-interest to Redman Home, Inc., a Delaware corporation, pursuant to that certain Assignment and Assumption Agreement, dated as of March 19, 2010, as the borrower thereunder.

147. “Existing Letters of Credit” means each letter of credit identified on Schedule 1.01(b).

148. “Fair Market Value” means with respect to any asset or group of assets on any date of determination, the value of the consideration obtainable in a sale of such asset at such date of determination assuming a sale by a willing seller to a willing purchaser dealing at arm’s length and arranged in an orderly manner over a reasonable period of time having regard to the nature and characteristics of such asset. Except as otherwise expressly set forth herein, such value shall be determined in good faith by the Borrower.

149. “FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreements, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

150. “FCA” has the meaning assigned to such term in Section 1.05(c).

151. “FCPA” has the meaning assigned to such term in Section 3.17(b).

152. “Federal Funds Effective Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the NYFRB on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Effective Rate for such day shall be the average of the quotation for such day on such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by the Administrative Agent. Notwithstanding the foregoing, if the Federal Funds Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

153. “Financial Officer” means a chief financial officer, principal accounting officer, treasurer, assistant treasurer or controller of Holdings or the Borrower.

154. “Financial Maintenance Covenant” has the meaning assigned to such term in Section 6.09.

155. “Fiscal Quarter” means a fiscal quarter of Holdings.

156. “Fiscal Year” means, subject to Section 5.16, a fiscal year of Holdings ending on the Saturday nearest to March 31 of such calendar year.

157. “Fixed Amounts” has the meaning assigned to such term in Section 1.08(b).

158. “Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the LIBO Rate. As of the Effective Date, the Floor is 0%.

159. “Foreign Intellectual Property” means any right, title or interest in or to any Intellectual Property governed by or arising or existing under, pursuant to or by virtue of the laws of any jurisdiction other than the United States of America or any state thereof.

160. “Foreign Pension Plan” means any defined benefit plan sponsored, maintained or contributed to by any Loan Party or any Foreign Subsidiary that under applicable law is required to be funded through a trust or other funding vehicle other than a trust or funding vehicle maintained exclusively by a Governmental Authority.

161. “Foreign Prepayment Event” has the meaning assigned to such term in Section 2.10(f).

162. “Foreign Subsidiary” means any Subsidiary that is organized under the laws of a jurisdiction other than the United States of America, any State thereof or the District of Columbia.

163. “FSHCO” means any direct or indirect Domestic Subsidiary that has no material assets other than equity and debt (including any debt instrument treated as equity for U.S. federal income tax purposes) of one or more direct or indirect Foreign Subsidiaries that are CFCs.

164. “GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time; provided, however, that if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Effective Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied without giving effect to such change until such notice shall have been withdrawn or such provision amended in accordance herewith; provided, further, that if such an amendment is requested by the Borrower or the Required Lenders, then the Borrower and the Administrative Agent shall negotiate in good faith to enter into an amendment of the relevant affected provisions (without the payment of any amendment or similar fee to the Lenders) to preserve the original intent thereof in light of such change in GAAP or the application thereof. Notwithstanding any other provision contained herein, (a) all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under FASB Accounting Standards Codification 825-Financial Instruments, or any successor thereto (including pursuant to the FASB Accounting Standards Codification), to value any Indebtedness of Holdings or any Subsidiary at “fair value,” as defined therein and (b) the amount of any Indebtedness under GAAP with respect to Capital Lease Obligations shall be determined in accordance with the definition of Capital Lease Obligations.

165. “Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

166. “Granting Lender” has the meaning assigned to such term in Section 9.04(f).

167. “Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness; provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business or customary and reasonable indemnity obligations in effect on the Effective Date or entered into after the Effective Date in connection with any acquisition or disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof and, in the case of a Guarantee of the type described in clause (b) above, shall be net of the value of the property, securities or services purchased, in each case, as determined in good faith by a Financial Officer. The term “Guarantee” as a verb has a corresponding meaning.

168. “Guarantee Agreement” means the Guarantee Agreement among each Guarantor and the Administrative Agent, substantially in the form of Exhibit E.

169. “Guarantors” means, collectively, (i) Holdings and the Subsidiary Loan Parties and (ii) with respect to (a) Secured Cash Management Obligations and Secured Swap Obligations owing by any Loan Party or any Subsidiary of a Loan Party (in each case, other than the Borrower) and (b) the payment and performance by each Loan Party (other than the Borrower), as applicable, of its obligations under the Guarantee Agreement, the Borrower.

170. “Hazardous Materials” means all explosive, radioactive, hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum by-products or distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated as hazardous or toxic, or any other term of similar meaning and regulatory import, pursuant to any Environmental Law.

171. “Holdings” has the meaning assigned to such term in the preamble hereto.

172. “IBA” has the meaning assigned to such term in Section 1.05(c).

173. “IFRS” means international accounting standards as promulgated by the International Accounting Standards Board.

174. “Immaterial Subsidiary” means any Subsidiary that is not a Material Subsidiary.

175. “Impacted Loans” has the meaning assigned to such term in Section 2.13(a)(ii).

176. “Incremental Cap” means, as of any date of determination, the maximum aggregate principal amount of Indebtedness that can be incurred, after giving effect to the incurrence of any Incremental Facility, Incremental Equivalent Debt or Ratio Indebtedness (which shall assume that the full amounts of any Incremental Revolving Commitment Increase and any other committed amounts established at such time are fully drawn) and the use of proceeds thereof (but without netting the proceeds thereof), on a Pro Forma Basis, without causing the Ratio Debt Incurrence Test to be exceeded.

177. “Incremental Equivalent Debt” has the definition assigned to such term in Section 6.01(a)(xxiii).

178. “Incremental Facility” has the meaning assigned to such term in Section 2.19(a).

179. “Incremental Facility Amendment” has the meaning assigned to such term in Section 2.19(e).

180. “Incremental Revolving Commitment Increase” has the meaning assigned to such term in Section 2.19(a).

181. “Indebtedness” of any Person means, without duplication,

i. all obligations of such Person for borrowed money,

ii. all obligations of such Person evidenced by bonds, debentures, notes or similar instruments to the extent the same would appear as a liability on a balance sheet of such Person prepared in accordance with GAAP,

iii. all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person,

iv. all obligations of such Person in respect of the deferred purchase price of property or services (excluding (i) current trade or other ordinary course payables or liabilities or accrued expenses (but not any refinancings, extensions, renewals or replacements thereof) incurred in the ordinary course of business and maturing within 365 days after the incurrence thereof except if such trade or other ordinary course payables or liabilities or accrued expenses bear interest, (ii) any earn-out obligation, purchase price adjustment or similar obligation until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and if not paid within 30 days after being due and payable and (iii) liabilities associated with customer prepayments and deposits),

v. all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed,

vi. to the extent not otherwise included, all Guarantees by such Person of Indebtedness of others,

vii. all Capital Lease Obligations of such Person,

viii. all non-contingent reimbursement obligations of such Person as an account party in respect of letters of credit and letters of guaranty, and

ix. all non-contingent reimbursement obligations of such Person in respect of bankers’ acceptances;

182. provided that the term “Indebtedness” shall not include (i) Repurchase Obligations, (ii) deferred or prepaid revenue (including billing in excess of earnings), (iii) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the seller of such asset, (iv) contingent indemnity and similar obligations with respect to any acquisition, investment or disposition, (v) liabilities associated with customer prepayments and deposits and other accrued obligations (including transfer pricing), in each case incurred in the ordinary course of business, (vi) lease obligations that are not required to be accounted for as a financing or capital lease on both the balance sheet and the income statement for financial reporting purposes in accordance with GAAP as in effect prior to giving effect to the adoption of ASU No. 2016-02, Leases (Topic 842), and ASU No. 2018-11, Leases (Topic 842), including, for the avoidance of doubt, any operating leases or other obligations in respect of, or under, straight line leases, (vii) customary obligations under employment agreements and deferred compensation arrangements and (viii) indebtedness that has been defeased, discharged and/or redeemed in accordance with its terms.

183. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner), to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. The amount of Indebtedness of any Person for purposes of clause (e) above shall (unless such Indebtedness has been assumed by such Person) be deemed to be equal to the lesser of (A) the aggregate unpaid amount of such Indebtedness and (B) the Fair Market Value of the property encumbered thereby as determined by such Person in good faith. For all purposes hereof, the Indebtedness of Holdings and the Restricted Subsidiaries shall exclude intercompany liabilities arising from their cash management, tax, and accounting operations and intercompany loans, advances or Indebtedness having a term not exceeding 364 days (inclusive of any rollover or extensions of terms) and made in the ordinary course of business.

184. “Incurrence-Based Amounts” has the meaning assigned to such term in Section 1.08(b).

185. “Indemnified Person” has the meaning assigned to such term in Section 9.03(b).

186. “Indemnified Taxes” means all Taxes, other than Excluded Taxes and Other Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document.

187. “Information” has the meaning assigned to such term in Section 9.12(a).

188. “Intellectual Property” has the meaning assigned to such term in the Collateral Agreement.

189. “Intercreditor Agreement” means (a) to the extent executed in connection with the incurrence of Indebtedness secured by Liens on the Collateral which are intended and permitted to rank equal in priority to the Liens on the Collateral securing the Secured Obligations (but without regard to the control of remedies), a customary intercreditor agreement in form and substance reasonably acceptable to the Administrative Agent and/or the Collateral Agent and the Borrower, which agreement shall provide that the Liens on the Collateral securing such Indebtedness shall rank equal in priority to the Liens on the Collateral securing the Secured Obligations (but without regard to the control of remedies) and (b) to the extent executed in connection with the incurrence of Indebtedness secured by Liens on the Collateral which are intended to rank junior to the Liens on the Collateral securing the Secured Obligations, a customary intercreditor agreement in form and substance reasonably acceptable to the Administrative Agent and/or the Collateral Agent and the Borrower, which agreement shall provide that the Liens on the Collateral securing such Indebtedness shall rank junior to the Liens on the Collateral securing the Obligations.

190. “Interest Coverage Ratio” means, as of any date of calculation, the ratio of (i) Consolidated EBITDA for the then most recently ended four Fiscal Quarters to (ii) Consolidated Interest Charges for such period, to the extent paid in cash and after giving effect to net receipts under interest rate hedging arrangements; provided, however, that the Consolidated Interest Charges attributable to Persons (or identifiable business units or divisions) sold, transferred or otherwise disposed of during such period shall be excluded, and the Consolidated Interest Charges attributable to Persons (or identifiable business units or divisions) acquired during such period shall be included as if owned on the first day of such period.

191. “Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.07 substantially in the form of Exhibit F hereto.

192. “Interest Payment Date” means (a) with respect to any ABR Loan (including a Swingline Loan), the last Business Day of each March, June, September and December and (b) with respect to any Eurocurrency Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurocurrency Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

193. “Interest Period” means, with respect to any Eurocurrency Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, three or six months (or, if available to each Revolving Lender participating therein, twelve months or such other period less than one month) thereafter as the Borrower may elect (in each case, subject to the availability for the Benchmark applicable to the relevant Loan or Commitment for any Agreed Currency); provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period and (c) no tenor that has been removed from this definition pursuant to Section 2.13(f) shall be available for specification in any Borrowing Request or Interest Election Request. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

194. “Interpolated Screen Rate” means in relation to the LIBO Rate for any Eurocurrency Loan, the rate per annum determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the rate as displayed on the applicable Bloomberg page (or on any successor or substitute page or service providing quotations of interest rates applicable to Dollar deposits in the London interbank market comparable to those currently provided on such page, as determined by the Administrative Agent from time to time; in each case the “Screen Rate”) for the longest period (for which that Screen Rate is available) that is shorter than the applicable Interest Period and (b) the Screen Rate for the shortest period (for which that Screen Rate is available) that exceeds such Interest Period, in each case, at approximately 11:00 a.m., London time, on the Quotation Day for such Interest Period.

195. “Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests or Indebtedness or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of Indebtedness of, or purchase or other acquisition of any other Indebtedness or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person (excluding, in the case of Holdings and the Restricted Subsidiaries, (i) intercompany advances arising from their cash management, tax, and accounting operations and (ii) intercompany loans, advances or Indebtedness having a term not exceeding 364 days (inclusive of any rollover or extensions of terms) and made in the ordinary course of business) or (c) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person. The amount, as of any date of determination, of (i) any Investment in the form of a loan or an advance shall be the principal amount thereof outstanding on such date, minus any cash payments actually received by such investor representing interest in respect of such Investment (to the extent any such payment to be deducted does not exceed the remaining principal amount of such Investment and without duplication of amounts increasing the Available Amount or the Available Equity Amount), but without any adjustment for writedowns or write-offs (including as a result of forgiveness of any portion thereof) with respect to such loan or advance after the date thereof, (ii) any Investment in the form of a Guarantee shall be equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof, as determined in good faith by a Financial Officer, (iii) any Investment in the form of a transfer of Equity Interests or other non-cash property by the investor to the investee, including any such transfer in the form of a capital contribution, shall be the Fair Market Value of such Equity Interests or other property as of the time of the transfer, minus any payments actually received by such investor representing a return of capital of, or dividends or other distributions in respect of, such Investment (to the extent such payments do not exceed, in the aggregate, the original amount of such Investment and without duplication of amounts increasing the Available Amount or the Available Equity Amount), but without any other adjustment for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, such Investment after the date of such Investment, and (iv) any Investment (other than any Investment referred to in clause (i), (ii) or (iii) above) by the specified Person in the form of a purchase or other acquisition for value of any Equity Interests, evidences of Indebtedness or other securities of any other Person shall be the original cost of such Investment (including any Indebtedness assumed in connection therewith), plus (A) the cost of all additions thereto and minus (B) the amount of any portion of such Investment that has been repaid to the investor in cash as a repayment of principal or a return of capital, and of any cash payments actually received by such investor representing interest, dividends or other distributions in respect of such Investment (to the extent the amounts referred to in clause (B) do not, in the aggregate, exceed the original cost of such Investment plus the costs of additions thereto and without duplication of amounts increasing the Available Amount or the Available Equity Amount), but without any other adjustment for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, such Investment after the date of such Investment. For the purposes of Section 6.04, if an Investment involves the acquisition of more than one Person, the amount of such Investment shall be allocated among the acquired Persons in accordance with GAAP; provided that pending the final determination of the amounts to be so allocated in accordance with GAAP, such allocation shall be as reasonably determined by a Financial Officer.

196. “IRS” means the United States Internal Revenue Service.

197. “Issuing Bank” means (a) each of Wells Fargo Bank, National Association, Citizens Bank, N.A. and Royal Bank of Canada together with (b) each other Revolving Lender that shall have become an Issuing Bank hereunder as provided in Section 2.05(k) or Section 9.04(i) (other than any Person that shall have ceased to be an Issuing Bank as provided in Section 2.05(l) or Section 9.04(i)), each in its capacity as an issuer of Letters of Credit hereunder. Each Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“Joint Bookrunners” means, together, Wells Fargo Securities, LLC, Citizens Bank, N.A. and RBC Capital Markets.

198. “Joint Venture” means a joint venture, partnership or similar arrangement, whether in corporate, partnership or other legal form.

199. “Judgment Currency” has the meaning assigned to such term in Section 9.14(b).

200. “Latest Revolving Maturity Date” means, as of any date of determination, the latest maturity or expiration date applicable to any revolving loan or revolving credit commitment hereunder at such time, including the latest maturity or expiration date of any Revolving Loan, any extended revolving loan or replacement revolving loan.

201. “LCA Election” has the meaning specified in Section 1.08(a).

202. “LCA Test Date” has the meaning specified in Section 1.08(a).

203. “LC Commitment” shall mean, in the case of each Issuing Bank, such amount as set forth in Schedule 2.01(b) hereto.

204. “LC Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of Credit.

205. “LC Exposure” means, at any time, (a) the sum of the Dollar Equivalents of the undrawn amounts of all outstanding Letters of Credit at such time plus (b) the sum of the Dollar Equivalents of the amounts of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Revolving Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.13 or Rule 3.14 of the International Standby Practices (ISP98) or Article 29(a) of the Uniform Customs and Practice for Documentary Credits, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the amount available to be drawn under such Letter of Credit in effect at such time; provided that with respect to any Letter of Credit that, by its terms or the terms of any document related thereto, provides for one or more automatic increases in the amount available thereunder, the amount of such Letter of Credit shall be deemed to be the maximum amount available to be drawn under such Letter of Credit after giving effect to all such increases, whether or not such maximum amount is available to be drawn immediately at such time.

206. “Lead Arrangers” means, together, Wells Fargo Securities, LLC, Citizens Bank, N.A. and RBC Capital Markets.

207. “Lender Default” means any of (a) the refusal (in writing) or failure of any Revolving Lender to make available its portion of any Revolving Loans or its portion of participations in Letters of Credit under this Agreement or Swingline Loans, which refusal or failure is not cured within one Business Day after the date on which such funding is required (unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied), (b) the failure of any Revolving Lender to pay to the Administrative Agent, any Issuing Bank or any other Revolving Lender any other amount required to be paid by it pursuant to this Agreement within one Business Day of the date when due, (c) the notification by a Revolving Lender to the Borrower or the Administrative Agent that it does not intend or expect to comply with any of its funding obligations or has made a public statement to that effect with respect to its funding obligations under this Agreement (unless such notification or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (d) the failure by a Revolving Lender to confirm in a manner reasonably satisfactory to the Administrative Agent that it will comply with its funding obligations under this Agreement or (e) the admission of a Distressed Person in writing that (A) it is insolvent or has become subject to a Lender-Related Distress Event or (B) it has become the subject of Bail-In Action. Any determination by the Administrative Agent that a Revolving Lender’s act or failure to act has caused a Lender Default under any one or more of clauses (a) through (e) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a “Defaulting Lender” (subject to Section 2.21(b)) upon delivery of written notice of such determination to the Borrower, the Issuing Banks, the Swingline Lender and each Lender.

208. “Lender-Related Distress Event” means, with respect to any Revolving Lender, that such Revolving Lender or any Person that directly or indirectly Controls such Revolving Lender (each, a “Distressed Person”), as the case may be, is or becomes subject to a voluntary or involuntary case with respect to such Distressed Person under any debt relief law, or a custodian, conservator, receiver or similar official is appointed for such Distressed Person or any substantial part of such Distressed Person’s assets, or such Distressed Person or any Person that directly or indirectly Controls such Distressed Person is subject to a forced liquidation or winding up, or such Distressed Person makes a general assignment for the benefit of creditors or is otherwise adjudicated as, or determined by any Governmental Authority having regulatory authority over such Distressed Person or its assets to be, insolvent or bankrupt, or if any Governmental Authority having regulatory authority over such Distressed Person has taken Control of such Distressed Person; provided that a Lender-Related Distress Event shall not be deemed to have occurred solely by virtue of the ownership or acquisition of any Equity Interests in any Revolving Lender or any Person that directly or indirectly Controls such Revolving Lender by a Governmental Authority or an instrumentality thereof so long as such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person or its parent entity.

209. “Lenders” means Revolving Lenders and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, an Incremental Facility Amendment or a Refinancing Amendment, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.

210. “Letter of Credit” means any letter of credit issued pursuant to this Agreement, and any Existing Letter of Credit, other than any such letter of credit that shall have ceased to be a “Letter of Credit” outstanding hereunder pursuant to Section 9.05. A Letter of Credit may be a commercial letter of credit or a standby letter of credit; provided that Wells Fargo Bank, National Association, Citizens Bank, N.A. and Royal Bank of Canada (or any of their respective Affiliates), as an Issuing Bank, shall only be required to issue standby letters of credit denominated in Dollars.

211. “Letter of Credit Sublimit” means $45,000,000.

212. “LIBO Rate” means, (a) with respect to each day during each Interest Period pertaining to a Eurocurrency Loan in Dollars, the rate per annum determined by the Administrative Agent to be the arithmetic average of the London Interbank Offered Rates administered by the ICE Benchmark Administration (or any Person that takes over administration of such rate) for deposits in Dollars for a duration equal to or comparable to the duration of such Interest Period which appear on the relevant Bloomberg page (or such other commercially available source providing quotations of the London Interbank Offered Rates for deposits in Dollars as may be designated by the Administrative Agent from time to time) at or about 11:00 a.m. (London time) on the Quotation Day for such Interest Period; or (b) for any interest calculation with respect to an ABR Loan or a Swingline Loan on any date, the rate per annum determined by the Administrative Agent to be the arithmetic average of the London Interbank Offered Rates administered by the ICE Benchmark Administration (or any Person that takes over administration of such rate) for deposits in Dollars with a term of one (1) month commencing such day which appear on the relevant Bloomberg page (or such other commercially available source providing quotations of the London Interbank Offered Rates for deposits in Dollars as may be designated by the Administrative Agent from time to time), at or about 11:00 am (London time) on such day; provided that if such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Loan for such period shall be the Interpolated Screen Rate, where applicable. Each calculation by the Administrative Agent of the LIBO Rate hereunder shall be conclusive and binding on the parties hereto for all purposes, absent clearly manifest error. Notwithstanding the foregoing, in the event that the LIBO Rate in respect of any applicable Interest Period is less than zero, the LIBO Rate shall be deemed to be 0.00% per annum.

213. “LIBOR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bear interest at a rate determined by reference to the Adjusted LIBO Rate.

214. “Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing, but not any operating lease) relating to such asset.

215. “Limited Condition Acquisition” means any acquisition by Holdings or one or more Restricted Subsidiaries of any assets, business or Person permitted to be acquired hereunder, in each case whose consummation is not conditioned on the availability of, or on obtaining, third-party financing.

216. “Loan Document Obligations” means (a) the due and punctual payment by the Borrower of (i) the principal of and interest at the applicable rate or rates provided in this

Agreement (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) each payment required to be made by the Borrower under this Agreement in respect of any Letter of Credit, when and as due, including payments in respect of reimbursement of disbursements, interest thereon and obligations to provide cash collateral, and (iii) all other monetary obligations of the Borrower under or pursuant to this Agreement and each of the other Loan Documents, including obligations to pay fees, expense reimbursement obligations and indemnification obligations, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), (b) the due and punctual payment and performance of all other obligations of the Borrower under or pursuant to this Agreement and each of the other Loan Documents and (c) the due and punctual payment and performance of all the obligations of each other Loan Party under or pursuant to this Agreement and each of the other Loan Documents (including interest and monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding).

217. “Loan Documents” means this Agreement, any Incremental Facility Amendment, any Refinancing Amendment, any Loan Modification Agreement, the Guarantee Agreement, the Collateral Agreement, any Intercreditor Agreement, the other Security Documents and, except for purposes of Section 9.02, any promissory notes delivered pursuant to Section 2.09(e).

218. “Loan Modification Agreement” means a Loan Modification Agreement, in form reasonably satisfactory to the Administrative Agent, among the Borrower, the Administrative Agent and one or more Accepting Lenders, effecting one or more Permitted Amendments and such other amendments hereto and to the other Loan Documents as are contemplated by Section 2.23.

219. “Loan Modification Offer” has the meaning assigned to such term in Section 2.23(a).

220. “Loan Parties” means Holdings, the Borrower and the Subsidiary Loan Parties.

221. “Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.

222. “Majority in Interest” when used in reference to Lenders of any Class, means, at any time, Lenders having Revolving Exposures and unused Revolving Commitments representing more than 50% of the sum of the aggregate Revolving Exposures and the unused aggregate Revolving Commitments at such time; provided that whenever there are one or more Defaulting Lenders, the total outstanding Revolving Exposures and unused Revolving Commitments of each Defaulting Lender shall be excluded for purposes of making a determination of the Majority in Interest.

223. “Material Acquisition” means an Acquisition Transaction for which the aggregate amount of all consideration paid, directly or indirectly, by any Loan Party after the Effective Date exceeds, together with other Investments necessary to consummate such Acquisition Transaction, $50,000,000.

224. “Master Agreement” has the meaning assigned to such term in the definition of “Swap Agreement.”

225. “Material Adverse Effect” means the occurrence of any circumstance or condition that would materially and adversely affect (a) the business, financial condition or results of operations, in each case, of Holdings and the Restricted Subsidiaries, taken as a whole, (b) the ability of the Loan Parties (taken as a whole) to perform their payment obligations under the applicable Loan Documents or (c) the rights and remedies (taken as a whole) of the Administrative Agent and the Lenders against the Loan Parties under the applicable Loan Documents.

226. “Material Indebtedness” means (without duplication) Indebtedness for borrowed money (other than the Loan Document Obligations), Capital Lease Obligations, unreimbursed obligations for letter of credit drawings and financial guarantees (other than ordinary course of business contingent reimbursement obligations) or obligations in respect of one or more Swap Agreements, of any one or more of Holdings and the Restricted Subsidiaries in an aggregate principal amount exceeding $30,000,000; provided that in no event shall any Permitted Receivables Financing be considered Material Indebtedness for any purpose. For purposes of determining Material Indebtedness, the “principal amount” of the obligations in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that Holdings or such Restricted Subsidiary, as applicable, would be required to pay if such Swap Agreement were terminated at such time.

227. “Material Subsidiary” means (a) each Restricted Subsidiary that, as of the last day of the Fiscal Quarter most recently ended for which financial statements are available, had revenues or total assets (determined on a consolidated basis in accordance with GAAP) for such quarter in excess of 5.0% of the consolidated revenues or consolidated total assets of Holdings and the Restricted Subsidiaries for such quarter or that is designated by Holdings as a Material Subsidiary and (b) any Restricted Subsidiary that is part of a group comprising Restricted Subsidiaries that each would not have been a Material Subsidiary under clause (a) but that, taken together, as of the last day of the Fiscal Quarter most recently ended for which financial statements are available, had revenues or total assets (determined on a consolidated basis in accordance with GAAP) for such quarter in excess of 10.0% of the consolidated revenues or consolidated total assets, as applicable, of Holdings and the Restricted Subsidiaries for such quarter.

228. “Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

229. “Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which a Loan Party or any ERISA Affiliate makes or is obligated to make contributions or with respect to which any Loan Party or ERISA Affiliate could have liability (contingent or otherwise) under Section 4212(c) of ERISA.

230. “Net Proceeds” means, with respect to any event, (a) the proceeds received in respect of such event in cash or Cash Equivalents, including (i) any cash or Cash Equivalents received in respect of any non-cash proceeds, including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment or earn-out (but excluding any interest payments), but only as and when received, (ii) in the case of a casualty, insurance proceeds that are actually received and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments that are actually received, minus (b) the sum of (i) all fees and out-of-pocket expenses paid by Holdings and the Restricted Subsidiaries in connection with such event (including attorney’s fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, underwriting discounts and commissions, other customary expenses and brokerage, consultant, accountant and other customary fees), (ii) in the case of a Disposition of an asset (including pursuant to a Sale Leaseback or Casualty Event or similar proceeding), (x) the amount of all payments that are permitted hereunder and are made by Holdings and the Restricted Subsidiaries as a result of such event to repay Indebtedness permitted to be incurred hereunder (other than (1) the Loans or (2) other pari passu or junior Indebtedness secured by a Lien on the Collateral and incurred pursuant to Section 6.01(a)) and secured by such asset or otherwise subject to mandatory prepayment as a result of such event, (y) the pro rata portion of net cash proceeds thereof (calculated without regard to this clause (y)) attributable to minority interests and not available for distribution to or for the account of Holdings and the Restricted Subsidiaries as a result thereof and (z) the amount of any liabilities directly associated with such asset and retained by Holdings or the Restricted Subsidiaries and (iii) the amount of all Taxes paid (or reasonably estimated to be payable), and the amount of any reserves established by Holdings and the Restricted Subsidiaries to fund contingent liabilities reasonably estimated to be payable, that are directly attributable to such event, provided that any reduction at any time in the amount of any such reserves (other than as a result of payments made in respect thereof) shall be deemed to constitute the receipt by the Borrower at such time of Net Proceeds in the amount of such reduction.

231. “New Project” shall mean (a) each facility which is either a new facility, branch or office or an expansion, relocation, remodeling or substantial modernization of an existing facility, branch or office owned by Holdings or its Restricted Subsidiaries which in fact commences operations and (b) each creation (in one or a series of related transactions) of a business unit to the extent such business unit commences operations or each expansion (in one or a series of related transactions) of business into a new market.

232. “Non-Accepting Lender” has the meaning assigned to such term in Section 2.23(c).

233. “Non-Cash Compensation Expense” means any non-cash expenses and costs that result from the issuance or vesting of stock-based awards, partnership interest-based awards and similar incentive based compensation awards or arrangements.

234. “Non-Consenting Lender” has the meaning assigned to such term in Section 9.02(c).

235. “Not Otherwise Applied” means, with reference to the Available Amount or the Available Equity Amount, as applicable, that was not previously (or concurrently) applied pursuant to Section 6.01(a)(xxvii), 6.04(n), 6.07(a)(vi), 6.07(b)(iv).

236. “Notice of Prepayment” has the meaning assigned to such term in Section 2.10(d).

237. “NYFRB” means the Federal Reserve Bank of New York.

238. “NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m., New York City time, on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates as so determined would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

239. “NYFRB’s Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.

240. “OFAC” has the meaning assigned to such term in Section 3.17(c).

241. “Organizational Documents” means (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); and (c) with respect to any partnership, Joint Venture, trust or other form of business entity, the partnership, Joint Venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

242. “Other Benchmark Rate Election” means the occurrence of:

a. a notification by the Administrative Agent to (or the request by the Borrower to the Administrative Agent to notify) each of the other parties hereto that at least five currently outstanding Dollar-denominated syndicated credit facilities at such time contain (as a result of amendment or as originally executed), in lieu of a rate based on the then-current Benchmark, a term benchmark rate that is not a SOFR-based rate as a benchmark rate (and such syndicated credit facilities are identified in such notice and are publicly available for review), and

b. the joint election by the Administrative Agent and the Borrower to trigger a fallback from the then-current Benchmark and the provision, as applicable, by the Administrative Agent of written notice of such election to the Borrower and the Lenders.

243. “Other Loans” means one or more Classes of Loans that result from a Refinancing Amendment or a Loan Modification Agreement.

244. “Other Revolving Commitments” means one or more Classes of revolving credit commitments hereunder that result from a Refinancing Amendment or a Loan Modification Agreement.

245. “Other Revolving Loans” means the Revolving Loans made pursuant to any Other Revolving Commitment.

246. “Other Taxes” means any and all present or future recording, stamp, documentary, transfer, sales, property or similar Taxes arising from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes imposed as a result of any other present or former connection between an applicable recipient and the jurisdiction imposing such Tax (other than imposed as a result of a connection arising solely from such recipient having executed, delivered, or become a party to, performed its obligations or received payments under, received or perfected a security interest under, sold or assigned an interest in, engaged in any other transaction pursuant to, or enforced, any Loan Documents) with respect to an assignment, other than an assignment or designation of a new office pursuant to Section 2.18.

247. “Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight eurodollar borrowings denominated in Dollars by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.

248. “Participant” has the meaning assigned to such term in Section 9.04(c)(i).

249. “Participant Register” has the meaning assigned to such term in Section 9.04(c)(iii).

250. “Payment” has the meaning assigned to such term in Article VIII(f)(i).

251. “Payment Notice” has the meaning assigned to such term in Article VIII(f)(ii).

252. “Payment Recipient” has the meaning assigned to such term in Article VIII(f)(i).

253. “PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

254. “Perfection Requirements” means the filing of appropriate financing statements with the office of the Secretary of State or other appropriate office of the state of organization of each Loan Party and the filing of appropriate assignments or notices with the U.S. Patent and Trademark Office and the U.S. Copyright Office, in each case in favor of the Collateral Agent for the benefit of the Secured Parties and the delivery to the Collateral Agent of any stock certificate or promissory note required to be delivered pursuant to the applicable Loan Documents, together with instruments of transfer executed in blank.

255. “Permitted Acquisition” means an Acquisition Transaction together with other Investments necessary to consummate such Acquisition Transaction; provided that:

i. except in the case of a Limited Condition Acquisition (in which case, compliance with this clause (a) shall be determined in accordance with Section 1.08(a)), upon giving Pro Forma Effect to any such Acquisition Transaction or Investment, no Event of Default under clause (a), (b), (h) or (i) of Section 7.01 shall have occurred and be continuing,

ii. the business of such Person, or such assets, as the case may be, constitute a business permitted by Section 5.15,

iii. with respect to each such purchase or other acquisition, all actions required to be taken with respect to any such newly created or acquired Subsidiary (including each Subsidiary thereof that constitutes a Restricted Subsidiary) or assets in order to satisfy the requirements set forth in clauses (a), (b), (c) and (d) of the definition of the term “Collateral and Guarantee Requirement” to the extent applicable shall have been taken to the extent required by Section 5.11 and 5.12 (or arrangements for the taking of such actions after the consummation of the Permitted Acquisition shall have been made that are reasonably satisfactory to the Administrative Agent) (unless such newly created or acquired Restricted Subsidiary constitutes an Excluded Subsidiary), and

iv. such acquired Person becomes a Restricted Subsidiary; provided that the aggregate amount of all consideration paid, directly or indirectly, by any Loan Party after the Effective Date in connection with Permitted Acquisitions in reliance on Section 6.04(i) and allocable to the purchase or other acquisition of (x) any Subsidiary that will not become a Subsidiary Loan Party or (y) assets to be held by a Person that is not a Subsidiary Loan Party shall not exceed, at the time of incurrence thereof and upon giving Pro Forma Effect thereto, the greater of $70,000,000 and 50.0% of Consolidated EBITDA for the most recently ended Test Period.

256. “Permitted Amendment” means an amendment to this Agreement and, if applicable, the other Loan Documents, effected in connection with a Loan Modification Offer pursuant to Section 2.23, providing for an extension of a maturity date applicable to the Loans and/or Commitments of the Accepting Lenders and, in connection therewith, (a) a change in the Applicable Rate and/or the amortization schedule with respect to the Loans and/or Commitments of the Accepting Lenders, (b) a change in the fees payable to, or the inclusion of new fees to be payable to, the Accepting Lenders and/or (c) amended covenants or other provisions (which shall be substantially identical to or not more favorable (when taken as a whole and as reasonably determined by the Borrower) to the Accepting Lenders than the Indebtedness subject to such Loan Modification Offer unless such amended covenants or other provisions are (i) also added for the benefit of the Loans remaining outstanding after the issuance or incurrence of such Indebtedness or (ii) only applicable after the Latest Revolving Maturity Date at the time of such refinancing.

257. “Permitted Encumbrances” means:

i. Liens for taxes, assessments or other governmental charges that are not delinquent for a period of more than 30 days or that are being contested in good faith and by appropriate action diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP, in each case, the nonpayment of which could not reasonably be expected to result in a Material Adverse Effect;

ii. Liens imposed by statutory or common law, such as landlords’ carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or construction contractors’ Liens and other similar Liens, arising in the ordinary course of business that secure amounts not overdue for a period of more than 30 days or, if more than 30 days overdue, are unfiled and no other action has been taken to enforce such Liens or that are being contested in good faith and by appropriate action diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP, in each case so long as such Liens could not reasonably be expected to individually or in the aggregate have a Material Adverse Effect;

iii. (i) Liens incurred, and pledges or deposits made in the ordinary course of business in connection with workers’ compensation, payroll taxes, unemployment insurance and other social security legislation or (ii) pledges or deposits made in the ordinary course of business securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees or similar instruments for the benefit of) insurance carriers providing property, casualty or liability insurance to Holdings or any Restricted Subsidiary or otherwise supporting the payment of items of the type set forth in the foregoing clause (i);

iv. Liens incurred or deposits made to secure the performance of tenders, bids, trade contracts (other than for the payment of Indebtedness), governmental contracts and leases (other than Capital Lease Obligations), statutory obligations, surety, stay, customs and appeal bonds, performance bonds, bankers acceptance facilities and other obligations of a like nature (including those to secure health, safety and environmental obligations) and obligations in respect of letters of credit, bank guarantees or similar instruments that have been posted to support the same, in each case incurred in the ordinary course of business or consistent with past practices;

v. easements, rights-of-way, restrictions, covenants, conditions, encroachments, protrusions, zoning restrictions and other similar encumbrances, matters that are or would be reflected on a survey of any real property, irregularities of title, and title defects affecting real property that, in the aggregate, do not materially interfere with the ordinary conduct of the business of Holdings and the Restricted Subsidiaries, taken as a whole;

vi. (i) Liens securing, or otherwise arising from, judgments, awards attachments and/or decrees and notices of lis pendens and associated rights relating to litigation being contested in good faith not constituting an Event of Default under Section 7.01(j) and (ii) any pledge and/or deposit securing any settlement of litigation;

vii. Liens on goods, the purchase price of which is financed by a documentary letter of credit issued for the account of Holdings or any of the Restricted Subsidiaries, or Liens on bills of lading, drafts or other documents of title arising by operation of law or pursuant to the standard terms of agreements relating to letters of credit, bank guarantees and other similar instruments; provided that such Lien secures only the obligations of Holdings or such Restricted Subsidiary in respect of such letter of credit, bank guarantee or other similar instrument to the extent such obligations are permitted by Section 6.01;

viii. rights of setoff, banker’s liens, netting agreements and other Liens arising by operation of law or by of the terms of documents of banks or other financial institutions in relation to the maintenance of administration of deposit accounts, securities accounts or cash management arrangements or in connection with the issuance of letters of credit, bank guarantees or other similar instruments;

ix. Liens arising from precautionary Uniform Commercial Code financing statements or any similar filings made in respect of operating leases or consignment or bailee arrangements entered into by Holdings or any of the Restricted Subsidiaries; and

x. Liens on cash and Cash Equivalents held by a trustee or escrow agent in deposit accounts or securities accounts under any indenture or other debt agreement issued in escrow pursuant to customary escrow arrangements pending the release thereof not to exceed the principal amount of the debt raised plus amounts sufficient to pay accrued interest thereon during the escrow period, or under any indenture or other debt agreement pursuant to customary discharge, redemption or defeasance provisions not to exceed the principal amount of the debt being discharged, redeemed or defeased plus amounts sufficient to pay accrued interest thereon.

258. “Permitted Floor Plan Financing Line” means inventory financings or purchase money Indebtedness used solely to fund working capital or the acquisition of the same or similar property; provided that such Indebtedness is secured only by retail inventory of Holdings or any Restricted Subsidiary, fixtures, furniture and other household items attached to or inside such inventory, and other tangible and intangible assets related thereto, and the products and proceeds thereof.

259. “Permitted Junior Priority Refinancing Debt” means any secured Indebtedness incurred by the Borrower or any other Loan Party in the form of one or more series of junior lien secured notes, bonds or debentures or junior lien secured loans; provided that (i) such Indebtedness is secured by the Collateral on a junior basis to the Liens securing the Loan Document Obligations in respect of the Revolving Commitments in effect on the Effective Date, (ii) such Indebtedness constitutes Credit Agreement Refinancing Indebtedness in respect of Loans (including portions of Classes of Loans or Other Loans) and (iii) a Senior Representative acting on behalf of the holders of such Indebtedness shall have become party to an Intercreditor Agreement. Permitted Junior

Priority Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.

260. “Permitted Receivables Financing” means a securitization or other similar financing (including any factoring program) entered into by the Borrower or any Restricted Subsidiary pursuant to which the Borrower or such Restricted Subsidiary, as the case may be, sells, conveys, assigns, grants an interest in or otherwise transfers, for consideration equal to Fair Market Value, Permitted Receivables Financing Assets in a “true sale” or “true contribution” (or, if the foregoing concepts are not applicable in the relevant jurisdiction, pursuant to an equivalent absolute transfer in such jurisdiction) to (i) a Receivables Subsidiary or (ii) any third party provider of financing in a factoring arrangement (and/or grants a security interest in such Permitted Receivables Financing Assets transferred or purported to be transferred to such Receivables Subsidiary or such provider of financing), that is non-recourse to Holdings and the Restricted Subsidiaries (except for any customary limited recourse pursuant to the Standard Securitization Undertakings) and, in each case, reasonable extensions thereof.

261. “Permitted Receivables Financing Assets” means (a) any accounts receivable, loan receivables, mortgage receivables, receivables or loans relating to the financing of insurance premiums, royalty, patent or other revenue streams and other rights to payment customarily transferred in factoring or non-recourse financings (collectively, “Receivables”) and the proceeds thereof and (b) all assets securing or related to any such Receivables, all contracts and contract rights, guarantees or other obligations in respect of any such Receivables, lockbox accounts and records with respect to any such Receivable and any other assets customarily transferred (or in respect of which security interests are customarily granted) together with Receivable in connection with a Permitted Receivables Financing.

262. “Permitted Refinancing” means, with respect to any Person, any modification, refinancing, refunding, renewal or extension of any Indebtedness of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed or extended except (i) by an amount equal to unpaid accrued interest and premium (including tender premiums) thereon plus underwriting discounts, other amounts paid, and fees, commissions and expenses (including upfront fees, original issue discount or initial yield payments) incurred, in connection with such modification, refinancing, refunding, renewal or extension, (ii) by an amount equal to any existing revolving commitments unutilized thereunder to the extent that the portion of any existing and unutilized revolving commitment being refinanced was permitted to be drawn under Section 6.01 immediately prior to such refinancing (other than by reference to a Permitted Refinancing) and such drawing shall be deemed to have been made and (iii) to the extent such excess amounts is otherwise permitted to be incurred under Section 6.01, (b) other than with respect to a Permitted Refinancing in respect of Indebtedness permitted pursuant to Section 6.01(a)(v), (a)(xiv) (other than in respect of Indebtedness for borrowed money), (a)(xxiv) and (a)(xxv), Indebtedness resulting from such modification, refinancing, refunding, renewal or extension has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, renewed or extended, (c) if the Indebtedness being modified, refinanced, refunded, renewed or extended is subordinated in right of payment to the Loan Document Obligations, Indebtedness resulting from such modification, refinancing, refunding, renewal or extension is subordinated in right of payment to the Loan Document Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed or extended and (d) no Loan Party that was not an obligor with respect to the Indebtedness being refinanced shall be an obligor under the Permitted Refinancing and if the Indebtedness being refinanced was (or was required to be) subject to an Intercreditor Agreement, the holders of such Permitted Refinancing (if such Indebtedness is secured) or their authorized representative on their behalf, shall become party to such Intercreditor Agreement providing for the same (or lesser) lien priority. For the avoidance of doubt, it is understood and agreed that a Permitted Refinancing includes successive Permitted Refinancings of the same Indebtedness.

263. “Permitted Senior Priority Refinancing Debt” means any secured Indebtedness incurred by the Borrower or any other Loan Party in the form of one or more series of senior secured notes, bonds or debentures or senior secured loans; provided that (i) such Indebtedness is secured by the Collateral on a pari passu basis (but without control of remedies) with the Liens securing the Loan Document Obligations in respect of the Revolving Commitments in effect on the Effective Date, (ii) such Indebtedness constitutes Credit Agreement Refinancing Indebtedness in respect of Loans (including portions of Classes of Loans or Other Loans) and (iii) a Senior Representative acting on behalf of the holders of such Indebtedness shall have become party to an Intercreditor Agreement. Permitted Senior Priority Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.

264. “Permitted Transferees” means, with respect to any Person that is a natural person (and any Permitted Transferee of such Person), (a) such Person’s immediate family, including his or her spouse, ex-spouse, children, step-children and their respective lineal descendants, (b) any trust or other legal entity the beneficiary of which is such Person’s immediate family, including his or her spouse, ex-spouse, children, stepchildren or their respective lineal descendants and (c) without duplication with any of the foregoing, such Person’s heirs, executors and/or administrators upon the death of such Person and any other Person who was an Affiliate of such Person upon the death of such Person and who, upon such death, directly or indirectly owned Equity Interests in Holdings.

265. “Permitted Unsecured Refinancing Debt” means unsecured Indebtedness incurred by the Borrower or any other Loan Party in the form of one or more series of senior unsecured notes, bonds or debentures or loans; provided that (i) such Indebtedness constitutes Credit Agreement Refinancing Indebtedness in respect of Loans (including portions of Classes of Loans or Other Loans) and (ii) such Indebtedness is not secured by any Lien on any property or assets of Holdings or any Restricted Subsidiary. Permitted Unsecured Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.

266. “Person” means any natural person, corporation, limited liability company, trust, Joint Venture, association, company, partnership, Governmental Authority or other entity.

267. “Plan” means any “employee pension benefit plan” as defined in Section 3(2) of ERISA (other than a Multiemployer Plan) which is subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which a Loan Party or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

268. “Plan Asset Regulations” means 29 CFR § 2510.3-101 et seq., as modified by Section 3(42) of ERISA, as amended from time to time.

269. “Platform” has the meaning assigned to such term in Section 5.01.

270. “Post-Transaction Period” means, with respect to any Specified Transaction, the period beginning on the date on which such Specified Transaction is consummated and ending on the last day of the eighteenth month immediately following the date on which such Specified Transaction is consummated.

271. “Predecessor Administrative Agent” has the meaning assigned to such term in Section 9.02(b).

272. “Prepayment Event” means:

i. any sale, transfer or other Disposition of any property or asset of Holdings or any Restricted Subsidiary pursuant to Section 6.05(i), Section 6.05(j), Section 6.05(m) or Section 6.05(p) or the occurrence of any other Casualty Event (or series of related Dispositions or Casualty Events) resulting in Net Proceeds exceeding (x) $5,000,000, individually or (y) $25,000,000, in the aggregate in any fiscal year; provided, that, for the avoidance of doubt, only Net Proceeds in excess of such amount shall be subject to the mandatory prepayment provisions set forth in Section 2.10(c) and no Prepayment Event shall occur in any fiscal year until the Net Proceeds received during such fiscal year exceed clause (y) (such Net Proceeds not required to prepay the Loans or to be reinvested pursuant to Section 2.10(c) because they do not exceed the foregoing thresholds, “Retained Asset Sale Proceeds”); or

ii. the incurrence by Holdings or any Restricted Subsidiary of any Indebtedness, other than Indebtedness permitted under Section 6.01 (other than Permitted Unsecured Refinancing Debt, Permitted Senior Priority Refinancing Debt, Permitted Junior Priority Refinancing Debt and Other Loans) or permitted by the Required Lenders pursuant to Section 9.02.

273. “Prime Rate” means at any time, the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate. Each change in the Prime Rate shall be effective as of the opening of business on the day such change in such prime rate occurs. The parties hereto acknowledge that the rate announced publicly by the Administrative Agent as its prime rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers or other banks.

274. “Pro Forma Basis,” “Pro Forma Compliance” and “Pro Forma Effect” mean, as to any Person, for any events as described below that occur subsequent to the commencement of a period for which the effect of such events is being calculated, and giving effect to the events for which such calculation is being made, such calculation as will give pro forma effect to such events as if such events occurred on the first day of the four consecutive fiscal quarter period ended on or before the occurrence of such event (the “Reference Period”): (a) in making any determination of Consolidated EBITDA or any component thereof, effect shall be given to any Specified Transaction and any synergies, operating improvements, cost savings or restructurings of the business of Holdings or any of the Restricted Subsidiaries, in each case, that occurred during the Reference Period or with respect to any such event or transaction included in the definition of Specified Transactions are expected to occur within 18 months of the determination to take such actions and which the Borrower determines are reasonably identifiable and projected in good faith to result from actions that have been taken or with respect to which substantial steps have been taken or are expected to be taken, and without duplication of any such amount included in Consolidated EBITDA pursuant to the definition thereof and provided that any increase in Consolidated EBITDA as a result of synergies, operating improvements, cost savings and restructurings pursuant to this definition shall be subject to the limitations set forth in clause (b) of the definition of Consolidated EBITDA; (b) in making any determination on a Pro Forma Basis, of Pro Forma Compliance or of Pro Forma Effect, (x) all Indebtedness (including Indebtedness issued, incurred or assumed as a result of, or to finance, any relevant transactions and for which the financial effect is being calculated, whether incurred under the Loan Documents or otherwise) issued, incurred, assumed or repaid during the Reference Period (or with respect to Indebtedness repaid, during the Reference Period or subsequent to the end of the Reference Period and prior to, or simultaneously with, the event for which the calculation of any such ratio is made) shall be deemed to have been issued, incurred, assumed or repaid at the beginning of such period and (y) interest expense of such Person attributable to interest on any Indebtedness, for which pro forma effect is being given as provided in preceding clause (x), bearing floating interest rates shall be computed on a pro forma basis as if the rates that would have been in effect during the period for which pro forma effect is being given had been actually in effect during such periods, (c) with respect to (A) any redesignation of a Subsidiary as a Restricted Subsidiary, effect shall be given to such Subsidiary redesignation and all other Subsidiary redesignations after the first day of the relevant Reference Period and on or prior to the date of the respective Subsidiary redesignation then being designated, collectively and (B) any designation of a Subsidiary as an Unrestricted Subsidiary, effect shall be given to such designation and all other designations of Subsidiaries as Unrestricted Subsidiaries after the first day of the relevant Reference Period and on or prior to the date of the then applicable designation of a Subsidiary as an Unrestricted Subsidiary, collectively and (d) notwithstanding anything to the contrary in this definition or in any classification under GAAP of any Person, business, assets or operations in respect of which a definitive agreement for the asset sale, transfer, disposition or lease thereof has been entered into as discontinued operations, no Pro Forma Effect shall be given to the classification thereof as discontinued operations (and the Consolidated EBITDA or any component thereof attributable to any such Person, business, assets or operations shall not be excluded for any purposes hereunder) until such asset sale, transfer, disposition or lease shall have been consummated (unless otherwise determined in the good faith judgment of the Borrower). Whenever a financial ratio or test or covenant is to be calculated on a Pro Forma Basis, the reference to the “Test Period” for purposes of calculating such financial ratio or test shall be deemed to be a reference to, and shall be based on, the most recently ended Test Period for which internal financial statements of Holdings and the Restricted Subsidiaries are available and have been delivered to the Administrative Agent.

275. “Pro Forma Disposal Adjustment” means, taking into account any limitations set forth in the definition of Pro Forma Basis, for any four-quarter period that includes all or a portion of a fiscal quarter included in any Post-Transaction Period with respect to any Sold Entity or Business, the pro forma increase or decrease in Consolidated EBITDA projected by the Borrower in good faith as a result of contractual arrangements between Holdings or any Restricted Subsidiary entered into with such Sold Entity or Business at the time of its disposal or within the Post-Transaction Period and which represent an increase or decrease in Consolidated EBITDA which is incremental to the Disposed EBITDA of such Sold Entity or Business for the most recent four-quarter period prior to its disposal.

276. “Pro Forma Entity” means any Acquired Entity or Business or any Converted Restricted Subsidiary.

277. “Proceeding” has the meaning assigned to such term in Section 9.03(b).

278. “Proposed Change” has the meaning assigned to such term in Section 9.02(c).

279. “PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

280. “Public Lender” has the meaning assigned to such term in Section 5.01.

281. “QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. § 5390(c)(8)(D).

282. “QFC Credit Support” has the meaning assigned to it in Section 9.22.

283. “Qualified Equity Interests” means Equity Interests other than Disqualified Equity Interests.

284. “Quotation Day” means (a) with respect to Dollars for any Interest Period, the day two Business Days prior to the first day of such Interest Period and (b) with respect to any Alternative Currency for any Interest Period, the number of Business Days prior to the first day of such Interest Period designated with respect to such Alternative Currency at the time such Alternative Currency is approved pursuant to Section 1.10, in each case unless market practice differs for loans such as the applicable Loans priced by reference to rates quoted in the Relevant Interbank Market, in which case the Quotation Day for such currency shall be determined by the Administrative Agent in accordance with market practice for such loans priced by reference to rates quoted in the Relevant Interbank Market (and if quotations would normally be given by leading banks for such loans priced by reference to rates quoted in the Relevant Interbank Market on more than one day, the Quotation Day shall be the last of those days).

285. “Ratio Debt Incurrence Test” means, as of the date of determination, when calculated on a Pro Forma Basis, the Total Net Leverage Ratio would not exceed 3.25:1.00.

286. “Ratio Debt Incurrence Test Amount” means, as of the date of determination, the maximum amount of Indebtedness that may be incurred under an Incremental Facility, as

Incremental Equivalent Debt and/or as Ratio Indebtedness without violating the Ratio Debt Incurrence Test.

287. “Ratio Indebtedness” has the meaning assigned to such term in Section 6.01(xix).

288. “Receivables” has the meaning assigned to such term in the definition of “Permitted Receivables Financing Assets”.

289. “Receivables Subsidiary” means any Special Purpose Entity established in connection with a Permitted Receivables Financing and to which the Borrower or any Restricted Subsidiary sells, conveys, transfers or grants a security interest in Permitted Receivables Financing Assets.

290. “Reference Time” means, with respect to any setting of the then-current Benchmark, (1) if such Benchmark is the LIBO Rate, 11:00 a.m. (London time) on the day that is two London banking days preceding the date of such setting, and (2) if such Benchmark is not the LIBO Rate, the time determined by the Administrative Agent in its reasonable discretion.

291. “Refinanced Debt” has the meaning assigned to such term in the definition of “Credit Agreement Refinancing Indebtedness.”

292. “Refinancing Amendment” means an amendment to this Agreement executed by each of (a) the Borrower and Holdings, (b) the Administrative Agent and (c) each Additional Lender and Lender that agrees to provide any portion of the Credit Agreement Refinancing Indebtedness being incurred pursuant thereto, in accordance with Section 2.20.

293. “Register” has the meaning assigned to such term in Section 9.04(b)(iv).

294. “Registered Equivalent Notes” means, with respect to any notes originally issued in a Rule 144A or other private placement transaction under the Securities Act, substantially identical notes (having substantially the same Guarantees) issued in a Dollar-for-Dollar exchange therefor pursuant to an exchange offer registered with the SEC.

295. “Regulation S-X” means Regulation S-X under the Securities Act.

296. “Related Indemnified Parties” means, with respect to any Person, (1) any Controlling Person or Controlled Affiliate of such Person, (2) the respective directors, officers or employees of such Person or any of its Controlling Persons or Controlled Affiliates and (3) the respective agents, advisors and representatives of such Person or any of its Controlling Persons or Controlled Affiliates, in the case of this clause (3), acting on behalf of or at the instructions of such Person, such Controlling Person or such Controlled Affiliate; provided that, each reference to a Controlling Person, Controlled Affiliate, director, officer or employee in this sentence pertains to a Controlling Person, Controlled Affiliate, director, officer or employee involved in the structuring, arrangement, negotiation or syndication of this Agreement and the Revolving Credit Facility.

297. “Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the officers, directors, employee, agents, advisors and other representatives of such Person and of each of such Person’s Affiliates and permitted successors and assigns.

298. “Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into the environment (including ambient air, surface water, groundwater, land surface or subsurface strata and including the environment within any building or other structure).

299. “Relevant Governmental Body” means the Board of Governors and/or the NYFRB, or a committee officially endorsed or convened by the Board of Governors and/or the NYFRB or, in each case, any successor thereto.

300. “Relevant Interbank Market” means (a) with respect to any currency other than Euros, the London interbank market and (b) with respect to Euros, the European interbank market.

301. “Removal Effective Date” has the meaning assigned to such term in Article VIII.

302. “Representative” has the meaning assigned to such term in Section 9.12.

303. “Repurchase Obligations” means obligations, including Guarantees, incurred pursuant to inventory repurchase agreements entered into in the ordinary course of the business of Holdings and the Subsidiaries or consistent with past practice in accordance with reasonable and customary industry practices in such business in connection with floor-plan financing arrangements provided by financial institutions to retailers; provided that in no event shall the terms of such obligations require the obligor thereof to make any cash payment in respect thereof until title to such inventory has been, or substantially contemporaneously with such cash payment will be, transferred to Holdings or any such Subsidiary, as applicable.

304. “Required Additional Debt Terms” means, with respect to any Ratio Indebtedness, Incremental Equivalent Debt and incurred Acquisition Debt, (a) such Indebtedness does not mature earlier than the Revolving Maturity Date (other than, in the case of customary bridge loans with a maturity date of no longer than one year that are convertible or exchangeable into other instruments meeting the requirements of this clause (a) and permitted to be incurred under Section 6.01 (but, for the avoidance of doubt, not any loans, securities or other debt which are exchanged for or otherwise replace such bridge loans)), (b) the terms and conditions of such Indebtedness (excluding pricing, interest rate margins, rate floors, discounts, fees, premiums and prepayment or redemption provisions), as reasonably determined by the Borrower, are not materially more restrictive (when taken as a whole) to Holdings and the Restricted Subsidiaries than the terms and conditions set forth in this Agreement (except for (1) covenants or other provisions applicable only to periods after the Latest Revolving Maturity Date and (2) covenants or other provisions that are also added for the benefit of the Revolving Loans), (c) to the extent such Indebtedness is secured by any of the Collateral (whether on a pari passu basis or junior secured basis), such Indebtedness shall not be secured by any assets other than the Collateral securing the Secured Obligations, (d) to the extent such Indebtedness is borrowed, issued or guaranteed by any Loan Party, such Indebtedness shall not be guaranteed by any Restricted Subsidiary which is not a Loan

Party and (e) such Indebtedness shall not have any scheduled amortization, mandatory prepayment or redemption features other than up to 5% per annum amortization, customary asset sale events, insurance and condemnation proceed events, change of control offers or events of default and excess cash flow sweeps.

305. “Required Lenders” means, at any time, Lenders having Revolving Exposures and unused Commitments representing more than 50.0% of the aggregate amount of Revolving Exposures outstanding and unused Commitments at such time; provided that whenever there are one or more Defaulting Lenders, the total outstanding Commitments, Revolving Exposures and unused Revolving Commitments of each Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

306. “Requirements of Law” means, with respect to any Person, any statutes, laws, treaties, rules, regulations, orders, decrees, writs, injunctions or determinations of any arbitrator or court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

307. “Resignation Effective Date” has the meaning assigned to such term in Article VIII.

308. “Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

309. “Responsible Officer” means the chief executive officer, president, vice president, chief financial officer, secretary, assistant secretary, treasurer or assistant treasurer, or other similar officer, manager or a director of a Loan Party and with respect to certain limited liability companies or partnerships that do not have officers, any manager, sole member, managing member or general partner thereof. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

310. “Restricted Debt” has the meaning assigned to such term in Section 6.07(b).

311. “Restricted Debt Payment” has the meaning assigned to such term in Section 6.07(b).

312. “Restricted Debt Payment Amount” means at any time the greater of $30,000,000 and 20.0% of Consolidated EBITDA for the most recently ended Test Period, minus the sum of (a) the amount of Restricted Debt Payments made by Holdings or any Restricted Subsidiary in reliance on Section 6.07(b)(iv)(A)(ii) and (b) the amount of Investments made by Holdings or any Restricted Subsidiary in reliance on Section 6.04(n)(A)(iii).

313. “Restricted Investment” means an Investment other than those Investments permitted pursuant to Section 6.04.

314. “Restricted Payment” means (1) any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in Holdings or any Restricted Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interests in Holdings or any Restricted Subsidiary or any option, warrant or other right to acquire any such Equity Interests and (2) any Restricted Investment.

315. “Restricted Payment Amount” means at any time the greater of $30,000,000 and 20.0% of Consolidated EBITDA for the most recently ended Test Period, minus the sum of (a) the amount of Restricted Payments made by Holdings or any Restricted Subsidiary in reliance on Section 6.07(a)(vi)(A)(i), (b) the amount of Restricted Debt Payments made by Holdings or any Restricted Subsidiary in reliance on Section 6.07(b)(iv)(A)(ii) and (c) the amount of Investments made by Holdings or any Restricted Subsidiary in reliance on Section 6.04(n)(A)(ii).

316. “Restricted Subsidiary” means any Subsidiary other than an Unrestricted Subsidiary.

317. “Retained Asset Sale Proceeds” has the meaning assigned to such term in clause (a) of the definition of “Prepayment Event”.

318. “Revaluation Date” means (a) with respect to any Loan, each of the following: (i) each date of a borrowing of a Eurocurrency Loan denominated in an Alternative Currency, as applicable, but only as to the amounts so borrowed on such date, (ii) each date of a continuation of a Eurocurrency Loan, as applicable, denominated in an Alternative Currency pursuant to the terms of this Agreement, but only as to the amounts so continued on such date, and (iii) such additional dates as the Administrative Agent shall determine during the continuance of an Event of Default or the Required Lenders shall require; and (b) with respect to any Letter of Credit denominated in an Alternative Currency, each of the following: (i) each date of issuance, amendment or extension of such Letter of Credit, but only as to the Letter of Credit so issued, amended or extended on such date, (ii) each date of any payment by the applicable Issuing Bank under any Letter of Credit denominated in an Alternative Currency, but only as to the Letter of Credit that is paid on such date, and (iii) such additional dates as the Administrative Agent or the applicable Issuing Bank (with notice thereof to the Administrative Agent) shall determine during the continuance of an Event of Default or the Required Lenders shall require.

319. “Revolving Availability” means the amount equal to (a) the aggregate Revolving Commitments as of the date of determination, minus (b) the aggregate Revolving Exposure of all Revolving Lenders as of such date.

320. “Revolving Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Revolving Maturity Date and the date of termination of the Revolving Commitments.

321. “Revolving Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum permitted aggregate amount of such Lender’s Revolving Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08, (b) increased from time to time pursuant to an Incremental Revolving Commitment Increase and (c) reduced or increased from time to time pursuant to (i) assignments by or to such Lender pursuant to an Assignment and Assumption or (ii) a Refinancing Amendment. The initial amount of each Lender’s Revolving Commitment is set forth on Schedule 2.01(a), or in the Assignment and Assumption or Refinancing Amendment or Incremental Facility Amendment pursuant to which such Lender shall have assumed its Revolving Commitment, as the case may be. The initial amount of the Lenders’ Revolving Commitments as of the Effective Date is $200,000,000.

322. “Revolving Credit Facility” means the Revolving Commitments and the provisions herein related to the Revolving Loans, Swingline Loans and Letters of Credit and, as the context may require, may refer to each of the foregoing with respect to a particular Class.

323. “Revolving Exposure” means, with respect to any Revolving Lender at any time, the sum of (a) the Dollar Equivalents of such Lender’s outstanding Revolving Loans, (b) such Lender’s LC Exposure and (c) such Lender’s Swingline Exposure at such time.

324. “Revolving Lender” means a Lender with a Revolving Commitment or, if the Revolving Commitments have terminated or expired, a Lender with Revolving Exposure.

325. “Revolving Loan” means a Loan made pursuant to Section 2.01.

326. “Revolving Maturity Date” means July 7, 2026.

327. “Revolving Note” means a promissory note of the Borrower payable to any Revolving Lender or its registered assigns, in substantially the form of Exhibit D hereto, evidencing the aggregate Indebtedness of the Borrower to such Revolving Lender resulting from the Revolving Loans made by such Revolving Lender to the Borrower.

328. “S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business, and any successor to its rating agency business.

329. “Sale Leaseback” means any transaction or series of related transactions pursuant to which Holdings or any Restricted Subsidiary (a) sells, transfers or otherwise disposes of any property, real or personal, whether now owned or hereafter acquired, and (b) as part of such transaction, thereafter rents or leases such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold, transferred or disposed of.

330. “Sanctions” means economic sanctions administered or enforced by the United States Government (including without limitation, sanctions enforced by OFAC or the U.S. Department of State), the European Union, any European Union member state, Her Majesty’s Treasury or the United Nations Security Council.

331. “Screen Rate” has the meaning set forth in the definition of “Interpolated Screen Rate”.

332. “SEC” means the Securities and Exchange Commission or any Governmental Authority succeeding to any of its principal functions.

333. “Secured Cash Management Obligations” means the due and punctual payment and performance of all obligations of Holdings and the Restricted Subsidiaries (other than Receivables Subsidiaries) in respect of any overdraft and related liabilities arising from treasury, depository, cash pooling arrangements and cash management services, corporate credit and purchasing cards and related programs or any automated clearing house transfers of funds (collectively, “Cash Management Services”) provided to Holdings or any Subsidiary (whether absolute or contingent and howsoever and whenever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor)) that are (a) owed to the Administrative Agent or any of its Affiliates, (b) owed on the Effective Date to a Person that is a Lender or an Affiliate of a Lender as of the Effective Date or (c) owed to a Person that is an Agent, a Lender or an Affiliate of an Agent or Lender at the time such obligations are incurred.

334. “Secured Obligations” means (a) the Loan Document Obligations, (b) the Secured Cash Management Obligations and (c) the Secured Swap Obligations (excluding with respect to any Guarantor, Excluded Swap Obligations of such Guarantor).

335. “Secured Parties” means (a) each Lender, each Issuing Bank and the Swingline Lender, (b) the Administrative Agent and Collateral Agent, (c) each other Agent, (d) each Person to whom any Secured Cash Management Obligations are owed, (e) each counterparty to any Swap Agreement the obligations under which constitute Secured Swap Obligations, (f) the beneficiaries of each indemnification obligation undertaken by any Loan Party under any Loan Document and (g) the successors and permitted assigns of each of the foregoing.

336. “Secured Swap Obligations” means the due and punctual payment and performance of all obligations of Holdings and the Restricted Subsidiaries (other than Receivables Subsidiaries) under each Swap Agreement that (a) is with a counterparty that is the Administrative Agent or any of its Affiliates, (b) is in effect on the Effective Date with a counterparty that is a Lender, an Agent or an Affiliate of a Lender or an Agent as of the Effective Date or (c) is entered into after the Effective Date with any counterparty that is a Lender, an Agent or an Affiliate of a Lender or an Agent at the time such Swap Agreement is entered into.

337. “Securities Act” means the Securities Act of 1933, as amended.

338. “Security Documents” means the Collateral Agreement and each other security agreement or pledge agreement, including any intellectual property security agreement executed and delivered pursuant to the Collateral and Guarantee Requirement, Section 4.01(e), Section 5.11, Section 5.12 or Section 5.13 to secure any of the Secured Obligations.

339. “Senior Representative” means, with respect to any series of Permitted Senior Priority Refinancing Debt, Permitted Junior Priority Refinancing Debt or other Indebtedness, the trustee, administrative agent, collateral agent, security agent or similar agent under the indenture or agreement pursuant to which such Indebtedness is issued, incurred or otherwise obtained, as the case may be, and each of their successors in such capacities.

340. “Significant Subsidiary” means any Restricted Subsidiary that, or any group of Restricted Subsidiaries that, taken together, as of the last day of the Fiscal Quarter most recently ended for which financial statements are available, had revenues or total assets (determined on a consolidated basis in accordance with GAAP) for such Fiscal Quarter in excess of 10.0% of the consolidated revenues or total assets, as applicable, of Holdings and the Restricted Subsidiaries for such Fiscal Quarter.

341. “Similar Business” means (1) any business conducted by Holdings or any Restricted Subsidiary on the Effective Date or (2) any business or other activities that are reasonably similar, ancillary, incidental, complementary or related to (including non-core incidental businesses acquired in connection with any Permitted Investment), or a reasonable extension, development or expansion of, the businesses that Holdings and the Restricted Subsidiaries conduct or propose to conduct on the Effective Date.

342. “SOFR” means, with respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the SOFR Administrator on the SOFR Administrator’s Website on the immediately succeeding Business Day.

343. “SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).

344. “SOFR Administrator’s Website” means the NYFRB’s Website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

345. “Sold Entity or Business” has the meaning assigned to such term in the definition of “Consolidated EBITDA.”

346. “Solvent” and “Solvency” means with respect to any Person on any date of determination, that on such date (i) the Fair Value and the Present Fair Saleable Value of the assets of a Person exceeds such Person’s Stated Liabilities and Identified Contingent Liability; (ii) such person does not have Unreasonably Small Capital; and (iii) such Person can pay its Stated Liabilities and Identified Contingent Liability as they mature. For purposes of the foregoing, (a) “Fair Value” shall mean the amount at which the assets (both tangible and intangible), in their entirety, of a Person would change hands between a willing buyer and a willing seller, within a commercially reasonable period of time, each having reasonable knowledge of the relevant facts, with neither being under any compulsion to act, (b) “Present Fair Salable Value” means the amount that could be obtained by an independent willing seller from an independent willing buyer if the assets (both tangible and intangible) of such Person are sold on a going concern basis with reasonable promptness in an arm’s-length transaction under present conditions for the sale of comparable business enterprises insofar as such conditions can be reasonably evaluated (provided that for purposes of determining Solvency on the Effective Date, this clause (b) shall be calculated after giving effect to the consummation of the Transactions (including the execution and delivery of this Agreement, the making of the Loans and the use of proceeds of such Loans on the Effective Date), (c) “Stated Liabilities” means the recorded liabilities (including contingent liabilities that would be recorded in accordance with GAAP) of such Person, (d) “Identified Contingent Liabilities” shall mean the maximum estimated amount of liabilities reasonably likely to result from pending litigation, asserted claims and assessments, guaranties, uninsured risks and other contingent liabilities of such Person; provided that for purposes of determining Solvency on the Effective Date, this clause (d) shall be calculated after giving effect to the consummation of the Transactions (including the execution and delivery of this Agreement, the making of the Loans and the use of proceeds of such Loans on the Effective Date (including all fees and expenses related thereto but exclusive of such contingent liabilities to the extent reflected in Stated Liabilities pursuant to the proviso in clause (c) above)) as identified and explained in terms of their nature and estimated magnitude by a Responsible Officer of Holdings or the Borrower, (e) “Can pay their Stated Liabilities and Contingent Liabilities as they mature” means such Person will have sufficient assets and cash flow to pay their respective Stated Liabilities and Identified Contingent Liabilities as those liabilities mature or (in the case of contingent liabilities) otherwise become payable; provided that for purposes of determining Solvency on the Effective Date, this clause (e) shall be calculated after giving effect to the consummation of the Transactions (including the execution and delivery of this Agreement, the making of the Loans and the use of proceeds of such Loans on the Effective Date) and (f) “Do not have Unreasonably Small Capital” means such Person will have sufficient capital to ensure that it is a going concern.

347. “Special Purpose Entity” means a direct or indirect wholly owned Subsidiary of any Loan Party (i) whose organizational documents contain restrictions on its purpose and activities intended to preserve its separateness from such Loan Party and/or one or more Subsidiaries of such Loan Party and (ii) that does not have any Indebtedness guaranteed by, or with respect to which there is recourse to, any other Restricted Subsidiary (other than any other Special Purpose Entity and excluding customary limited recourse pursuant to the Standard Securitization Undertakings) and whose transactions with Holdings, the Borrower and each other Restricted Subsidiary (other than any other Special Purpose Entity) are conducted on an arms-length basis.

348. “Specified Transaction” means, with respect to any period, any Investment, Disposition, incurrence or repayment of Indebtedness, Restricted Payment, Subsidiary designation, operating improvements, restructurings, New Project or other event that by the terms of the Loan Documents requires “Pro Forma Compliance” with a test or covenant hereunder or requires such test or covenant to be calculated on a “Pro Forma Basis” or after giving “Pro Forma Effect” to such event.

349. “Spot Rate” for an Agreed Currency means the rate reasonably determined by the Administrative Agent or the Issuing Bank (with notice to the Administrative Agent), as applicable, to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such Agreed Currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two (2) Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent or the Issuing Lender may obtain such spot rate from another financial institution reasonably designated by the Administrative Agent or the Issuing Bank if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such Agreed Currency; provided further that the Issuing Bank may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Letter of Credit denominated in an Alternative Currency.

350. “SPV” has the meaning assigned to such term in Section 9.04(f).

351. “Standard Securitization Undertakings” means all representations, warranties, covenants, pledges, transfers, purchases, dispositions, guaranties and indemnities (including repurchase obligations in the event of a breach of representation and warranty) and other undertakings made or provided, and servicing obligations undertaken, by any Loan Party or Subsidiary thereof that are customary in connection with a Permitted Receivables Financing.

352. “Statutory Reserve Rate” means, with respect to any currency, a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the reserve percentage which is in effect for such day as prescribed by the Board of Governors for determining the maximum reserve requirement (including any basic, supplemental or emergency reserves) in respect of eurocurrency liabilities or any similar category of liabilities for a member bank of the NYFRB or any other reserve ratio or analogous requirement of any central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Loans. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Sterling” and “£” mean the lawful currency of the United Kingdom.

353. “Subordinated Indebtedness” means any Indebtedness contractually subordinated in right of payment to the Loan Document Obligations.

354. “Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which Equity Interests representing more than 50.0% of the equity or more than 50.0% of the ordinary voting power or, in the case of a partnership, more than 50.0% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more Subsidiaries of the parent or by the parent and one or more Subsidiaries of the parent. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of Holdings (including, for the avoidance of doubt, the Borrower); provided that in no event shall the Travelers Instrument Issuer be or be deemed a “Subsidiary” at any time.

355. “Subsidiary Loan Party” means (a) each Restricted Subsidiary (other than the Borrower) that is or is required by the Loan Documents to be a party to the Guarantee Agreement and (b) any other Restricted Subsidiary of Holdings (other than the Borrower) that may be designated by the Borrower (by way of delivering to the Collateral Agent a supplement to the

Collateral Agreement and a supplement to the Guarantee Agreement, in each case, duly executed by such Subsidiary and otherwise complying with the Collateral and Guarantee Requirement) in its sole discretion from time to time to be a Guarantor in respect of the Secured Obligations, whereupon such Subsidiary shall be obligated to comply with the other requirements of Section 5.11 as if it were newly acquired; provided that, if at any time the Borrower designates a Foreign Subsidiary to be a Subsidiary Loan Party and notwithstanding anything herein to the contrary (including clause (d) in the last paragraph of the definition of “Collateral and Guarantee Requirement”), (x) the Borrower shall deliver such other collateral documents governed under the laws of the applicable non-U.S. jurisdiction and take such actions in such non-U.S. jurisdiction, in each case, reasonably acceptable to the Administrative Agent to grant security interests in favor of the Collateral Agent for the benefit of the Secured Parties and to perfect and make enforceable such security interests in the assets (other than Excluded Assets) and Equity Interests of such Foreign Subsidiary and (y) such designation shall be subject to the consent of the Administrative Agent (not to be unreasonably withheld, conditioned or delayed).

356. “Successor Borrower” has the meaning assigned to such term in Section 6.03(d).

357. “Supported QFC” has the meaning assigned to it in Section 9.22.

358. “Swap” means any agreement, contract, or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

359. “Swap Agreement” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement; provided, however, that no phantom stock or membership interest or similar plan providing for payments only on account of services provided by current or former managers, directors, officers, employees or consultants of Holdings or any Subsidiary shall be a Swap Agreement.

360. “Swap Obligation” means, with respect to any Person, any obligation to pay or perform under any Swap.

361. “Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Revolving Lender at any time shall be its Applicable Percentage of the aggregate Swingline Exposure at such time.

362. “Swingline Lender” means (a) Wells Fargo Bank, National Association, in its capacity as lender of Swingline Loans hereunder and (b) each Revolving Lender that shall have become a Swingline Lender hereunder as provided in Section 2.04(d) (other than any Person that shall have ceased to be a Swingline Lender as provided in Section 2.04(e)), each in its capacity as a lender of Swingline Loans hereunder.

363. “Swingline Loan” means a Loan made pursuant to Section 2.04.

364. “Swingline Sublimit” means $10,000,000.

365. “Tax Restructuring” means any reorganizations and other activities related to tax planning and tax reorganization (as determined by the Borrower in good faith) entered into after the date hereof so long as such Tax Restructuring does not impair the Guarantee or the security interests of the Lenders in any material respect and is otherwise not adverse to the Lenders in any material respect and after giving effect to such Tax Restructuring, Holdings and the Restricted Subsidiaries otherwise comply with Section 5.12.

366. “Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges, fees, assessments or withholdings (including backup withholdings) imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

367. “Term SOFR” means, for the applicable Corresponding Tenor as of the applicable Reference Time, the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

368. “Term SOFR Notice” means a notification by the Administrative Agent to the Lenders and the Borrower of the occurrence of a Term SOFR Transition Event.

369. “Term SOFR Transition Event” means the reasonable determination by the Administrative Agent that (a) Term SOFR has been recommended for use by the Relevant Governmental Body, (b) the administration of Term SOFR is administratively feasible for the Administrative Agent, (c) a Benchmark Transition Event or an Early Opt-in Election has previously occurred resulting in a Benchmark Replacement in accordance with Section 2.13 the Unadjusted Benchmark Replacement component of which is not Term SOFR and (d) no Other Benchmark Rate Election has previously occurred.

370. “Termination Date” means the date on which (a) all Commitments shall have been terminated, (b) all Loan Document Obligations (other than in respect of contingent indemnification claims and expense reimbursement claims not then due) shall have been paid in full and (c) all Letters of Credit (other than those that have been Cash Collateralized or back-stopped by a letter of credit or otherwise in a manner reasonably satisfactory to the relevant Issuing Bank) shall have been cancelled, terminated or have expired and all amounts drawn or paid thereunder shall have been reimbursed in full.

371. “Test Period” means, at any date of determination, (x) for purposes of Sections 6.09 and 6.10, the most recently completed four consecutive Fiscal Quarters ending on the quarter-end date in respect of which the ratio in each such Section is then being tested and (y) otherwise, the most recently completed four consecutive Fiscal Quarters ending on or prior to such date for which financial statements (a) have been delivered pursuant to Section 5.01(a) or 5.01(b) or (b) for which internally available financial statements have been made available to the Administrative Agent; provided that prior to the first date financial statements have been delivered pursuant to Section 5.01(a) or 5.01(b), the Test Period in effect shall be the period of twelve consecutive fiscal months of Holdings and the Borrower ended April 3, 2021.

372. “Total Net Leverage Ratio” means, on any date of determination, the ratio of (a) Consolidated Total Net Debt as of the last day of the Test Period most recently ended on or prior to such date of determination to (b) Consolidated EBITDA for the Test Period as of such date.

373. “Transactions” means, collectively, (a) the funding of any Revolving Loans on the Effective Date, the proceeds of which are applied in accordance with Section 5.10 hereof and the consummation of the other transactions contemplated by this Agreement, (b) the Effective Date Repayment, (c) the consummation of any other transactions in connection with the foregoing and (d) the payment of the fees and expenses incurred in connection with any of the foregoing (including the Transaction Costs).

374. “Transaction Costs” means any fees, expenses and other transaction costs incurred or paid by Holdings or any of the Subsidiaries in connection with the Transactions, this Agreement and the other Loan Documents and the transactions contemplated hereby and thereby.

375. “Travelers Instrument Issuer” means Champion Home Builders Residual Collections, LLC.

376. “Travelers Instrument Issuer LLC Agreement” means the limited liability company agreement, dated as of March 19, 2010 (as amended, amended and restated, supplemented or otherwise modified), by and among Champion Home Builders Residual Collections, LLC, and Champion Home Builders, Inc.

377. “Type,” when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

378. “UCC” or “Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that, at any time, if by reason of mandatory provisions of law, any or all of the perfection or priority of the Collateral Agent’s security interest in any item or portion of the Collateral is governed by the Uniform Commercial Code as in effect in a U.S. jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as in effect, at such time, in such other jurisdiction for purposes of the provisions hereof relating to such perfection or priority and for purposes of definitions relating to such provisions.

379. “UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom

Prudential Regulation Authority) or nay person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

380. “UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

381. “Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

382. “Unused Line Fee” means the fee paid by the Borrower to the Administrative Agent for the account of each Revolving Lender pursuant to Section 2.11.

383. “Unused Line Fee Percentage” means the percentage set forth in the definition of “Applicable Rate” under the column titled “Unused Line Fee”.

384. “Unrestricted Subsidiary” means any Subsidiary (other than the Borrower) of Holdings designated by the Borrower as an Unrestricted Subsidiary pursuant to Section 5.14 subsequent to the Effective Date.

385. “USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as amended from time to time.

386. “U.S. Special Resolution Regime” has the meaning assigned to it in Section 9.22.

387. “U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.16(e).

388. “Vehicles” means all railcars, cars, trucks, trailers, construction and earth moving equipment and other vehicles covered by a certificate of title law of any state and all tires and other appurtenances to any of the foregoing.

389. “Voting Stock” means, with respect to any Person, such Person’s Equity Interests having the right to vote for the election of directors of such Person under ordinary circumstances.

390. “Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.

391. “Wholly-Owned Subsidiary” means, with respect to any Person at any date, a Subsidiary of such Person of which securities or other ownership interests representing 100% of the Equity Interests (other than (a) directors’ qualifying shares and (b) nominal shares issued to foreign nationals to the extent required by applicable Requirements of Law) are, as of such date, owned, controlled or held by such Person or one or more Wholly-Owned Subsidiaries of such Person or by such Person and one or more Wholly-Owned Subsidiaries of such Person.

392. “Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

393. “Withholding Agent” means any Loan Party, the Administrative Agent and, in the case of any U.S. federal withholding tax, any other withholding agent, if applicable.

394. “Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligations in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of these powers.

b. Classification of Loans and Borrowings. For purposes of this Agreement, Loans and Borrowings may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurocurrency Loan”) or by Class and Type (e.g., a “Eurocurrency Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurocurrency Borrowing”) or by Class and Type (e.g., a “Eurocurrency Revolving Borrowing”).

c. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (a) any definition of or reference to any agreement (including this Agreement and the other Loan Documents), instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, amended and restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to

Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

d. Accounting Terms; GAAP.

i. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, except as otherwise specifically prescribed herein.

ii. Notwithstanding anything to the contrary herein, but subject to Section 1.08, for purposes of determining compliance with any test contained in this Agreement, the Total Net Leverage Ratio that is calculated with respect to any Test Period during which a Specified Transaction occurs shall be calculated on a Pro Forma Basis. Further, if since the beginning of any such Test Period and on or prior to the date of any required calculation of any financial ratio or test (x) any Specified Transaction has occurred or (y) any Person that subsequently became a Restricted Subsidiary or was merged, amalgamated or consolidated with or into Holdings or any of the Restricted Subsidiaries since the beginning of such Test Period has consummated any Specified Transaction, then, in each case, any applicable financial ratio or test shall be calculated on a Pro Forma Basis for such Test Period as if such Specified Transaction had occurred at the beginning of the applicable Test Period (it being understood, for the avoidance of doubt, that solely for purposes of (x) calculating quarterly compliance with Section 6.09 and Section 6.10 and (y) calculating the Total Net Leverage Ratio for purposes of the definition of “Applicable Rate” and the determination of the commitment fee rate, in each case, the date of the required calculation shall be the last day of the Test Period, and no Specified Transaction occurring thereafter shall be taken into account).

iii. In the event that Holdings elects to prepare its financial statements in accordance with IFRS and such election results in a change in the method of calculation of financial covenants, standards or terms (collectively, the “Accounting Changes”) in this Agreement, the Borrower and the Administrative Agent agree to enter into good faith negotiations in order to amend such provisions of this Agreement (including the levels applicable herein to any computation of the Total Net Leverage Ratio) so as to reflect equitably the Accounting Changes with the desired result that the criteria for evaluating Holdings’ financial condition shall be substantially the same after such change as if such change had not been made. Until such time as such an amendment shall have been executed and delivered by the Borrower, Holdings the Administrative Agent and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed in accordance with GAAP (as determined in good faith by a Responsible Officer of the Borrower) (it being agreed that the reconciliation between GAAP and IFRS used in such determination shall be made available to Lenders) as if such change had not occurred.

e. Currency Translation; Rates.

i. The Administrative Agent shall determine the Dollar Equivalent of any Borrowing denominated in a currency other than Dollars and the applicable Issuing Bank (with notice thereof to the Administrative Agent) shall determine the Dollar Equivalent of any Letter of Credit denominated in a currency other than Dollars. Such Dollar Equivalent shall become effective as of the applicable Revaluation Date and shall be the Dollar Equivalent of such amounts until the next Revaluation Date to occur. Notwithstanding the foregoing, for purposes of any determination under Article V, Article VI or Article VII or any determination under any other provision of this Agreement expressly requiring the use of a current exchange rate, all amounts incurred, outstanding or proposed to be incurred or outstanding in currencies other than Dollars shall be translated into the Dollar Equivalent (rounded to the nearest currency unit, with 0.5 or more of a currency unit being rounded upward); provided, however, that for purposes of determining compliance with Article VI with respect to the amount of any Indebtedness, Investment, Disposition or Restricted Payment in a currency other than Dollars, no Default or Event of Default shall be deemed to have occurred solely as a result of changes in rates of exchange occurring after the time such Indebtedness or Investment is incurred or Disposition or Restricted Payment made; provided further that, for the avoidance of doubt, the foregoing provisions of this Section 1.05 shall otherwise apply to such Sections, including with respect to determining whether any Indebtedness or Investment may be incurred or Disposition or Restricted Payment made at any time under such Sections. For purposes of any determination of Consolidated Total Debt or Consolidated Total Net Debt, amounts in currencies other than Dollars shall be translated into Dollars at the currency exchange rates used in preparing the most recently delivered financial statements pursuant to Section 5.01(a) or Section 5.01(b). Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify with the Borrower’s consent (such consent not to be unreasonably withheld) to appropriately reflect a change in currency of any country and any relevant market conventions or practices relating to such change in currency.

ii. Wherever in this Agreement in connection with a borrowing, conversion, continuation or prepayment of a Eurocurrency Loan or the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such borrowing, Loan or Letter of Credit is denominated in an Alternative Currency, such amount shall be the relevant Alternative Currency Equivalent of such Dollar amount (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent or the applicable Issuing Bank, as the case may be.

iii. The interest rate on Loans denominated in Dollars or an Alternative Currency may be determined by reference to a benchmark rate that is, or may in the future become, the subject of regulatory reform or cessation. Regulators have signaled the need to use alternative reference rates for some of these benchmark rates and, as a result, such benchmark rates may cease to comply with applicable laws and regulations, may be permanently discontinued or the basis on which they are calculated may change. The London interbank offered rate, which may be one of the benchmark rates with reference to which the interest rate on Loans may be determined, is intended to represent the rate at which contributing banks may obtain short-term borrowings from each other in the London interbank market. On March 5, 2021, the ICE Benchmark Administration (“IBA”), the administrator of the London interbank offered rate, and the Financial Conduct Authority (the “FCA”), the regulatory supervisor of IBA, announced in public statements (the

“Announcements”) that the final publication or representativeness date for the London interbank offered rate for: (a) Sterling, Yen, Swiss Francs and Euros will be December 31, 2021, (b) Dollars for 1-week and 2-month tenor settings will be December 31, 2021 and (c) Dollars for overnight, 1-month, 3-month, 6-month and 12-month tenor settings will be June 30, 2023. No successor administrator for IBA was identified in such Announcements. As a result, it is possible that commencing immediately after such dates, the London interbank offered rate for such currencies and tenors may no longer be available or may no longer be deemed a representative reference rate upon which to determine the interest rate on applicable Loans. There is no assurance that the dates set forth in the Announcements will not change or that IBA or the FCA will not take further action that could impact the availability, composition or characteristics of any London interbank offered rate. Public and private sector industry initiatives have been and continue, as of the date hereof, to be underway to implement new or alternative reference rates to be used in place of London interbank offered rates. In the event that the London interbank offered rate or any other then-current Benchmark is no longer available or in certain other circumstances set forth in Section 2.13, such Section 2.13 provides a mechanism for determining an alternative rate of interest. The Administrative Agent will notify the Borrower, pursuant to Section 2.13, of any change to the reference rate upon which the interest rate on Loans is based. However, the Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, (i) the continuation of, administration of, submission of, calculation of or any other matter related to the London interbank offered rate, the rates in the definition of “LIBO Rate” or any Benchmark, any component definition thereof or rates referenced in the definition thereof or with respect to any alternative, successor or replacement rate thereto (including any then-current Benchmark or any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement), as it may or may not be adjusted pursuant to Section 2.13, will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, such Benchmark or any other Benchmark prior to its discontinuance or unavailability (however, for the avoidance of doubt, none of the foregoing excuses performance of the express obligations of the Administrative Agent under this Agreement relating to interest rates), or (ii) the effect, implementation or composition of any Benchmark Replacement Conforming Changes. The Administrative Agent and its Affiliates or other related entities may engage in transactions that affect the calculation of a Benchmark, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto and such transactions may be adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any Benchmark, any component definition thereof or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

f. Timing of Payment of Performance. When payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or required on a day which is not a Business Day, the date of such payment (other than as described in the definition of “Interest Period”) or performance shall extend to the immediately succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.

g. Cashless Rollovers. Notwithstanding anything to the contrary contained in this Agreement or in any other Loan Document, to the extent that any Lender extends the maturity date of, or replaces, renews or refinances, any of its then-existing Loans with Loans in connection with any replacement revolving facility, extended revolving loans or loans incurred under a new credit facility, in each case, to the extent such extension, replacement, renewal or refinancing is effected by means of a “cashless roll” by such Lender, such extension, replacement, renewal or refinancing shall be deemed to comply with any requirement hereunder or any other Loan Document that such payment be made “in Dollars”, “in immediately available funds”, “in Cash” or any other similar requirement.

h. Certain Calculations and Tests.

i. Notwithstanding anything in this Agreement or any Loan Document to the contrary, for purposes of (i) determining compliance with any provision in this Agreement or any Loan Document that requires the calculation of any financial ratio or test (including, without limitation, Section 6.09 or 6.10 hereof and/or any Total Net Leverage Ratio test), (ii) other than for purposes of Section 4.02, determining compliance with representations and warranties or the requirement regarding the absence of a Default or Event of Default (or any type of Default or Event of Default) or (iii) testing any cap expressed as a percentage of Consolidated EBITDA or Consolidated Total Assets and any other availability of a “basket” or exception set forth in Article VI, in each case in connection with a Specified Transaction or other transaction permitted hereunder, undertaken in connection with the consummation of a Limited Condition Acquisition, the date of determination of whether any such action is permitted hereunder, at the election of the Borrower, after written notice to the Administrative Agent prior to the LCA Test Date (the Borrower’s election to exercise such option in connection with any Limited Condition Acquisition after written notice to the Administrative Agent prior to the LCA Test Date, an “LCA Election”), will be deemed to be the date the definitive agreements for such Limited Condition Acquisition are entered into (the “LCA Test Date”), and if, upon giving Pro Forma Effect to the Limited Condition Acquisition and the other transactions to be entered into in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) as if they had occurred at the beginning of the most recently completed Tests Period ending prior to the LCA Test Date, the Borrower could have taken such action on the relevant LCA Test Date in compliance with such ratios, representation, warranty, absence of Default or Event of Default or “basket”, such ratio, representation, warranty, absence of Default or Event of Default shall be deemed to have been complied with. For the avoidance of doubt, if the Borrower has made an LCA Election and (x) any of the ratios or “baskets” for which compliance was determined or tested as of the LCA Test Date are exceeded as a result of fluctuations in any such ratio or “basket” (including due to fluctuations of the target of any Limited Condition Acquisition) at or prior to the consummation of the relevant Limited Condition Acquisition, such “baskets” or ratios and other provisions will not be deemed to have been exceeded as a result of such fluctuations solely for purposes of determining whether the Limited Condition Acquisition is permitted hereunder and (y) in connection with any subsequent calculation of any ratio or “basket” availability on or following the relevant LCA Test Date and prior to the earlier of (i) the date on which such Limited Condition Acquisition is consummated or (ii) the date that the definitive agreement for such Limited Condition Acquisition is terminated or expires without consummation of such Limited Condition Acquisition, any such ratio or “basket” availability shall be calculated on a Pro Forma Basis assuming such Limited Condition Acquisition and other transactions in connection therewith (including any incurrence of debt and the use of proceeds thereof (but without netting the cash proceeds thereof) had been consummated. For the further avoidance of doubt, in the absence of an LCA Election, unless specifically stated in this Agreement to be otherwise, all determinations of (x) compliance with any financial ratio or test (including, without limitation, Section 6.09 hereof and/or any Total Net Leverage Ratio test) and/or any cap expressed as a percentage of Consolidated EBITDA or Consolidated Total Assets, (y) other than for purposes of Section 4.02, any representation and warranties, or any requirement regarding the absence of a Default or Event of Default (or any type of Default or Event of Default) or (z) any availability test under any “baskets”, shall be made as of the applicable date of the consummation of the Specified Transaction.

ii. Notwithstanding anything to the contrary herein, with respect to any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Agreement that does not require compliance with a financial ratio or test (including, without limitation, Section 6.09 and/or any Total Net Leverage Ratio test) (any such amounts, the “Fixed Amounts”) substantially concurrently with any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Agreement that requires compliance with a financial ratio or test (including, without limitation, Section 6.09 and/or any Total Net Leverage Ratio test) (any such amounts, the “Incurrence-Based Amounts”), it is understood and agreed that the Fixed Amounts (and any cash proceeds thereof) shall be disregarded in the calculation of the financial ratio or test applicable to the Incurrence-Based Amounts in connection with such substantially concurrent incurrence.

iii. Notwithstanding anything to the contrary herein, for purposes of the covenants described in Sections 6.01, 6.02 and 6.04, if any Indebtedness, Lien or Investment (or a portion thereof) would be permitted pursuant to one or more provisions described therein, the Borrower may divide and classify such Indebtedness, Liens or Investments (or a portion thereof) in any manner that complies with the covenants set forth in Sections 6.01, 6.02 and 6.04, as applicable, and may later divide and reclassify any such Indebtedness, Lien or Investment so long as the Indebtedness, Lien or Investment (as so divided and/or reclassified) would be permitted to be made in reliance on the applicable exception as of the date of such reclassification.

i. Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding up for five).

j. Additional Currencies.

i. The Borrower may from time to time request that Revolving Loans be made and/or Letters of Credit be issued in a currency other than Dollars; provided that such currency is (A) a lawful currency that is readily available and freely transferable and convertible into Dollars, (B) dealt with in the London or other applicable offshore interbank deposit market and (C) a currency for which no central bank or other governmental authorization in the country of issue of such currency is required to give authorization for the use of such currency by any Lender for making

Loans or any Issuing Bank for issuing Letters of Credit, as applicable, unless such authorization has been obtained and remains in full force and effect. In the case of any such request with respect to the making of Revolving Loans, such request shall be subject to the approval of the Administrative Agent and the Revolving Lenders, and in the case of any such request with respect to the issuance of Letters of Credit, such request shall be subject to the approval of the Administrative Agent and the applicable Issuing Bank.

ii. Any such request shall be made to the Administrative Agent not later than 11:00 a.m., (i) with respect to a request for an Alternative Currency for Revolving Loans, twenty (20) Business Days prior to the date of the desired Borrowing (or such other time or date as may be agreed by the Administrative Agent in its sole discretion) or (ii) with respect to a request for an Alternative Currency for issuance of Letters of Credit, five (5) Business Days prior to the date of the desired Letter of Credit (or such other time or date as may be agreed by the applicable Issuing Bank, in its sole discretion with notice to the Administrative Agent). In the case of any such request pertaining to Revolving Loans, the Administrative Agent shall promptly notify each Revolving Lender thereof; and in the case of any such request pertaining to Letters of Credit, the Administrative Agent shall promptly notify the applicable Issuing Bank thereof. Each Revolving Lender (in the case of any such request pertaining to Revolving Loans) shall notify the Administrative Agent, not later than 11:00 a.m., ten (10) Business Days after receipt of such request whether it consents, in its sole discretion, to the making of Revolving Loans in such requested currency. The applicable Issuing Bank (in the case of a request pertaining to Letters of Credit) shall notify the Administrative Agent, not later than 11:00 a.m., three (3) Business Days after receipt of such request whether it consents, in its sole discretion, to the issuance of Letters of Credit in such requested currency.

iii. Any failure by a Revolving Lender or any Issuing Bank, as the case may be, to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by such Revolving Lender or Issuing Bank, as the case may be, to permit Revolving Loans to be made or Letters of Credit to be issued in such requested currency. If the Administrative Agent and all the Revolving Lenders consent to making Revolving Loans in such requested currency, the Administrative Agent shall so notify the Borrower and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Borrowings of Revolving Loans; and if the Administrative Agent and an Issuing Bank consent to the issuance of Letters of Credit in such requested currency, the Administrative Agent shall so notify the Borrower and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Letter of Credit issuances by such Issuing Bank. If the Administrative Agent shall fail to obtain consent to any request for an additional currency under this Section 1.10, the Administrative Agent shall promptly so notify the Borrower.

k. Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its Equity Interests at such time.

2.

THE CREDITS

a. Commitments.

i. Subject to the terms and conditions set forth herein, each Revolving Lender agrees to make Revolving Loans to the Borrower denominated in Dollars or an Alternative Currency during the Revolving Availability Period in an aggregate principal amount which will not result in such Revolving Lender’s Revolving Exposure exceeding its Revolving Commitment. The Borrower may borrow, prepay and reborrow Revolving Loans.

ii. On the Effective Date, (i) each Revolving Lender that is also a Revolving Lender (as defined in the Existing Credit Agreement) under the Existing Credit Agreement (each, an “Existing Lender”) shall be deemed to have consented to the amendment and restatement of the Existing Credit Agreement set forth herein, and such Existing Lender shall be deemed to have converted all (or such lesser amount allocated to such Existing Lender by the Lead Arrangers) of its Revolving Commitment (as defined in the Existing Credit Agreement) under the Existing Credit Agreement (the “Existing Revolving Commitment”) into a Revolving Commitment under this Agreement (in such amount committed to by such Lender as set forth on Schedule 2.01(a)) and such Existing Lender shall thereafter be a Lender under this Agreement and (ii) each Existing Lender that will not be a Revolving Lender under this Agreement shall be deemed to have assigned its Existing Revolving Commitments to the Revolving Lenders under this Agreement in such a manner as required by the Administrative Agent to effect the Revolving Commitments set forth on Schedule 2.01(a) with the result that, for the avoidance of doubt, each Existing Lender that will not be a Revolving Lender under this Agreement will, as of the Effective Date, have no Revolving Commitments hereunder.

b. Loans and Borrowings.

i. Each Loan (other than a Swingline Loan) shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their respective Commitments of the applicable Class. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and, other than as expressly provided herein with respect to a Defaulting Lender, no Lender shall be responsible for any other Lender’s failure to make Loans as required hereby.

ii. Subject to Section 2.13, (i) each Borrowing denominated in Dollars shall be comprised entirely of ABR Loans or Eurocurrency Loans as the Borrower may request in accordance herewith, (ii) each Borrowing denominated in an Alternative Currency shall be comprised entirely of Eurocurrency Loans; provided that all Borrowings made on the Effective Date must be made as Dollar-denominated ABR Borrowings unless the Borrower shall have given the notice required for a Eurocurrency Borrowing under Section 2.03 and provided an indemnity letter extending the benefits of Section 2.15 to Lenders in respect of such Borrowings; provided further that Borrowings in an Alternative Currency shall not be available on the Effective Date and (iii) each

Swingline Loan shall be an ABR Loan. Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that (i) any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement, (ii) such Loan shall be deemed to have been made and held by such Lender, and the obligation of the Borrower to repay such Loan shall nevertheless be to such Lender for the account of such domestic or foreign branch or Affiliate of such Lender and (iii) in exercising such option, such Lender shall use reasonable efforts to minimize increased costs to the Borrower resulting therefrom (which obligation of such Lender shall not require it to take, or refrain from taking, actions that it determines would result in increased costs for which it will not be compensated hereunder or that it otherwise determines would be disadvantageous to it and in the event of such request for costs for which compensation is provided under this Agreement, the provisions of Section 2.14 shall apply); provided, further, that no such domestic or foreign branch or Affiliate of such Lender shall be entitled to any greater indemnification under Section 2.16 with respect to such Loan than that to which the applicable Lender was entitled on the date on which such Loan was made (except in connection with any indemnification entitlement arising as a result of any Change in Law after the date on which such Loan was made).

iii. At the commencement of each Interest Period for any Eurocurrency Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum; provided that a Eurocurrency Borrowing that results from a continuation of an outstanding Eurocurrency Borrowing may be in an aggregate amount that is equal to such outstanding Borrowing. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum. Each Swingline Loan shall be in an amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum. Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of 8 Eurocurrency Borrowings outstanding.

c. Requests for Borrowings. To request a Borrowing, the Borrower shall notify the Administrative Agent of such request by delivery (by hand delivery, facsimile or other electronic transmission) of a written Borrowing Request signed by the Borrower to the Administrative Agent (a) in the case of a Eurocurrency Borrowing denominated in Dollars, not later than 12:00 noon, New York City time, three Business Days before the date of the proposed Borrowing (or one Business Day in the case of any Eurocurrency Borrowing to be made on the Effective Date) (or such later time as the Administrative Agent may agree in its sole discretion), (b) in the case of a ABR Borrowing, not later than 12:00 noon, New York City time, one Business Day before the date of the proposed Borrowing or (c) in the case of a Eurocurrency Borrowing denominated in an Alternative Currency, not later than 12:00 noon, New York City, five Business Days before the date of the proposed Borrowing (or such later time as the Administrative Agent may agree in its sole discretion); provided that any such notice of an ABR Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(f) may be given not later than 12:00 noon, New York City time, on the date of the proposed Borrowing. Each such Borrowing Request shall be irrevocable upon delivery and shall specify the following information:

1. whether the requested Borrowing is to be a Revolving Borrowing or a Borrowing of any other Class (specifying the Class thereof);

2. the aggregate amount and the currency of such Borrowing;

3. the date of such Borrowing, which shall be a Business Day;

4. whether such Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing;

5. in the case of a Eurocurrency Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”;

6. the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.06, or, in the case of any ABR Borrowing or Swingline Loan requested to finance the reimbursement of an LC Disbursement as provided in Section 2.05(f), the identity of the Issuing Bank that made such LC Disbursement; and

7. that, as of the date of such Borrowing, the conditions set forth in Section 4.02(a) and Section 4.02(b) are satisfied.

If no election as to the Type of Borrowing is specified as to any Borrowing, then the requested Borrowing shall, if denominated in Dollars, be an ABR Borrowing. If no currency is specified as to any Borrowing, then the requested Borrowing shall be made in Dollars. If no Interest Period is specified with respect to any requested Eurocurrency Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section 2.03, the Administrative Agent shall advise each Lender of the applicable Class of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

d. Swingline Loans.

i. Subject to the terms and conditions set forth herein (including Section 2.21), in reliance upon the agreements of the other Lenders set forth in this Section 2.04, the Swingline Lender agrees to make Swingline Loans to the Borrower from time to time during the Revolving Availability Period denominated in Dollars in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate Revolving Exposures exceeding the aggregate Revolving Commitments or (ii) the aggregate amount of Swingline Loans outstanding exceeding the Swingline Sublimit; provided that (A) the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan and (B) the Swingline Lender shall not be under any obligation to make any Swingline Loan if, after giving effect to Section 2.21(a)(iv), any Defaulting Lender Fronting Exposure would remain outstanding. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swingline Loans.

ii. To request a Swingline Loan, the Borrower shall notify the Administrative Agent and the Swingline Lender of such request by written notice, not later than 12:00 noon, New York City time, on the day of such proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day), the amount of the requested Swingline Loan and, in the case of any Swingline Loan requested to finance the reimbursement of an LC Disbursement as provided in Section 2.05(f), the identity of the Issuing Bank that made such LC Disbursement. The Swingline Lender shall make each Swingline Loan available to the Borrower by means of a credit to the general deposit account of the Borrower maintained with the Swingline Lender (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(f), by remittance to the applicable Issuing Bank) by 3:00 p.m., New York City time, on the requested date of such Swingline Loan.

iii. The Swingline Lender may by written notice given to the Administrative Agent not later than 2:00 p.m., New York City time, on any Business Day require the Revolving Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Revolving Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Revolving Lender, specifying in such notice the Lender’s Applicable Percentage of such Swingline Loan or Swingline Loans. Each Revolving Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Applicable Percentage of such Swingline Loan or Swingline Loans. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this Section 2.04(c) is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or any reduction or termination of the Revolving Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Revolving Lender shall comply with its obligation under this Section 2.04(c) by wire transfer of immediately available funds, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders pursuant to this Section 2.04(c)), and the Administrative Agent shall promptly remit to the Swingline Lender the amounts so received by it from the Revolving Lenders. The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this Section 2.04(c), and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Borrower (or other Person on behalf of the Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted by the Swingline Lender to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Revolving Lenders that shall have made their payments pursuant to this Section 2.04(c) and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lender or the Administrative Agent, as the case may be, and thereafter to the Borrower, if and to the extent such payment is required to be refunded to the Borrower for any reason. The purchase of participations in a Swingline Loan pursuant to this Section 2.04(c) shall not relieve the Borrower of any default in the payment thereof.

iv. The Borrower may, at any time and from time to time, designate as additional Swingline Lenders one or more Revolving Lenders that agree to serve in such capacity as provided below; provided that such Swingline Lender is reasonably acceptable to the Administrative Agent (it being understood that each Revolving Lender that is a Lender on the Effective Date shall be deemed as reasonably acceptable to the Administrative Agent). The acceptance by a Revolving Lender of an appointment as a Swingline Lender hereunder shall be evidenced by an agreement, which shall be in form and substance reasonably satisfactory to the Administrative Agent and the Borrower, executed by the Borrower, the Administrative Agent and such designated Swingline Lender, and, from and after the effective date of such agreement, (i) such Revolving Lender shall have all the rights and obligations of a Swingline Lender under this Agreement and (ii) references herein to the term “Swingline Lender” shall be deemed to include such Revolving Lender in its capacity as a lender of Swingline Loans hereunder.

v. The Borrower may terminate the appointment of any Swingline Lender as a “Swingline Lender” hereunder by providing a written notice thereof to such Swingline Lender, with a copy to the Administrative Agent. Any such termination shall become effective upon the earlier of (i) such Swingline Lender’s acknowledging receipt of such notice and (ii) the fifth Business Day following the date of the delivery thereof, provided that no such termination shall become effective until and unless the Swingline Exposure of such Swingline Lender shall have been reduced to zero. Notwithstanding the effectiveness of any such termination, the terminated Swingline Lender shall remain a party hereto and shall continue to have all the rights of a Swingline Lender under this Agreement with respect to Swingline Loans made by it prior to such termination, but shall not make any additional Swingline Loans.

e. Letters of Credit.

i. General. Subject to the terms and conditions set forth herein (including, without limitation, Sections 2.05(e) and 2.21), each Issuing Bank agrees, in reliance upon the agreement of the Revolving Lenders set forth in this Section 2.05, to issue Letters of Credit denominated in Dollars or such Alternative Currencies to which the relevant Issuing Bank may agree in accordance with Section 1.10 for the account of the Borrower (or for the account of Holdings or any Restricted Subsidiary so long as Holdings or such Restricted Subsidiary, as applicable, are co-applicants in respect of such Letter of Credit), in a form reasonably acceptable to the Administrative Agent and the applicable Issuing Bank, which shall reflect the standard operating procedures of such Issuing Bank, at any time and from time to time during the Revolving Availability Period and prior to the fifth Business Day prior to the Revolving Maturity Date. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the applicable Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control. Notwithstanding anything herein to the contrary, no Issuing Bank shall be required (but, for the avoidance of doubt, each Issuing Bank shall have the option), to issue Letters of Credit in an aggregate amount greater than such Issuing Bank’s Applicable Percentage as a Revolving Lender.

ii. Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall deliver in writing by hand delivery or facsimile (or transmit by electronic communication, if arrangements for doing so have been approved by the recipient) to the applicable Issuing Bank and the Administrative Agent (at least five Business Days before the requested date of issuance, amendment, renewal or extension or such shorter period as the applicable Issuing Bank and the Administrative Agent may agree) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (d) of this Section 2.05), the amount and currency of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the applicable Issuing Bank, the Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of any Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension, (i) the aggregate LC Exposure attributable to Letters of Credit issued by such Issuing Bank shall not exceed the LC Commitment of such Issuing Bank, (ii) the aggregate Revolving Exposures shall not exceed the aggregate Revolving Commitments, (iii) the Revolving Exposure of any Issuing Bank shall exceed such Issuing Bank’s Revolving Commitment and (iv) the aggregate LC Exposure shall not exceed the Letter of Credit Sublimit. No Issuing Bank shall be under any obligation to issue any Letter of Credit if (i) any order, judgment or decree of any Governmental Authority or arbitrator shall enjoin or restrain such Issuing Bank from issuing the Letter of Credit, or any law applicable to such Issuing Bank or any directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Bank shall prohibit the issuance of letters of credit generally or the Letter of Credit in particular, or shall impose upon such Issuing Bank with respect to the Letter of Credit any restriction, reserve or capital requirement (for which such Issuing Bank is not otherwise compensated hereunder) not in effect on the Effective Date, or shall impose upon such Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Effective Date and which such Issuing Bank in good faith deems material to it, or if such issuance would violate one or more policies or procedures of such Issuing Bank, (ii) any Lender is at that time a Defaulting Lender if, after giving effect to Section 2.21(a)(iv), any Defaulting Lender Fronting Exposure remains outstanding, unless such Issuing Bank has entered into arrangements, including the delivery of Cash Collateral, reasonably satisfactory to such Issuing Bank with the Borrower or such Lender to eliminate such Issuing Bank’s Defaulting Lender Fronting Exposure arising from either the Letter of Credit then proposed to be issued or such Letter of Credit and all other LC Exposure as to which such Issuing Bank has Defaulting Lender Fronting Exposure, or (iii) the issuance thereof violates any policies or procedures of such Issuing Bank.

iii. Notice. Each Issuing Bank agrees that it shall not permit any issuance, amendment, renewal or extension of a Letter of Credit to occur unless it shall have given to the Administrative Agent written notice thereof required under paragraph (m) of this Section 2.05(c).

iv. Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date that is one year after the date of the issuance of such Letter of Credit (or, in the case of any extension thereof, one year after the then-current expiration date at the time of such extension) and (ii) the date that is the fifth Business Day prior to the Revolving Maturity Date; provided that if such expiry date is not a Business Day, such Letter of Credit shall expire at or prior to close of business on the next succeeding Business Day; provided, however, that any

Letter of Credit may, upon the request of the Borrower, include a provision whereby such Letter of Credit shall be extended automatically for additional consecutive periods of one year or less (but not beyond the date that is five Business Days prior to the Revolving Maturity Date unless Cash Collateralized or backstopped pursuant to arrangements reasonably satisfactory to the Issuing Bank thereof) unless the applicable Issuing Bank notifies the beneficiary thereof within the time period specified in such Letter of Credit or, if no such time period is specified, at least 30 days prior to the then-applicable expiration date, that such Letter of Credit will not be extended; provided that such extended terms are reasonably satisfactory to the relevant Issuing Bank.

v. Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank that is the issuer thereof or the Lenders, such Issuing Bank hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Revolving Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of such Issuing Bank, such Revolving Lender’s Applicable Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the Borrower on the date due as provided in Section 2.05(f) in the currency of such LC Disbursement, or of any reimbursement payment required to be refunded to the Borrower for any reason; provided that if such LC Disbursement is denominated in an Alternative Currency, each Revolving Lender’s Applicable Percentage of such LC Disbursement shall be paid in Dollars in the amount of the Dollar Equivalent thereof). Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this Section 2.05(e) in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or any reduction or termination of the Revolving Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

vi. Reimbursement. If an Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement in the currency thereof not later than 4:00 p.m., New York City time, (i) on the Business Day (or if Revolving Availability is zero, two Business Days immediately following the Business Day) that the Borrower receives written notice of such LC Disbursement if such notice is received by the Borrower on or before 12:00 noon, New York City time or (ii) on the Business Day immediately following the Business Day (or if Revolving Availability is zero, two Business Days immediately following the Business Day) that the Borrower receives notice of such LC Disbursement if such notice is received by the Borrower after 12:00 noon, New York City time; provided that, if such LC Disbursement is denominated in Dollars and is not less than $100,000 (or such lesser amount as reasonably agreed to by the Administrative Agent), the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or Section 2.04 that such payment be financed with an ABR Revolving Borrowing or a Swingline Loan, in each case in an equivalent amount, and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing or Swingline Loan. If the Borrower fails to make such payment when due, the Administrative Agent shall notify each

Revolving Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Revolving Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Revolving Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the applicable currency and in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders pursuant to this Section 2.05(f)), and the Administrative Agent shall promptly remit to the applicable Issuing Bank the amounts so received by it from the Revolving Lenders; provided that if such LC Disbursement is denominated in an Alternative Currency, such payment shall be made in Dollars in the Dollar Equivalent thereof). Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this Section 2.05(f), the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to this Section 2.05(f) to reimburse such Issuing Bank, then to such Revolving Lenders and such Issuing Bank as their interests may appear. Any payment made by a Revolving Lender or the Swingline Lender pursuant to this Section 2.05(f) to reimburse any Issuing Bank for any LC Disbursement (other than the funding of an ABR Revolving Loan or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

vii. Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in Section 2.05(f) is absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by an Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.05(g), constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. None of the Administrative Agent, the Lenders, the Issuing Banks or any of their Affiliates shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Banks; provided that the foregoing shall not be construed to excuse any Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential or punitive damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of any Issuing Bank (as determined by a court of competent jurisdiction in a final, nonappealable judgment), such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented that appear on their face to be in substantial compliance with the terms of a Letter of Credit, an Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit, and any such acceptance or refusal shall be deemed not to constitute gross negligence or willful misconduct.

viii. Disbursement Procedures. Each Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. Each Issuing Bank shall promptly notify the Administrative Agent and the Borrower in writing of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such Issuing Bank and the Revolving Lenders with respect to any such LC Disbursement in accordance with Section 2.05(f).

ix. Interim Interest. If an Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is required to be reimbursed pursuant to Section 2.05(f), the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, (i) in the case of an LC Disbursement denominated in Dollars, at the rate per annum then applicable to ABR Revolving Loans, and (ii) in the case of an LC Disbursement denominated in any other currency, a rate per annum determined by the applicable Issuing Bank (which determination will be conclusive absent manifest error) to represent its cost of funds plus the Applicable Rate used to determine interest applicable to Eurocurrency Revolving Loans; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to Section 2.05(f), then Section 2.12(c) shall apply. Interest accrued pursuant to this Section 2.05(i) shall be paid to the Administrative Agent, for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to Section 2.05(f) to reimburse such Issuing Bank shall be for the account of such Lender to the extent of such payment and shall be payable on demand or, if no demand has been made, on the date on which the Borrower reimburses the applicable LC Disbursement in full.

x. Cash Collateralization. If any Event of Default shall occur and be continuing, or if the maturity of the Loans has been accelerated, then on the Business Day on which the Borrower receives notice from the Administrative Agent or the Required Lenders demanding the deposit of Cash Collateral pursuant to this Section 2.05(j), the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Revolving Lenders, an amount of cash in each applicable currency equal to the portion of the LC Exposure attributable to Letters of Credit denominated in such currency as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such Cash Collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to Holdings or the Borrower described in clause (h) or (i) of Section 7.01. The Borrower also shall deposit Cash Collateral pursuant to this Section 2.05(j) as and to the extent required by

Section 2.10(b). Each such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement. At any time that there shall exist a Defaulting Lender, if any Defaulting Lender Fronting Exposure remains outstanding (after giving effect to Section 2.21(a)(iv)), then promptly upon the request of the Administrative Agent, any Issuing Bank or the Swingline Lender, the Borrower shall deliver to the Administrative Agent Cash Collateral in an amount sufficient to cover such Defaulting Lender Fronting Exposure (after giving effect to any Cash Collateral provided by the Defaulting Lender). The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent in Cash Equivalents and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Banks for LC Disbursements for which they have not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Revolving Lenders with LC Exposure representing more than 50.0% of the aggregate LC Exposure of all the Revolving Lenders), be applied to satisfy other obligations of the Borrower under this Agreement in accordance with the terms of the Loan Documents. If the Borrower is required to provide an amount of Cash Collateral hereunder as a result of the occurrence of an Event of Default or the existence of a Defaulting Lender, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived or after the termination of Defaulting Lender status, as applicable. If the Borrower is required to provide an amount of Cash Collateral hereunder pursuant to Section 2.10(b), such amount (to the extent not applied as aforesaid) shall be returned to the Borrower as and to the extent that, after giving effect to such return, the Borrower would remain in compliance with Section 2.10(b) and no Event of Default shall have occurred and be continuing.

xi. Designation of Additional Issuing Banks. The Borrower may, at any time and from time to time, designate as additional Issuing Banks one or more Revolving Lenders that agree to serve in such capacity as provided below. The acceptance by a Revolving Lender of an appointment as an Issuing Bank hereunder shall be evidenced by an agreement, which shall be in form and substance reasonably satisfactory to the Administrative Agent and the Borrower, executed by the Borrower, the Administrative Agent and such designated Revolving Lender and, from and after the effective date of such agreement, (i) such Revolving Lender shall have all the rights and obligations of an Issuing Bank under this Agreement and (ii) references herein to the term “Issuing Bank” shall be deemed to include such Revolving Lender in its capacity as an issuer of Letters of Credit hereunder.

xii. Termination of an Issuing Bank. The Borrower may terminate the appointment of any Issuing Bank as an “Issuing Bank” hereunder by providing a written notice thereof to such Issuing Bank, with a copy to the Administrative Agent. Any such termination shall become effective upon the earlier of (i) such Issuing Bank’s acknowledging receipt of such notice and (ii) the fifth Business Day following the date of the delivery thereof; provided that no such termination shall become effective until and unless the LC Exposure attributable to Letters of Credit issued by such Issuing Bank (or its Affiliates) shall have been reduced to zero. At the time any such termination shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the terminated Issuing Bank pursuant to Section 2.11(b). Notwithstanding the effectiveness of any such termination, the terminated Issuing Bank shall remain a party hereto and shall continue to have all the rights of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such termination, but shall not issue any additional Letters of Credit.

xiii. Issuing Bank Reports to the Administrative Agent. Unless otherwise agreed by the Administrative Agent, each Issuing Bank shall, in addition to its notification obligations set forth elsewhere in this Section 2.05, report in writing to the Administrative Agent (i) periodic activity (for such period or recurrent periods as shall be requested by the Administrative Agent) in respect of Letters of Credit issued by such Issuing Bank, including all issuances, extensions, amendments and renewals, all expirations and cancellations and all disbursements and reimbursements, (ii) within five Business Days following the time that such Issuing Bank issues, amends, renews or extends any Letter of Credit, the date of such issuance, amendment, renewal or extension, and the currency and face amount of the Letters of Credit issued, amended, renewed or extended by it and outstanding after giving effect to such issuance, amendment, renewal or extension (and whether the amounts thereof shall have changed), (iii) on each Business Day on which such Issuing Bank makes any LC Disbursement, the date, currency and amount of such LC Disbursement, (iv) on any Business Day on which the Borrower fails to reimburse an LC Disbursement required to be reimbursed to such Issuing Bank on such day, the date of such failure and amount of such LC Disbursement and (v) on any other Business Day, such other information as the Administrative Agent shall reasonably request as to the Letters of Credit issued by such Issuing Bank.

xiv. Existing Letters of Credit. On the Effective Date, the Existing Letters of Credit shall be deemed to be Letters of Credit hereunder.

f. Funding of Borrowings.

i. Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds in the applicable currency by 10:00 a.m., New York City time, to the Applicable Account of the Administrative Agent most-recently designated by it for such purpose by notice to the Lenders; provided that Swingline Loans shall be made as provided in Section 2.04. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with the Administrative Agent and designated by the Borrower in the applicable Borrowing Request; provided that ABR Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(f) shall be remitted by the Administrative Agent to the applicable Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to Section 2.05(f) to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank as their interests may appear.

ii. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.06(a) and may, in reliance on such assumption and in its sole discretion, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender agrees to pay to the Administrative Agent an amount equal to such share on demand of the Administrative Agent. If such Lender does not pay such corresponding amount forthwith upon demand of the Administrative Agent therefor, the Administrative Agent shall promptly notify the Borrower, and the Borrower agrees to pay such corresponding amount to the Administrative Agent forthwith on demand. The Administrative Agent shall also be entitled to recover from such Lender or the Borrower interest on such corresponding amount, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, (A) if such Borrowing is denominated in Dollars, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (B) if such Borrowing is denominated in any Alternative Currency, the rate reasonably determined by the Administrative Agent to be its cost of funding such amount, or (ii) in the case of the Borrower, the interest rate applicable to such Borrowing in accordance with Section 2.12. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

iii. Obligations of the Lenders hereunder to make Loans, to fund participations in Letters of Credit and Swingline Loans and to make payments pursuant to Section 9.03(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 9.03(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and, other than as expressly provided herein with respect to a Defaulting Lender, no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 9.03(c).

g. Interest Elections.

i. Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request or designated by Section 2.03 and, in the case of a Eurocurrency Borrowing, shall have an initial Interest Period as specified in such Borrowing Request or designated by Section 2.03. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurocurrency Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.07. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section 2.07 shall not apply to Swingline Loans, which may not be converted or continued.

ii. To make an election pursuant to this Section 2.07, the Borrower shall notify the Administrative Agent of such election by delivery (by hand delivery, facsimile or other electronic transmission) to the Administrative Agent of a written Interest Election Request signed by the Borrower by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such Interest Election Request shall be irrevocable upon delivery.

iii. Each Interest Election Request shall specify the following information in compliance with Section 2.03:

1. the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

2. the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

3. whether the resulting Borrowing is to be an ABR Borrowing (solely to the extent such Borrowing is denominated in Dollars) or a Eurocurrency Borrowing; and

4. if the resulting Borrowing is to be a Eurocurrency Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period.”

If any such Interest Election Request requests a Eurocurrency Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

iv. Promptly following receipt of an Interest Election Request in accordance with this Section 2.07, the Administrative Agent shall advise each Lender of the applicable Class of the details thereof and of such Lender’s portion of each resulting Borrowing.

v. If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurocurrency Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be continued as a Eurocurrency Borrowing for an additional Interest Period of one month. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing, (i) no outstanding Borrowing denominated in Dollars may be converted to or continued as a Eurocurrency Borrowing, (ii) unless repaid, each Eurocurrency Borrowing denominated in Dollars shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto and (iii) unless repaid, each Eurocurrency Borrowing denominated in any Alternative Currency shall be continued as a Eurocurrency Borrowing in its original currency with an Interest Period of one month’s duration.

h. Termination and Reduction of Commitments.

i. Unless previously terminated, the Revolving Commitments shall terminate on the Revolving Maturity Date.

ii. The Borrower may at any time terminate, or from time to time reduce, the Commitments of any Class; provided that (i) each reduction of the Commitments of any Class shall be in an amount that is an integral multiple of $500,000 and not less than $1,000,000 and (ii) the Borrower shall not terminate or reduce the Revolving Commitments if, after giving effect to any concurrent prepayment of the Revolving Loans or Swingline Loans in accordance with Section 2.10, the aggregate Revolving Exposures would exceed the aggregate Revolving Commitments.

iii. The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Revolving Commitments under paragraph (b) of this Section 2.08 at least one Business Day prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any such notice, the Administrative Agent shall advise the Revolving Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section 2.08 shall be irrevocable; provided that a notice of termination or reduction of the Revolving Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or the receipt of the proceeds from the issuance of other Indebtedness or the occurrence of some other identifiable event or condition, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date of termination or reduction) if such condition is not satisfied. Any termination or reduction of the Revolving Commitments of any Class shall be permanent. Each reduction of the Revolving Commitments of any Class shall be made ratably among the Revolving Lenders in accordance with their respective Revolving Commitments of such Class.

i. Repayment of Loans; Evidence of Debt.

i. The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan of such Lender on the Revolving Maturity Date and (ii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan made by the Swingline Lender on the earlier to occur of (A) the date that is 10 Business Days after such Loan is made and (B) the Revolving Maturity Date, provided that on each date that a Revolving Borrowing in Dollars is made, the Borrower shall repay all Swingline Loans that were outstanding on the date of such Borrowing was requested.

ii. Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

iii. The Administrative Agent shall maintain the Register pursuant to Section 9.04(b)(iv) in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

iv. The entries made in the accounts maintained pursuant to paragraphs (b) and (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein, provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to pay any amounts due hereunder in accordance with the terms of this Agreement. In the event of any inconsistency between the entries made pursuant to paragraphs (b) and (c) of this Section, the accounts maintained by the Administrative Agent pursuant to paragraph (c) of this Section shall control.

v. Any Lender may request through the Administrative Agent that Loans of any Class made by it be evidenced by a promissory note. In such event with respect to Revolving Loans, the Borrower shall execute and deliver to such Lender a Revolving Note, payable to such Lender or its registered assigns.

j. Prepayment of Loans.

i. The Borrower shall have the right at any time and from time to time to prepay any Revolving Borrowing in whole or in part, without premium or penalty.

ii. In the event and on each occasion that the Dollar Equivalent of the aggregate Revolving Exposures exceeds the aggregate Revolving Commitments, the Borrower shall prepay Revolving Borrowings or Swingline Loans (or, if no such Borrowings are outstanding, deposit Cash Collateral in an account with the Administrative Agent pursuant to Section 2.05(j)) in an aggregate amount necessary to eliminate such excess.

iii. In the event and on each occasion that any Net Proceeds are received by or on behalf of Holdings or any Restricted Subsidiary in respect of any Prepayment Event, the Borrower shall, within three Business Days after such Net Proceeds are received (or, in the case of any Prepayment Event described in clause (b) of the definition of the term “Prepayment Event”, on the date of such Prepayment Event), prepay the Loans as set forth in paragraph (d) below in an aggregate amount equal to 100% of the amount of such Net Proceeds; provided that in the case of any event described in clause (a) of the definition of the term “Prepayment Event”, if, as of the date of such Prepayment Event, the Total Net Leverage Ratio is no greater than 0.75x below the level required by the applicable Financial Maintenance Covenant in effect on such date, the amount to be so prepaid shall be in an aggregate amount equal to 50% of the amount of such Net Proceeds; provided further that, in the case of any event described in clause (a) of the definition of the term “Prepayment Event”, if Holdings and the Restricted Subsidiaries invest (or commit to invest) the Net Proceeds from such event (or a portion thereof) within 12 months after receipt of such Net Proceeds in Holdings and the Restricted Subsidiaries (including any Investments permitted under Section 6.04 (other than 6.04(a)), then no prepayment shall be required pursuant to this Section 2.10(c) in respect of such Net Proceeds in respect of such event (or the applicable portion of such Net Proceeds, if applicable) except to the extent of any such Net Proceeds therefrom that have not been so invested (or committed to be invested) by the end of such 12-month period (or, if committed to be so invested within such 12-month period, have not been so invested within 180 days after the end of the 12-month period that follows receipt thereof), at which time a prepayment shall be required in an amount equal to such Net Proceeds that have not been so invested (or committed to be invested); provided further that the Borrower may use a portion of such Net Proceeds to prepay or repurchase any other Indebtedness that is secured by the Collateral on a pari passu basis with the Revolving Loans to the extent such other Indebtedness and the Liens securing the same are permitted hereunder and the documentation governing such other Indebtedness requires such a prepayment or repurchase thereof with the proceeds of such Prepayment Event, in each case in an amount not to exceed the product of (x) the amount of such Net Proceeds and (y) a fraction, the numerator of which is the outstanding principal amount of such other Indebtedness and the denominator of which is the aggregate outstanding principal amount of Revolving Loans and such other Indebtedness.

iv. Prior to any optional or mandatory prepayment of Borrowings hereunder, the Borrower shall select the Type of Borrowing or Borrowings of the applicable Class or Classes to be prepaid (it being understood that all mandatory prepayments shall be pro rata as among Classes, unless a Class shall have elected, as to itself, a lesser than pro rata prepayment) and shall specify such selection in the notice of such prepayment pursuant to paragraph (e) of this Section substantially in the form of Exhibit G hereto (the “Notice of Prepayment”). Any mandatory prepayment of Revolving Loans required by Section 2.10(c) shall not require any corresponding permanent reduction in the Revolving Commitments. In the absence of a designation by the Borrower as described in the preceding provisions of this Section 2.10(d) of the Type of Borrowing of any Class, the Administrative Agent shall make such designation in its reasonable discretion with a view, but no obligation, to minimize breakage costs owing under Section 2.15.

v. The Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) of any optional prepayment pursuant to Section 2.10(a) and, to the extent practicable, any mandatory prepayment hereunder by delivering a Notice of Prepayment to the Administrative Agent (i) in the case of prepayment of a Eurocurrency Borrowing, not later than 12:00 noon, New York City time, three Business Days before the date of prepayment or (ii) in the case of prepayment of an ABR Borrowing, not later than 12:00 noon, New York City time, one Business Day before the date of prepayment. Each such notice shall be irrevocable (except as set forth in the following proviso) and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment; provided that a notice of optional prepayment may state that such notice is conditional upon the effectiveness of other credit facilities or the receipt of the proceeds from the issuance of other Indebtedness or the occurrence of some other identifiable refinancing event or condition, in which case such notice of prepayment may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified date of prepayment) if such condition is not satisfied. Promptly following receipt of any such notice (other than a notice relating solely to Swingline Loans), the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing except to the extent otherwise set forth in Section 2.10(d). Prepayments shall be accompanied by accrued interest to the extent required by Section 2.12. At the Borrower’s election in connection with any prepayment pursuant to this

Section 2.10, such prepayment shall not be applied to any Revolving Loan of a Defaulting Lender and shall be allocated ratably among the relevant non-Defaulting Lenders.

vi. Notwithstanding any other provisions of Section 2.10(c), (A) to the extent that and for so long as the Borrower has determined in good faith that repatriation of any or all of the Net Proceeds of any Prepayment Event set forth in clause (a) of the definition thereof by a Foreign Subsidiary giving rise to a prepayment pursuant to Section 2.10(c) (a “Foreign Prepayment Event”) would have a material adverse tax consequence (taking into account any foreign tax credit or benefit actually realized in connection with such repatriation), including any withholding tax, with respect to such Net Proceeds if such amount were repatriated as a dividend, the Net Proceeds so affected will not be required to be applied to repay Loans at the times provided in Section 2.10(c), as the case may be, and such amounts may be retained by the applicable Foreign Subsidiary; provided that when the Borrower determines in good faith that repatriation of any of or all the Net Proceeds of any Foreign Prepayment Event would no longer have a material adverse tax consequence (taking into account any foreign tax credit or benefit actually realized in connection with such repatriation) with respect to such Net Proceeds if such amount were repatriated as a dividend, such Net Proceeds shall be promptly (and in any event not later than five Business Days after such repatriation) applied (net of additional taxes payable or reserved against as a result thereof) to the repayment of the Loans pursuant to Section 2.10(c), as applicable and (B) in connection with any prepayment attributable to any Joint Venture, to the extent that repatriation of any or all of the Net Proceeds of any Foreign Prepayment Event violate any organizational document of any Joint Venture (or any relevant shareholders’ or similar agreement) existing on the Effective Date or the date of investment in such Joint Venture (so long as such restrictions in such organizational documents were not entered into for purposes of circumventing such Joint Venture’s obligations to make any payment in respect of a Foreign Prepayment Event), in each case if the amount subject to the relevant prepayment were upstreamed or transferred as a distribution or dividend the portion of such Net Proceeds so affected will not be required to be applied to repay Loans at the times provided in Section 2.10(c), as the case may be, and such amounts may be retained by the applicable Foreign Subsidiary so long, but only so long, as the applicable organizational documents will not permit repatriation to the Borrower or Holdings, as applicable, and once such repatriation of any of such affected Net Proceeds is permitted under the applicable organizational documents, such repatriation will be promptly effected and such repatriated Net Proceeds will be promptly (and in any event not later than five Business Days after such repatriation) applied (net of additional taxes payable or reserved against as a result thereof) to the repayment of the Loans pursuant to Section 2.10(c), as applicable.

k. Fees.

i. The Borrower agrees to pay to the Administrative Agent in Dollars for the account of each Revolving Lender an unused line fee at the Applicable Rate identified as the Unused Line Fee Percentage on the average daily unused amount of the Revolving Commitment of such Lender during the period from and including the Effective Date to but excluding the date on which the Revolving Commitments terminate. Accrued unused line fees shall be payable in arrears on the last Business Day of March, June, September and December of each year and on the date on which the Revolving Commitments terminate, commencing on the first such date to occur after the date hereof. All unused line fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). For purposes of computing the unused line fees, a Revolving Commitment of a Lender shall be deemed to be used to the extent of the outstanding Revolving Loans and LC Exposure of such Lender (and the Swingline Exposure of such Lender shall be disregarded for such purpose).

ii. The Borrower agrees to pay (i) to the Administrative Agent in Dollars for the account of each Revolving Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the Applicable Rate used to determine the interest rate applicable to Eurocurrency Revolving Loans on the daily face amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Revolving Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to each Issuing Bank in Dollars a fronting fee, which shall accrue at 0.125% per annum or other rate agreed to by the relevant Issuing Bank and the Borrower on the average daily face amount of the LC Exposure attributable to Letters of Credit issued by such Issuing Bank (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any LC Exposure, as well as such Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last Business Day of March, June, September and December of each year shall be payable on the third Business Day following such last Business Day, commencing on the first such date to occur after the Effective Date, provided that all such fees shall be payable on the date on which the Revolving Commitments terminate and any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand. Any other fees payable to an Issuing Bank pursuant to this Section 2.11(b) shall be payable within 10 Business Days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

iii. The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

iv. All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to an Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Revolving Lenders entitled thereto. Fees paid hereunder shall not be refundable under any circumstances.

v. Notwithstanding the foregoing, and subject to Section 2.21, the Borrower shall not be obligated to pay any amounts to any Defaulting Lender pursuant to this Section 2.11, and any fees that would otherwise be payable to a Defaulting Lender under clause (i) of Section 2.11(b) shall, to the extent the LC Exposure of such Defaulting Lender shall have been reallocated pursuant to Section 2.21(a)(iv), be paid to the non-Defaulting Lenders in respect of the amounts of such LC Exposure for which they shall be liable from time to time.

l. Interest.

i. The Loans comprising each ABR Revolving Borrowing (including each Swingline Loan, unless otherwise agreed between the Borrower and the applicable Swingline Lender) shall bear interest at the Alternate Base Rate from time to time in effect plus the Applicable Rate.

ii. The Loans comprising each Eurocurrency Revolving Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Revolving Borrowing plus the Applicable Rate.

iii. Notwithstanding the foregoing, after the occurrence and continuance of an Event of Default pursuant to Section 7.01(a), (b), (h) or (i), if any principal of or interest on any Loan or any premium or fee by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, the relevant overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of any overdue principal of any Loan, 2.00% per annum plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs (a) and (b) of this Section 2.12 or (ii) in the case of any other overdue amount (including interest on any Loan), 2.00% per annum plus the rate applicable to ABR Loans of the applicable Class, as provided in paragraph (a) of this Section 2.12; provided that no amount shall be payable pursuant to this Section 2.12(c) to a Defaulting Lender so long as such Lender shall be a Defaulting Lender; provided further that no amounts shall accrue pursuant to this Section 2.12(c) on any reimbursement obligation in respect of any LC Disbursement or other amount payable to a Defaulting Lender so long as such Lender shall be a Defaulting Lender (it being understood that interest on such amounts shall accrue at the non-default rates otherwise applicable thereto).

iv. Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the Revolving Commitments, provided that (i) interest accrued pursuant only to paragraph (c) of this Section 2.12 shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Revolving Availability Period, unless such prepayment is being made in connection with a termination of the Revolving Commitments), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurocurrency Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) All computations of interest for ABR Loans (when the Alternate Base Rate is based on the Prime Rate) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.17, bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

m. Alternate Rate of Interest.

i. Subject to clauses (b), (c), (d), (e), (f) and (g) of this Section 2.13, if at least two Business Days prior to the commencement of any Interest Period for a Eurocurrency Borrowing:

1. the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for such Interest Period; provided that no Benchmark Transition Event shall have occurred at such time, or

2. the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period (in each case with respect to the Loans impacted by this clause (ii) or clause (i) above, “Impacted Loans”), then the Administrative Agent shall give written notice thereof to the Borrower and the Lenders by hand delivery, facsimile or other electronic transmission as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurocurrency Borrowing shall be ineffective and (ii) such Borrowing shall be made as or converted to an ABR Borrowing and the utilization of the LIBO Rate component in determining the Alternate Base Rate shall be suspended; provided, however, that, in each case, the Borrower may revoke any Borrowing Request that is pending when such notice is received.

ii. Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event, an Early Opt-in Election or an Other Benchmark Rate Election, as applicable, and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) or (2) of the definition of “Benchmark Replacement” with respect to Dollars for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (3) of the definition of “Benchmark Replacement” with respect to any Agreed Currency for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided by the Administrative Agent to the Lenders and the Borrower without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders. If an Unadjusted Benchmark Replacement is Daily Simple SOFR, all interest payments will be payable on a quarterly basis.

iii. Notwithstanding anything to the contrary herein or in any other Loan Document and subject to the proviso below in this paragraph, with respect to a Loan denominated in Dollars, if a Term SOFR Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then the applicable Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder or under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document; provided that, this clause (c) shall not be effective unless the Administrative Agent has delivered to the Lenders and the Borrower a Term SOFR Notice. For the avoidance of doubt, the Administrative Agent shall not be required to deliver a Term SOFR Notice after the occurrence of a Term SOFR Transition Event and may do so in its sole discretion (however, for the avoidance of doubt, the Benchmark Replacement Date cannot occur in respect of a Term SOFR Transition Event unless such Term SOFR Notice has been provided and the other applicable requirements in the definition of “Benchmark Replacement Date” in respect thereof have been satisfied).

iv. In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

v. The Administrative Agent will promptly notify the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event, a Term SOFR Transition Event, an Early Opt-in Election or an Other Benchmark Rate Election, as applicable, and its related Benchmark Replacement Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (f) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.13, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole good faith discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each of the foregoing cases, as expressly provided by this Section 2.13.

vi. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including Term SOFR or the LIBO Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service commonly used in the banking industry for such purpose that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion and consistent with such selection generally under other substantially similar credit facilities for which it acts as the administrative agent or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

vii. Upon the Borrower’s receipt of notice from the Administrative Agent of the commencement of a Benchmark Unavailability Period and until a Benchmark Replacement becomes effective in accordance with this Section, the Borrower may revoke any request for a Eurocurrency Borrowing of, conversion to or continuation of Eurocurrency Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, (x) the Borrower will be deemed to have converted any request for a Eurocurrency Borrowing denominated in Dollars into a request for a Borrowing of or conversion to ABR Loans and (y) any Eurocurrency Borrowing denominated in an Alternative Currency shall be ineffective. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Alternate Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Alternate Base Rate. Furthermore, if any Eurocurrency Loan in any Agreed Currency is outstanding on the date of the Borrower’s receipt of notice from the Administrative Agent of the commencement of a Benchmark Unavailability Period with respect to the LIBO Rate, then until such time as a Benchmark Replacement for such Agreed Currency is implemented pursuant to this Section 2.13, (i) if such Eurocurrency Loan is denominated in Dollars, then on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day), such Loan shall be converted by the Administrative Agent to, and shall constitute, an ABR Loan denominated in Dollars on such day, and (ii) if such Eurocurrency Loan is denominated in any Agreed Currency other than Dollars, then such Loan shall, on the last day of the Interest Period applicable to such Loan, at the Borrower’s election prior to such day: (A) be prepaid by the Borrower on such day or (B) be converted into ABR Loans denominated in Dollars (in an amount equal to the Dollar Equivalent of such Alternative Currency); provided that, if no election is made by the Borrower by the earlier of (x) the date that is three (3) Business Days after receipt by the Borrower of such notice and (y) the last day of the current Interest Period for the applicable Eurocurrency Loan, the Borrower shall be deemed to have elected clause (B) above.

viii. London Interbank Offered Rate Benchmark Transition Event. On March 5, 2021, the IBA, the administrator of the London interbank offered rate, and the FCA, the regulatory supervisor of the IBA, made the Announcements that the final publication or representativeness date for Dollars for (I) 1-week and 2-month London interbank offered rate tenor settings will be December 31, 2021 and (II) overnight, 1-month, 3-month, 6- month and 12-month London interbank offered rate tenor settings will be June 30, 2023. No successor administrator for the IBA was identified in such Announcements. The parties hereto agree and acknowledge that the Announcements resulted in the occurrence of a Benchmark Transition Event with respect to the London interbank offered rate pursuant to the terms of this Agreement and that any obligation of the Administrative Agent to notify any parties of such Benchmark Transition Event pursuant to clause (e) of this Section 2.13 shall be deemed satisfied.

n. Increased Costs.

i. If any Change in Law shall:

1. impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or any Issuing Bank (except any such reserve requirement reflected in the Adjusted LIBO Rate); or

2. impose on any Lender or any Issuing Bank or the London interbank market any other condition, cost or expense (other than with respect to Taxes) affecting this Agreement or Eurocurrency Loans made by such Lender or any Letter of Credit or participation therein; or

3. subject the Administrative Agent, any Lender or any Issuing Bank to any Taxes on its Loans, letters of credit, Commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to the Administrative Agent or such Lender or Issuing Bank of making or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to the Administrative Agent or such Lender or Issuing Bank of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or issue any Letter of Credit) or to reduce the amount of any sum received or receivable by the Administrative Agent or such Lender or Issuing Bank hereunder (whether of principal, interest or otherwise), then, from time to time upon request of the Administrative Agent or such Lender or Issuing Bank, the Borrower will pay to the Administrative Agent or such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate the Administrative Agent or such Lender or Issuing Bank, as the case may be, for such increased costs actually incurred or reduction actually suffered, provided that the Borrower shall not be liable for such compensation if, in the case of requests for reimbursement under clause (ii) above resulting from a market disruption, (A) the relevant circumstances are not generally affecting the banking market or (B) the applicable request has not been made by Lenders constituting Required Lenders; provided, further, that to the extent any such costs or reductions are incurred by any Lender as a result of any requests, rules, guidelines or directives enacted or promulgated under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and Basel III, then such Lender shall be compensated pursuant to this Section 2.14(a) only to the extent such Lender is imposing such charges on similarly situated borrowers where the terms of other syndicated credit facilities permit it to impose such charges. Notwithstanding the foregoing, this Section 2.14(a) will not apply to (A) Indemnified Taxes, (B) Other Taxes or (C) Excluded Taxes.

ii. If any Lender or Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or Issuing Bank’s policies and the policies of such Lender’s or Issuing Bank’s holding company with respect to capital adequacy and liquidity), then, from time to time upon request of such Lender or Issuing Bank contemplated by clause (c) below, the Borrower will pay to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company for any such reduction actually suffered.

iii. Any Lender or an Issuing Bank requesting compensation under this Section 2.14 shall be required to deliver a certificate to the Borrower, (i) setting forth the amount or amounts necessary to compensate such Lender or Issuing Bank or its holding company in reasonable detail, as the case may be, as specified in paragraph (a) or (b) of this Section 2.14, (ii) setting forth, in reasonable detail, the manner in which such amount or amounts were determined and (iii) certifying that such Lender or Issuing Bank is generally charging such amounts to similarly situated borrowers, which certificate shall be conclusive absent demonstrable error. The Borrower shall pay such Lender or Issuing Bank, as the case may be, the amount shown as due on any such certificate within 15 days after receipt thereof.

iv. Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or Issuing Bank pursuant to this Section for any increased costs incurred or reductions suffered more than 180 days prior to the date that such Lender or Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or Issuing Bank’s claim to compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

o. Break Funding Payments. In the event of (a) the payment of any principal of any Eurocurrency Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.10(e) and is revoked in accordance therewith) or (d) the assignment of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.18 or Section 9.02(c), then, in any such event, the Borrower shall, after receipt of a written request by any Lender affected by any such event (which request shall set forth in reasonable detail the basis for requesting such amount), compensate each Lender for the actual loss, cost and expense incurred by such Lender attributable to such event (other than loss of profit). For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 2.15, each Lender shall be deemed to have funded each Eurocurrency Loan made by it at the Adjusted LIBO Rate for such Loan by a matching deposit or other borrowing for a comparable amount and for a comparable period, whether or not such Eurocurrency Loan was in fact so funded. Any Lender requesting compensation under this Section 2.15 shall be required to deliver a certificate to the Borrower setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.15 and the basis therefor and in reasonable detail setting forth the manner in which such amount or amounts were determined, which certificate shall be conclusive absent demonstrable error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 15 days after receipt of such demand. Notwithstanding the foregoing, this Section 2.15 will not apply to losses, costs or expenses resulting from Taxes (other than any Taxes that represent losses, claims, damages, liabilities and/or related expenses arising from any non-Tax claim), as to which Section 2.16 shall govern. Notwithstanding anything to the contrary herein, this Section 2.15 shall apply with respect to any funding losses, costs and expenses due and payable to any Existing Lender in connection with the Existing Credit Agreement and the Effective Date Repayment.

p. Taxes.

i. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made free and clear of and without deduction for any Taxes, provided that if the applicable Withholding Agent shall be required by applicable Requirements of Law (as determined in the good faith discretion of the applicable Withholding Agent) to deduct any Taxes from such payments, then (i) the applicable Withholding Agent shall be entitled to make such deductions, (ii) the applicable Withholding Agent shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Requirements of Law and (iii) if the Tax in question is an Indemnified Tax or Other Tax, the amount payable by the applicable Loan Party shall be increased as necessary so that after all required deductions have been made (including deductions applicable to additional amounts payable under this Section 2.16) the Lender (or, in the case of a payment received by the Administrative Agent for its own account, the Administrative Agent) receives an amount equal to the sum it would have received had no such deductions been made.

ii. Without duplication of other amounts payable by the Borrower under this Section 2.16, the Loan Parties shall timely pay to the relevant Governmental Authority in accordance with Requirements of Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

iii. The Loan Parties shall indemnify the Administrative Agent and each Lender, within 30 days after written demand therefor, for the full amount of any Indemnified Taxes payable or paid by, or required to be withheld or deducted from a payment to, the Administrative Agent or such Lender, as the case may be, and any Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.16) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate setting forth in reasonable detail the basis and calculation of the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent) or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

iv. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by a Loan Party to a Governmental Authority pursuant to this Section 2.16, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

v. Each Lender shall deliver to the Borrower and the Administrative Agent at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Requirements of Law and such other documentation reasonably requested by the Borrower or the Administrative Agent (i) as will permit such payments to be made without, or at a reduced rate of, withholding to the extent such Lender is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document or (ii) as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding sentence, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.16(e)(1), (2)(A)-(E) and (3) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. Each Lender shall, whenever a lapse or time or change in circumstances renders such documentation obsolete, expired or inaccurate in any material respect, deliver promptly to the Borrower and the Administrative Agent updated or other appropriate documentation (including any new documentation reasonably requested by the Borrower or the Administrative Agent) or promptly notify the Borrower and the Administrative Agent in writing of its legal ineligibility to do so. Each Lender hereby authorizes the Administrative Agent to deliver to the Loan Parties and to any successor Administrative Agent any documentation provided by such Lender to the Administrative Agent pursuant to this Section 2.16.

Without limiting the foregoing:

i. Each Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent) two properly completed and duly signed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding.

ii. Each Lender that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent) whichever of the following is applicable:

1. two properly completed and duly signed copies of IRS Form W-8BEN or IRS Form W-8BEN-E (or any successor forms), as applicable, claiming eligibility for the benefits of an income tax treaty to which the United States is a party, establishing an exemption from, or reduction of, U.S. federal withholding Tax (i) pursuant to the “interest” article of such tax treaty with respect to payments of interest under any Loan Document and (ii) pursuant to the “business profits” or “other income” article of such tax treaty with respect to any other applicable payments under any Loan Document,

2. two properly completed and duly signed copies of IRS Form W-8ECI (or any successor forms),

3. in the case of a Lender claiming the benefits of the exemption for portfolio interest under Section 871(h) or Section 881(c) of the Code, (x) two properly completed and duly signed certificates substantially in the form of the applicable Exhibit H (any such certificate, a “U.S. Tax Compliance Certificate”) and (y) two properly completed and duly signed copies of IRS Form W-8BEN or IRS Form W-8BEN-E (or any successor forms), as applicable,

4. to the extent a Lender is not the beneficial owner (for example, where the Lender is a partnership or a participating Lender), two properly completed and duly signed copies of IRS Form W-8IMY (or any successor forms) of the Lender, accompanied by an IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, the applicable U.S. Tax Compliance Certificate, IRS Form W-9, IRS Form W-8IMY or any other required information (or any successor forms) from each beneficial owner that would be required under this Section 2.16(e) if such beneficial owner were a Lender, as applicable (provided that, if the Lender is a partnership for U.S. federal income tax purposes (and not a participating Lender) and one or more direct or indirect partners are claiming the portfolio interest exemption, the U.S. Tax Compliance Certificate may be provided by such Lender on behalf of such direct or indirect partner(s)),

5. in the case of a Lender that receives payments with respect to the Loans through a nominee that is a “qualified intermediary” as defined in Treasury Regulation Section 1.1441-1(e)(5)(ii), either (I) two (2) properly completed and duly signed copies of an IRS Form W-8IMY (or successor form) and any attachments thereto by the nominee (A) confirming its qualified intermediary status, (B) designating the accounts of such Lender for which the qualified intermediary acts as a qualified intermediary and (C) certifying that it assumes primary responsibility for withholding under Chapters 3 and 4 of the Code and for IRS Form 1099 reporting and backup withholding with respect to such Lender, or (II) two (2) properly completed and duly signed copies of an IRS Form W-8IMY (or successor form) and any attachments thereto by the nominee confirming its qualified intermediary status and any other information (e.g., IRS Form W-8BEN or IRS Form W-8BEN-E of such Lender) that it is required to provide under the applicable Treasury Regulations, or

6. two properly completed and duly signed copies of any other form prescribed by applicable U.S. federal income tax laws as a basis for claiming a complete exemption from, or a reduction in, U.S. federal withholding tax on any payments to such Lender under the Loan Documents, together with such supplementary documentation as may be prescribed by applicable Requirements of Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made.

iii. If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Requirements of Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA, to determine whether such Lender has or has not complied with such Lender’s obligations under FATCA and, if necessary, to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (3), “FATCA” shall include any amendments made to FATCA after the date hereof.

Notwithstanding any other provisions of this Section 2.16(e), a Lender shall not be required to deliver any form or other documentation that such Lender is not legally eligible to deliver.

vi. On or before the date the Administrative Agent becomes a party to this Agreement, the Administrative Agent shall provide the Borrower two duly-signed, properly completed copies of the documentation prescribed in clause (i) or (ii) below, as applicable (together with all required attachments thereto): (i) IRS Form W-9 or any successor thereto, or (ii) (A) IRS Form W-8ECI or any successor thereto, and (B) with respect to payments received on account of any Lender, a U.S. branch withholding certificate on IRS Form W-8IMY or any successor thereto evidencing its agreement with the Borrower to be treated as a U.S. Person for U.S. federal withhold purposes. At any time thereafter, the Administrative Agent shall provide updated documentation previously provided (or a successor form thereto) when any documentation previously delivered has expired or becomes obsolete or invalid or otherwise upon the reasonable request of the Borrower.

vii. If the Administrative Agent or a Lender determines in its good faith discretion that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.16, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of the Administrative Agent or such Lender and without interest

(other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Administrative Agent or such Lender, agrees promptly to repay the amount paid over to the Borrower pursuant to this Section 2.16(g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. The Administrative Agent or such Lender, as the case may be, shall, at the Borrower’s request, provide the Borrower with a copy of any notice of assessment or other evidence of the requirement to repay such refund received from the relevant taxing authority (provided that the Administrative Agent or such Lender may delete any information therein that the Administrative Agent or such Lender deems confidential). Notwithstanding anything to the contrary, (i) in no event with the Administrative Agent or any Lender be required to pay any amount pursuant to this Section 2.16(g), the payment of which would place the Administrative Agent or Lender, as applicable, in a less favorable net after-Tax position than the Administrative Agent or Lender would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid and (ii) this Section 2.16(g) shall not be construed to require the Administrative Agent or any Lender to make available its Tax returns (or any other information relating to Taxes which it deems confidential) to any Loan Party or any other Person.

viii. Each party’s obligations under this Section 2.16 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, or the consummation of the transactions contemplated hereby, the repayment, satisfaction or discharge of all obligations under any Loan Document, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

ix. For purposes of this Section 2.16 and the indemnity set forth in Article VIII, the term “Lender” shall include any Issuing Bank and the Swingline Lender and “applicable Requirements of Law” shall include FATCA.

q. Payments Generally; Pro Rata Treatment; Sharing of Setoffs.

i. The Borrower shall make each payment required to be made by it under any Loan Document (whether of principal, interest, fees, or reimbursement of LC Disbursement or of amounts payable under Section 2.14, 2.15 or 2.16, or otherwise) prior to the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 2:00 p.m., New York City time), on the date when due, in immediately available funds, without setoff or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to such account as may be specified by the Administrative Agent, except payments to be made directly to any Issuing Bank or the Swingline Lender shall be made as expressly provided herein and except that payments pursuant to Sections 2.14, 2.15, 2.16 and 9.03 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment (other than payments on the Eurocurrency Loans) under any Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day. If any payment on a Eurocurrency Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate for the period of such extension. All payments or prepayments of any Loan or LC Disbursement (or of interest thereon) shall be made in the currency in which such Loan or LC Disbursement is denominated, and all other payments under each Loan Document shall be made in Dollars.

ii. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

iii. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans of a given Class or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans of such Class or participations in LC Disbursements or Swingline Loans and accrued interest thereon than the proportion received by any other Lender with outstanding Loans of the same Class or participations in LC Disbursements or Swingline Loans, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of such Class or participations in LC Disbursements of other Lenders of such Class at such time outstanding to the extent necessary so that the benefit of all such payments shall be shared by the Lenders of such class ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans of such Class or participations in LC Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest and (ii) the provisions of this Section 2.17(c) shall not be construed to apply to (A) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from existence of a Defaulting Lender), (B) any payment obtained by a Lender as consideration for any permitted assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, including any payment made or deemed made in connection with Sections 2.20, 2.21 or 9.02 or (C) any disproportionate payment obtained by a Lender of any Class as a result of the extension by Lenders of the maturity date or expiration date of some but not all Loans or Commitments of that Class or any increase in the Applicable Rate in respect of Loans of Lenders that have consented to any such extension. The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

iv. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Banks hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption and in its sole discretion, distribute to the Lenders or the Issuing Banks, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or Issuing Banks, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at (A) if such amount is denominated in Dollars, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, and (B) if such amount is denominated in any Alternative Currency, the rate reasonably determined by the Administrative Agent to be its cost of funding such amount.

v. If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(c), Section 2.05(e) or Section 2.05(f), Section 2.06(a) or Section 2.06(b), Section 2.17(d) or Section 9.03(c), then the Administrative Agent may, in its discretion and in the order determined by the Administrative Agent (notwithstanding any contrary provision hereof), (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Section until all such unsatisfied obligations are fully paid and/or (ii) hold any such amounts in a segregated account as Cash Collateral for, and to be applied to, any future funding obligations of such Lender under any such Section.

r. Mitigation Obligations; Replacement of Lenders.

i. If any Lender requests compensation under Section 2.14, or if any Loan Party is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16 or any event that gives rise to the operation of Section 2.22, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or its participation in any Letter of Credit affected by such event, or to assign and delegate its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the reasonable judgment of such Lender, such designation or assignment and delegation (i) would eliminate or reduce amounts payable pursuant to Section 2.14 or Section 2.16 or mitigate the applicability of Section 2.22, as the case may be, and (ii) would not subject such Lender to any unreimbursed cost or expense reasonably deemed by such Lender to be material and would not be inconsistent with the internal policies of, or otherwise be disadvantageous in any material economic, legal or regulatory respect to, such Lender.

ii. If (i) any Lender (or its Participant) requests compensation under Section 2.14 or gives notice under Section 2.22, (ii) the Borrower is required to pay any additional amount to any Lender

(or its Participant) or to any Governmental Authority for the account of any Lender (or its Participant) pursuant to Section 2.16, (iii) any Lender becomes a Defaulting Lender or (iv) any Lender (or any Person that directly or indirectly Controls such Lender) has become the subject of any case or other proceeding in which a Bail-In Action may occur, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate (and such Lender shall be obligated to assign and delegate), without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement and the other Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment and delegation), provided that (A) the Borrower shall have received the prior written consent of the Administrative Agent to the extent such consent would be required under Section 9.04(b) for an assignment of Loans or Commitments, as applicable (and if a Revolving Commitment is being assigned and delegated, each Issuing Bank and the Swingline Lender), which consents, in each case, shall not unreasonably be withheld or delayed, (B) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and unreimbursed participations in LC Disbursements and Swingline Loans, accrued but unpaid interest thereon, accrued but unpaid fees and all other amounts payable to it hereunder from the assignee or the Borrower, (C) the Borrower or such assignee shall have paid (unless waived) to the Administrative Agent the processing and recordation fee specified in Section 9.04(b)(ii) and (D) in the case of any such assignment resulting from a claim for compensation under Section 2.14, payments required to be made pursuant to Section 2.16 or a notice given under Section 2.22, the Borrower reasonably expects such assignment will result in a material reduction in such compensation or payments. Each party hereto agrees that an assignment required pursuant to this Section 2.18(b) may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the assignee and that the Lender required to make such assignment need not be a party thereto.

s. Incremental Loans and Commitments.

i. The Borrower may at any time or from time to time (on one or more occasions) after the Effective Date, pursuant to an Incremental Facility Amendment, add one or more increases in the amount of the Revolving Commitments of any Class (each such increase, an “Incremental Revolving Commitment Increase”, and any such increases, the “Incremental Facilities”); provided that:

a. At the time of the effectiveness of the Incremental Revolving Commitment Increase, no Event of Default shall have occurred and be continuing.

b. Notwithstanding anything to the contrary herein, the aggregate principal amount of the Incremental Facilities that can be incurred at any time shall not exceed the Incremental Cap at such time.

c. Each Incremental Facility shall be in a minimum principal amount of $5,000,000 and integral multiples of $1,000,000 in excess thereof if such Incremental Facility is denominated in Dollars (unless the Borrower and the Administrative Agent otherwise agree); provided that such amount may be less than

$5,000,000 if such amount represents all the remaining availability under the aggregate principal amount of Incremental Facilities set forth above.

ii. Any Incremental Facility shall rank pari passu with the Revolving Loans in right of payment and/or security and no Incremental Facility shall be secured by any assets other than the Collateral securing the Secured Obligations and shall not be guaranteed by any other Person which is not a Loan Party.

iii. An Incremental Revolving Commitment Increase shall be treated the same as the Class of Revolving Commitments being increased (including with respect to maturity date thereof) and shall be considered to be part of the Class of Revolving Credit Facility being increased (it being understood that, if required to consummate an Incremental Revolving Commitment Increase, the pricing, interest rate margins, rate floors and unused line fees on the Class of Revolving Commitments being increased may be increased and additional upfront or similar fees may be payable to the lenders providing the Incremental Revolving Commitment Increase (without any requirement to pay such fees to any existing Revolving Lenders)).

iv. Subject to clause (c) above, the pricing, interest rate margins, rate floors, discounts premiums and fees to any Incremental Facility shall be determined by the Borrower and the lenders providing such Incremental Facility.

v. Commitments in respect of Incremental Revolving Commitment Increases shall become Commitments (or in the case of an Incremental Revolving Commitment Increase to be provided by an existing Lender with a Revolving Commitment, an increase in such Lender’s applicable Revolving Commitment) under this Agreement pursuant to an amendment (an “Incremental Facility Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower, each Lender or Additional Lender, if any, agreeing to provide such Commitment (it being agreed that any Person other than a Lender agreeing to provide such Commitment shall meet the requirements set forth in the definition of “Additional Lender”), and the Administrative Agent. Loans under Incremental Revolving Commitment Increases shall be “Loans” for all purposes of this Agreement and the other Loan Documents. The Incremental Facility Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.19 and other provisions and commitment schedules relating to revolving facilities generally). The effectiveness of any Incremental Facility Amendment shall be subject to the satisfaction of such conditions as the parties thereto shall agree (subject to the foregoing provisions of this Section 2.19), but the occurrence of any credit event (including the making (but not the conversion or continuation) of a Loan) in respect of any Incremental Facility shall be subject to the satisfaction of the conditions set forth in Section 4.02. The Borrower will use the proceeds of the Incremental Revolving Commitment Increases for working capital and other general corporate purposes, including the financing of acquisitions permitted hereunder and other Investments, permitted Restricted Payments and any other purpose not prohibited by this Agreement.

vi. Incremental Facilities may be provided by any existing Lender (in its sole discretion), or, subject to (i) the consent of the Administrative Agent (not to be unreasonably withheld or delayed) if such consent would be required under Section 9.04 for assignments or participations of Revolving Loans or Commitments, as applicable, to the relevant person and (ii) each Issuing Lender and the Swingline Lender, by any other Additional Lender.

vii. Each Lender or Additional Lender providing a portion of any Incremental Facility shall execute and deliver to the Administrative Agent and the Borrower all such documentation (including the relevant Incremental Facility Amendment) as may be reasonably required by the Administrative Agent to evidence and effectuate such Incremental Facility. On the effective date of such Incremental Facility, each Additional Lender shall become a Lender for all purposes in connection with this Agreement.

viii. The Lenders hereby irrevocably authorize the Administrative Agent to enter into any Incremental Facility Amendment and/or any amendment to any other Loan Document as may be necessary in order to effectuate the purpose of this Section 2.19 and such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrower in connection with the establishment of such new Incremental Facility, in each case on terms consistent with this Section 2.19.

ix. Notwithstanding anything to the contrary, this Section 2.19 shall supersede any provisions in Section 2.17 or Section 9.02 to the contrary.

t. Refinancing Amendments.

i. At any time after the Effective Date, the Borrower may obtain, from any Lender or any Additional Lender, Credit Agreement Refinancing Indebtedness in respect of all or any portion of the Revolving Loans or unused Revolving Commitments under this Agreement (which for purposes of this clause (a) will be deemed to include any then outstanding Other Revolving Loans or Other Revolving Commitments) in the form of Other Revolving Loans and Other Revolving Commitments; provided that (i) such Credit Agreement Refinancing Indebtedness will have such pricing (including interest, fees and premiums) and optional prepayment or redemption terms as may be agreed by the Borrower and the Lenders thereof and (ii) the proceeds of such Credit Agreement Refinancing Indebtedness shall be applied, substantially concurrently with the incurrence thereof, to the prepayment of the Indebtedness being so refinanced or replaced, as the case may be.

ii. Each Class of Credit Agreement Refinancing Indebtedness incurred under this Section 2.20 shall be in an aggregate principal amount that is (x) not less than $10,000,000 and (y) an integral multiple of $1,000,000 in excess thereof.

iii. Any Refinancing Amendment may provide for the issuance of Letters of Credit for the account of the Borrower, or the provision to the Borrower of Swingline Loans, pursuant to any Other Revolving Commitments established thereby, in each case on terms substantially equivalent to the terms applicable to Letters of Credit and Swingline Loans under the Revolving Commitments, but no Issuing Bank or Swingline Lender shall be required to issue any Letters of Credit or Swingline Loans thereunder (and, subject to the last sentence of Section 2.20(d), no previously issued Letters of Credit shall be deemed to be issued thereunder) without its consent.

iv. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Refinancing Amendment. Each of the parties hereto hereby agrees that, upon the effectiveness of any Refinancing Amendment, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Credit Agreement Refinancing Indebtedness incurred pursuant thereto (including any amendments necessary to treat the Loans and Commitments subject thereto as Other Revolving Loans and Other Revolving Commitments, as applicable). Any Refinancing Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section. In addition, if so provided in the relevant Refinancing Amendment and with the consent of each Issuing Bank, participations in Letters of Credit expiring on or after the Revolving Maturity Date shall be reallocated from Lenders holding Revolving Commitments to Lenders holding extended revolving commitments in accordance with the terms of such Refinancing Amendment; provided, however, that such participation interests shall, upon receipt thereof by the relevant Lenders holding Revolving Commitments, be deemed to be participation interests in respect of such Revolving Commitments and the terms of such participation interests (including, without limitation, the commission applicable thereto) shall be adjusted accordingly.

v. Notwithstanding anything to the contrary, this Section 2.20 shall supersede any provisions in Section 2.17 or Section 9.02 to the contrary.

u. Defaulting Lenders.

i. General. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

1. Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 9.02.

2. Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VII or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 9.08), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, in the case of a Revolving Lender, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to each Issuing Bank and the Swingline Lender hereunder; third, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fourth, in the case of a Revolving Lender, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; fifth, to the payment of any amounts owing to the Lenders, the Issuing Banks or the Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, such Issuing Bank or the Swingline Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; sixth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and seventh, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if such payment is a payment of the principal amount of any Loans or LC Disbursements and such Lender is a Defaulting Lender under clause (a) of the definition thereof, such payment shall be applied solely to pay the relevant Loans of, and LC Disbursements owed to, the relevant non-Defaulting Lenders on a pro rata basis prior to being applied pursuant to Section 2.05(j). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to Section 2.05(j) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

3. Certain Fees. That Defaulting Lender (x) shall not be entitled to receive or accrue any commitment fee pursuant to Section 2.11(a) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender) and (y) shall be limited in its right to receive Letter of Credit fees as provided in Section 2.11(e).

4. Reallocation of Applicable Percentages to Reduce Fronting Exposure. During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Swingline Loans and Letters of Credit pursuant to Section 2.04 and Section 2.05, the “Applicable Percentage” of each non-Defaulting Lender shall be computed without giving effect to the Revolving Commitment of that Defaulting Lender; provided that the aggregate obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit and Swingline Loans shall not at any time exceed the positive difference, if any, of (1) the Revolving Commitment of that non-Defaulting Lender minus (2) the aggregate Revolving Exposure of that Lender. If the reallocation provided for in the preceding sentence cannot, or can only partially, be effected, the Borrower shall (A) first, prepay the portion of such Defaulting Lender’s Swingline Exposure that has not been reallocated and (B) second, cash collateralize for the benefit of the Issuing Banks the portion of such Defaulting Lender’s LC Exposure that has not been reallocated in accordance with the procedures set forth in Section 2.05(j) for so long as such unreallocated LC Exposure is outstanding.

ii. Defaulting Lender Cure. If the Borrower, the Administrative Agent, the Swingline Lender and each Issuing Bank agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), such Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages (without giving effect to Section 2.21(a)(iv)), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided further that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

v. Illegality. If any Lender determines that any law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender to make, maintain or fund Loans whose interest is determined by reference to the Adjusted LIBO Rate, or to determine or charge interest rates based upon the Adjusted LIBO Rate, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue Eurocurrency Loans or to convert ABR Loans to Eurocurrency Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Borrower shall, upon three Business Days’ notice from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, in the case of Loans denominated in Dollars, convert all Eurocurrency Loans of such Lender to ABR Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurocurrency Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurocurrency Loans, and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Adjusted LIBO Rate, the Administrative Agent shall, during the period of such suspension, compute the Alternate Base Rate applicable to such Lender without reference to the Adjusted LIBO Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Adjusted LIBO Rate. Each Lender agrees to notify the Administrative Agent and the Borrower in writing promptly upon becoming aware that it is no longer illegal for such Lender to determine or charge interest rates based upon the Adjusted LIBO Rate. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

w. Loan Modification Offers.

i. At any time after the Effective Date, the Borrower may on one or more occasions, by written notice to the Administrative Agent, make one or more offers (each, a “Loan Modification Offer”) to all the Lenders of one or more Classes (each Class subject to such a Loan Modification Offer, an “Affected Class”) to effect one or more Permitted Amendments relating to such Affected Class pursuant to procedures reasonably specified by the Administrative Agent and reasonably acceptable to the Borrower (including mechanics to permit cashless rollovers and exchanges by Lenders). Such notice shall set forth (i) the terms and conditions of the requested Permitted Amendment and (ii) the date on which such Permitted Amendment is requested to become effective. Permitted Amendments shall become effective only with respect to the Loans and Commitments of the Lenders of the Affected Class that accept the applicable Loan Modification Offer (such Lenders, the “Accepting Lenders”) and, in the case of any Accepting Lender, only with respect to such Lender’s Loans and Commitments of such Affected Class as to which such Lender’s acceptance has been made.

ii. A Permitted Amendment shall be effected pursuant to a Loan Modification Agreement executed and delivered by the Borrower, each applicable Accepting Lender and the Administrative Agent; provided that no Permitted Amendment shall become effective unless the Borrower shall have delivered to the Administrative Agent such legal opinions, board resolutions, secretary’s certificates, officer’s certificates and other documents as shall be reasonably requested by the Administrative Agent in connection therewith, in each case substantially in the form delivered on the Effective Date (with appropriate modification thereto to reflect the nature of the Loan Modification Offer). The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Loan Modification Agreement. Each Loan Modification Agreement may, without the consent of any Lender other than the applicable Accepting Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to give effect to the provisions of this Section 2.23, including any amendments necessary to treat the applicable Loans and/or Commitments of the Accepting Lenders as a new “Class” of loans and/or commitments hereunder.

iii. If, in connection with any proposed Loan Modification Offer, any Lender declines to consent to such Loan Modification Offer on the terms and by the deadline set forth in such Loan Modification Offer (each such Lender, a “Non-Accepting Lender”) then the Borrower may, on notice to the Administrative Agent and the Non-Accepting Lender, replace such Non-Accepting Lender by causing such Lender to (and such Lender shall be obligated to) assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04) all of its interests, rights and obligations under this Agreement in respect of the Loans and Commitments of the Affected Class to one or more Eligible Assignees (which Eligible Assignee may be another Lender, if a Lender accepts such assignment); provided that neither the Administrative Agent nor any Lender shall have any obligation to the Borrower to find a replacement Lender; provided further that (a) the applicable assignee shall have agreed to provide Loans and/or Commitments on the terms set forth in the applicable Permitted Amendment, (b) such Non-Accepting Lender shall have received payment of an amount equal to the outstanding principal of the Loans of the Affected Class assigned by it pursuant to this Section 2.23(c), accrued interest thereon, accrued fees and all other amounts payable to it hereunder from the Eligible Assignee (to the extent of such outstanding principal and accrued interest and fees) and from the Borrower (in respect of all other amounts) and (c) unless waived, the Borrower or such Eligible Assignee shall have paid to the Administrative Agent the processing and recordation fee specified in Section 9.04(b).

iv. Notwithstanding anything to the contrary, this Section 2.23 shall supersede any provisions in Section 2.17 or Section 9.02 to the contrary.

3.

REPRESENTATIONS AND WARRANTIES

Each of Holdings and the Borrower (in each case, as to itself and the Restricted Subsidiaries) represents and warrants to the Lenders that:

a. Organization; Powers. Each of Holdings and each Restricted Subsidiary is (a) duly organized, validly existing and (to the extent such concept exists in the relevant jurisdictions) in good standing under the laws of the jurisdiction of its organization, (b) has the corporate or other organizational power and authority to carry on its business as now conducted and to execute, deliver and perform its obligations under each Loan Document to which it is a party and (c) is qualified to do business in every jurisdiction where such qualification is required, except in the case of clauses (a), (b) (in the case of each of clauses (a) and (b), other than with respect to Holdings and the Borrower) and (c), where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

b. Authorization; Enforceability. This Agreement has been duly authorized, executed and delivered by each of Holdings and the Borrower and constitutes, and each other Loan Document to which any Loan Party is to be a party, when executed and delivered by such Loan Party, will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

c. Governmental Approvals; No Conflicts. The execution, delivery and performance of the obligations under the Loan Documents (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and except filings necessary to perfect Liens created under the Loan Documents, (b) will not violate (i) the Organizational Documents of any Loan Party, or (ii) any Requirements of Law applicable to Holdings or any Restricted Subsidiary, (c) will not violate or result in a default under any indenture or other agreement or instrument that constitutes Material Indebtedness binding upon Holdings or any Restricted Subsidiary or their respective assets, or give rise to a right thereunder to require any payment, repurchase or redemption to be made by Holdings or any Restricted Subsidiary, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation thereunder and (d) will not result in the creation or imposition of any Lien on any asset of Holdings or any Restricted Subsidiary, except Liens created under the Loan Documents, except (in the case of each of clauses (a), (b)(ii) and (c)) to the extent that the failure to obtain or make such consent, approval, registration, filing or action, or such violation, default or right as the case may be, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

d. Financial Statements; No Material Adverse Effect.

i. The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly indicated therein, including the notes thereto, and (ii) fairly present in all material respects the consolidated financial position of Holdings and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of their operations for the respective periods then ended in accordance with GAAP consistently applied during the periods referred to therein, except as otherwise expressly indicated therein, including the notes thereto.

ii. Since the Effective Date, there has been no Material Adverse Effect.

e. Properties. Holdings and each Restricted Subsidiary has good title to, or valid leasehold interest in, all its respective real and personal property material to its business, (i) free and clear of all Liens except for Liens permitted by Section 6.02 and (ii) free of title defects except for defects in title that do not interfere with its ability to conduct its business as currently conducted or as proposed to be conducted or to utilize such properties for their intended purposes, in each case, except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

f. Litigation and Environmental Matters.

i. Except in respect of Intellectual Property (which is addressed in Section 3.13 below) (i) there are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened in writing against Holdings or any Restricted Subsidiary that could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect and (ii) none of Holdings or any Restricted Subsidiary has treated, stored, transported, released or disposed of Hazardous Materials at or from any currently or formerly owned real property or facility relating to its business in a manner that could reasonably be expected to have a Material Adverse Effect.

ii. Except with respect to any matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither Holdings nor any Restricted Subsidiary (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has, to the knowledge of the Borrower, become subject to any Environmental Liability, (iii) has received written notice of any claim with respect to any Environmental Liability or (iv) has, to the knowledge of the Borrower, any basis to reasonably expect that Holdings or any Restricted Subsidiary will become subject to any Environmental Liability.

g. Compliance with Laws. Each of Holdings and each Restricted Subsidiary is in compliance with all Requirements of Law applicable to it or its property except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

h. Investment Company Status. None of the Loan Parties is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended from time to time.

i. Taxes. Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each of Holdings and each Restricted Subsidiary (a) has timely filed or caused to be filed all Tax returns required to have been filed and (b) has paid or caused to be paid all Taxes required to have been paid (whether or not shown on a Tax return) including in their capacity as tax withholding agents, except, in the case of each of clauses (a) and (b), any Tax returns and Taxes that are (i) not overdue by more than 30 days or (ii) being contested in good faith by appropriate action; provided that Holdings or such Restricted Subsidiary, as the case may be, has set aside on its books adequate reserves therefor in accordance with GAAP.

j. ERISA; Foreign Pension Plans.

i. Except as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each Plan is in compliance with the applicable provisions of ERISA, the Code and other federal or state laws and each Foreign Pension Plan is in compliance with the applicable non-US law.

ii. Except as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, (i) no ERISA Event has occurred or is reasonably expected to occur, (ii) neither any Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Plan (other than premiums due and not delinquent under Section 4007 of ERISA), (iii) neither any Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan and (iv) neither any Loan Party nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

k. Disclosure. As of the Effective Date, no report, financial statement, certificate or other written information furnished by or on behalf of any Loan Party (other than projected financial information, pro forma financial information and information of a general economic or industry nature) to any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or any other Loan Document (as modified or supplemented by other information so furnished), when taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein (when taken as a whole), in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected and pro forma financial information, Holdings and the Borrower represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time of preparation and delivery; it being understood that actual results may vary from such forecasts and that such variances may be material. As of the Effective Date, to the best knowledge of the Borrower, the information included in any Beneficial Ownership Certifications provided on or prior to the Effective Date to any Lender in connection with this Agreement is true and correct in all material respects.

l. Subsidiaries. As of the Effective Date, Schedule 3.12 sets forth the name and the ownership interest of Holdings and each Subsidiary in each Subsidiary.

a. Intellectual Property; Licenses, Etc. Except as could not reasonably be expected to have a Material Adverse Effect, each of Holdings and each Restricted Subsidiary owns, licenses or possesses the right to use all of the rights to Intellectual Property that are reasonably necessary for the operation of its business as currently conducted, and, to the knowledge of Borrower, without conflict with the rights of any Person. To the knowledge of the Borrower, neither Holdings nor any Restricted Subsidiary, in the operation of their businesses as currently conducted, infringes upon any Intellectual Property rights held by any Person except for such infringements, individually or in the aggregate, which could not reasonably be expected to have a Material Adverse Effect. No claim or litigation regarding any of the Intellectual Property owned by Holdings or any Restricted Subsidiary is pending or, to the knowledge of the Borrower, threatened in writing against Holdings or any Restricted Subsidiary, which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

m. Solvency. On the Effective Date, and after giving effect to the Transactions, Holdings and the Subsidiaries, on a consolidated basis, are Solvent.

n. Federal Reserve Regulations. No part of the proceeds of the Loans will be used, directly or indirectly, to purchase or carry any margin stock or to refinance any Indebtedness originally incurred for such purpose, or for any other purpose, in each case, that entails a violation (including on the part of any Lender) of the provisions of Regulations U or X of the Board of Governors.

o. Security Interest in Collateral. Subject to the provisions of this Agreement (including, without limitation, the terms of the proviso to clause (e) of Section 4.01 and all Collateral delivered after the Effective Date pursuant to Section 5.12) and the other relevant Loan Documents, the Security Documents create legal, valid and enforceable Liens on all of the Collateral in favor of the Collateral Agent, for the benefit of itself and the other Secured Parties, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law. Upon the satisfaction of the applicable Perfection Requirements, such Liens will constitute perfected Liens (with the priority that such Liens are expressed to have under the relevant Security Documents) on all right, title and interest of the grantors in such Collateral (to the extent such Liens are required to be perfected under the terms of the Loan Documents) securing the Secured Obligations, in each case as and to the extent set forth therein.

p. PATRIOT Act, OFAC and FCPA.

i. Holdings and the Restricted Subsidiaries will not directly or, to the knowledge of Holdings or the Borrower, indirectly, use the proceeds of the Loans, or lend, contribute or otherwise make available such proceeds to any Subsidiary, Joint Venture partner or other Person, for the purpose of funding (i) any activities of or business with any Person who is the target of Sanctions, or in any country or territory that is the target of comprehensive Sanctions (as of the Effective Date, the Crimea region of Ukraine, Cuba, Iran, Syria, and North Korea), in each case in violation of any applicable Sanctions applicable to any party hereto, or (ii) any other transaction that would reasonably be expected to result in a violation by any party hereto of Sanctions.

ii. Holdings and the Restricted Subsidiaries will not use the proceeds of the Loans directly, or, to the knowledge of Holdings or the Borrower, indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, anyone else acting in an official capacity, or any other Person in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”) or any other applicable anti-corruption laws (together, the “Anti-Corruption Laws”).

iii. Each of Holdings and the Restricted Subsidiaries is in compliance in all material respects with applicable Sanctions, including the regulations of the United States Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), Title III of the USA Patriot Act and applicable Anti-Corruption Laws.

iv. To the knowledge of Holdings and the Borrower, none of Holdings or the Restricted Subsidiaries has, in the five years prior to the Effective Date, committed a material violation of applicable Sanctions, including the regulations of OFAC, Title III of the USA Patriot Act or applicable Anti-Corruption Laws.

v. (i) None of the Loan Parties is an individual or entity currently on OFAC’s list of Specially Designated Nationals and Blocked Persons, owned 50% or greater or controlled by any such Person or Persons, or otherwise the target of Sanctions, or is located, organized, or resident in a country or territory that is the target of comprehensive Sanctions, if being so located, organized or resident violates any Sanctions applicable to any party hereto, and (ii) none of the Restricted Subsidiaries that are not Loan Parties or any director, officer, or, to the knowledge of Holdings and the Borrower, employee or agent of any Loan Party or Restricted Subsidiary, in each case, is an individual or entity currently on OFAC’s list of Specially Designated Nationals and Blocked Persons, owned 50% or greater or controlled by such a Person or Persons, or otherwise the target of Sanctions, nor is located, organized or resident in a country or territory that is the target of comprehensive Sanctions, if being so located, organized or resident violates any Sanctions applicable to any party hereto.

q. Plan Assets; Prohibited Transactions. No Loan Party or any of its Subsidiaries is using “plan assets” (within the meaning of the Plan Asset Regulations) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments, and neither the execution, delivery or performance of the transactions contemplated under this Agreement, including the making of any Loan and the issuance of any Letter of Credit hereunder, will give rise to a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

4.

CONDITIONS

a. Effective Date. The obligations of the Lenders to make Loans and of each Issuing Bank to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions shall be satisfied (or waived in accordance with Section 9.02):

i. The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include a copy transmitted by facsimile or other electronic transmission of a signed counterpart of this Agreement) that such party has signed a counterpart of this Agreement;

ii. The Administrative Agent shall have received a customary written opinion (each addressed to the Administrative Agent, the Collateral Agent and the Lenders and dated the Effective Date) from Foley & Lardner LLP, as counsel for the Loan Parties;

iii. The Administrative Agent shall have received (a) a certificate of each Loan Party, dated the Effective Date, including or attaching a copy of (i) each Organizational Document of each Loan Party certified, to the extent applicable, as of a recent date by the applicable Governmental Authority, (ii) signature and incumbency certificates of the Responsible Officers of each Loan Party executing the Loan Documents to which it is a party and (iii) resolutions of the Board of Directors of each Loan Party approving and authorizing the execution, delivery and performance of Loan Documents to which it is a party, certified as of the Effective Date by a Responsible Officer as being in full force and effect without modification or amendment, and (b) a good standing certificate or its equivalent (to the extent such concept exists) from the applicable Governmental Authority of each Loan Party’s jurisdiction of incorporation, organization or formation;

iv. The Administrative Agent shall have received all fees and reasonable out-of-pocket expenses required to be paid by the Borrower on the Effective Date for which invoices have been presented at least two Business Days prior to the Effective Date (except as otherwise agreed by the Borrower), which amounts may be offset against the proceeds of the Loans;

v. The Collateral and Guarantee Requirement shall have been satisfied; provided that, to the extent that the Collateral and Guarantee Requirement and the requirements set forth under paragraph (f) of this Section (other than (a) the execution and delivery of the Guarantee Agreement by the Guarantors and the Collateral Agreement by the Loan Parties, (b) creation and perfection of security interests in the certificated Equity Interests, if any, of the Borrower and any wholly-owned Restricted Subsidiary that is a Material Subsidiary that constitutes a Domestic Subsidiary, and (c) delivery of Uniform Commercial Code financing statements with respect to perfection of security interests in all assets of the Loan Parties that may be perfected by the filing of a financing statement under the Uniform Commercial Code of any applicable jurisdiction) are not satisfied as of the Effective Date after the Borrower has used commercially reasonable efforts to do so, the satisfaction of such requirements shall not be a condition to the availability of the funding of the initial Revolving Loans or the issuance of Letters of Credit on the Effective Date (but shall be required to be satisfied within the period specified therefor in Section 5.13 (or such longer period as may be agreed by the Administrative Agent and the Borrower acting reasonably));

vi. Subject to the proviso in paragraph (e) above, each document (including any UCC (or similar) financing statement and intellectual property security agreements) required by any Security Document or under applicable Requirements of Law to be filed, registered or recorded in order to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a perfected Lien on the Collateral required to be delivered pursuant to such Security Document, shall be in proper form for filing, registration or recordation;

vii. The Administrative Agent shall have received a certificate from the chief financial officer (or other officer with reasonably equivalent responsibilities) of the Borrower, substantially in the form of Exhibit J, certifying that Holdings and the Subsidiaries, on a consolidated basis after giving effect to the Transactions, are Solvent;

viii. (i) The Administrative Agent shall have received, at least two Business Days prior to the Effective Date, all documentation and other information about the Loan Parties required under applicable “know your customer” and anti-money laundering rules and regulations, including Title III of the USA Patriot Act, that shall have been reasonably requested by the Administrative Agent in writing at least 10 days prior to the Effective Date, and (ii) to the extent the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, at least two Business Days prior to the Effective Date, any Lender that has requested, in a written notice to the Borrower at least 10 days prior to the Effective Date, a Beneficial Ownership Certification in relation to the Borrower shall have received such Beneficial Ownership Certification;

ix. Substantially concurrently with or prior to the funding of the initial Revolving Loans, the Effective Date Repayment shall have been consummated;

x. The Administrative Agent shall have received an executed Borrowing Request in accordance with the requirements hereof (if any Borrowing is to occur on the Effective Date); and

xi. The Administrative Agent shall have received a Revolving Note executed by the Borrower in favor of each Revolving Lender that has requested a Revolving Note at least three (3) Business Days in advance of the Effective Date.

xii. The Administrative Agent shall have received a certificate of the Borrower, dated the Effective Date, confirming compliance with the conditions set forth in Sections 4.02(a) and 4.02(b).

Each of the Lenders and the Administrative Agent agrees that by releasing their respective signature pages to this Agreement, each of such Lender and the Administrative Agent acknowledges that it is satisfied with each of the documents delivered pursuant to this Section 4.01.

b. Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of each Issuing Bank to issue, amend (other than an amendment in respect of a then outstanding Letter of Credit that does not increase the face amount thereof), renew or extend any Letter of Credit is subject to receipt of the request therefor in accordance herewith and to the satisfaction of the following conditions; provided that the following conditions shall not apply to any extensions of credit or Borrowings under Section 2.20 or Section 2.23:

i. The representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as the case may be; provided that, to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date; provided further that any representation or warranty that is qualified as to “materiality,” “Material Adverse Effect”

or similar language shall be true and correct in all respects on the date of such credit extension or on such earlier date, as the case may be.

ii. At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as the case may be, no Default or Event of Default shall have occurred and be continuing.

iii. The Administrative Agent or, if applicable, the Swingline Lender, shall have received an executed Borrowing Request in accordance with the requirements hereof or the Loan Parties shall have complied with the requirements of 2.05(b), as applicable.

Each Borrowing (provided that a conversion or a continuation of a Borrowing shall not constitute a “Borrowing” for purposes of this Section) and each issuance, amendment (other than an amendment in respect of a then outstanding Letter of Credit that does not increase the face amount thereof), renewal or extension of a Letter of Credit after the Effective Date shall be deemed to constitute a representation and warranty by the Borrower on the date of the applicable Borrowing as to the matters specified in clauses (a) and (b) of this Section.

5.

AFFIRMATIVE COVENANTS

Until the Termination Date shall have occurred, each of Holdings and the Borrower covenants and agrees with the Lenders that:

a. Financial Statements and Other Information. Holdings will furnish to the Administrative Agent, on behalf of each Lender:

i. commencing with the financial statements for the Fiscal Year ending on April 2, 2022, as soon as available, but in any event within 90 days after the end of each Fiscal Year, audited consolidated balance sheets and related audited consolidated statements of operations, comprehensive income/(loss), stockholders’ equity/deficiency and cash flows of Holdings and its consolidated Subsidiaries as of the end of and for such year, and related notes and related explanations thereto, setting forth in each case in comparative form the figures for the previous Fiscal Year, all reported on by Ernst & Young LLP, PricewaterhouseCoopers LLP, Deloitte LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception (other than an emphasis of the matter paragraph) as to the scope of such audit (other than any exception, explanatory paragraph or qualification that is expressly solely with respect to, or expressly resulting solely from, (A) an upcoming maturity date of any Material Indebtedness occurring within one year from the time such opinion is delivered or (B) any potential inability to comply with the Financial Maintenance Covenant or any other applicable financial covenant on a future date or in a future period, and it being understood that any such report may include references (excluding formal qualifications) regarding audits performed by other auditors as contemplated by AU Section 543, Part of Audit Performed by Other Independent Auditors (or any successor or similar standard under GAAP))) to the effect that such consolidated financial statements present fairly in all material respects the consolidated financial position and consolidated results of operations and cash flows of Holdings and its consolidated Subsidiaries as of the end of and for such year on a consolidated basis in accordance with GAAP consistently applied;

ii. commencing with the financial statements for the Fiscal Quarter ending July 3, 2021, as soon as available, but in any event within 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year, unaudited consolidated balance sheets and related unaudited consolidated statements of operations, comprehensive income/(loss) and cash flows of Holdings and its consolidated Subsidiaries together with related explanations as of the end of and for such Fiscal Quarter (except in the case of cash flows) and the then elapsed portion of the Fiscal Year, and setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheets, as of the end of) the previous Fiscal Year, all certified by a Financial Officer as presenting fairly in all material respects the consolidated financial position and consolidated results of operations and cash flows of Holdings and its consolidated Subsidiaries as of the end of and for such Fiscal Quarter (except in the case of cash flows) and such portion of the Fiscal Year on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

iii. for any period in which a Subsidiary has been designated as an Unrestricted Subsidiary, simultaneously with the delivery of the financial statements referred to in clauses (a) and (b) above for such period, supplemental financial information necessary to eliminate the accounts of Unrestricted Subsidiaries from such consolidated financial statements;

iv. not later than five Business Days after any delivery of financial statements under clause (a) or (b) above, a Compliance Certificate of a Financial Officer (i) certifying as to whether a Default (other than any Default previously disclosed pursuant to Section 5.02(a)) has occurred and, if such a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 6.09 and 6.10 as of the end of the applicable Test Period and (iii) in the case of financial statements delivered under clause (a) above, setting forth a reasonably detailed calculation of the Net Proceeds received during the applicable period by or on behalf of Holdings or any Subsidiary in respect of any event described in clause (a) of the definition of the term “Prepayment Event” and the portion of such Net Proceeds that has been invested or is intended to be reinvested in accordance with the second proviso in Section 2.10(c);

v. not later than 90 days after the commencement of each Fiscal Year, a detailed consolidated budget for Holdings and the Subsidiaries for such Fiscal Year in a form customarily prepared by Holdings;

vi. promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and registration statements (other than amendments to any registration statement (to the extent such registration statement, in the form it became effective, is delivered to the Administrative Agent), exhibits to any registration statement and, if applicable, any registration statement on Form S-8) filed by Holdings or any Subsidiary with the SEC or with any national securities exchange; and

vii. promptly following any request therefor, such other information (which may be in the form of an officer’s certificate) regarding the operations, business affairs and financial condition of Holdings or any Restricted Subsidiary, or compliance with the terms of any Loan Document, as the Administrative Agent on its own behalf or on behalf of any Lender may reasonably request in writing.

Documents required to be delivered pursuant to Section 5.01 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the earliest of the date (A) on which such documents are filed for public availability on the SEC’s Electronic Data Gathering and Retrieval System (EDGAR) (or any successor thereto), (B) on which the Borrower posts such documents, or provides a link thereto, on the Borrower’s or the Borrower’s Affiliates’ website on the Internet or (C) on which such documents are posted on the Borrower’s behalf on IntraLinks/IntraAgency or another website, if any, to which each Lender and the Administrative Agent has access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that, in the case of the foregoing clauses (B) and (C), the Borrower shall notify the Administrative Agent (by telecopier or electronic mail) of the posting of any such documents. The Administrative Agent shall have no obligation to request the delivery of or maintain paper copies of the documents referred to above, and each Lender shall be solely responsible for timely accessing posted documents and maintaining its copies of such documents.

The Borrower and Holdings hereby acknowledge that (a) the Administrative Agent and/or the Joint Bookrunners will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Company Materials”) by posting the Company Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material nonpublic information with respect to Holdings or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. Holdings hereby agrees that it will, upon the Administrative Agent’s reasonable request, identify that portion of the Company Materials that may be distributed to the Public Lenders and that (i) all such Company Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (ii) by marking Company Materials “PUBLIC,” Holdings shall be deemed to have authorized the Administrative Agent, the Joint Bookrunners and the Lenders to treat such Company Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to Holdings or its respective Affiliates or their respective securities for purposes of United States federal and state securities laws (provided, however, that to the extent such Company Materials constitute Information, they shall be treated as set forth in Section 9.12); (iii) all Company Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information”; and (iv) the Administrative Agent and the Joint Bookrunners shall be entitled to treat any Company Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”

Notwithstanding anything to the contrary in this Article V, none of Holdings or any of the Restricted Subsidiaries will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter pursuant to this

Article V that (i) constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by law or any binding confidentiality agreement or (iii) is subject to attorney-client or similar privilege or constitutes attorney work product.

b. Notices of Material Events. Promptly after any Responsible Officer of the Borrower obtains actual knowledge thereof, the Borrower will furnish to the Administrative Agent (for distribution to each Lender through the Administrative Agent) written notice of the following:

i. the occurrence of any Default;

ii. (1) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against Holdings or any of the Restricted Subsidiaries or (2) the receipt of a written notice of an Environmental Liability or the occurrence of an ERISA Event, in each case that could reasonably be expected to result in a Material Adverse Effect; and

iii. any change in the information provided in any Beneficial Ownership Certification delivered to any Lender in connection with this Agreement that would result in a change to the list of beneficial owners identified in such certification.

Each notice delivered under this Section shall be accompanied by a written statement of a Responsible Officer of Holdings or the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

c. Information Regarding Collateral. The Borrower will furnish to the Administrative Agent promptly after the occurrence thereof (and in any event within 60 days or such longer period as reasonably agreed to by the Administrative Agent) written notice of any change (i) in any Loan Party’s legal name (as set forth in its certificate of organization or like document), (ii) in the jurisdiction of incorporation or organization or the location of the chief executive office of any Loan Party or in the form of its organization or (iii) in any Loan Party’s organizational identification number to the extent that such Loan Party is organized in a jurisdiction where an organizational identification number is required to be included in a UCC financing statement for such jurisdiction.

d. Existence; Conduct of Business. Each of Holdings and the Borrower will, and will cause each Restricted Subsidiary to, do or cause to be done all things necessary to (a) obtain, preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises and (b) renew and maintain all Intellectual Property, in each case (other than the preservation of the existence of Holdings and the Borrower) to the extent that the failure to do so could reasonably be expected to have a Material Adverse Effect, provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03 or any Disposition permitted by Section 6.05.

e. Payment of Taxes, Etc. Each of Holdings and the Borrower will, and will cause each Restricted Subsidiary to, pay its obligations in respect of Taxes before the same shall become delinquent or in default, except (a) where the failure to make payment could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, or (b) that are being contested in good faith by appropriate action for which adequate reserves have been made in accordance with GAAP.

f. Maintenance of Properties. Each of Holdings and the Borrower will, and will cause each Restricted Subsidiary to, keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, except where the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. In the event of the presence of any Hazardous Material on any real property of Holdings or any Restricted Subsidiary which is in violation of Environmental Laws, Holdings and the Borrower will, and will cause each Restricted Subsidiary to, upon discovery thereof, take all reasonable and necessary steps to initiate and expeditiously complete all response, corrective and other action required under Environmental Laws or by a Governmental Authority to mitigate and eliminate any such violation or potential liability, except where the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and shall keep the Administrative Agent informed of their actions and the results of such actions as the Administrative Agent shall reasonably request.

g. Insurance. Each of Holdings and the Borrower will, and will cause each Restricted Subsidiary to, maintain, with insurance companies that the Borrower believes (in the good faith judgment of the management of the Borrower) are financially sound and responsible at the time the relevant coverage is placed or renewed, insurance in at least such amounts (after giving effect to any self-insurance which the Borrower believes (in the good faith judgment of management of the Borrower) is reasonable and prudent in light of the size and nature of its business) and against at least such risks (and with such risk retentions) as the Borrower believes (in the good faith judgment of the management the Borrower) are reasonable and prudent in light of the size and nature of its business; and will furnish to the Lenders, upon written request from the Administrative Agent, information presented in reasonable detail as to the insurance so carried. Subject to Section 5.13, each such policy of insurance maintained by a Loan Party shall (i) name the Collateral Agent, on behalf of the Secured Parties, as an additional insured thereunder as its interests may appear and (ii) in the case of each casualty insurance policy (excluding any business interruption insurance, workers’ compensation policy or employee liability policy), contain a loss payable/mortgagee clause or endorsement that names the Collateral Agent, on behalf of the Secured Parties, as the loss payee/mortgagee thereunder.

h. Books and Records; Inspection and Audit Rights. Each of Holdings and the Borrower will, and will cause each Restricted Subsidiary to, maintain proper books of record and account in which entries that are full, true and correct in all material respects and are sufficient to enable the preparation of financial statements in conformity with GAAP (or applicable local standards) shall be made of all material financial transactions and matters involving the assets and business of Holdings or the Restricted Subsidiaries, as the case may be. Holdings and the Borrower will, and will cause the Restricted Subsidiaries to, permit any representatives designated by the Administrative Agent, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested; provided that, only the Administrative Agent on behalf of the Lenders may exercise visitation and inspection rights of the Administrative Agent and the Lenders under this Section 5.08 and the Administrative Agent shall not exercise such rights more often than one time during any calendar year absent the existence and continuation of an Event of Default, which visitation and inspection shall be at the reasonable expense of the Borrower; provided, further that (a) when an Event of Default exists and is continuing, the Administrative Agent (or any of its representatives or independent contractors) may do any of the foregoing at the reasonable expense of the Borrower at any time during normal business hours and upon reasonable advance notice and (b) the Administrative Agent shall give the Borrower the opportunity to participate in any discussions with the Borrower’s independent public accountants.

i. Compliance with Laws. Each of Holdings and the Borrower will, and will cause each Restricted Subsidiary to, comply with its Organizational Documents and all Requirements of Law (including Environmental Laws, ERISA, applicable Anti-Corruption Laws, Sanctions, the USA Patriot Act and other anti-terrorism laws) applicable to it or its property, except where the failure to do so (other than compliance with applicable Anti-Corruption Laws, Sanctions, the USA Patriot Act and other applicable anti-terrorism laws, in which case, Holdings and the Borrower shall, and shall cause each Restricted Subsidiary to, comply with such laws in all material respects), individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

j. Use of Proceeds and Letters of Credit.

i. The Borrower will use the proceeds of the Revolving Loans to (i) on the Effective Date, (A) fund the Effective Date Repayment and (B) finance certain commitment and/or upfront fees and (ii) on and after the Effective Date, (A) finance the working capital needs and other general corporate purposes of the Borrower and its Subsidiaries (including for capital expenditures, working capital and/or purchase price adjustments and transaction fees and expenses (in each case, including in connection with any Permitted Acquisitions)), and (B) finance any Permitted Acquisitions and any other Investments, Restricted Payments and purposes of the Borrower and their Subsidiaries not prohibited by the terms of this Agreement or any other Loan Document.

ii. The Borrower shall use the proceeds of the Swingline Loans made after the Effective Date to finance the working capital needs and other general corporate purposes of the Borrower and its Subsidiaries, any Permitted Acquisitions and any other Investments, Restricted Payments and any other purpose not prohibited by the terms of this Agreement or any other Loan Document.

iii. Letters of Credit may be issued (i) on the Effective Date, in the ordinary course of business to replace or provide credit support for the Existing Letters of Credit of the Borrower and their Subsidiaries and (ii) on and after the Effective Date, for working capital needs and other general corporate purposes of the Borrower and its Subsidiaries, including any Permitted Acquisitions and any other Investments, Restricted Payments and other purposes not prohibited by the terms of this Agreement or any other Loan Document.

iv. The Borrower will use the proceeds of any Other Revolving Loans for the purposes set forth in Section 2.20(a) and will apply the proceeds of any Credit Agreement Refinancing

Indebtedness among the Loans and any Incremental Facilities in accordance with the terms of this Agreement.

a. Additional Subsidiaries. If any additional Restricted Subsidiary is formed or acquired after the Effective Date, the Borrower will, within 60 days (or such longer period as the Administrative Agent shall reasonably agree) after such newly formed or acquired Restricted Subsidiary is formed or acquired (unless such Subsidiary is an Excluded Subsidiary and not otherwise required under the Loan Documents), notify the Administrative Agent thereof, and all actions (if any) required to be taken with respect to such newly formed or acquired Subsidiary in order to satisfy the Collateral and Guarantee Requirement shall be taken with respect to such Subsidiary and the assets, Equity Interests in and Indebtedness of such Subsidiary owned by or on behalf of any Loan Party within 60 days after such formation or acquisition (or such longer period as the Administrative Agent shall reasonably agree); provided that any designation of an Unrestricted Subsidiary as a Restricted Subsidiary or any Restricted Subsidiary ceasing to be an Excluded Subsidiary shall constitute the formation or acquisition of a Restricted Subsidiary for purposes of this Section 5.11.

k. Further Assurances.

i. Each of Holdings and the Borrower will, and will cause each other Loan Party to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents), that may be required under any applicable law and that the Administrative Agent or the Required Lenders may reasonably request, to cause the Collateral and Guarantee Requirement to be and remain satisfied at all times, all at the expense of the Loan Parties.

ii. If, after the Effective Date, any material assets with a Fair Market Value in excess of $10,000,000, are acquired by Holdings, the Borrower or any other Loan Party or are owned by any Restricted Subsidiary on or after the time it becomes a Loan Party pursuant to Section 5.11 (other than assets constituting Collateral under a Security Document that become subject to the Lien created by such Security Document upon acquisition thereof or constituting Excluded Assets), the Borrower will promptly notify the Administrative Agent thereof, and, if requested by the Administrative Agent, the Borrower will cause such assets to be subjected to a Lien securing the Secured Obligations and will take and cause the other Loan Parties to take such actions as shall be necessary and reasonably requested by the Administrative Agent and to satisfy the Collateral and Guarantee Requirement.

l. Certain Post-Closing Obligations. As promptly as practicable, and in any event within the time periods after the Effective Date specified in Schedule 5.13 (or such later date as the Administrative Agent reasonably agrees to in writing), including to reasonably accommodate circumstances unforeseen on the Effective Date, Holdings, the Borrower and each Loan Party, as applicable, shall deliver the documents or take the actions specified on Schedule 5.13, in each case except to the extent otherwise agreed by the Administrative Agent pursuant to its authority as set forth in the definition of “Collateral and Guarantee Requirement”.

m. Designation of Subsidiaries. The Borrower may at any time after the Effective Date designate any Restricted Subsidiary as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (A) immediately before and upon giving effect to such designation on a Pro Forma Basis, no Event of Default shall have occurred and be continuing, (B) immediately after giving effect to such designation on a Pro Forma Basis, the Borrower shall be in compliance with the Total Net Leverage Ratio required by the Financial Maintenance Covenant and the ratio specified in Section 6.10 as in effect on such date as of the end of the most recently ended Test Period, (C) in no event shall the Borrower be an Unrestricted Subsidiary and (D)(i) no Intellectual Property may be transferred (including by way of an exclusive license) to an Unrestricted Subsidiary by Holdings, the Borrower or any Restricted Subsidiaries if such Intellectual Property would be material to the business of Holdings and its Restricted Subsidiaries (taken as a whole) after giving effect to such transfer (or exclusive license) (such intellectual property, “Material IP”) and (ii) no Restricted Subsidiary may be designated an Unrestricted Subsidiary if, on the date of and after giving effect to such designation, such Unrestricted Subsidiary would own (or hold an exclusive license with respect to) any Material IP. The designation of any Restricted Subsidiary as an Unrestricted Subsidiary after the Effective Date shall constitute an Investment by Holdings (or the applicable Restricted Subsidiary) therein at the date of designation in an amount equal to the Fair Market Value of Holdings or such Restricted Subsidiary’s, as applicable, investment therein. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute (x) the incurrence at the time of designation of any Investment, Indebtedness and Liens of such Subsidiary existing at such time, (y) a return on any Investment by Holdings or the applicable Restricted Subsidiary in Unrestricted Subsidiaries pursuant to the preceding sentence in an amount equal to the Fair Market Value at the date of such designation of Holdings or such Restricted Subsidiary’s, as applicable, Investment in such Subsidiary, and (z) the formation or acquisition of a Restricted Subsidiary for purposes of Section 5.11.

n. Change in Nature of Business. Each of Holdings and the Borrower shall, and shall cause the Restricted Subsidiaries to, engage in business substantially the same as those lines of business conducted by Holdings and the Restricted Subsidiaries on the Effective Date or any business(es) or any other activities that are reasonably similar, ancillary, incidental, complementary or related to, or a reasonable extension, development or expansion of, the business conducted by Holdings and the Restricted Subsidiaries on the Effective Date.

o. Fiscal Year End Changes. Each of Holdings and the Borrower shall, and shall cause the Restricted Subsidiaries to, maintain their fiscal year as in effect on the Effective Date; provided, however, that Holdings and the Borrower may, upon written notice to the Administrative Agent, change their fiscal year to any other fiscal year reasonably acceptable to the Administrative Agent, in which case, the Borrower and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary to reflect such change in fiscal year.

6.

NEGATIVE COVENANTS

Until the Termination Date shall have occurred, each of Holdings and the Borrower covenants and agrees with the Lenders that:

a. Indebtedness; Certain Equity Securities.

i. Holdings and the Borrower will not, and will not permit any Restricted Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:

1. Indebtedness of Holdings and the Restricted Subsidiaries under the Loan Documents (including any Indebtedness incurred pursuant to Section 2.19, 2.20 or 2.23);

2. Indebtedness (A) outstanding on the date hereof; provided that Indebtedness with an outstanding principal amount in excess of $7,500,000 shall only be permitted if set forth on Schedule 6.01 and any Permitted Refinancing thereof and (B) outstanding on the date hereof and any Permitted Refinancing thereof, in the case of this clause (B), constituting intercompany Indebtedness among Holdings and the Restricted Subsidiaries;

3. Guarantees by Holdings and the Restricted Subsidiaries in respect of Indebtedness of Holdings or any Restricted Subsidiary otherwise permitted hereunder; provided that (A) such Guarantee is otherwise permitted by Section 6.04 (other than clause (t) thereof) and (B) if the Indebtedness being Guaranteed is subordinated to the Loan Document Obligations, such Guarantee shall be subordinated to the Guarantee of the Loan Document Obligations on terms at least as favorable (as reasonably determined by the Borrower) taken as a whole, to the Lenders as those contained in the subordination of such Indebtedness;

4. Indebtedness of Holdings or any Restricted Subsidiary owing to Holdings or any Restricted Subsidiary to the extent permitted by Section 6.04 (other than clause (t) thereof); provided that all such Indebtedness of any Loan Party owing to any Restricted Subsidiary that is not a Loan Party shall be subordinated to the Loan Document Obligations (but only to the extent permitted by applicable law and not giving rise to material adverse Tax consequences) on terms (A) at least as favorable to the Lenders as those set forth in the form of intercompany note attached as Exhibit I or (B) otherwise reasonably satisfactory to the Administrative Agent;

5. (A) Indebtedness (including Capital Lease Obligations) of Holdings or any Restricted Subsidiary, the proceeds of which are used to finance the acquisition, development, construction, repair, restoration, replacement, maintenance, upgrade, expansion, extension, installation or improvement of fixed or capital assets or other property (whether real or personal, and whether through the direct purchase of property or the Equity Interest of any person owning such property) or otherwise incurred in respect of Capital Expenditures; provided that such Indebtedness is incurred concurrently with or within 270 days after the applicable acquisition, development, construction, repair, restoration, replacement, maintenance, upgrade, expansion, extension, installation or improvement, and (B) any Permitted Refinancing of any Indebtedness set forth in the immediately preceding subclause (A); provided further that, at the time of any such incurrence of Indebtedness and upon giving Pro Forma Effect thereto and to the use of the proceeds thereof, the aggregate principal amount of Indebtedness that is outstanding in reliance on this clause (v) shall not exceed the greater of $40,000,000 and 30.0% of Consolidated EBITDA for the most recently ended Test Period as of such time (plus, if any such Indebtedness was incurred pursuant to the foregoing subclause (B), the amount incurred pursuant to clause (a)(i) to the proviso to the definition of “Permitted Refinancing”);

6. Indebtedness in respect of (A) Swap Agreements entered into to hedge or mitigate risks to which Holdings or any Restricted Subsidiary has actual exposure (other than those in respect of shares of capital stock or other Equity Interests of Holdings or any Restricted Subsidiary) and (B) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of Holdings or any Restricted Subsidiary;

7. (A) Indebtedness of any Person that becomes a Restricted Subsidiary (or of any Person not previously a Restricted Subsidiary that is merged or consolidated with or into Holdings or any Restricted Subsidiary) after the date hereof as a result of an Acquisition Transaction permitted by this Agreement, or Indebtedness of any Person that is assumed by Holdings or any Restricted Subsidiary in connection with an Acquisition Transaction or similar Investment or an acquisition of assets by Holdings or such Restricted Subsidiary permitted by this Agreement; provided that (1) such Indebtedness is not incurred in contemplation of such Acquisition Transaction or similar Investment or acquisition of assets, (2) other than with respect to a Limited Condition Acquisition in which case, compliance with this proviso shall be determined in accordance with Section 1.08(a), immediately before and upon giving Pro Forma Effect to the assumption of such Indebtedness and the transactions consummated in connection therewith, no Event of Default pursuant to Section 7.01(a), (b), (h) or (i) shall have occurred and be continuing and (3) such Indebtedness is only the obligation of the Person and/or Person’s Subsidiaries that are acquired or that acquire the relevant assets and (B) any Permitted Refinancing of Indebtedness incurred pursuant to the foregoing subclause (A);

8. Indebtedness in respect of Permitted Receivables Financings not to exceed an aggregate principal amount outstanding in excess of the greater of $75,000,000 and 50.0% of Consolidated EBITDA for the most recently ended Test Period as of such time;

9. Indebtedness representing deferred compensation to current and former officers, directors, managers, employees, consultants or independent contractors of Holdings or any Restricted Subsidiary incurred in the ordinary course of business;

10. Indebtedness consisting of unsecured promissory notes issued by any Loan Party to current or former officers, managers, consultants, independent contractors,

directors and employees or their respective estates, successors, spouses, former spouses, domestic partners, heirs, legatees or distributees to finance the purchase or redemption of Equity Interests of Holdings permitted by Section 6.07(a);

11. (A) Indebtedness arising from an agreement providing for indemnification obligations, payment obligations in respect of any non-compete, consulting or similar arrangement, or obligations in respect of purchase price (including earnouts) or other similar adjustments incurred in an Acquisition Transaction or similar Investment permitted by this Agreement any other Investment or any Disposition, in each case permitted under this Agreement and (B) Indebtedness arising from guaranties, letters of credit, bank guaranties, surety bonds, performance bonds or similar instruments securing the performance pursuant to any such agreement described in clause (A);

12. Indebtedness consisting of obligations under deferred compensation or other similar arrangements incurred (A) in the ordinary course of business to current or former directors, officers, employees, members of management, managers and consultants of Holdings, the Borrower and/or any Restricted Subsidiary and (B) in connection with any Permitted Acquisition or other Investment permitted hereunder;

13. Cash Management Obligations and other Indebtedness in respect of netting services, overdraft protections and similar arrangements and Indebtedness arising from the honoring of a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds, in each case in the ordinary course of business;

14. (A) Indebtedness, which may be secured in accordance with Section 6.02, of Holdings or any Restricted Subsidiary and (B) any Permitted Refinancing of Indebtedness incurred pursuant to the foregoing subclause (A); provided that at the time of the incurrence thereof and upon giving Pro Forma Effect thereto, the aggregate principal amount of Indebtedness outstanding in reliance on this clause (xiv) shall not exceed the greater of $55,000,000 and 40.0% of Consolidated EBITDA for the most recently ended Test Period as of such time (plus, if any such Indebtedness was incurred pursuant to the foregoing subclause (B), the amount incurred pursuant to clauses (a)(i) and (a)(ii) to the proviso to the definition of “Permitted Refinancing”);

15. Indebtedness consisting of (A) the financing of insurance premiums or (B) take-or-pay obligations contained in supply arrangements, in each case in the ordinary course of business or consistent with past practice;

16. Indebtedness incurred by Holdings or any Restricted Subsidiary in respect of letters of credit, bank guarantees, bankers’ acceptances, or similar instruments issued or created, or related to obligations or liabilities (other than Indebtedness) incurred in the ordinary course of business or consistent with past practice, including in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other reimbursement-type obligations regarding workers compensation claims;

17. obligations in respect of self-insurance, performance, bid, appeal and surety bonds and performance, bankers acceptance facilities and completion guarantees, leases, government or trade contracts and similar obligations provided by Holdings or any Restricted Subsidiary or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case in the ordinary course of business or consistent with past practice;

18. Indebtedness comprising obligations in respect of take or pay contracts entered into the ordinary course of business;

19. (A) Indebtedness (the Indebtedness incurred pursuant to this Section 6.01(xix), the “Ratio Indebtedness”) of Holdings or any Restricted Subsidiary in an aggregate amount not to exceed the Ratio Debt Incurrence Test Amount; provided that (I) the Required Additional Debt Terms shall have been satisfied and (II) the aggregate principal amount of Ratio Indebtedness (and any Permitted Refinancing Indebtedness thereof) that is incurred by Restricted Subsidiaries that are not Loan Parties shall not exceed, at the time of incurrence thereof and upon giving Pro Forma Effect thereto, the greater of $55,000,000 and 40.0% of Consolidated EBITDA for the most recently ended Test Period as of such time; and (B) any Permitted Refinancing of Indebtedness incurred pursuant to the foregoing subclause (A) (which, in the case of such Indebtedness of Restricted Subsidiaries that are not Loan Parties shall not exceed, when taken together with any Indebtedness outstanding pursuant to the foregoing subclause (A), the greater of $55,000,000 and 40.0% of Consolidated EBITDA for the most recently ended Test Period as of such time plus the amount incurred pursuant to clauses (a)(i) and (a)(ii) to the proviso to the definition of “Permitted Refinancing”); provided further that, in the case of clause (A), no Event of Default shall have occurred and be continuing;

20. (A) Indebtedness supported by a Letter of Credit, in a principal amount not to exceed the face amount of such Letter of Credit and (B) Indebtedness in respect of a letter of credit related to the Canadian operations of Holdings and the Subsidiaries incurred in the ordinary course of business, which may be secured by cash collateral;

21. Permitted Unsecured Refinancing Debt and any Permitted Refinancing thereof constituting Indebtedness of the Borrower or any other Loan Party;

22. Permitted Senior Priority Refinancing Debt and Permitted Junior Priority Refinancing Debt, and any Permitted Refinancing thereof constituting Indebtedness of the Borrower or any other Loan Party;

23. (A) Indebtedness (the Indebtedness incurred pursuant to this Section 6.01(xxiii), the “Incremental Equivalent Debt”) of the Borrower or any other Loan Party issued in lieu of Incremental Facilities consisting of secured, subordinated or unsecured bonds, notes, debentures or loans, which, if secured, may be secured either by Liens having equal priority or junior priority relative to the Liens on the Collateral securing the Secured Obligations (but, in the case of equal priority Liens, without regard to control of remedies); provided that (I) the aggregate principal amount of all such Indebtedness incurred pursuant to this clause shall not exceed at the time of incurrence the Incremental Cap at such time, (II) the Required Additional Debt Terms shall have been satisfied and (III) subject to Section 1.08, (A) no Event of Default shall have occurred and be continuing or (B) if such Indebtedness is incurred to finance any Permitted Acquisition or similar Investment permitted under this Agreement, no Event of Default under Section 7.01(a), (b), (h) or (i) shall have occurred and be continuing, and (B) any Permitted Refinancing of Indebtedness incurred pursuant to the foregoing subclause (A);

24. Permitted Floor Plan Financing Lines; provided that, until such time that the UCC financing statements with respect to the Liens granted in favor of 21st Mortgage Corporation are modified in the manner set forth in paragraph 2(y) of Schedule 5.13, the aggregate outstanding principal amount of Indebtedness secured by such Liens shall not exceed $50,000,000 at any time.

25. Indebtedness constituting the Existing IRB Obligations and any Permitted Refinancing thereof constituting Indebtedness of the Borrower or any other Loan Party;

26. (A) Indebtedness of Holdings or any Restricted Subsidiary incurred to finance, or assumed in connection with, a Permitted Acquisition or similar Investment permitted by this Agreement (the Indebtedness incurred pursuant to this Section 6.01(xxvi), “Acquisition Debt”); provided that (I) subject to Section 1.08, no Event of Default shall have occurred and be continuing, (II) in the case of any assumed Acquisition Debt, such Acquisition Debt is not created or incurred in contemplation or anticipation of such Permitted Acquisition or similar permitted Investment and such Acquisition Debt is only the obligation of the Person and/or Person’s Subsidiaries that are acquired or that acquired the relevant assets, (III) at the time of incurrence thereof and upon giving effect to such incurred and/or assumed Acquisition Debt on a Pro Forma Basis, the Borrower shall be in compliance with Sections 6.09 and 6.10 and (IV) in the case of any incurred Acquisition Debt, the Required Additional Debt Terms shall have been satisfied and (B) any Permitted Refinancing of Indebtedness incurred pursuant to the foregoing subclause (A);

27. Contribution Indebtedness (and any Permitted Refinancing thereof); and

28. all premiums (if any), interest (including post-petition interest), accretion or amortization of original issue discount, fees, expenses, charges and additional or contingent interest on obligations described in clauses (i) through (xxvi) above.

ii. Holdings and the Borrower will not, nor will they permit any Restricted Subsidiary to, issue any Disqualified Equity Interests, except (x) Disqualified Equity Interests issued to and held by Holdings or any Restricted Subsidiary that is a direct or indirect Wholly-Owned Subsidiary of Holdings and (y) Disqualified Equity Interests issued after the Effective Date; provided that in the case of this clause (y) any such issuance of Disqualified Equity Interests shall be deemed to be an incurrence of Indebtedness and subject to the provisions set forth in Section 6.01(a).

Notwithstanding the foregoing, all Indebtedness incurred under the Loan Documents will be permitted to be incurred in reliance only on the exception in clause (a)(i) of this Section 6.01.

b. Liens. Holdings and the Borrower will not, nor will they permit any Restricted Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, except:

1. Liens created under the Loan Documents, including Liens securing Incremental Facilities;

2. Permitted Encumbrances;

3. Liens existing on Effective Date, together with any modifications, refinancings, replacements, renewals or extensions thereof; provided that any Lien securing Indebtedness or other obligations in excess of $7,500,000 individually (or, in the case of Liens on any real property, such Indebtedness or other obligations in excess of $7,500,000 in the aggregate) shall only be permitted if set forth on Schedule 6.02; provided further that (1) such modified, refinanced, replaced, renewed or extended Lien does not extend to any additional property other than (a) after-acquired property that is affixed or incorporated into the property covered by such Lien and (b) proceeds and products thereof, and (2) the obligations secured or benefited by such modified, replacement, renewal or extension Lien are permitted by Section 6.01;

4. Liens securing Indebtedness permitted under Section 6.01(a)(v); provided that (A) such Liens attach concurrently with or within 270 days after the acquisition, development, repair, restoration, replacement, construction, maintenance, upgrade, expansion or improvement, as applicable, of the property subject to such Liens, (B) such Liens do not at any time encumber any property other than the property financed by such Indebtedness, except for accessions and additions to such property, replacements thereof and customary security deposits, related contract rights and payment intangibles, and the proceeds and the products thereof, and any lease of such property (including accessions thereto) and the proceeds and products thereof and (C) such Liens do not at any time extend to or cover any assets (except for accessions and additions to such assets, replacements and products thereof and customary security deposits, related contract rights and payment intangibles, and the proceeds and products of such assets) other than the assets subject to such Capital Lease Obligations or other Indebtedness; provided further that individual financings of equipment provided by one lender may be cross collateralized to other financings of equipment provided by such lender and/or its Affiliates;

5. leases, licenses, subleases or sublicenses granted to others (on a non-exclusive basis) that are entered into in the ordinary course of business or that do not interfere in any material respect with the business of Holdings and the Restricted Subsidiaries, taken as a whole;

6. Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

7. Liens (A) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection and (B) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of setoff) and that are within the general parameters customary in the banking industry;

8. Liens (A) on cash advances or escrow deposits in favor of the seller of any property to be acquired in an Investment permitted pursuant to Section 6.04 to be applied against the purchase price for such Investment or otherwise in connection with any escrow arrangements with respect to any such Investment or any Disposition permitted under Section 6.05 (including any letter of intent or purchase agreement with respect to such Investment or Disposition) or (B) consisting of an agreement to dispose of any property in a Disposition permitted under Section 6.05, in each case, solely to the extent such Investment or Disposition, as the case may be, would have been permitted on the date of the creation of such Lien;

9. Liens on property and Equity Interests of any Restricted Subsidiary that is not a Loan Party, which Liens secure Indebtedness of such Restricted Subsidiary that is not a Loan Party, in each case, to the extent such Indebtedness is permitted under Section 6.01(a);

10. Liens granted by a Restricted Subsidiary that is not a Loan Party in favor of any Loan Party, Liens granted by a Restricted Subsidiary that is not a Loan Party in favor of a Restricted Subsidiary that is not a Loan Party and Liens granted by a Loan Party in favor of any other Loan Party;

11. Liens existing on property at the time of its acquisition or existing on the property of any Person at the time such Person becomes a Restricted Subsidiary, in each case after the date hereof; provided that (A) such Lien was not created in contemplation of such acquisition or such Person becoming a Restricted Subsidiary, (B) such Lien does not extend to or cover any other assets or property (other than the proceeds or products thereof and other than after-acquired property subject to a Lien securing Indebtedness and other obligations incurred prior to such time and which Indebtedness and other obligations are permitted hereunder that require or include, pursuant to their terms at such time, a pledge of after-acquired property, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition), and (C) the Indebtedness secured thereby is permitted under Section 6.01(a)(v) or (vii);

12. any interest or title (and all encumbrances and other matters affecting such interest or title) of a lessor or sublessor, licensor or sublicensor or secured by a lessor’s or sublessor’s, licensor’s or sublicensor’s interest under leases (other than leases constituting Capital Lease Obligations), subleases, licenses, cross licenses or sublicenses entered into by Holdings or any Restricted Subsidiary in the ordinary course of business or consistent with past practice, provided that any interest or title granted under any licenses, cross-licenses, or sublicenses is non-exclusive and does not materially interfere with the business of Holdings and the Restricted Subsidiaries, taken as a whole;

13. Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale or purchase of goods by Holdings or any Restricted Subsidiary in the ordinary course of business or consistent with past practice;

14. Liens deemed to exist in connection with Investments in repurchase agreements permitted under clause (e) of the definition of the term “Cash Equivalents”;

15. Liens encumbering reasonable and customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business or consistent with past practice and not for speculative purposes;

16. Liens that are contractual rights of setoff (A) relating to the establishment of depository relations with banks not given in connection with the incurrence of Indebtedness, (B) relating to pooled deposit or sweep accounts to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business or consistent with past practice of Holdings and the Restricted Subsidiaries or (C) relating to purchase orders and other agreements entered into with customers of Holdings or any Restricted Subsidiary in the ordinary course of business or consistent with past practice;

17. ground leases in respect of real property on which facilities owned or leased by Holdings or any Restricted Subsidiary are located and any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property that does not materially interfere with the ordinary conduct of the business of Holdings or any Restricted Subsidiary;

18. Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

19. Liens on the Collateral securing (A) Permitted Senior Priority Refinancing Debt, (B) Permitted Junior Priority Refinancing Debt, (C) Ratio Indebtedness incurred pursuant to Section 6.01(a)(xix) (and permitted to be incurred as secured Indebtedness), (D) Incremental Equivalent Debt incurred pursuant to Section 6.01(a)(xxiii) (and permitted to be incurred as secured Indebtedness) and (E) Acquisition Debt incurred pursuant to Section 6.01(a)(xxvi) (and permitted to be incurred as secured Indebtedness); provided that if any of such Indebtedness is secured by Collateral on a pari passu basis with or junior secured basis to (but, in the case of pari passu Liens, without regard to control of remedies) the Liens securing the Secured Obligations, such Indebtedness shall be subject to an Intercreditor Agreement;

20. other Liens; provided that at the time of incurrence of such Liens and the obligations secured thereby (upon giving Pro Forma Effect to any such obligations) the aggregate outstanding face amount of obligations secured by Liens existing in reliance on this clause (xx) shall not exceed the greater of $70,000,000 and 50.0% of Consolidated EBITDA for the most recently ended Test Period; provided further that, in the event that the Liens incurred pursuant to this clause (xx) are secured by the Collateral, then such Liens shall rank junior to the Liens securing the Loan Document Obligations and, in any such case, the beneficiaries thereof (or an agent on their behalf) shall have entered into an Intercreditor Agreement;

21. Liens on cash and Cash Equivalents used to satisfy and discharge Indebtedness; provided such satisfaction and discharge is permitted hereunder;

22. Liens on Permitted Receivables Financing Assets incurred in connection with Permitted Receivables Financings;

23. receipt of progress payments and advances from customers in the ordinary course of business to the extent the same creates a Lien on the related inventory and proceeds thereof;

24. (A) Liens on Equity Interests of a Joint Venture securing capital contributions to, or obligations of, such Persons, (B) customary rights of first refusal and tag, drag and similar rights in Joint Venture agreements and (C) Liens solely on any cash earnest money deposits made by Holdings or any of the Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

25. Liens in respect of Sale Leasebacks in each case on the assets or property sold and leased back in such Sale Leaseback;

26. Liens on cash and Cash Equivalents arising in connection with the defeasance, discharge or redemption of Indebtedness for no longer than 60 days prior to such defeasance, discharge or redemption;

27. Liens on cash or Cash Equivalents securing Swap Agreements in the ordinary course of business submitted for clearing in accordance with applicable Requirements of Law and that are not entered into for speculative purposes and Liens securing Indebtedness permitted under Section 6.01(a)(xiii);

28. with respect to any Foreign Subsidiary, other Liens arising mandatorily by Requirements of Law;

29. Liens securing Permitted Floor Plan Financing Lines;

30. additional Liens securing Indebtedness permitted under Section 6.01; provided that (1) the Ratio Debt Incurrence Test is satisfied and (2) if any such Indebtedness in an aggregate outstanding principal amount during the term of this Agreement in excess of $10,000,000 is secured by any or all of the Collateral, then the beneficiaries thereof (or an agent on their behalf) shall have entered into an Intercreditor Agreement;

31. Liens on the Equity Interests of Joint Ventures securing financing arrangements for the benefit of the applicable Joint Venture that are not otherwise prohibited under this Agreement and Liens on Equity Interests of Unrestricted Subsidiaries; and

32. Liens on Cash Collateral granted in favor of any Lender and/or Issuing Lender created as a result of any requirement or option to Cash Collateralize pursuant to this Agreement or any other Loan Document.

c. Fundamental Changes. Holdings and the Borrower will not, nor will they permit any Restricted Subsidiary to, merge into or consolidate or amalgamate with any other Person, or permit any Person to merge into or consolidate with it, or liquidate or dissolve, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of the assets (whether now owned or hereafter acquired) of Holdings and the Restricted Subsidiaries, taken as a whole, to or in favor of any Person, except that:

i. any Restricted Subsidiary may merge, consolidate or amalgamate with (A) Holdings or the Borrower; provided that Holdings or the Borrower, as applicable, shall be the continuing or surviving Person or (B) one or more other Restricted Subsidiaries; provided that when any Subsidiary Loan Party is merging, consolidating or amalgamating with any other Restricted Subsidiary either (1) the continuing or surviving Person shall be a Subsidiary Loan Party or (2) if the continuing or surviving Person is not a Subsidiary Loan Party, the acquisition of such Subsidiary Loan Party by such surviving Restricted Subsidiary is permitted under Section 6.04;

ii. any Restricted Subsidiary (other than the Borrower) may liquidate or dissolve if the Borrower determines in good faith that such action is in the best interests of Holdings and the Restricted Subsidiaries, taken as a whole, and is not materially disadvantageous to the Lenders;

iii. any Restricted Subsidiary (other than the Borrower) may make a Disposition of all or substantially all of its assets (upon voluntary liquidation or otherwise) to any other Restricted Subsidiary; provided that if the transferor in such a transaction is a Loan Party, then either (A) the transferee must be a Loan Party, (B) to the extent constituting an Investment, such Investment must be an Investment in a Restricted Subsidiary that is not a Loan Party permitted by Section 6.04 or (C) to the extent constituting a Disposition to a Restricted Subsidiary that is not a Loan Party, such Disposition is for Fair Market Value and any promissory note or other non-cash consideration received in respect thereof is an Investment in a Restricted Subsidiary that is not a Loan Party permitted by Section 6.04;

iv. the Borrower may merge, amalgamate or consolidate with any other Person; provided that (A) the Borrower shall be the continuing or surviving Person or (B) if the Person formed by or surviving any such merger or consolidation is not the Borrower (any such Person, the “Successor Borrower”), (1) the Successor Borrower shall be an entity organized or existing under the laws of the United States, any State thereof or the District of Columbia, (2) the Successor Borrower shall expressly assume all the obligations of the Borrower under this Agreement and the other Loan Documents to which the Borrower is a party pursuant to a supplement hereto or thereto in form and substance reasonably satisfactory to the Administrative Agent, (3) each Loan Party other than the Borrower, unless it is the other party to such merger, amalgamation or consolidation, shall have reaffirmed, pursuant to an agreement in form and substance reasonably satisfactory to the

Administrative Agent, that its Guarantee of, and grant of any Liens as security for, the Secured Obligations shall apply to the Successor Borrower’s obligations under this Agreement and (4) the Borrower shall have delivered to the Administrative Agent a certificate of a Responsible Officer and an opinion of counsel, each stating that such merger, amalgamation or consolidation complies with this Agreement; provided further that (x) if such Person is not a Loan Party, no Event of Default exists upon giving effect to such merger, amalgamation or consolidation and (y) if the foregoing requirements are satisfied, the Successor Borrower will succeed to, and be substituted for, the Borrower under this Agreement and the other Loan Documents; provided further that the Borrower agrees to provide any documentation and other information about the Successor Borrower as shall have been reasonably requested in writing by any Lender through the Administrative Agent that such Lender shall have reasonably determined is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including Title III of the USA Patriot Act and the Beneficial Ownership Regulation;

v. any Restricted Subsidiary (other than the Borrower) may merge, consolidate or amalgamate with any other Person in order to effect an Investment permitted pursuant to Section 6.04; provided that the continuing or surviving Person shall be a Restricted Subsidiary, which shall have complied with the requirements of Sections 5.11 and 5.12;

vi. Holdings and the Restricted Subsidiaries may undertake or consummate any Tax Restructuring; and

vii. any Restricted Subsidiary (other than the Borrower) may effect a merger, dissolution, liquidation consolidation or amalgamation to (1) effect a Disposition permitted pursuant to Section 6.05 (other than clause (e) thereof) or (2) an Investment permitted pursuant to Section 6.04 (other than clause (t) thereof).

Notwithstanding anything to the contrary, none of Holdings, the Borrower or any Restricted Subsidiary shall convey, invest, dispose of or otherwise transfer (including by way of an exclusive license) any Material IP to an Unrestricted Subsidiary (or in the case of any Material IP owned by any Loan Party to any non-Loan Party); provided that the foregoing shall not restrict any Loan Party from entering into any non-exclusive license of Material IP in the ordinary course of business.

d. Investments, Loans, Advances, Guarantees and Acquisitions. Holdings and the Borrower shall not, nor shall they permit any Restricted Subsidiary to, make or hold any Investment, except:

i. Investments in cash and Cash Equivalents at the time such Investment in Cash Equivalent is made;

ii. loans or advances to present or former officers, directors, managers, members of management, consultants, independent contractors and employees of Holdings and the Restricted Subsidiaries (i) for reasonable and customary business-related travel, entertainment, relocation and analogous ordinary business purposes, (ii) in connection with such Person’s purchase of Equity Interests in Holdings (provided that the amount of such loans and advances made in cash to such

Person shall be contributed to the Borrower in cash as common equity or Qualified Equity Interests) and (iii) for purposes not described in the foregoing clauses (i) and (ii); provided that at the time of incurrence thereof and upon giving Pro Forma Effect thereto, the aggregate principal amount outstanding in reliance on this clause (iii) shall not exceed the greater of (x) $15,000,000 and (y) 10.0% of Consolidated EBITDA for the Test Period most recently ended on or prior to such date of incurrence (measured as of the date such incurrence based upon the financial statements most recently delivered on or prior to such date pursuant to Section 5.01(a) or (b));

iii. Investments (i) by Holdings or any Restricted Subsidiary in any Loan Party, (ii) by any Restricted Subsidiary that is not a Loan Party in any other Restricted Subsidiary that is also not a Loan Party and (iii) by any Loan Party in any Restricted Subsidiary that is not a Loan Party; provided that the aggregate amount of such Investments made by Loan Parties after the Effective Date in reliance on clause (iii) of this Section 6.04(c) shall not exceed, at the time of incurrence thereof and upon giving Pro Forma Effect thereto, the greater of $70,000,000 and 50.0% of Consolidated EBITDA for the most recently ended Test Period;

iv. Investments consisting of deposits, prepayments and/or other credits to suppliers in the ordinary course of business or consistent with past practice;

v. Investments consisting of extensions of trade credit and accommodation guarantees in the ordinary course of business or consistent with past practice;

vi. Investments existing or contemplated on the date hereof and any modification, replacement, renewal, reinvestment or extension thereof; provided that (i) Investments in an aggregate amount in excess of $7,500,000 shall only be permitted under this Section 6.04(f) if such Investment is set forth on Schedule 6.04(f) or otherwise disclosed by the Borrower to the Administrative Agent in writing prior to the Effective Date (it being understood that the Administrative Agent shall be permitted to provide such disclosure to the Lenders) and (ii) contemplated Investments shall only be permitted under this Section 6.04(f) if such contemplated Investment is set forth on Schedule 6.04(f) or otherwise disclosed by the Borrower to the Administrative Agent in writing prior to the Effective Date (it being understood that the Administrative Agent shall be permitted to provide such disclosure to the Lenders); provided further that the amount of the original Investment shall not be increased except by the terms of such Investment to the extent set forth on Schedule 6.04(f) or as otherwise permitted by this Section 6.04;

vii. Investments in Swap Agreements permitted under Section 6.01;

viii. promissory notes and other Investments (including non-cash consideration) received in connection with Dispositions permitted by Section 6.05;

ix. Permitted Acquisitions;

x. obligations with respect to Guarantees provided by Holdings or any Restricted Subsidiary in respect of leases (other than Capitalized Leases) or of other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business;

xi. Investments in the ordinary course of business or consistent with past practice consisting of endorsements for collection or deposit and customary trade arrangements with customers;

xii. Investments (including debt obligations and Equity Interests) (i) received in connection with the bankruptcy or reorganization of suppliers and customers, from financially troubled account debtors or in settlement of delinquent obligations of, or other disputes with, customers and suppliers or upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment, (ii) in satisfaction of judgments against other Persons, (iii) as a result of a foreclosure by Holdings or any Restricted Subsidiary with respect to any secured Investment or other transfer of title with respect to any secured Investment in default and (iv) as a result of the settlement, compromise or resolution of (a) litigation, arbitration or other disputes or (b) obligations of trade creditors or customers that were incurred in the ordinary course of business or consistent with industry practice of Holdings or any Restricted Subsidiary, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer;

xiii. Investments constituting, pursuant to or in connection with Repurchase Obligations;

xiv. additional Investments and other acquisitions; provided that at the time any such Investment or other acquisition is made, the aggregate outstanding amount of such Investment or acquisition made in reliance on this clause (n), (including the aggregate amount of all consideration paid in connection with all other Investments and acquisitions made in reliance on this clause (n), whether in the form of Indebtedness assumed or otherwise), shall not exceed the sum of (A)(i) the greater of $55,000,000 and 40.0% of Consolidated EBITDA for the most recently ended Test Period, plus (ii) Investments in an aggregate outstanding amount not to exceed the portion, if any, of the Restricted Payment Amount, on the relevant date of determination that the Borrower elects to apply pursuant to this clause (ii), plus (iii) Investments in an aggregate outstanding amount not to exceed the portion, if any, of the Restricted Debt Payment Amount, on the relevant date of determination that the Borrower elects to apply pursuant to this clause (iii), plus (B) the Available Amount that is Not Otherwise Applied as in effect immediately prior to the time of making of such Investment so long as, with respect to this clause (B), no Event of Default has occurred and is continuing (or would occur upon giving Pro Forma Effect to such action), plus (C) the Available Equity Amount that is Not Otherwise Applied as in effect immediately prior to the time of making of such Investment;

xv. Investments in Persons engaged in the retail sale of the Borrower’s and their Restricted Subsidiaries’ inventory (net of a return on payments from such Investments and payments made in respect of dealer rebates) in an aggregate outstanding amount not to exceed $100,000,000 at any time;

xvi. advances of payroll payments to employees, consultants or independent contractors or other advances of salaries or compensation to officers, managers, employees, consultants or independent contractors, in each case in the ordinary course of business or consistent with past practice;

xvii. Investments and other acquisitions to the extent that payment for such Investments is made with Qualified Equity Interests of Holdings; provided that such amounts used pursuant to this clause (q) shall not increase the Available Equity Amount;

xviii. (i) Investments of a Restricted Subsidiary acquired after the Effective Date or of a Person merged or consolidated with Holdings or any Restricted Subsidiary in accordance with this Section and Section 6.03 after the Effective Date and (ii) Investments of an Unrestricted Subsidiary prior to the date on which such Unrestricted Subsidiary is designated a “Restricted Subsidiary”, in each case, to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation or such designation and were in existence on the date of such acquisition, merger or consolidation or such designation;

xix. Investments in the Borrower or any Restricted Subsidiary in connection with any Tax Restructuring; provided that after giving effect to any such activities, the Guarantees of the Loans and the security interests of the Lenders in the Collateral, taken as a whole, would not be adversely impaired;

xx. Investments consisting of Indebtedness, Liens, fundamental changes and Dispositions permitted (other than by reference to this Section 6.04(t)) under Sections 6.01, 6.02, 6.03 (other than clause (g) thereof), 6.05 (other than clause (d) or (e) thereof), respectively;

xxi. additional unlimited Investments; provided that upon giving effect to such Investment on a Pro Forma Basis, (i) the Total Net Leverage Ratio shall not exceed the level that is 0.25x below the Total Net Leverage Ratio required by the Financial Maintenance Covenant as in effect on such date as of the end of the most recently ended Test Period and (ii) no Event of Default under clause (a), (b), (h) or (i) of Section 7.01 shall have occurred and be continuing;

xxii. contributions to a “rabbi” trust for the benefit of employees, directors, consultants, independent contractors or other service providers of Holdings or any Restricted Subsidiary or other grantor trust subject to claims of creditors in the case of a bankruptcy of Holdings or the Borrower;

xxiii. to the extent that they constitute Investments, purchases and acquisitions of inventory, supplies, materials or equipment or purchases, acquisitions, licenses or leases of other assets, intellectual property, or other rights, in each case in the ordinary course of business;

xxiv. Investments in the form of debt or Equity Interests obtained in connection with the contribution, sale, or other transfer of Permitted Receivables Financing Assets, cash or Cash Equivalents made in connection with a Permitted Receivables Financing (including the contribution or lending of cash and Cash Equivalents to Subsidiaries of Holdings to finance the purchase of receivables or related assets from Holdings or a Restricted Subsidiary or to otherwise fund required reserves);

xxv. Investments (i) in Joint Ventures and Unrestricted Subsidiaries, or (ii) in any Restricted Subsidiary to enable such Restricted Subsidiary to make substantially concurrent Investments in Joint Ventures and Unrestricted Subsidiaries, in an aggregate outstanding amount for clauses (i) and (ii) not to exceed the greater of $55,000,000 and 40.0% of Consolidated EBITDA for the most recently ended Test Period;

xxvi. Investments in any Subsidiary of Holdings or any Joint Venture to which Holdings or any of its Restricted Subsidiaries is a party in connection with intercompany cash management arrangement or related activities arising in the ordinary course of business;

xxvii. unfunded pension fund and other employee benefit plan obligations and liabilities to the extent that the same are permitted to remain unfunded under applicable Requirements of Law;

xxviii. Investments in any Similar Business in an aggregate amount not to exceed the greater of $55,000,000 and 40.0% of Consolidated EBITDA for the most recently ended Test Period;

xxix. receivables owing to the Borrower or any Restricted Subsidiary, if created or acquired in the ordinary course of business or consistent with past practice;

xxx. Investments (A) for utilities, security deposits, leases and similar prepaid expenses incurred in the ordinary course of business or consistent with past practice and (B) trade accounts created, or prepaid expenses accrued, in the ordinary course of business;

xxxi. Investments in connection with the transfer of cash or other property with respect to any credit or debit card charge, check or other instrument, electronic funds transfer, or other type of paper-based or electronic payment, transfer, or charge transaction for which a Person acts as a processor, remitter, funds recipient or funds transmitter in the ordinary course of business;

xxxii. Investments in the Travelers Instrument Issuer, including the “Travelers Contribution” and the “Estimation Amount” (each as defined in the Travelers Instrument Issuer LLC Agreement), and fees and expenses incurred in connection with the management and administration thereof, in an aggregate amount not to exceed $1,000,000 in any fiscal year; and

xxxiii. any Investment acquired by virtue of any Bail-In Action with respect to any Lender.

Notwithstanding anything to the contrary, none of Holdings, the Borrower or any Restricted Subsidiary shall convey, invest, dispose of or otherwise transfer (including by way of an exclusive license) any Material IP to an Unrestricted Subsidiary (or in the case of any Material IP owned by any Loan Party to any non-Loan Party); provided that the foregoing shall not restrict any Loan Party from entering into any non-exclusive license of Material IP in the ordinary course of business.

e. Asset Sales. Holdings and the Borrower will not, nor will they permit any Restricted Subsidiary to (i) sell, transfer, lease, license or otherwise dispose of any asset, including any Equity Interest owned by it, or (ii) issue any additional Equity Interest in a Restricted Subsidiary (other than (A) issuing directors’ qualifying shares, nominal shares issued to foreign nationals to the extent required by applicable Requirements of Law, (B) issuing Equity Interests to Holdings or any Restricted Subsidiary in compliance with Section 6.01(b) or Section 6.04(c) and (C) any non-wholly-owned Restricted Subsidiary issuing Equity Interests of such Restricted Subsidiary to each owner of Equity Interests of such Restricted Subsidiary ratably based on their relative ownership interests), in each case, having a fair market value in excess of the greater of $7,500,000 and 5.0% of Consolidated EBITDA for the most recently ended Test Period, in a single transaction or a series of related transactions (each, a “Disposition”), except:

i. Dispositions of obsolete, surplus or worn out property, whether now owned or hereafter acquired, if made in the good faith determination of the board of directors of Holdings and/or in the ordinary course of business or consistent with past practice and Dispositions of property no longer used or useful, or economically practicable to maintain, in the conduct of the business of Holdings and the Restricted Subsidiaries (including (i) allowing any registration or application for registration of any Intellectual Property that is no longer used or useful, or economically practicable to maintain, to lapse, go abandoned, or be invalidated or (ii) disposing of, discontinuing the use or maintenance of, abandoning, failing to pursue or otherwise allowing to lapse, expire, terminate or put into the public domain any of its Intellectual Property if Holdings determines in its reasonable business judgment that such discontinuance is desirable in the conduct of its business and does not materially interfere with the business of Holdings and the Restricted Subsidiaries, taken as a whole);

ii. Dispositions of inventory and other assets in the ordinary course of business (including on an intercompany basis);

iii. Dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property, or other assets of comparable or greater value or usefulness to the business or (ii) an amount equal to the Net Proceeds of such Disposition are promptly applied to the purchase price of such replacement property;

iv. Dispositions of property to Holdings or any Restricted Subsidiary; provided that if the transferor in such a transaction is a Loan Party, then either (i) the transferee must be a Loan Party, (ii) to the extent constituting an Investment, such Investment must be an Investment in a Restricted Subsidiary that is not a Loan Party permitted by Section 6.04 (other than clause (t) thereof) or (iii) to the extent constituting a Disposition to a Restricted Subsidiary that is not a Loan Party, such Disposition is for Fair Market Value and any promissory note or other non-cash consideration received in respect thereof is an Investment in a Restricted Subsidiary that is not a Loan Party permitted by Section 6.04;

v. Dispositions permitted by Section 6.03 (other than clause (g) thereof), Investments permitted by Section 6.04 (other than clause (t) thereof), Restricted Payments permitted by Section 6.07 and Liens permitted by Section 6.02, in each case, other than by reference to this Section 6.05(e);

vi. Dispositions of cash and/or Cash Equivalents and/or other assets that were Cash Equivalents when the relevant original Investment was made;

vii. Dispositions of (A) accounts receivable, notes receivable or other current assets in the ordinary course of business or consistent with industry practice or the conversion of accounts receivable to notes receivable or other dispositions of accounts receivable in connection with the collection or compromise thereof and (B) Permitted Receivables Financing Assets pursuant to any Permitted Receivables Financing;

viii. leases, subleases, licenses or sublicenses (on a non-exclusive basis), in each case in the ordinary course of business and that do not materially interfere with the business of Holdings and the Restricted Subsidiaries, taken as a whole;

ix. transfers of property subject to Casualty Events upon receipt of the Net Proceeds of such Casualty Event;

x. Dispositions of other assets or property (including the sale or issuance of Equity Interests in a Restricted Subsidiary) not otherwise permitted under this Section 6.05 in an aggregate amount during the term of this Agreement not to exceed, at the time of the applicable Disposition, an amount equal to 15.0% of Consolidated Total Assets as of the end of the most recently ended Test Period; provided that (i) such Disposition is made for Fair Market Value, (ii) with respect to any Disposition pursuant to this Section 6.05(j) for a purchase price in excess of the greater of $10,000,000 and 1.0% of Consolidated Total Assets as of the end of the most recently ended Test Period for any transaction or series of related transactions, Holdings or any Restricted Subsidiary shall receive not less than 75.0% of such consideration in the form of cash or Cash Equivalents; provided, however, that for the purposes of this Section 6.05(j)(ii), (A) any liabilities (as shown on the most recent balance sheet of the Borrower provided hereunder or in the footnotes thereto) of Holdings or such Restricted Subsidiary, other than liabilities that are by their terms subordinated in right of payment to the Loan Document Obligations, that (1) are assumed by the transferee with respect to the applicable Disposition or (2) are otherwise cancelled or terminated in connection with the transaction with such transferee, and for which Holdings and the Restricted Subsidiaries shall have been validly released by all applicable creditors in writing, shall be deemed to be cash, (B) any securities received by Holdings or such Restricted Subsidiary from such transferee that are converted by Holdings or such Restricted Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received) within 180 days following the closing of the applicable Disposition, shall be deemed to be cash and (C) any Designated Non-Cash Consideration received by Holdings or such Restricted Subsidiary in respect of such Disposition having an aggregate Fair Market Value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (j) that is at that time outstanding, not in excess (at the time of receipt of such Designated Non-Cash Consideration) of the greater of $30,000,000 and 3.0% of Consolidated Total Assets as of the end of the most recently ended Test Period (net of any Designated Non-Cash Consideration converted into cash or Cash Equivalents), with the Fair Market Value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall be deemed to be cash, (iii) the Net Proceeds of such Disposition shall be applied and/or reinvested as (and to the extent) required by Section 2.10(c) and (iv) no Event of Default shall have occurred and be continuing or would occur upon consummation of such Disposition;

xi. Dispositions of Investments in Joint Venture to the extent required by, or made pursuant to customary buy/sell arrangements between the Joint Venture parties set forth in, joint venture agreements and similar binding arrangements;

xii. Dispositions of any assets (including Equity Interests) (A) acquired in connection with any Permitted Acquisition or other Investment permitted hereunder, which assets are not core or principal to the business of Holdings and the Restricted Subsidiaries or (B) made to obtain the approval of any applicable antitrust authority in connection with a Permitted Acquisition;

xiii. transfers of condemned property as a result of the exercise of “eminent domain” or other similar powers to the respective Governmental Authority or agency that has condemned the same (whether by deed in lieu of condemnation or otherwise), and transfers of property arising from foreclosure or similar action or that have been subject to a casualty to the respective insurer of such real property as part of an insurance settlement;

xiv. Dispositions in connection with any Tax Restructuring provided that after giving effect to any such Disposition, the Guarantees of the Loans and the security interests of the Lenders in the Collateral, taken as a whole, would not be adversely impaired;

xv. any Disposition of a Sale Leaseback;

xvi. any merger, consolidation, Disposition or conveyance the sole purpose of which is to reincorporate or reorganize (i) any Domestic Subsidiary in another jurisdiction in the U.S. and/or (ii) any Foreign Subsidiary in the U.S. or any other jurisdiction;

xvii. Holdings and each of the Restricted Subsidiaries may surrender or waive contractual rights and settle or waive contractual or litigation claims in the ordinary course of business or consistent with past practice;

xviii. the unwinding of any Swap Agreement pursuant to its terms; and

xix. the disposition of any Investment acquired by virtue of any Bail-In Action with respect to any Lender.

To the extent that any Collateral is Disposed of as expressly permitted by this Section 6.05 to any Person other than a Loan Party or Restricted Subsidiary, such Collateral shall be sold free and clear of the Liens created by the Loan Documents, which Liens shall be automatically released upon the consummation of such Disposition; it being understood and agreed that the Administrative Agent shall be authorized to take, and shall take, any actions deemed appropriate in order to effect the foregoing.

Notwithstanding anything to the contrary, none of Holdings, the Borrower or any Restricted Subsidiary shall convey, invest, dispose of or otherwise transfer (including by way of an exclusive license) any Material IP to an Unrestricted Subsidiary (or in the case of any Material IP owned by any Loan Party to any non-Loan Party); provided that the foregoing shall not restrict any Loan Party from entering into any non-exclusive license of Material IP in the ordinary course of business.

f. Negative Pledge. (A) Holdings and the Borrower will not, and will not permit any Restricted Subsidiary to, enter into any agreement, instrument, deed or lease that prohibits or limits the ability of any Loan Party to create, incur, assume or suffer to exist any Lien upon any of their respective properties or revenues, whether now owned or hereafter acquired, for the benefit of the Secured Parties with respect to the Secured Obligations or under the Loan Documents; provided that the foregoing shall not apply to:

i. restrictions and conditions imposed by (i) Requirements of Law, (ii) any Loan Document, (iii) any documentation relating to any Permitted Receivables Financing, (iv) any documentation governing Permitted Floor Financing Lines, (v) any documentation governing the Existing IRB Obligations and (vi) any documentation governing any Permitted Refinancing incurred to refinance any such Indebtedness referenced in clauses (i) through (v) above; provided that with respect to Indebtedness referenced in clause (v) above, such restrictions shall not expand the scope in any material respect of any such restriction or condition contained in the Indebtedness being refinanced;

ii. customary restrictions and conditions existing on the Effective Date and any extension, renewal, amendment, modification or replacement thereof, except to the extent any such amendment, modification or replacement expands the scope of any such restriction or condition;

iii. restrictions and conditions contained in agreements relating to the Disposition of a Subsidiary or any assets pending such Disposition, provided that such restrictions and conditions apply only to the Subsidiary or assets that is or are the subject of such Disposition and such Disposition is permitted hereunder;

iv. customary provisions in leases, subleases, licenses, cross-licenses or sublicenses and other contracts restricting the assignment thereof and restrictions that include customary provisions restricting assignment of any agreement entered into in the ordinary course of business;

v. restrictions imposed by any agreement relating to secured Indebtedness permitted by Section 6.01(a)(v) to the extent such restriction applies only to the property securing by such Indebtedness;

vi. any restrictions or conditions set forth in any agreement in effect at any time any Person becomes a Restricted Subsidiary (but not any modification or amendment expanding the scope of any such restriction or condition); provided that such agreement was not entered into in contemplation of such Person becoming a Restricted Subsidiary and the restriction or condition set forth in such agreement does not apply to Holdings or any Restricted Subsidiary;

vii. restrictions or conditions in any Indebtedness permitted pursuant to Section 6.01 that is incurred or assumed by Restricted Subsidiaries that are not Loan Parties to the extent such restrictions or conditions are no more restrictive in any material respect than the restrictions and conditions in the Loan Documents;

viii. restrictions on cash (or Cash Equivalents) or other deposits imposed by agreements entered into in the ordinary course of business (or other restrictions on cash or deposits constituting Permitted Encumbrances);

ix. restrictions set forth on Schedule 6.06 and any extension, renewal, amendment, modification or replacement thereof, except to the extent any such amendment, modification or replacement expands the scope of any such restriction or condition;

x. customary provisions in partnership agreements, limited liability company organizational governance documents, sale leaseback agreements, joint venture agreements and other similar agreements, in each case, entered into in the ordinary course of business;

xi. customary net worth provisions contained in real property leases entered into by Subsidiaries of Holdings, so long as the Borrower has determined in good faith that such net worth provisions could not reasonably be expected to impair the ability of Holdings and its Subsidiaries to meet their ongoing obligations; and

xii. restrictions or conditions contained in any trading, netting, operating, construction, service, supply, purchase or sale agreement to which Holdings or any Restricted Subsidiary is a party, entered into in the ordinary course of business or consistent with past practice; provided that such agreement prohibits the encumbrance of solely the property or assets of Holdings or such Restricted Subsidiary that are the subject of such agreement, the payment rights arising thereunder or the proceeds thereof and does not extend to any other asset or property of Holdings or such Restricted Subsidiary or the assets or property of another Restricted Subsidiary, and

(B) with respect to any real property and fixtures owned by any Loan Party, Holdings and the Borrower will not, and will not permit any Restricted Subsidiary to, create, incur, assume or permit to exist any Lien on all or any part of such real property or fixtures, other than Liens permitted by clauses (i), (ii) (solely with respect to clauses (a), (b), (e) and (f) of the definition of “Permitted Encumbrances”), (iii) (other than with respect to Mortgages (as defined in the Existing Credit Agreement) to be terminated on the Effective Date), (v), (viii)(B), (ix) (solely with respect to such property owned on the Effective Date by a Restricted Subsidiary that is not a Loan Party; for purposes of this Section 6.06(B), no real property or fixtures owned by any Loan Party shall be transferred to any Subsidiary that is not a Loan Party), (xi), (xvii) or (xx) (solely, in the case of such clause (xx), with respect to Liens that do not secure Indebtedness) of Section 6.02.

g. Restricted Payments; Certain Payments of Indebtedness.

i. Holdings and the Borrower will not, nor will they permit any Restricted Subsidiary to, pay or make, directly or indirectly, any Restricted Payment, except:

1. each Restricted Subsidiary may make Restricted Payments to Holdings or any other Restricted Subsidiary (and, in the case of any such Restricted Subsidiary that is not a Wholly-Owned Subsidiary, to each other owner of Equity Interests of such Restricted Subsidiary ratably based on their relative ownership interests of the relevant class of Equity Interests);

2. to the extent constituting a Restricted Payment, Holdings and the Borrower may consummate any transaction permitted by Section 6.03 (other than clause (g) thereof) and Section 6.04 (other than Section 6.04(n), (q), (t) and (u));

3. [reserved];

4. repurchases of Equity Interests in Holdings deemed to occur upon exercise of stock options or warrants or other incentive interests if such Equity Interests represent a portion of the exercise price of such stock options or warrants or other incentive interests;

5. Holdings and the Borrower may redeem, acquire, retire, repurchase, or make distributions with respect to their Equity Interests (or any options, warrants, restricted stock, stock appreciation rights or other equity-linked interests issued with respect to any of such Equity Interests) held by current or former officers, managers, consultants, directors, employees, independent contractors or other service providers (or their respective spouses, former spouses, domestic partners, successors, executors, administrators, heirs, legatees or distributees) of Holdings and the Restricted Subsidiaries, upon the death, disability, retirement or termination of employment or service of, or breach of restrictive covenants by, any such Person or otherwise in accordance with any stock option or stock appreciation rights plan, profits interest plan, restricted stock award agreements, any management, director and/or employee stock ownership or incentive plan, stock subscription plan, stock subscription or equity incentive award agreement, employment termination agreement or any other employment agreements or equity holders’ agreement; provided that, the aggregate amount of Restricted Payments permitted by this clause (v) after the Effective Date shall not exceed $20,000,000 in any fiscal year with unused amounts in any fiscal year being carried over to succeeding fiscal years subject to a maximum of $30,000,000 in any fiscal year plus all net cash proceeds obtained from any key-man life insurance policies received during such fiscal year (without giving effect to the following proviso);

6. the Borrower may make additional Restricted Payments in an aggregate amount not to exceed the sum of (A) the Restricted Payment Amount at such time, plus (B) the Available Amount that is Not Otherwise Applied as in effect immediately prior to the time of making of such Restricted Payment so long as, with respect to this clause (B), (i) no Event of Default has occurred and is continuing (or would occur upon giving Pro Forma Effect to such action) and (ii) upon giving effect to such action on a Pro Forma Basis, the Total Net Leverage Ratio does not exceed the level that is 0.25x below the Total Net Leverage Ratio required by the Financial Maintenance Covenant as in effect as of the end of the most recently ended Test Period, plus (C) the Available Equity Amount that is Not Otherwise Applied as in effect immediately prior to the time of making of such Restricted Payment;

7. redemptions in whole or in part of any of its Equity Interests for another class of its Equity Interests or with proceeds from substantially concurrent equity contributions or issuances of new Equity Interests (and in no event shall such contribution or issuance so utilized increase the Available Equity Amount); provided that such new Equity Interests contain terms and provisions at least as advantageous to the Lenders in all respects material to their interests as those contained in the Equity Interests redeemed thereby;

8. payments made or expected to be made in respect of withholding or similar Taxes payable by any future, present or former employee, director, manager or consultant and any repurchases of Equity Interests in consideration of such payments including deemed repurchases in connection with the exercise of stock options and the vesting of restricted stock and restricted stock units;

9. the Borrower may make Restricted Payments to (A) pay cash in lieu of fractional Equity Interests in connection with any dividend, split or combination thereof or any Permitted Acquisition (or other similar Investment) and (B) honor any conversion request by a holder of convertible Indebtedness and make cash payments in lieu of fractional shares in connection with any such conversion and may make payments on convertible Indebtedness in accordance with its terms;

10. Restricted Payments to fund the payment of regular dividends on Holdings’ Equity Interests, in an aggregate amount not to exceed 6.0% per annum of the aggregate amount of proceeds from any public offering received by, or contributed to, Holdings or any Restricted Subsidiary on or following the date of this Agreement; provided that on the date of declaration of any such dividend, after giving effect to such dividend, there is no continuing Event of Default;

11. payments made by Holdings or any Restricted Subsidiary in respect of withholding or similar taxes payable upon exercise of stock options or warrants in respect of Equity Interests by any future, present or former employee, director, officer, manager or consultant (or their respective controlled Affiliates or Permitted Transferees) and any repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants or required withholding or similar taxes;

12. additional unlimited Restricted Payments; provided that upon giving effect to such Restricted Payment (A) on a Pro Forma Basis, the Total Net Leverage Ratio is no greater than 3.25:1.00 and the Interest Coverage Ratio is no less than 3.00:1.00 and (B) there is no continuing Event of Default;

13. Restricted Payments constituting or otherwise made in connection with or relating to any Tax Restructuring; and

14. the distribution, by dividend or otherwise, of shares of Equity Interests of, or Indebtedness owed to Holdings or any Restricted Subsidiary by, Unrestricted Subsidiaries (other than Unrestricted Subsidiaries the primary assets of which are Cash Equivalents).

ii. Holdings and the Borrower will not, nor will they permit any Restricted Subsidiary to, make or pay, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on (x) any Subordinated Indebtedness or (y) Indebtedness which is unsecured or secured on a junior basis to the Liens securing the Secured Obligations, in the case of each of (x) and (y), that constitutes Material Indebtedness (“Restricted Debt”), or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Restricted Debt, in each case, on or prior to date that occurs earlier than one year prior to the scheduled maturity date thereof (collectively, “Restricted Debt Payments”), except:

1. payment of regularly scheduled interest and principal payments, payments of fees, expenses and indemnification obligations when due in respect of any Indebtedness, other than payments in respect of any Restricted Debt prohibited by the subordination provisions thereof;

2. (1) refinancings or exchanges of Restricted Debt with proceeds of Permitted Refinancing Indebtedness or other Restricted Debt, which matures no earlier than the Restricted Debt being refinanced or exchanged, in each case, to the extent such Indebtedness is permitted to be incurred under Section 6.01 and (2) refinancings of Restricted Debt assumed in accordance with Section 6.01(a)(vii) in connection with a Permitted Acquisition or similar Investment permitted under this Agreement;

3. (1) the conversion of any Restricted Debt to or payments with Equity Interests (other than Disqualified Equity Interests) of Holdings and (2) mandatory redemptions of Disqualified Equity Interests;

4. prepayments, redemptions, purchases, defeasances and other payments or distributions in respect of Restricted Debt prior to their scheduled maturity in an aggregate amount not to exceed the sum of (A)(i) the Restricted Debt Payment Amount that the Borrower elects to apply pursuant to this clause (i), plus (ii) an amount not to exceed the portion, if any, of the Restricted Payment Amount that the Borrower elects to apply pursuant to this clause (ii), plus (B) the Available Amount that is Not Otherwise Applied as in effect immediately prior to the time of making of such Restricted Debt Payment, so long as, with respect to this clause (B), (i) no Event of Default has occurred and is continuing (or would occur upon giving Pro Forma Effect to such action) and (ii) upon giving effect to such action on a Pro Forma Basis, the Total Net Leverage Ratio does not exceed the level that is 0.25x below the Total Net Leverage Ratio required by the Financial Maintenance Covenant as in effect as of the end of the most recently ended Test Period, plus (C) the Available Equity Amount that is Not Otherwise Applied as in effect immediately prior to the time of making of such Restricted Debt Payment;

5. additional unlimited prepayments, redemptions, purchases, defeasances and other payments in respect of Restricted Debt prior to their scheduled maturity; provided that, upon giving effect to such prepayment, redemption, purchase, defeasance or other payment (A) on a Pro Forma Basis, the Total Net Leverage Ratio is no greater than 3.25:1.00 and the Interest Coverage Ratio is no less than 3.00:1.00 and (B) there is no continuing Event of Default;

6. to the extent constituting a Restricted Debt Payment, payment-in-kind interest with respect to any Indebtedness that is permitted under Section 6.01; and

7. payments as part of an applicable high yield discount obligation or AHYDO catch-up payment.

iii. Holdings and the Borrower will not, nor will they permit any Restricted Subsidiary to, amend or modify any documentation governing any Restricted Debt, in each case if the effect of such amendment or modification (when taken as a whole) is materially adverse to the Lenders.

Notwithstanding anything herein to the contrary, the foregoing provisions of this Section 6.07 will not prohibit the payment of any Restricted Payment or the consummation of any irrevocable redemption, purchase, defeasance or other payment within 60 days after the date of declaration of such Restricted Payment or the giving of irrevocable notice of such redemption, purchase, defeasance or other payment, as applicable, if at the date of declaration or the giving of such notice such payment would have complied with the provisions of this Agreement.

h. Transactions with Affiliates. Holdings and the Borrower will not, nor will they permit any Restricted Subsidiary to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates in excess of, individually, the greater of (x) $10,000,000 and (y) 6.25% of Consolidated EBITDA for the most recently ended Test Period, except:

1. transactions with Holdings or any Restricted Subsidiary (or any entity that becomes a Restricted Subsidiary as a result of such transaction);

2. transactions that are on terms substantially as favorable to Holdings or such Restricted Subsidiary as would be obtainable by such Person at the time in a comparable arm’s-length transaction with a Person other than an Affiliate;

3. the payment of fees and expenses related to the Transactions;

4. issuances of Equity Interests to the extent otherwise permitted by this Agreement;

5. (1) employment, consulting, severance and other service or benefit related arrangements between Holdings and the Restricted Subsidiaries and their respective officers and employees in the ordinary course of business (including loans and advances pursuant to Sections 6.04(b) and 6.04(p), salary or guaranteed payments and bonuses) and transactions pursuant to stock option and other equity award plans and employee benefit plans and arrangements in the ordinary course of business and (2) transactions in existence on the Effective Date and set forth on Schedule 6.08 and any amendment, modification or extension thereof to the extent such amendment, modification or extension, taken as a whole, is not (i) materially adverse to the Lenders or (ii) more disadvantageous to the Lenders than the relevant transaction in existence on the Effective Date;

6. payments by Holdings and any Restricted Subsidiary pursuant to tax sharing agreements among Holdings or any Restricted Subsidiary on customary terms to the extent attributable to the ownership or operation of Holdings and the Restricted Subsidiaries, to the extent payments are permitted by Section 6.07.

7. the payment of customary fees and reasonable out-of-pocket costs to, and indemnities provided on behalf of, directors, officers, consultants and employees of Holdings and the Restricted Subsidiaries in the ordinary course of business to the extent attributable to the operation of Holdings and the Restricted Subsidiaries;

8. Restricted Payments permitted under Section 6.07;

9. the issuance or transfer of Equity Interests (other than Disqualified Equity Interests) of Holdings to any former, current or future director, manager, officer, employee or consultant (or spouses, former spouses, successors, heirs, legatees, distributes or Affiliates of any of the foregoing) of the Borrower, any of its Subsidiaries or any direct or indirect parent of any of the foregoing;

10. transactions pursuant to, or the performance by Holdings or any of the Restricted Subsidiaries of its obligations under, the terms (including any amendments thereto) of any stockholders agreement (including any registration rights agreement, investor rights agreement or purchase agreement related thereto) to which it is a party as of the Effective Date and any similar agreements which it may enter into thereafter;

11. transactions in connection with any Permitted Receivables Financing or Permitted Floor Financing Lines;

12. any transaction in respect of which the Borrower delivers to the Administrative Agent a letter addressed to the Board of Directors of Holdings from an accounting, appraisal or investment banking firm of nationally recognized standing stating that such transaction is on terms that are no less favorable to Holdings or the applicable Restricted Subsidiary than might be obtained at the time in a comparable arm’s length transaction from a Person who is not an Affiliate;

13. (A) Guarantees permitted by Section 6.01 or Section 6.04 and (B) Investments permitted by Sections 6.04(r), 6.04(s), 6.04(aa), 6.04(bb) and 6.04(gg); and

14. transactions with customers, clients, Joint Venture partners, suppliers or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Agreement that are fair to Holdings and the Restricted Subsidiaries, in the reasonable determination of the Board of Directors or the senior management of the Borrower, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party.

i. Financial Maintenance Covenant. Commencing as of the end of the Test Period ending as of September 30, 2021 and as of the last day of each Test Period occurring thereafter, in each case, the Borrower shall not permit the Total Net Leverage Ratio as of the end of such Test Period to be greater than 3.25:1.00 (the “Financial Maintenance Covenant”); provided that, upon the date following the Effective Date on which any Material Acquisition is consummated, the Financial Maintenance Covenant shall, for each such Material Acquisition, be subject to an upward adjustment of 0.50x (the “Step-Up”) as of the end of each of the succeeding four Test Periods ending on or after such date; provided further that (i) the Financial Maintenance Covenant level shall in no event exceed 3.75:1.00 and (ii) there must be at least two consecutive full fiscal quarters not subject to the Step-Up before the consummation of a Material Acquisition can once again cause the Step-Up to occur.

j. Interest Coverage Ratio. The Borrower shall not permit the Interest Coverage Ratio as of the end of any Test Period (commencing with the Test Period ending as of September 30, 2021) to be less than 3.00:1.00.

7.

EVENTS OF DEFAULT

a. Events of Default. If any of the following events (any such event, an “Event of Default”) shall occur:

i. the Borrower shall fail to pay any principal of any Loan or any reimbursement obligations in respect of Letters of Credit when and as the same shall become due and payable and in the currency required hereunder, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

ii. any Loan Party shall fail to pay (i) any interest on any Loan, when and as the same shall become due and payable, and in the currency required hereunder, and such failure shall continue unremedied for a period of five Business Days or (ii) any fee or any other amount (other than an amount referred to in clauses (a) or (b)(i) of this Section 7.01) payable under any Loan Document, when and as the same shall become due and payable and in the currency required hereunder, and such failure shall continue unremedied for a period of five Business Days;

iii. any representation or warranty made or deemed made by or on behalf of Holdings or any Restricted Subsidiary in or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made and such representation or warranty, if capable of being cured, remains incorrect for thirty (30) days after receipt by the Borrower of written notice thereof by the Administrative Agent;

iv. Holdings or any Restricted Subsidiary shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02(a), 5.04 (with respect to the existence of the Borrower) or in Article VI;

v. any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document (other than those specified in clause (a), (b) or (d) of this Section 7.01), and such failure shall continue unremedied for a period of 30 days after written notice thereof from the Administrative Agent to the Borrower;

vi. Holdings or any Restricted Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable (after giving effect to any applicable grace period);

vii. any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with all applicable grace periods having expired) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to (i) secured Indebtedness that becomes due as a result of the sale, transfer or other disposition (including as a result of a casualty or condemnation event) of the property or assets securing such Indebtedness (to the extent such sale, transfer or other disposition is not prohibited under this Agreement), (ii) termination events or similar events occurring under any Swap Agreement that constitutes Material Indebtedness (it being understood that clause (f) of this Section will apply to any failure to make any payment required as a result of any such termination or similar event), (iii) Indebtedness permitted to exist or be incurred under the terms of this Agreement that is required to be repurchased, prepaid, defeased, redeemed or satisfied (or as to which an offer to repurchase, prepay, defease, redeem or satisfy is required to be made) in connection with any asset sale event, casualty or condemnation event, change of control, excess cash flow or other customary provision in such Indebtedness giving rise to such requirement to so offer or repurchase, prepay, defease, redeem or satisfy in the absence of any default thereunder, (iv) Indebtedness that is convertible into Equity Interests of Holdings and converts to such Equity Interests in accordance with its terms, (v) prepayments required by the terms of Indebtedness as a result of customary provisions in respect of illegality, replacement of lenders and gross-up provisions for Taxes, increased costs, capital adequacy and other similar customary requirements or (vi) any voluntary prepayment, redemption or other satisfaction of Indebtedness that becomes mandatory in accordance with the terms of such Indebtedness solely as the result of Holdings or any Restricted Subsidiary delivering a prepayment, redemption or similar notice with respect to such prepayment, redemption or other satisfaction that is permitted by this Agreement; provided that, in the case of Section 7.01(f) and 7.01(g), such default has not been waived by the holders of such Material Indebtedness;

viii. an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, court protection, reorganization or other relief in respect of Holdings or any Significant Subsidiary or its debts, or of a material part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, examiner, sequestrator, conservator or similar official for Holdings or any Significant Subsidiary or for a material part of its assets, and, in any such case, such proceeding or petition shall continue undismissed or unstayed for 60 consecutive days or an order or decree approving or ordering any of the foregoing shall be entered;

ix. Holdings or any Significant Subsidiary shall (A) voluntarily commence any proceeding or file any petition seeking liquidation, court protection, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (B) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Section, (C) apply for or consent to the appointment of a receiver, trustee, examiner, custodian, sequestrator, conservator or similar official for Holdings or any Significant Subsidiary or for a material part of its assets, (D) file an answer admitting the material allegations of a petition filed against it in any such proceeding or (E) make a general assignment for the benefit of creditors;

x. one or more enforceable judgments for the payment of money in an aggregate amount in excess of $30,000,000 (to the extent not covered by insurance as to which the insurer has been notified of such judgment or order and has not denied its obligation) shall be rendered against Holdings, any Restricted Subsidiary or any combination thereof and the same shall remain unpaid, undischarged, unvacated, unbonded or unstayed pending appeal for a period of 60 consecutive days;

xi. (i) an ERISA Event occurs that has resulted or could reasonably be expected to result, individually or together with all other ERISA Events that have occurred or are reasonably expected to occur, in liability of Holdings or any Restricted Subsidiary under Title IV of ERISA with respect to a Plan or under non-U.S. law with respect to a Foreign Pension Plan in an aggregate amount that could reasonably be expected to result in a Material Adverse Effect or (ii) Holdings, any Restricted Subsidiary or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its Withdrawal Liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount that could reasonably be expected to result in a Material Adverse Effect;

xii. any Lien purported to be created under any Security Document shall cease to be, or shall be asserted by any Loan Party in writing not to be, a valid and perfected Lien on any material portion of the Collateral, except (i) as a result of the sale or other disposition of the applicable Collateral to a Person that is not a Loan Party or Restricted Subsidiary in a transaction permitted under the Loan Documents, or (ii) as a result of the Administrative Agent’s failure to (A) maintain possession of any stock certificates, promissory notes or other instruments delivered to it under the Security Documents or (B) file Uniform Commercial Code continuation statements;

xiii. (i) this Agreement, any Security Document or any Guarantee of the Secured Obligations shall for any reason not be (or shall be asserted by any Loan Party in writing not to be) a legal, valid and binding obligation of any Loan Party party thereto other than as expressly permitted hereunder or thereunder; or (ii) any subordination provision in respect of any Material Indebtedness shall for any reason not be (or shall be asserted by any Loan Party in writing not to be) a legal, valid and binding obligation of any Loan Party party thereto other than as expressly permitted hereunder or thereunder; or

xiv. a Change in Control shall occur;

then, and in every such event (other than an event with respect to Holdings or the Borrower described in clause (h) or (i) of this Section), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take any or all of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, (ii) declare the Loans then outstanding to be due and payable in whole (or in part, (but ratably as among Classes of Loans and the Loans of each Class at the time outstanding) in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, and (iii) require the deposit of cash collateral in respect of LC Exposure as provided in Section 2.05(j), in each case without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower and each other Loan Party; and in the case of any event with respect to Holdings or the Borrower described in clause (h) or (i) of this Section, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall immediately and automatically become due and payable and the deposit of such cash collateral in respect of LC Exposure shall immediately and automatically become due, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby waived by Holdings, the Borrower and each other Loan Party.

b. Application of Proceeds. After the exercise of remedies provided for in Section 7.01, any amounts received on account of the Secured Obligations shall be applied by the Administrative Agent in accordance with Section 4.02 of the Collateral Agreement and/or the similar provisions in the other Security Documents. Notwithstanding the foregoing, Excluded Swap Obligations with respect to any Guarantor shall not be paid with amounts received from such Guarantor or its assets, but appropriate adjustments shall be made with respect to payments from other Loan Parties to preserve the allocation to Secured Obligations otherwise set forth in Section 4.02 of the Collateral Agreement and/or the similar provisions in the other Security Documents.

8.

THE ADMINISTRATIVE AGENT

i. Each of the Lenders and the Issuing Banks hereby irrevocably appoints Wells Fargo Bank, National Association, to serve as Administrative Agent and Collateral Agent under the Loan Documents, and authorizes the Administrative Agent and Collateral Agent to execute, deliver and administer the Loan Documents and to take such actions and to exercise such powers as are delegated to the Administrative Agent and Collateral Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Collateral Agent, the Lenders and the Issuing Banks, and none of Holdings, the Borrower or any other Loan Party shall have any rights as a third party beneficiary of any such provisions.

ii. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender or an Issuing Bank as any other Lender or Issuing Bank and may exercise the same as though it were not the Administrative Agent, and such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with Holdings or any other Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders or the Issuing Banks.

iii. The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or to exercise any discretionary power, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in the Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Holdings, any Subsidiary or any other Affiliate of any of the foregoing that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct (such absence to be presumed unless otherwise determined by a court of competent jurisdiction by a final and nonappealable judgment). The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof (which is identified as a “notice of default”) is given to the Administrative Agent by Holdings, the Borrower, a Lender or an Issuing Bank and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, (v) the existence, value, sufficiency or collectability of any Collateral or creation, perfection or priority of any Lien purported to be created by the Security Documents or (vi) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent or satisfaction of any condition that expressly refers to the matters described therein being acceptable or satisfactory to the Administrative Agent. The Administrative Agent shall not be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral. Notwithstanding anything herein to the contrary, the Administrative Agent shall not have any liability arising from any confirmation or determination of (x) the Revolving Exposure or the component amounts thereof, or (y) the terms and conditions of any Intercreditor Agreement.

iv. The Administrative Agent shall be entitled to rely, and shall not incur any liability for relying, upon any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person (including, if applicable, a Responsible Officer or Financial Officer of such Person). The Administrative Agent also may rely, and shall not incur any liability for relying, upon any statement made to it orally or by telephone and believed by it to be made by the proper Person (including, if applicable, a Financial Officer or a Responsible Officer of such Person), and may act upon any such statement prior to receipt of written confirmation thereof. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender or Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or Issuing Bank prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

v. The Administrative Agent may perform any of and all its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any of and all their duties and exercise their rights and powers through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any subagents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

vi. (i) Each Lender, each Issuing Bank, each other Secured Party and each other party hereto hereby severally agrees that (x) if the Administrative Agent notifies such Lender, Issuing Bank or other Secured Party (or the Affiliate of a Secured Party that is a Lender) or any other Person that has received funds from the Administrative Agent or any of its Affiliates, either for its own account or on behalf of a Lender, Issuing Bank or other Secured Party (each such recipient, a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion that any funds received by such Payment Recipient from the Administrative Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) were erroneously transmitted to such Payment Recipient (whether or not known to such Payment Recipient), and demands the return of such Payment (or a portion thereof), such Payment Recipient shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. and (y) such Payment Recipient shall not assert, and hereby waives, as to the Administrative Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine. A notice of the Administrative Agent to any Payment Recipient under this Article VIII(f) shall be conclusive, absent manifest error.

1. Each Payment Recipient hereby further agrees that if it receives a Payment from the Administrative Agent or any of its Affiliates (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”) or (y) that was not preceded or accompanied by a Payment Notice, it shall be deemed to be on notice at the time of its receipt of such Payment, in each such case, that an error has been made with respect to such Payment. Each Payment Recipient agrees that, in each such case, or if it otherwise becomes aware a Payment (or portion thereof) may have been sent in error, such Payment Recipient shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

2. In the case of each of clauses (i) and (ii) above, such Payment shall at all times remain the property of the Administrative Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Administrative Agent.

3. In the event that a Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor by the Administrative Agent in accordance with clause (i) above, from any Lender that is a Payment Recipient or an Affiliate of a Payment Recipient (such unrecovered amount as to such Lender, an “Erroneous Payment Return Deficiency”), then at the sole discretion of the Administrative Agent and upon the Administrative Agent’s written notice to such Lender (i) such Lender shall be deemed to have made a cashless assignment of the full face amount of the portion of its Loans (but not its Commitments) of the relevant Class with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) to the Administrative Agent or, at the option of the Administrative Agent, the Administrative Agent’s applicable lending affiliate in an amount that is equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) plus any accrued and unpaid interest on such assigned amount, without further consent or approval of any party hereto and without any payment by the Administrative Agent or its applicable lending affiliate as the assignee of such Erroneous Payment Deficiency Assignment. Without limitation of its rights hereunder, the Administrative Agent may cancel any Erroneous Payment Deficiency Assignment at any time by written notice to the applicable assigning Lender and upon such revocation all of the Loans assigned pursuant to such Erroneous Payment Deficiency

Assignment shall be reassigned to such Lender without any requirement for payment or other consideration. The parties hereto acknowledge and agree that (1) any assignment contemplated in this clause (iv) shall be made without any requirement for any payment or other consideration paid by the applicable assignee or received by the assignor, (2) the provisions of this clause (iv) shall govern in the event of any conflict with the terms and conditions of Section 9.04 and (3) the Administrative Agent may reflect such assignments in the Register without further consent or action by any other Person.

4. Each party hereto hereby agrees that (x) in the event an erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Payment (or portion thereof) for any reason, the Administrative Agent (1) shall be subrogated to all the rights of such Payment Recipient with respect to such amount and (2) is authorized to set off, net and apply any and all amounts at any time owing to such Payment Recipient under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Payment Recipient from any source, against any amount due to the Administrative Agent under this clause (f) or under the indemnification provisions of this Agreement and (y) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Secured Obligations owed by the Borrower or any other Loan Party, except to the extent such Payment is, and solely with respect to the amount of such Payment that is, comprised of funds received by the Administrative Agent from the Borrower or any other Loan Party for the purpose of making such Payment.

5. Each party’s obligations under this clause (f) shall survive the resignation or replacement of the Administrative Agent or any transfer of rights or obligations by, or the replacement of, a Payment Recipient, the termination of the Commitments and the repayment, satisfaction or discharge of all Obligations under any Loan Document.

6. Nothing in this clause (f) will constitute a waiver or release of any claim of any party hereunder arising from any Payment Recipient’s receipt of a Payment.

7. For the avoidance of this doubt, nothing in this clause (f) shall apply to any funding of Loans to the Borrower in accordance with this Agreement.

vii. Subject to the appointment and acceptance of a successor Administrative Agent as provided in this Article VIII, the Administrative Agent may resign upon 30 days’ notice to the Lenders, the Issuing Banks and the Borrower. If the Administrative Agent becomes a Defaulting Lender or is an affiliate of a Defaulting Lender, the Administrative Agent may be removed as the Administrative Agent hereunder at the request of the Borrower or the Required Lenders, in each case, upon 30 days’ notice. Upon receipt of any such notice of resignation or upon such removal, the Required Lenders shall have the right, with the Borrower’s consent (unless an Event of Default under Section 7.01(a), (b), (h) or (i) has occurred and is continuing), to appoint a successor, which shall be a commercial bank or trust company with an office in the United States, or an Affiliate of any such bank with an office in the United States and shall be a “U.S. person” and a “financial institution” within the meaning of Treasury Regulations Section 1.1441-1. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent meeting the qualifications above (the earlier of the 30th day after such notice is given in accordance with the first sentence of this paragraph (g) and the date upon which the retiring Administrative Agent is replaced, the “Resignation Effective Date”).

viii. If the Person serving as Administrative Agent is a Defaulting Lender or is an Affiliate of a Defaulting Lender, the Required Lenders and the Borrower may, to the extent permitted by applicable law, by notice in writing to such Person as provided above remove such Person as Administrative Agent and, with the consent of the Borrower (unless an Event of Default under Section 7.01(a), (b), (h) or (i) has occurred and is continuing), appoint a successor, which successor shall be a commercial bank or trust company with an office in the United States, or an Affiliate of any such bank with an office in the United States, and shall be a “U.S. person” and a “financial institution” within the meaning of Treasury Regulations Section 1.1441-1. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

ix. With effect from the Resignation Effective Date or the Removal Effective Date, as applicable, (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except (i) that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed and (ii) with respect to any outstanding payment obligations) and (2) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders or the retiring Administrative Agent appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Administrative Agent (other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder and under the other Loan Documents as set forth in this Section. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent and in respect of the matters referred to under clause (1) above. Notwithstanding anything to the contrary herein, no Disqualified Lender may be appointed as a successor Administrative Agent without the consent of the Borrower.

x. Each Lender and each Issuing Bank acknowledges that it has, independently and without reliance upon the Administrative Agent, any Joint Bookrunner, any Lead Arranger or any other Lender or any Issuing Bank, or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and each Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent, any Joint Bookrunner, any Lead Arranger or any other Lender or any Issuing Bank, or any of the Related Parties of any of the foregoing, and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

xi. Each Lender, by delivering its signature page to this Agreement and funding its Loans on the Effective Date, or delivering its signature page to an Assignment and Assumption, Incremental Facility Amendment or Refinancing Amendment pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Lenders on the Effective Date.

xii. Except with respect to the exercise of setoff rights of any Lender in accordance with Section 9.08 or with respect to a Lender’s right to file a proof of claim in an insolvency proceeding, no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce any Guarantee of the Secured Obligations, it being understood and agreed that all powers, rights and remedies under the Loan Documents may be exercised solely by the Administrative Agent on behalf of the Secured Parties in accordance with the terms thereof. In the event of a foreclosure by the Administrative Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Administrative Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition, and the Administrative Agent, as agent for and representative of the Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Loan Document Obligations as a credit on account of the purchase price for any collateral payable by the Administrative Agent on behalf of the Secured Parties at such sale or other disposition. Each Secured Party, whether or not a party hereto, will be deemed, by its acceptance of the benefits of the Collateral and of the Guarantees of the Secured Obligations, to have agreed to the provisions of this Article, Section 9.15 and Section 9.17.

xiii. In furtherance of the foregoing and not in limitation thereof, no Swap Agreement or Cash Management Services, the obligations under or in respect of which constitute Secured Obligations, will create (or be deemed to create) in favor of any Secured Party that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of any Loan Party under any Loan Document. By accepting the benefits of the Collateral, each Secured Party that is a party to any such Swap Agreement or a provider of such Cash Management Services shall be deemed to have appointed the Administrative Agent and the Collateral Agent to serve as administrative agent and collateral agent under the Loan Documents and agreed to be bound by the Loan Documents as a Secured Party thereunder, subject to the limitations set forth in this Article VIII.

xiv. Each of the Lenders, Issuing Banks and other Secured Parties irrevocably authorizes and directs the Administrative Agent and the Collateral Agent to, and the Administrative Agent and Collateral Agent, as applicable, shall (a) release and terminate, or confirm or evidence any automatic release and termination of, any Guarantees and Liens created under the Loan Documents as provided in Section 9.15 or in any other Security Document, (b) subordinate, at the request of the Borrower, any Lien on any property granted to or held by the Collateral Agent under any Security Document to the holder of any Lien on such property that is permitted by Section 6.02(iv), and (c) confirm in writing or otherwise evidence that the Administrative Agent, on behalf of the Secured Parties, does not hold a Lien on any Excluded Assets, including Excluded Assets subject to Permitted Encumbrances described under Sections 6.02(xxii) or 6.02(xxix).

xv. In case of the pendency of any proceeding with respect to any Loan Party under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, the Administrative Agent (irrespective of whether the principal of any Loan or any LC Disbursement shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(x) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, LC Exposure and all other Secured Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks and the Administrative Agent (including any claim under Section 2.11, Section 2.12, Section 2.14, Section 2.15, Section 2.16 and Section 9.03) allowed in such judicial proceeding; and

(y) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such proceeding is hereby authorized by each Lender, each Issuing Bank and each other Secured Party to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, the Issuing Banks or the other Secured Parties, to pay to the Administrative Agent any amount due to it, in its capacity as the Administrative Agent, under the Loan Documents (including under Section 9.03).

xvi. Notwithstanding anything herein to the contrary, neither any Joint Bookrunner nor any Person as a Lead Arranger shall have any duties or obligations under this Agreement or any other Loan Document (except in its capacity, as applicable, as a Lender or an Issuing Bank), but all such Persons shall have the benefit of the indemnities provided for hereunder, including under Section 9.03, fully as if named as an indemnitee or indemnified person therein and irrespective of whether the indemnified losses, claims, damages, liabilities and/or related expenses arise out of, in connection with or as a result of matters arising prior to, on or after the effective date of any Loan Document.

xvii. To the extent required by any applicable Requirements of Law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. Without limiting or expanding the provisions of Section 2.16, each Lender shall indemnify the Administrative Agent against, and shall make payable in respect thereof within 30 days after demand therefor, any and all Taxes and any and all related losses, claims, liabilities and expenses (including fees, charges and disbursements of any counsel for the Administrative Agent) incurred by or asserted against the Administrative Agent by the IRS or any other Governmental Authority as a result of the failure of the Administrative Agent to properly withhold tax from amounts paid to or for the account of any Lender for any reason (including, without limitation, because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding tax ineffective, or because of such Lender’s failure to comply with the provisions of Section 9.04 relating to the maintenance of a Participant Register), but in each case only to the extent that any Loan Party has not already indemnified the Administrative Agent for such amounts and without limiting the obligation of the Loan Parties to do so. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due the Administrative Agent under this Article VIII. The agreements in this Article VIII shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender and the repayment, satisfaction or discharge of all other obligations under any Loan Document.

xviii. Each Lender and each other Secured Party hereby (i) appoints the Administrative Agent and Collateral Agent to act as its agent under and in connection with the relevant Security Documents and any Intercreditor Agreement and (ii) authorizes the Existing Agent to, as of the Effective Date, terminate any Control Agreements (as defined in the Existing Credit Agreement) and Mortgages (as defined in the Existing Credit Agreement) outstanding on the Effective Date.

xix. As of the Effective Date, each of the Administrative Agent and the Collateral Agent hereby succeeds to and becomes vested with all the rights, powers and duties of the Existing Agent, and the Existing Agent is hereby discharged from its duties and obligations as Existing Agent under the Existing Credit Agreement and the other Loan Documents; provided, however, that the provisions of Article VIII of the Existing Credit Agreement shall inure to the Existing Agent’s benefit as to any actions taken or omitted to be taken by it while it was, and in its capacity as, the administrative agent and collateral agent under the Existing Credit Agreement (and the Loan Parties and Lenders hereby acknowledge and agree that any actions taken by the Existing Agent pursuant to the provisions hereof in order to effect the transactions contemplated hereby shall be deemed to have been taken by it while it was, and in its capacity as, the administrative agent and collateral agent under the Existing Credit Agreement). Notwithstanding anything contained in Article VIII of the Existing Credit Agreement to the contrary, the resignation of Citizens Bank,

N.A as Existing Agent and the appointment of Wells Fargo Bank, National Association as Administrative Agent and Collateral Agent shall become effective immediately as of the Effective Date. All parties hereto waive any notice requirements under Article VIII of the Existing Credit Agreement relating to such resignation and appointment. From and after the Effective Date, unless the context shall otherwise require, each reference to the “Agent”, “Administrative Agent” or “Collateral Agent” (or any correlative term) in this Agreement and each of the other Loan Documents and all other agreements, documents or instruments previously or hereafter executed and delivered pursuant to the terms hereof or thereof shall be a reference to Wells Fargo Bank, National Association, as the Administrative Agent and Collateral Agent, in such relevant capacities.

xx. In furtherance of paragraph (a) of this Article VIII, the Existing Agent hereby assigns to the Administrative Agent all rights and obligations of the Existing Agent in its capacities as administrative agent and as collateral agent under the Existing Credit Agreement and the other Loan Documents, and the Administrative Agent agrees to act as administrative agent and collateral agent for the Lenders and the other Secured Parties under the Loan Documents and hereby assumes such rights and obligations as Administrative Agent and Collateral Agent for the Lenders under this Agreement and the other Loan Documents. Without limiting the generality of the foregoing and notwithstanding anything herein to the contrary, to the maximum extent permitted by applicable law, any reference to Citizens Bank, N.A. (as agent or as administrative agent or collateral agent or any correlative term under this Agreement or the other Loan Documents) in or on any publicly filed document, to the extent such filing relates to the Liens of the Collateral Agent for the benefit of the Secured Parties, until such filing is modified to refer to Wells Fargo Bank, National Association, as the Administrative Agent or Collateral Agent, shall, with respect to such Liens, constitute a reference to the Existing Agent, as agent for the Administrative Agent or the Collateral Agent. The Administrative Agent hereby appoints the Existing Agent as its agent for such purpose and the Existing Agent hereby accepts such appointment. The Collateral Agent understands and agrees that the Existing Agent makes no representation or warranty of any kind regarding the due execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, any Loan Document or any other instrument or document furnished pursuant thereto or the sufficiency of any documentation transferring any such lien or security interest to the Collateral Agent. Furthermore, the Administrative Agent acknowledges that it has, independently and without reliance upon the Existing Agent, conducted its own review of each of the Loan Documents and made its own decision to succeed the Existing Agent as the Administrative Agent under the Loan Documents. The Existing Agent shall bear no responsibility for any actions taken or omitted to be taken by the Administrative Agent while the Administrative Agent serves as Administrative Agent. The parties hereto agree that, notwithstanding the timing and occurrence of the Effective Date Repayment, the Existing Agent shall receive and apply to the Loan Document Obligations (as defined in the Existing Credit Agreement) in accordance with the Existing Credit Agreement the payments of principal, interest and fees made by the Borrower in respect of the Effective Date Repayment on the Effective Date, and that such actions will be deemed to have been taken in its capacity as administrative agent under the Existing Credit Agreement.

xxi. Citizens Bank, N.A., in its capacity as the Existing Agent, hereby (1) agrees to the amendment and restatement of this Agreement and the other Loan Documents (including the Guarantee Agreement, Collateral Agreement and other Security Documents), in each case, in the form of such Loan Documents as executed on the Effective Date, (2) acknowledges and agrees that any Control Agreements (as defined in the Existing Credit Agreement) and Mortgages (as defined in the Existing Credit Agreement) outstanding on the Effective Date shall be terminated as of the Effective Date, and it shall execute and deliver to any Loan Party or the Administrative Agent, at such Loan Party’s expense, all documents, instruments, agreements, filings and certificates that such Loan Party or the Administrative Agent shall reasonably request to evidence such termination and release and shall deliver to the Administrative Agent (or its designee) any possessory Collateral in the Existing Agent’s possession, (3) acknowledges that as of the Effective Date, (i) the Existing Agent hereby resigns as the administrative agent and collateral agent under the Existing Credit Agreement, (ii) the Existing Agent’s rights, powers and duties (other than to the extent expressly provided herein) as the administrative agent and collateral agent under the Existing Credit Agreement and the Loan Documents (as defined in the Existing Credit Agreement) are hereby terminated, without any other or further act or deed on the part of the Existing Agent or any of the parties to this Agreement or any holders of the Loans and the Existing Agent has no further obligations under the Existing Credit Agreement and the Loan Documents (as defined in the Existing Credit Agreement) in such capacities and (iii) Wells Fargo Bank, National Association, in its capacity as the Administrative Agent and Collateral Agent under this Agreement and the other Loan Documents hereby succeeds to and becomes vested with all of the rights, powers, privileges and duties of the Existing Agent under this Agreement and the other Loan Documents.

xxii. All provisions of this Article VIII applicable to the Administrative Agent shall apply to the Collateral Agent and the Collateral Agent shall be entitled to all the benefits and indemnities applicable to the Administrative Agent under this Agreement.

9.

MISCELLANEOUS

a. Notices. Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax, e-mail or other electronic transmission, as follows:

i. If to Holdings, the Borrower or any other Loan Party, to Champion Home Builders, Inc., 755 West Big Beaver Road, Suite 1000, Troy, MI 48084, Attention: Laurie Hough, Email: lhough@championhomes.com, with copies, which shall not constitute notice, to (i) Champion Home Builders, Inc., 755 West Big Beaver Road, Suite 1000, Troy, MI 48084, Attention: General Counsel, and (ii) Foley & Lardner LLP, 777 East Wisconsin Avenue, Suite 3800, Milwaukee, WI 53202, Attention: Patricia J. Lane, Email: plane@foley.com;

ii. If to the Administrative Agent, to the following:

Wells Fargo Bank, National Association

1525 West W.T. Harris Blvd. 1B1

Charlotte, NC 28262

Attention: Syndication Agency Services

Group Electronic Mail: agencyservices.requests@wellsfargo.com;

iii. if to any Issuing Bank, to it at its address (or fax number or email address) most recently specified by it in a notice delivered to the Administrative Agent, Holdings and the Borrower (or, in the absence of any such notice, to the address (or fax number or email address) set forth in the Administrative Questionnaire of the Lender that is serving as such Issuing Bank or is an Affiliate thereof);

iv. if to the Swingline Lender, to it at its address (or fax number or email address) most recently specified by it in a notice delivered to the Administrative Agent, Holdings and the Borrower (or, in the absence of any such notice, to the address (or fax number or email address) set forth in the Administrative Questionnaire of the Lender that is serving as the Swingline Lender or is an Affiliate thereof); and

v. if to any other Lender, to it at its address (or fax number or email address) set forth in its Administrative Questionnaire.

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by fax or other electronic transmission shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient).

Holdings and the Borrower may change their address, email or facsimile number for notices and other communications hereunder by notice to the Administrative Agent; the Administrative Agent may change its address, email or facsimile number for notices and other communications hereunder by notice to Holdings and the Borrower; and the Lenders may change their address, email or facsimile number for notices and other communications hereunder by notice to the Administrative Agent. Notices and other communications to the Lenders and the Issuing Banks hereunder may also be delivered or furnished by electronic transmission (including email and Internet or intranet websites) pursuant to procedures reasonably approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender or Issuing Bank pursuant to Article II if such Lender or Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic transmission.

b. Waivers; Amendments.

i. No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or the issuance, amendment, renewal or extension of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time. No notice or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

ii. Except as provided in Section 2.19 with respect to any Incremental Facilities, Section 2.20 with respect to any Refinancing Amendment and Section 2.23 with respect to any Permitted Amendment, and subject to Sections 2.13(b), 2.13(c) and 2.13(d), neither any Loan Document nor any provision thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower, the Administrative Agent (to the extent that such waiver, amendment or modification does not affect the rights, duties, privileges or obligations of the Administrative Agent under this Agreement, the Administrative Agent shall execute such waiver, amendment or other modification to the extent approved by the Required Lenders) and the Required Lenders or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto, in each case with the consent of the Required Lenders, provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender (but not the consent of the Required Lenders) (it being understood that a waiver of any condition precedent set forth in Section 4.02 or the waiver of any Default, Event of Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute an extension or increase of any Commitment of any Lender), (ii) reduce the principal amount of any Loan or LC Disbursement (it being understood that a waiver of any Default, Event of Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute a reduction in principal) or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender directly and adversely affected thereby (but not the consent of the Required Lenders) (it being understood that any change to the definition of any ratio used in the calculation of the interest rate or fees therein or in the component definitions thereof shall not constitute a reduction of interest or fees), provided that the consent of the Required Lenders shall be necessary to waive any obligation of the Borrower to pay default interest pursuant to Section 2.12(c), (iii) postpone the maturity of any Loan (it being understood that a waiver of any Default, Event of Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute a postponement of any maturity date), or the date of any scheduled amortization payment of the principal amount of any Loan under the applicable Incremental Facility Amendment or Refinancing Amendment, or the reimbursement date with respect to any LC Disbursement, or any date for the payment of any interest or fees payable hereunder, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly and adversely affected thereby (but not the consent of the Required Lenders), (iv) change any of the provisions of this Section or the percentage set forth in the definition of “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders required to waive, amend or modify any right thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender, (v) release all or substantially all of the value of the Guarantees under the Guarantee Agreement (except as expressly provided in the Loan Documents), without the written consent of each Lender (other than a Defaulting Lender), (vi) release all or substantially all the Collateral from the Liens of the Security Documents, without the written consent of each Lender (other than a Defaulting Lender) (except as expressly provided in the Loan Documents), (vii) waive, amend or modify (i) Section 7.02, Section 2.17(b) or Section 2.17(c) herein or (ii) Section 4.02 of the Collateral Agreement in a manner that would by its terms alter the application of proceeds, in each case, without the written consent of each Lender directly and adversely affected thereby, (viii) amend the definition of “Alternative Currency”, the definition of “Agreed Currency” or Section 1.10 without the written consent of each Revolving Lender, (ix) change any of the provisions of Section 9.04(a)(i) without the written consent of each Lender and (x) without the written consent of each Lender (other than a Defaulting Lender), (1) contractually subordinate any Secured Obligations in right of payment to any other Indebtedness of Holdings and/or its Restricted Subsidiaries or (2) contractually subordinate the Liens securing the Secured Obligations on all or substantially all of the Collateral to Liens securing other Indebtedness; provided further that (A) no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent (or any Person that formerly served as the Administrative Agent (any such Person, a “Predecessor Administrative Agent”)), any Issuing Bank or the Swingline Lender without the prior written consent of the Administrative Agent, such Predecessor Administrative Agent, such Issuing Bank or the Swingline Lender, as the case may be; (B) solely with the consent of the relevant Issuing Bank, such Issuing Bank may waive, amend or modify any condition precedent set forth in Section 4.02 hereof as it pertains to the issuance of any Letter of Credit by such Issuing Bank; provided that, no other Lender shall be required to acquire a participation in such Letter of Credit without its prior written consent; and (C) any waiver, amendment or modification of this Agreement that by its terms affects the rights or duties under this Agreement of Lenders holding Loans or Commitments of a particular Class (but not the Lenders holding Loans or Commitments of any other Class) may be effected by an agreement or agreements in writing entered into by Holdings, the Borrower and the requisite percentage in interest of the affected Class of Lenders that would be required to consent thereto under this Section if such Class of Lenders were the only Class of Lenders hereunder at the time. Notwithstanding the foregoing, (a) this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (i) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents (and to the extent such credit facilities are pari passu in right of payment and security with any then existing Loans, to share ratably in prepayments with such Loans) and (ii) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders on substantially the same basis as the Lenders prior to such inclusion, (b) this Agreement and other Loan Documents may be amended or supplemented by an agreement or agreements in writing entered into by the Administrative Agent and the Borrower or any other Loan Party as to which such agreement or agreements is to apply, without the need to obtain the consent of any Lender, to include “parallel debt” or similar provisions, and any authorizations or granting of powers by the Lenders and the other Secured Parties in favor of the Administrative

Agent, in each case required to create in favor of the Administrative Agent any security interest contemplated to be created under this Agreement, or to perfect any such security interest, where the Administrative Agent shall have been advised by its counsel that such provisions are necessary or advisable under local law for such purpose (with Holdings and the Borrower hereby agreeing to, and to cause their Subsidiaries to, enter into any such agreement or agreements upon reasonable request of the Administrative Agent promptly upon such request) and (c) upon notice thereof by the Borrower to the Administrative Agent with respect to the inclusion of any previously absent financial maintenance covenant or other provision that is beneficial to the Lenders, this Agreement shall be amended by an agreement in writing entered into by the Borrower and the Administrative Agent without the need to obtain the consent of any Lender to include such covenant or other provision on the date of the incurrence of the applicable Indebtedness to the extent required by the terms of such definition or section. Notwithstanding anything to the contrary contained in this Section 9.02, this Agreement, the Loan Documents and any guarantees, collateral security documents and related documents executed by Restricted Subsidiaries in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and may be, together with this Agreement, amended, supplemented and waived with the consent of the Administrative Agent at the request of the Borrower without the need to obtain the consent of any Lender if such amendment, supplement or waiver is delivered in order (i) to comply with local Requirements of Law or advice of local counsel, (ii) to cure ambiguities, omissions, mistakes or defects or (iii) to cause such guarantee, collateral security document or other document to be consistent with this Agreement and the other Loan Documents. Furthermore, with the consent of the Administrative Agent at the request of the Borrower (without the need to obtain any consent of any Lender), any Loan Document may be amended to cure ambiguities, inconsistencies, omissions, mistakes or defects.

iii. In connection with any proposed amendment, modification, waiver or termination (a “Proposed Change”) requiring the consent of all Lenders (or all Lenders of a Class) or all directly and adversely affected Lenders (or all directly and adversely affected Lenders of a Class), if the consent of the Required Lenders (or a Majority in Interest of the applicable Class) to such Proposed Change is obtained, but the consent to such Proposed Change of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained as described in paragraph (b) of this Section being referred to as a “Non-Consenting Lender”), then, so long as the Lender that is acting as Administrative Agent is not a Non-Consenting Lender, the Borrower may, at its sole expense and effort, upon notice to such Non-Consenting Lender and the Administrative Agent, (x) terminate the applicable Commitments of such Lender, and repay all obligations of the Borrower owing to such Lender relating to the applicable Loans and participations held by such Lender as of such termination date or (y) require such Non-Consenting Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an Eligible Assignee that shall assume such obligations (which Eligible Assignee may be another Lender, if a Lender accepts such assignment), provided that (a) in the case of clause (y) above, the Borrower shall have received the prior written consent of the Administrative Agent to the extent such consent would be required under Section 9.04(b) for an assignment of Loans or Commitments, as applicable (and the prior written consent of each Issuing Bank and the Swingline Lender), which consent shall not unreasonably be withheld, (b) such Non-Consenting Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and

Swingline Loans, accrued interest thereon, accrued fees and all other amounts (including any amounts under Sections 2.14, 2.15 and 2.16), payable to it hereunder from the Eligible Assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (c) in the case of clause (y) above, unless waived, the Borrower or such Eligible Assignee shall have paid to the Administrative Agent the processing and recordation fee specified in Section 9.04(b).

iv. Notwithstanding anything in this Agreement or the other Loan Documents to the contrary, the Revolving Commitments and Revolving Exposure of any Lender that is at the time a Defaulting Lender shall not have any voting or approval rights under the Loan Documents and shall be excluded in determining whether all Lenders (or all Lenders of a Class), all affected Lenders (or all affected Lenders of a Class) or the Required Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to this Section 9.02); provided that any waiver, amendment or modification requiring the consent of all Lenders (or all Lenders of a Class) or all affected Lenders (or all affected Lenders of a Class) that affects any Defaulting Lender more adversely than other affected Lenders (other than solely as a result of the relative amounts of such Defaulting Lender’s Revolving Commitments and Revolving Exposure) shall require the consent of such Defaulting Lender.

v. Notwithstanding anything in this Section 9.02 to the contrary, as to any amendment, amendment and restatement or other modification otherwise approved in accordance with this Section, it shall not be necessary to obtain the consent or approval of any Lender that, upon giving effect to such amendment, amendment and restatement or other modification, would have no Commitment or outstanding Loans, so long as (i) such Lender receives payment in full of the principal of and interest on each Loan made by, and all other amounts owing to, such Lender or accrued for the account of such Lender under this Agreement and the other Loan Documents at the time such amendment, amendment and restatement or other modification becomes effective and (ii) all Lenders other than the Lenders referred to in clause (i) above have consented to such amendment, amendment and restatement or other modification.

vi. Notwithstanding anything in this Section 9.02 to the contrary, (a) technical and conforming modifications to the Loan Documents may be made with the consent of the Borrower and the Administrative Agent (and no other Person) to the extent necessary (i) to integrate any Other Revolving Loans, (ii) to integrate or make administrative modifications with respect to borrowings and issuances of Letters of Credit, (iii) to integrate and terms or conditions from any Incremental Facility Amendment that are more restrictive than this Agreement in accordance with Section 2.19(d) and (iv) to make any amendments permitted by Section 1.04 and to give effect to any election to adopt IFRS and (b) without the consent of any Lender or Issuing Bank, the Loan Parties and the Administrative Agent or any collateral agent may (in their respective sole discretion, or shall, to the extent required by any Loan Document) enter into (x) any amendment, modification or waiver of any Loan Document, or enter into any new agreement or instrument, to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties or as required by local law to give effect to, or protect any security interest for benefit of the Secured Parties, in any property or so that the security interests therein comply with applicable law or this Agreement or in each case to otherwise enhance the rights or benefits of any Lender under any

Loan Document or (y) any applicable Intercreditor Agreement, in each case with the holders of Indebtedness permitted by this Agreement to be secured by the Collateral. Without limitation of the foregoing, the Administrative Agent and the Borrower may, without the consent of any Lenders, (i) increase the interest rates (including any interest rate margins or interest rate floors), fees and other amounts payable to any Class or Classes of Lenders hereunder, (ii) increase, expand and/or extend the call protection provisions and any “most favored nation” provisions benefiting any Class or Classes of Lenders hereunder and/or (iii) modify any other provision hereunder or under any other Loan Document in a manner more favorable to the then-existing Lenders or Class or Classes of Lenders, in each case in connection with the issuance or incurrence of any Incremental Facilities or other Indebtedness permitted hereunder, where the terms of any such Incremental Facilities or other Indebtedness are more favorable to the lenders thereof than the corresponding terms applicable to other Loans or Commitments then existing hereunder, and it is intended that one or more then-existing Classes of Loans or Commitments under this Agreement share in the benefit of such more favorable terms in order to comply with the provisions hereof relating to the incurrence of such Incremental Facilities or other Indebtedness.

c. Expenses; Indemnity; Damage Waiver.

i. The Borrower shall pay, if the Effective Date occurs, (i) all reasonable and documented or invoiced out of pocket expenses incurred by the Agents and their Affiliates (without duplication), including the reasonable fees, charges and disbursements of Latham & Watkins LLP and, to the extent reasonably determined by the Administrative Agent to be necessary, one local counsel in each relevant jurisdiction or otherwise retained with the Borrower’s consent (and, in the case of an actual conflict of interest with respect to such counsel, one other counsel in each relevant jurisdiction for each Person or group of Persons affected by such conflict of interest), in each case for the Agents in connection with the structuring, arrangement or syndication of the credit facilities provided for herein, the preparation, execution, delivery or administration of the Loan Documents and any amendments, modifications or waivers of the provisions thereof; and (ii) all reasonable and documented or invoiced out-of-pocket expenses incurred by the Administrative Agent, each Issuing Bank or any Lender, including the fees, charges and disbursements of counsel for the Administrative Agent, the Joint Bookrunners, the Issuing Banks and the Lenders, in connection with the enforcement or protection of its rights in connection with the Loan Documents, including its rights under this Section 9.03, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit; provided that such counsel shall be limited to one counsel for the Administrative Agent, each Issuing Bank or Lender, taken as a whole, and, if necessary, one local counsel in each applicable jurisdiction (and, in the case of an actual conflict of interest with respect to such counsel, one other counsel in each relevant jurisdiction for each Person or group of Persons affected by such conflict of interest).

ii. The Borrower shall indemnify the Administrative Agent, each Agent, each Issuing Bank, each Lender, each Swingline Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnified Person”) against, and hold each Indemnified Person harmless from, any and all losses, claims, damages and liabilities (collectively, the “Losses”) of any kind or nature, and subject to the limitations set forth below, with respect to legal fees and expenses, and the reasonable and documented or invoiced out-of-pocket fees and expenses, joint or several, to which any of the Indemnified Persons becomes subject, in the case of any such Losses and related expenses, to the extent arising out of, or resulting from, or in connection with (i) the structuring, arrangement or syndication of the credit facilities provided for herein, the preparation, execution, delivery or administration of the Loan Documents or any other agreement or instrument contemplated thereby or any amendments, modifications or waivers of the provisions thereof, the performance by the parties to the Loan Documents of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated thereby or (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), including, without limitation, any claim, litigation, investigation or other proceeding (including any inquiry or investigation) relating to any of the foregoing (each, a “Proceeding”), regardless of whether any such Indemnified Person is a party thereto and whether or not such Proceeding was brought by or against Holdings, the Borrower, its or their respective equity holders, Affiliates or creditors or any other third person, and to reimburse each such Indemnified Person promptly for any reasonable and documented or invoiced out-of-pocket legal fees and expenses incurred in connection with investigating, responding to, or defending any of the foregoing (limited, in the case of each Indemnified Person’s counsel expenses, to the reasonable fees, disbursements and other charges of a single firm of local counsel in each appropriate jurisdiction (which may include a single firm of special counsel in multiple jurisdictions) for all Indemnified Persons taken as a whole (and, solely in the case of an actual or perceived conflict of interest, where each Indemnified Person affected by such conflict notifies the Borrower of the existence of such conflict and thereafter retains its own counsel, of one other firm of counsel for such affected Indemnified Person in each relevant jurisdiction)) and the reasonable and documented or invoiced out-of-pocket fees and expenses incurred in connection with investigation, responding to, or defending any of the foregoing; provided that the foregoing indemnity will not, as to any Indemnified Person, apply to Losses or related expenses to the extent that they have resulted from (i) the willful misconduct, bad faith or gross negligence of such Indemnified Person or any of such Indemnified Person’s Related Indemnified Parties (as determined by a court of competent jurisdiction in a final and non-appealable decision), (ii) a material breach of the obligations under the Loan Documents by such Indemnified Person or its Related Indemnified Parties (as determined by a court of competent jurisdiction in a final and non-appealable decision), (iii) in the case of any Proceeding initiated by Holdings or any Restricted Subsidiary against any Indemnified Person, a material breach of the obligations under the Loan Documents by such Indemnified Person or its Related Indemnified Parties (as determined by a court of competent jurisdiction in a final and non-appealable decision) or (iv) any Proceeding that does not arise from any act or omission by Holdings, the Borrower or any Related Indemnified Party thereof and that is brought by any Indemnified Person against another Indemnified Person; provided, that the Administrative Agent, the Collateral Agent, the Lead Arrangers and the Joint Bookrunners, to the extent fulfilling their respective roles as an agent or arranger hereunder and in their capacities as such, shall remain indemnified in respect of such a Proceeding, to the extent that none of the exceptions set forth in any of clauses (i), (ii) or (iii) of the immediately preceding proviso apply to such Person at such time. Paragraph (b) of this Section shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim. Payments under this Section 9.03(b) shall be made by the Borrower to the Administrative Agent for the benefit of the relevant Indemnitee.

iii. To the extent that Holdings or the Borrower fail to pay any amount required to be paid by it to the Administrative Agent or Collateral Agent (or any sub-agent thereof), the Swingline Lender or any Issuing Bank or any Related Party of any of the foregoing under paragraph (a) or (b) of this Section, and without limiting Holdings’ or the Borrower’s obligation to do so, each Lender severally agrees to pay to the Administrative Agent or Collateral Agent (or such sub-agent), the Swingline Lender, such Issuing Bank or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent or Collateral Agent (or such sub-agent), the Swingline Lender or such Issuing Bank in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent or Collateral Agent (or any such sub-agent), the Swingline Lender or such Issuing Bank in connection with such capacity. For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the aggregate Revolving Exposures, outstanding Loans and unused Commitments at the time. The obligations of the Lenders under this Section 9.03(c) are subject to the last sentence of Section 2.02(a) (which shall apply mutatis mutandis to the Lenders’ obligations under this Section 9.03(c)).

iv. To the fullest extent permitted by applicable law, neither Holdings nor the Borrower shall assert, or permit any of their Affiliates or Related Parties to assert, and each hereby waives, any claim against any Indemnified Person (i) for any damages arising from the use by others of information or other materials obtained through telecommunications, electronic or other information transmission systems (including the Internet), provided that such indemnity shall not, as to any Indemnified Person, be available to the extent that such damages are determined by a court of competent jurisdiction by final, non-appealable judgment to have resulted from the gross negligence or willful misconduct of, or a material breach of the Loan Documents by, such Indemnified Person or its Related Indemnified Parties, or (ii) on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, any Loan Document or any agreement or instrument contemplated thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

v. All amounts due under this Section shall be payable not later than 30 days (x) after written demand therefor, in the case of any indemnification obligations and (y) in the case of reimbursement of costs and expenses, after receipt by the Borrower of an invoice setting forth such costs and expenses in reasonable detail, together with backup documentation supporting the relevant reimbursement request; provided, however, that any Indemnified Person shall promptly refund or return an indemnification payment received hereunder to the extent that such Indemnified Person was not entitled to indemnification with respect to such payment pursuant to this Section 9.03.

d. Successors and Assigns.

i. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), except that (i) except as provided in Section 6.03(d), the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Indemnified Persons, the sub-agents of the Administrative Agent, the other Agents, the Related Parties of each of the Agents, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

ii. (i) Subject to the conditions set forth in clause (ii) below, any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent of (A) the Borrower (such consent not to be unreasonably withheld), provided that no consent of the Borrower shall be required for an assignment (1) by a Revolving Lender to any other Revolving Lender or an Affiliate of any Revolving Lender of similar credit worthiness or (2) if an Event of Default has occurred and is continuing; and provided further that the Borrower shall have the right to withhold its consent to any assignment if, in order for such assignment to comply with applicable law, the Borrower would be required to obtain the consent of, or make any filing or registration with, any Governmental Authority, (B) the Administrative Agent (such consent not to be unreasonably withheld or delayed), and (C) each Issuing Bank and the Swingline Lender (in each case, such consent not to be unreasonably withheld or delayed). Notwithstanding anything in this Section 9.04 to the contrary, if the Borrower’s consent is required by this Section 9.04(b) with respect to any assignment of Loans and the Borrower has not given the Administrative Agent written notice of its objection to such assignment within 15 Business Days after receipt of written notice, the Borrower shall be deemed to have consented to such assignment.

1. Assignments shall be subject to the following additional conditions: (A) except in the case of an assignment to another Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the trade date specified in the Assignment and Assumption with respect to such assignment or, if no trade date is so specified, as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 (and integral multiples of $1,000,000 in excess thereof), unless the Borrower and the Administrative Agent otherwise consent (such consent not to be unreasonably withheld or delayed), (B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, provided that this subclause (B) shall not be construed to prohibit assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or

Loans, (C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption (which shall include a representation by the assignee that it is not a Disqualified Lender or an Affiliate of a Disqualified Lender (so long as the list of Disqualified Lenders (other than any Person that is a Disqualified Lender pursuant to clause (iii) of the definition thereof) has been made available to all Lenders party to such assignment following the reasonable written request therefor with such written request being concurrently delivered to the Borrower)), together (unless waived by the Administrative Agent) with a processing and recordation fee of $3,500, provided that assignments made pursuant to Section 2.18 or Section 9.02(c) shall not require the signature of the assigning Lender to become effective, (D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent any tax forms required by Section 2.16(e) and an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower, the other Loan Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws and (E) no assignment of any Revolving Commitment, Revolving Loans or any obligations in respect of LC Exposure or Swingline Exposure may be made to Holdings or any Subsidiary.

2. Subject to acceptance and recording thereof pursuant to clause (v) of this Section 9.04(b), from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of (subject to the obligations and limitations of) Sections 2.14, 2.15, 2.16 and 9.03 and to any fees payable hereunder that have accrued for such Lender’s account but have not yet been paid). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 9.04(c)(i).

3. The Administrative Agent, acting for this purpose as a non-fiduciary agent of Holdings and the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal and stated interest amounts of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and Holdings, the Borrower, the Administrative Agent, the Issuing Bank and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender. The Register shall be available for inspection by Holdings, the Borrower and, solely with respect to its Loans or Commitments, any Lender, at any reasonable time and from time to time upon reasonable prior notice. Notwithstanding the foregoing, in no event shall the Administrative Agent be obligated to ascertain, monitor or inquire as to whether any Lender is a Disqualified Lender (or an affiliate of a Disqualified Lender), nor shall the Administrative Agent be (x) obligated to monitor the aggregate amount of the Loans or Incremental Facilities held by Disqualified Lenders (or affiliates of Disqualified Lenders) or (y) liable for any assignment to Disqualified Lenders or other assignees in violation of this Agreement.

4. Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire and any tax forms required by Section 2.16(e) (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in this Section 9.04(b) and any written consent to such assignment required by this Section 9.04(b), the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this Section 9.04(b).

5. The words “execution,” “signed,” “signature” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act or any other similar state laws based on the Uniform Electronic Transactions Act.

iii. (i) Any Lender may, without the consent of Holdings, the Borrower or the Administrative Agent, sell participations to one or more banks or other Persons (other than to a Person that is not an Eligible Assignee; provided that for the purposes of this provision, Disqualified Lenders shall be deemed to be Eligible Assignees unless a list of Disqualified Lenders (other than any Person that is a Disqualified Lender pursuant to clause (iii) of the definition thereof) has been made available to all Lenders party to such participation and following the reasonable written request therefor) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and Loans of any Class); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) Holdings, the Borrower, the Administrative Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents, provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that directly and adversely affects such Participant. Subject to clause (ii) below, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.14, 2.15 and 2.16 (subject to the obligations and limitations thereof, it being understood that any tax forms required by Section 2.16(e) shall be provided to the Lender) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 9.04. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided that such Participant shall be subject to Section 2.17(c) as though it were a Lender.

1. No Participant shall be entitled to receive any greater payment under Section 2.14, 2.15 or 2.16 than the participating Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent (not to be unreasonably withheld or delayed) expressly acknowledging that such Participant’s entitlement to benefits under Section 2.14, 2.15 or 2.16 is not limited to what the participating Lender would have been entitled to receive absent the participation.

2. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal and stated interest amounts of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant's interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) or Proposed Section 1.163-5(b) of the United States Treasury Regulations (or, in each case, any amended, successor or final version). The entries in the Participant Register shall be conclusive (absent manifest error), and each Person whose name is recorded in the Participant Register pursuant to the terms hereof shall be treated as a Participant for all purposes of this Agreement, notwithstanding notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

iv. Any Lender may, without the consent of the Borrower or the Administrative Agent, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central bank, and this Section shall not apply to any such pledge or assignment of a security interest, provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

v. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swingline Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this Section 9.04(e), then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

vi. Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPV”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement, provided that (i) nothing herein shall constitute a commitment by any SPV to make any Loan, (ii) if an SPV elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof and (iii) such grant is recorded in the Register or the Participant Register. The making of a Loan by an SPV hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPV shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPV, such party will not institute against, or join any other person in instituting against, such SPV any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary contained in this Section 9.04, any SPV may (i) with notice to, but without the prior written consent of, the Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by the Borrower and Administrative Agent) providing liquidity or credit support to or for the account of such SPV to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPV.

vii. (i) In the event of any assignment or participation by a Lender without the Borrower’s consent or deemed consent (if applicable) (A) to any Disqualified Lender or (B) to the extent the Borrower’s consent is required under this Section 9.04, to any other Person, the

Borrower shall be entitled to seek specific performance to unwind any such assignment or participation in addition to injunctive relief (without posting a bond or presenting evidence of irreparable harm) or any other remedies available to the Borrower at law or in equity in respect of such assignor or assignee; it being understood and agreed that Holdings and its Subsidiaries will suffer irreparable harm if any Lender breaches any obligation under this Section 9.04 as it relates to any assignment, participation or pledge of any Loan or Commitment to any Disqualified Lender or any other Person to whom the Borrower’s consent is required but not obtained (or has not been deemed consented to). Upon the request of any Lender or as otherwise required herein, the Administrative Agent shall make available to such Lender the list of Disqualified Lenders at the relevant time and such Lender may provide the list to any potential assignee or participant on a confidential basis in accordance with Section 9.12 for the purpose of verifying whether such Person is a Disqualified Lender. For the avoidance of doubt, the Administrative Agent shall not have any responsibility or liability for monitoring the list or identities of, or enforcing provisions relating to, Disqualified Lenders.

(ii) If any assignment or participation under this Section 9.04 is made to any Affiliate of any Disqualified Lender (other than any Competitor Debt Fund Affiliate) without the Borrower’s prior written consent or deemed consent (any such person, a “Disqualified Person”), then, such assignment shall not be null and void, but the Borrower may, at its sole expense and effort, upon notice to the applicable Disqualified Person and the Administrative Agent, (A) terminate any Commitment of such Disqualified Person and repay all obligations of the Borrower owing to such Disqualified Person and/or (B) require that such Disqualified Person assign, without recourse (in accordance with and subject to the restrictions contained in this Section 9.04), all of its interests, rights and obligations under this Agreement to one or more Eligible Assignees; provided that (I) in the case of clause (A), the Borrower shall be liable to the relevant Disqualified Person under Section 2.15 if any Eurocurrency Loan owing to such Disqualified Person is repaid or purchased other than on the last day of the Interest Period relating thereto and (II) in the case of clause (B), the relevant assignment shall otherwise comply with this Section 9.04 (except that no registration and processing fee required under this Section 9.04 shall be required with any assignment pursuant to this paragraph). Nothing in this Section 9.04(g) shall be deemed to prejudice any right or remedy that the Borrower may otherwise have at law or equity. For the avoidance of doubt, the Administrative Agent shall not have any responsibility or liability for monitoring the identities of, or enforcing provisions relating to, Disqualified Persons.

viii. Upon the cancellation or retirement of any Loans pursuant to this Section 9.04, the Administrative Agent shall record such cancellation or retirement in the Register.

ix. Notwithstanding anything to the contrary contained herein, any Issuing Bank may, upon 30 days’ notice to the Borrower and the Lenders, resign as an Issuing Bank; provided that on or prior to the expiration of such 30-day period with respect to such resignation, such Issuing Bank shall use commercially reasonable efforts to identify, in consultation with the Borrower, a successor Issuing Bank willing to accept its appointment as successor Issuing Bank. In the event of any such resignation of an Issuing Bank, the Borrower shall be entitled to appoint from among the Lenders willing to accept such appointment a successor Issuing Bank hereunder; provided that no failure by the Borrower to appoint any such successor shall affect the resignation of the relevant Issuing Bank, as the case may be. If an Issuing Bank resigns as an Issuing Bank, it shall retain all the rights and obligations of an Issuing Bank hereunder with respect to all Letters of Credit issued by it that are outstanding as of the effective date of its resignation as an Issuing Bank and all Obligations (solely with respect to such Issuing Bank’s LC Commitment) with respect thereto (including the right to require the Lenders to make ABR Loans or Swingline Loans pursuant to Section 2.05 (f) or fund risk participations the amount of LC Disbursements made by such Issuing Bank and not reimbursed).

e. Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to any Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.14, 2.15, 2.16 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof. Notwithstanding the foregoing or anything else to the contrary set forth in this Agreement or any other Loan Document, in the event that, in connection with the refinancing or repayment in full of the credit facilities provided for herein, an Issuing Bank shall have provided to the Administrative Agent a written consent to the release of the Revolving Lenders from their obligations hereunder with respect to any Letter of Credit issued by such Issuing Bank (whether as a result of the obligations of the Borrower (and any other account party) in respect of such Letter of Credit having been collateralized in full by a deposit of cash with such Issuing Bank or being supported by a letter of credit that names such Issuing Bank as the beneficiary thereunder, or otherwise), then from and after such time such Letter of Credit shall cease to be a “Letter of Credit” outstanding hereunder for all purposes of this Agreement and the other Loan Documents, and the Revolving Lenders shall be deemed to have no participations in such Letter of Credit, and no obligations with respect thereto, under Section 2.05(e) or (f).

f. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Agents or the syndication of the Loans and Commitments constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic means shall be effective as delivery of an original counterpart of this Agreement.

g. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

h. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each Issuing Bank is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency, but excluding deposits held as an escrow agent or otherwise for the benefit of a third party that is not Holdings or any of its Subsidiaries) or other amounts at any time held and other obligations (in whatever currency) at any time owing by such Lender or such Issuing Bank, to or for the credit or the account of Holdings, the Borrower or any other Loan Party against any of and all the obligations (including obligations under the Guarantee Agreement) of Holdings, the Borrower or any Guarantor then due and owing under any Loan Document held by such Lender or Issuing Bank, irrespective of whether or not such Lender or Issuing Bank shall have made any demand under this Agreement and although such obligations are owed to a branch or office of such Lender or Issuing Bank different from the branch or office holding such deposit or obligated on such indebtedness. The applicable Lender and applicable Issuing Bank shall notify the Borrower and the Administrative Agent of such setoff and application, provided that any failure to give or any delay in giving such notice shall not affect the validity of any such setoff and application under this Section. The rights of each Lender and each Issuing Bank, under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, such Issuing Bank may have. Notwithstanding the foregoing, no amount setoff from any Guarantor shall be applied to any Excluded Swap Obligation of such Guarantor.

i. Governing Law; Jurisdiction; Consent to Service of Process.

i. This Agreement shall be construed in accordance with and governed by the law of the State of New York.

ii. Each party to this Agreement hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York sitting in New York County, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding shall be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in any Loan Document shall affect any right that the Administrative Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to any Loan Document against Holdings, the Borrower or their respective properties in the courts of any jurisdiction.

iii. Each party to this Agreement irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to any Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

iv. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in any Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

j. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

k. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

l. Confidentiality.

i. Each of the Administrative Agent, the Issuing Banks and the Lenders agrees to maintain the confidentiality of the Information, except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees, trustees and agents, including accountants, legal counsel and other agents and advisors (collectively, the “Representatives”) on a “need to know” basis solely in connection with the transactions contemplated hereby (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential and any failure of such Persons to comply with this Section 9.12 shall constitute a breach of this Section 9.12 by the Administrative Agent, the relevant Issuing Bank or the relevant Lender, as applicable); provided, that unless the Borrower otherwise consents, no such disclosure shall be made by the

Administrative Agent, the Issuing Bank, any Lender or any Affiliate or Representative thereof to any Affiliate or Representative of the Administrative Agent, any Issuing Bank or any Lender that is a Disqualified Lender, (b) (x) to the extent requested by any regulatory authority, required by applicable law or by any subpoena or similar legal process or (y) necessary in connection with the exercise of remedies; provided that, (i) in each case, unless specifically prohibited by applicable law or court order, each Lender and the Administrative Agent shall promptly notify the Borrower of any request by any governmental agency or representative thereof (other than any such request in connection with an examination of the financial condition of such Lender by such governmental agency or other routine examinations of such Lender by such governmental agency) for disclosure of any such non-public information prior to disclosure of such information and (ii) in the case of clause (y) only, each Lender and the Administrative Agent shall use reasonable best efforts to ensure that such Information is kept confidential in connection with the exercise of such remedies, and provided, further, that in no event shall any Lender or the Administrative Agent be obligated or required to return any materials furnished by Holdings or any of the Subsidiaries, (c) to any other party to this Agreement, (d) subject to an acknowledgment and acceptance by the relevant recipient that such Information is being disseminated on a confidential basis (on substantially similar terms to those of this Section or as otherwise reasonably acceptable to the Borrower and the Administrative Agent), to (i) any Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or prospective Participant in, any of its rights or obligations under this Agreement or (ii) any direct or indirect contractual counterparty to any Swap Agreement relating to any Loan Party or their Subsidiaries and its obligations under the Loan Documents, (e) with the consent of the Borrower, in the case of Information provided by Holdings or any Subsidiary, (f) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Issuing Bank or any Lender on a nonconfidential basis from a source other than Holdings or the Borrower or (g) subject to the Borrower’s prior approval of the information to be disclosed (not to be unreasonably withheld), to Moody’s or S&P on a confidential basis in connection with obtaining or maintaining ratings. In addition, the Agents and the Lenders may disclose the existence of this Agreement and publicly available information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Agents and the Lenders in connection with the administration and management of this Agreement, the other Loan Documents, the Commitments and the Borrowings hereunder. For the purposes of this Section, “Information” means all information received from Holdings or the Borrower relating to Holdings, any Subsidiary or their business, other than any such information that is available to the Administrative Agent or any Lender on a non-confidential basis prior to disclosure by Holdings or the Borrower. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

ii. EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 9.12(a) FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING HOLDINGS, THE BORROWER, THE OTHER LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION

AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

iii. ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS FURNISHED BY THE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT, WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT HOLDINGS, THE BORROWER, THE OTHER LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

m. USA Patriot Act; Beneficial Ownership Regulation. Each Lender that is subject to the requirements of the USA Patriot Act and the requirements of the Beneficial Ownership Regulation hereby notifies each Loan Party that, pursuant to the requirements of the USA Patriot Act and the Beneficial Ownership Regulation, it is required to obtain, verify and record information that identifies such Loan Party, which information includes the name, address and tax identification number of such Loan Party and other information that will allow such Lender to identify such Loan Party in accordance with the USA Patriot Act and the Beneficial Ownership Regulation and other applicable “know your customer” and anti-money laundering rules and regulations.

n. Judgment Currency.

i. If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures in the relevant jurisdiction the first currency could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.

ii. The obligations of the Borrower in respect of any sum due to any party hereto or any holder of any obligation owing hereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum is stated to be due hereunder (the “Agreement Currency”), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such loss. The obligations of the Borrower under this Section shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.

o. Release of Liens and Guarantees. A Subsidiary Loan Party shall automatically be released from its obligations under the Loan Documents, and all security interests created by the Security Documents in Collateral owned by such Subsidiary Loan Party shall be automatically released, (1) upon the consummation of any single transaction or related series of transactions permitted by this Agreement as a result of which such Subsidiary Loan Party ceases to be a Restricted Subsidiary (including pursuant to a merger with a Subsidiary that is not a Loan Party or a designation as an Unrestricted Subsidiary) or becomes an Excluded Subsidiary (other than an Excluded Subsidiary under clause (a) of the definition thereof) or (2) upon the request of the Borrower, in connection with a transaction permitted under this Agreement, as a result of which such Subsidiary Loan Party ceases to be a Wholly-Owned Subsidiary; provided that, notwithstanding anything to the contrary herein, no Guarantees (nor the security interest granted by any such Subsidiary Loan Party) will be released solely as a result of the relevant Subsidiary Loan Party ceasing to be a Wholly-Owned Subsidiary unless (A) no Default or Event of Default exists or would result from the transaction that causes such Person to cease to be a Wholly Owned Subsidiary, (B) upon giving pro forma effect to such release and the consummation of the transaction that causes such Person to cease to be a Wholly Owned Subsidiary, the Borrower is deemed to have made a new Investment in such Person for purposes of Section 6.04 (as if such Person were then newly acquired) in an amount equal to the portion of the Fair Market Value of the net assets of such Person attributable to Holdings’ or the Borrower’s direct or indirect equity interest therein as reasonably estimated by the Borrower and such Investment is permitted pursuant to Section 6.04 (other than Section 6.04(t)) at such time, (C) any transfer of the Equity Interests of such Subsidiary shall be to a non-Affiliate of Holdings and the Borrower for a bona fide business purpose and, for the avoidance of doubt, not for the primary purpose of causing such release, (D) if such Subsidiary Loan Party is a Guarantor on the Effective Date, such transaction would cause such Subsidiary Loan Party to cease to be a Subsidiary of the Borrower and (E) a Responsible Officer of the Borrower certifies to the Administrative Agent compliance with preceding clauses (A), (B), (C) and (D). (i) If any Collateral is no longer owned by a Loan Party as a result of any sale or other transfer as part of or in connection with a Disposition by any Loan Party (other than to Holdings, the Borrower or any other Loan Party) of any Collateral in a transaction permitted under this Agreement, (ii) if any property granted to or held by the Administrative Agent under any Loan Documents does not constitute (or ceases to constitute) Collateral or (iii) upon the effectiveness of any written consent to the release of the Lien or security interest created under any Security Document in any Collateral or the release of any Loan Party from its Guarantee under the Guarantee Agreement pursuant to Section 9.02, the security interests in such Collateral created by the Security Documents or such Guarantee shall be automatically released. Upon the occurrence of the Termination Date, all obligations under the Loan Documents (other than any such obligations that by their terms survive the termination of the Loan Documents) and all security interests created by the Security Documents shall be automatically released. In connection with any termination or release pursuant to this Section or in connection with any subordination of its interest as required by Article VIII, the Administrative Agent shall execute and deliver to any Loan Party, at such Loan Party’s expense, all documents that such Loan Party shall reasonably request to evidence such termination, release or subordination. Any execution and delivery of documents pursuant to this Section shall be without recourse to or warranty by the Administrative Agent. The

Lenders irrevocably authorize the Administrative Agent to release or subordinate any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 6.02(iv) or Section 6.02(xxii) to the extent required by the terms of the obligations secured by such Liens pursuant to documents reasonably acceptable to the Administrative Agent.

p. No Fiduciary Relationship. Each of Holdings and the Borrower, in each case on behalf of itself and its Subsidiaries, agrees that in connection with all aspects of the transactions contemplated hereby and any communications in connection therewith, Holdings, the Subsidiaries and their Affiliates, on the one hand, and the Administrative Agent, the Agents, the Lenders, the Issuing Banks, the Agents and their respective Affiliates on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of the Administrative Agent, the Lenders, the Issuing Banks, the Agents or their respective Affiliates, and no such duty will be deemed to have arisen in connection with any such transactions or communications.

q. Permitted Intercreditor Agreements.

i. Each of the Lenders, the Issuing Banks and the other Secured Parties acknowledges that obligations of the Borrower and the Guarantors under any Incremental Equivalent Debt, any Permitted Senior Priority Refinancing Debt, any Permitted Junior Priority Refinancing Debt and any Indebtedness permitted by Section 6.01(a)(xix) may be secured by Liens on assets of the Borrower and the Guarantors that constitute Collateral. Each of the Lenders, the Issuing Banks and the other Secured Parties hereby irrevocably authorizes and directs each of the Administrative Agent and the Collateral Agent to execute and deliver, in each case on behalf of such Secured Party and without any further consent, authorization or other action by such Secured Party, (i) from time to time upon the request of the Borrower, in connection with the establishment, incurrence, refinancing or replacement of any such Indebtedness, any applicable Intercreditor Agreement (it being understood that each of the Administrative Agent and the Collateral Agent is hereby authorized and directed to determine the terms and conditions of any such Intercreditor Agreement as contemplated by the definition of the term “Intercreditor Agreement”), and (ii) any documents relating thereto.

ii. Each of the Lenders, the Issuing Banks and the other Secured Parties hereby irrevocably (i) consents to the treatment of Liens to be provided for under any Intercreditor Agreement, (ii) agrees that, upon the execution and delivery thereof, such Secured Party will be bound by the provisions of such Intercreditor Agreement as if it were a signatory thereto and will take no actions contrary to the provisions of any Intercreditor Agreement, (iii) agrees that no Secured Party shall have any right of action whatsoever against the Administrative Agent or the Collateral Agent as a result of any action taken by the Administrative Agent or the Collateral Agent pursuant to this Section or in accordance with the terms of any Intercreditor Agreement and (iv) authorizes and directs each of the Administrative Agent and the Collateral Agent to carry out the provisions and intent of each such document.

iii. Each of the Lenders, the Issuing Banks and the other Secured Parties hereby irrevocably further authorizes and directs each of the Administrative Agent and the Collateral

Agent to execute and deliver, in each case on behalf of such Secured Party and without any further consent, authorization or other action by such Secured Party, any amendments, supplements or other modifications to any Intercreditor Agreement that the Borrower may from time to time request (i) to give effect to any establishment, incurrence, extension, renewal, refinancing or replacement of any Indebtedness under any Incremental Equivalent Debt, any Permitted Senior Priority Refinancing Debt, any Permitted Junior Priority Refinancing Debt and any Indebtedness permitted by Section 6.01(a)(xix) or (ii) to confirm for any party that such Intercreditor Agreement is effective and binding upon the Administrative Agent or the Collateral Agent, as applicable, on behalf of the Secured Parties.

iv. Each of the Lenders, the Issuing Banks and the other Secured Parties hereby irrevocably further authorizes and directs each of the Administrative Agent and the Collateral Agent to execute and deliver, in each case on behalf of such Secured Party and without any further consent, authorization or other action by such Secured Party, any amendments, supplements or other modifications of any Security Document to add or remove any legend that may be required pursuant to any Intercreditor Agreement.

v. Each of the Administrative Agent and the Collateral Agent shall have the benefit of the provisions of Article VIII with respect to all actions taken by it pursuant to this Section or in accordance with the terms of any Intercreditor Agreement to the full extent thereof.

r. Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

i. the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

ii. the effects of any Bail-In Action on any such liability, including, if applicable:

1. a reduction in full or in part or cancellation of any such liability;

2. a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

3. the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

To the extent not prohibited by applicable law, rule or regulation, each Lender shall notify the Borrower and the Administrative Agent if it has become the subject of a Bail-In Action (or any case or other proceeding in which a Bail-In Action may occur).

s. Electronic Execution of Documents. Delivery of an executed counterpart of a signature page of (x) this Agreement, (y) any other Loan Document and/or (z) any document, amendment, approval, consent, information, notice, certificate, request, statement, disclosure or authorization related to this Agreement, any other Loan Document and/or the transactions contemplated hereby and/or thereby (each an “Ancillary Document”) that is an Electronic Signature transmitted by telecopy, emailed .pdf or any other electronic means that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement, such other Loan Document or such Ancillary Document, as applicable. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement, any other Loan Document and/or any Ancillary Document shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by telecopy, emailed .pdf or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be; provided that nothing herein shall require the Administrative Agent to accept Electronic Signatures in any form or format without its prior written consent and pursuant to procedures approved by it (it being understood and agreed that the Administrative Agent accepts, consents to and approves of transmission through electronic means of any Electronic Signature that is a reproduction of an image of an actual executed signature page); provided, further, without limiting the foregoing, (i)(1) to the extent the Administrative Agent has agreed to accept any Electronic Signature, the Administrative Agent and each of the Lenders shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of the Borrower or any of its Affiliates without further verification thereof (other than any Electronic Signature actually known by the Administrative Agent or such Lender, as applicable, to be unauthorized or otherwise invalid) and without any obligation to review the appearance or form of any such Electronic Signature, and (2) the Borrower and each of its Affiliates shall be entitled to rely on the Electronic Signatures of the Administrative Agent and each Lender purportedly given by or on behalf of the Administrative Agent or such Lender, as applicable, without further verification thereof (other than any Electronic Signature actually known by the Borrower or such Affiliate to be unauthorized or otherwise invalid) and without any obligation to review the appearance or form of any such Electronic Signatures, and (ii) upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by a manually executed counterpart. Without limiting the generality of the foregoing, the Borrower hereby (1) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders and/or the Borrower, Electronic Signatures transmitted by telecopy, emailed .pdf or any other electronic means that reproduces an image of an actual executed signature page and/or any electronic images of this Agreement, any other Loan Document and/or any Ancillary Document shall have the same legal effect, validity and enforceability as any paper original, (2) agrees that the Administrative Agent and each of the Lenders may, at its option, create one or more copies of this Agreement, any other Loan Document and/or any Ancillary Document in the form of an imaged electronic record in any format, which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document (and all such electronic records shall be considered an original for all purposes and shall have the same legal effect, validity and enforceability as a paper record), (3) waives any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document and/or any Ancillary Document based solely on the lack of paper original copies of this Agreement, such other Loan Document and/or such Ancillary Document, respectively, including with respect to any signature pages thereto and (4) waives any claim against any Indemnified Person for any losses, claims, damages or liabilities (collectively, “Liabilities”) arising solely from the Administrative Agent’s and/or any Lender’s reliance on or use of Electronic Signatures and/or transmissions by telecopy, emailed .pdf or any other electronic means that reproduces an image of an actual executed signature page, including any Liabilities arising as a result of the failure of the Borrower and/or any of its Affiliates to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature, other than any Liabilities (x) determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the bad faith, gross negligence or willful misconduct of such Indemnified Person or (y) that result from a claim brought by the Borrower and/or any Affiliate thereof against such Indemnified Person for material breach in bad faith of this Section 9.19 if the Borrower or such Affiliate has obtained a final and nonappealable judgment by a court of competent jurisdiction in its favor on such claim.

t. Other Agents and Arrangers. None of the Lenders or other Persons identified on the facing page or signature pages of this Agreement as a “joint lead arranger,” or “joint bookrunner” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

u. Certain ERISA Matters.

i. Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and the Lead Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

1. such Lender is not using “plan assets” (within the meaning of the Plan Asset Regulations) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments,

2. the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, and the conditions for exemptive relief thereunder are and will continue to be satisfied in connection therewith,

3. (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of subsections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

4. such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

ii. In addition, unless subclause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in subclause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and its Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that none of the Administrative Agent or any of its respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto).

iii. The Administrative Agent hereby informs the Lenders that each such Person is not undertaking to provide investment advice or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Letters of Credit, the Commitments, this Agreement and any other Loan Documents, (ii) may recognize a gain if it extended the Loans, the Letters of Credit or the Commitments for an amount less than the amount being paid for an interest in the Loans, the Letters of Credit or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

v. Acknowledgment Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Agreements or any other agreement or instrument that is a QFC (such support “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

w. Effect of Amendment and Restatement. Holdings and the Borrower acknowledge and agree that (i) this Agreement does not constitute a novation or termination of the Existing Credit Agreement or the “Secured Obligations” under the Existing Credit Agreement or similar terms under the other Security Documents (as defined in and executed in connection with the Existing Credit Agreement) as in effect prior to the Effective Date, which remain outstanding as of the Effective Date, (ii) subject to the termination of any Control Agreements (as defined in the Existing Credit Agreement) and Mortgages (as defined in the Existing Credit Agreement) outstanding on the Effective Date, the “Secured Obligations” under the Existing Credit Agreement and the other Security Documents are in all respects continuing (as amended and restated hereby and which are in all respects hereafter subject to the terms herein) and (iii) the guarantee as provided under the Guarantee Agreement (as defined in and executed in connection with the Existing Credit Agreement) and, subject to the termination of any Control Agreements (as defined in the Existing Credit Agreement) and Mortgages (as defined in the Existing Credit Agreement)

outstanding on the Effective Date, each other applicable Security Document (as defined in and executed in connection with the Existing Credit Agreement) securing payment of such “Secured Obligations” are in all respects continuing and in full force and effect and are reaffirmed hereby.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK; SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

CHAMPION HOME BUILDERS, INC.,
as the Borrower

By: /s/ Laurie Hough
 Name: Laurie Hough
Title: Chief Financial Officer and Treasurer

SKYLINE CHAMPION CORPORATION, as Holdings

By: /s/ Laurie Hough
 Name: Laurie Hough
Title: Chief Financial Officer and Treasurer

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Administrative Agent, Collateral Agent, Swingline Lender, Revolving Lender and Issuing Bank

By: /s/ James Keyes
 Name: James Keyes
Title: Senior Vice President

CITIZENS BANK, N.A.,

as Existing Agent, Revolving Lender and Issuing Bank

By: /s/ Martin Rohan
 Name: Martin Rohan
Title: Vice President

ROYAL BANK OF CANADA,

as Revolving Lender and Issuing Bank

By: /s/ Brian Hueter
 Name: Brian Hueter
Title: Authorized Signatory

BANK OF AMERICA, N.A.,

as Revolving Lender and Issuing Bank

By: /s/ David Komrska
 Name: David Komrska
Title: Senior Vice President

SCHEDULE 1.01(a)

Excluded Subsidiaries

None.

SCHEDULE 1.01(b)

Existing LCs

	Issuer	Applicant	Amount	Expiration Date
1.	Citizens Bank, N.A.	Champion Home Builders, Inc.	$11,250,000	06/19/22
2.	Wells Fargo Bank, National Association	Champion Home Builders, Inc.	$175,000	05/05/22
3.	Wells Fargo Bank, National Association	Champion Home Builders, Inc.	$150,000	05/05/22
4.	Wells Fargo Bank, National Association	Champion Home Builders, Inc.	$6,932,100	10/15/21
5.	Wells Fargo Bank, National Association	Champion Home Builders, Inc.	$5,702,220	10/15/21
6.	Wells Fargo Bank, National Association	Champion Home Builders, Inc.	$6,186,830	04/22/22

SCHEDULE 2.01(a)

Revolving Commitments

Lender	Revolving Commitments	Percentage
Wells Fargo Bank, National Association	$75,000,000	37.5%
Citizens Bank, N.A.	$50,000,000	25.0%
Royal Bank of Canada	$50,000,000	25.0%
Bank of America, N.A.	$25,000,000	12.5%
TOTAL	$200,000,000	100.0%

SCHEDULE 2.01(b)

LC Commitments

Issuing Bank	LC Commitments	Percentage
Wells Fargo Bank, National Association	$16,875,000	37.5%
Citizens Bank, N.A.	$11,250,000	25.0%
Royal Bank of Canada	$11,250,000	25.0%
Bank of America, N.A.	$5,625,000	12.5%
TOTAL	$45,000,000	100.0%

SCHEDULE 3.12

Subsidiaries

Subsidiary	Jurisdiction of Incorporation	Equity Owner	Number of Equity Interests	% Equity Owned
Loan Parties
Champion Home Builders, Inc.	Delaware	Skyline Champion Corporation	1,000 shares	100%
Champion Retail Housing, Inc.	Delaware	Champion Home Builders, Inc.	1,000 shares	100%
Champion Modular, Inc.	Delaware	Champion Home Builders, Inc.	1,000 shares	100%
Star Fleet Trucking, Inc.	Delaware	Champion Home Builders, Inc.	1,000 shares	100%
Titan Factory Direct Homes, Inc.	Delaware	Champion Home Builders, Inc.	1,000 shares	100%
Scotbilt Homes, LLC	Georgia	Champion Home Builders, Inc.	100 uncertificated membership interests.	100%
ScotBilt Homes of North Georgia, LLC	Georgia	Scotbilt Homes, LLC	100 uncertificated membership interests.	100%
Non-Loan Parties
TFDH Insurance Agency, Inc.	Delaware	Titan Factory Direct Homes, Inc.	1,000 shares	100%
Homepride Holdings, LLC	Delaware	Champion Home Builders, Inc.	Uncertificated membership interests.	100%
Champion Modular Homes, Inc.	Delaware	Champion Home Builders, Inc.	1,000 shares	100%
Star FT, LLC	Delaware	Star Fleet Trucking, Inc.	Uncertified membership interests	100%
ScotBilt IP Holdings, LLC	Georgia	Champion Home Builders, Inc.	Uncertified membership interests	100%
Workforce Solutions of Georgia, LLC	Georgia	Scotbilt Homes, LLC	Uncertificated membership interests.	100%
CHB Holdings B.V.	Netherlands	Skyline Champion Corporation	200 shares	100%
Champion Canada International ULC	Alberta, Canada	CHB Holdings B.V.	10,000 units	100%

SCHEDULE 5.13

Certain Post-Closing Obligations

1.
No later than 30 days after the Effective Date (or such later date as the Administrative Agent reasonably agrees to in writing), deliver all outstanding insurance certificates and other insurance deliverables as are necessary to comply with the requirements under Section 5.07 of the Agreement.

2.
Within 60 days after the Effective Date (or such later date as the Administrative Agent reasonably agrees to in writing), (x) in the case of the Comerica liens referred to below, send an authenticated demand for termination to the secured party and, if such lien is not terminated by the secured party within 20 days of such demand, promptly file a UCC-3 termination statement in respect thereof in accordance with section 9-513 of the UCC and (y) in the case of the 21st Mortgage Corporation liens referred to below, use commercially reasonable efforts to cause 21st Mortgage Corporation to narrow the scope of the collateral description in such UCC-1s in a manner reasonably acceptable to the Administrative Agent.

Champion Home Builders Co.	MI SOS	UCC-1	10/31/2002	2002009458-4	COMERICA BANK

All of Debtor’s right, title and interest in securities account no. 165000575…; all general intangibles….; all goods, instruments, documents, policies and certificates of insurance, deposits, money investment property or other property…; all additions, attachments, accessions, parts, replacements, substitutions, renewals, interest, dividends, distributions, rights of any kind, products, and proceeds ….

Champion Retail Housing, Inc.	DE SOS	UCC-1	1/14/2016	20160276590	21ST MORTGAGE CORPORATION

All of Debtor’s inventory financed by Secured party, new and used and repossessed units, presently owned and hereafter acquired (including but not limited to manufactured homes, park models, travel trailers, camper units, boats, and recreational vehicles), equipment used or intended for use in conjunction therewith, accounts, contract rights, accounts receivable, general intangibles, deposit accounts, documents, goods, instruments, investment property, letter-of credit rights, money supporting obligations, chattel paper covering the property described above, any such property returned to Debtor, including such property as may be after-acquired property, and any and all assets, personal property, and proceeds thereof.

Amendment #20183172299 filed on 5/10/2018, collateral change.

Champion Retail Housing, Inc.	DE SOS	UCC-1	1/29/2016	20160560803	21ST MORTGAGE CORPORATION

All of Debtor’s inventory financed by Secured party, new and used and repossessed units, presently owned and hereafter acquired (including but not limited to manufactured homes, park models, travel trailers, camper units, boats, and recreational vehicles), equipment used or intended for use in conjunction therewith, accounts, contract rights, accounts receivable, general intangibles, deposit accounts, documents, goods, instruments, investment property, letter-of credit rights, money supporting obligations, chattel paper covering the property described above, any such property returned to Debtor, including such property as may be after-acquired property, and any and all assets, personal property, and proceeds thereof.

Amendment #20183178593 filed on 5/10/2018, collateral change.

Titan Factory Direct Homes, Inc.	DE SOS	UCC-1	3/20/2013	20131066290	21ST MORTGAGE CORPORATION

All of Debtor’s inventory financed by Secured party, new and used and repossessed units, presently owned and hereafter acquired (including but not limited to manufactured homes, travel trailers, camper units, boats, and recreational vehicles), equipment used or intended for use in conjunction therewith, accounts, contract rights, accounts receivable, general intangibles, deposit accounts, documents, goods, instruments, investment property, letter-of credit rights, money supporting obligations, chattel paper covering the property described above, any such property returned to Debtor, including such property as may be after-acquired property, and any and all assets, personal property, and proceeds thereof.

Amendment #20131086496 filed on 3/21/2013, restated collateral.

SCHEDULE 6.01

Existing Indebtedness

None.

SCHEDULE 6.02

Existing Liens

Schedule 6.02

Debtor	Jurisdiction	Indices	Date	File No.	Secured Party	Collateral
Champion Home Builders, Inc.	DE SOS	UCC-1	11/13/2013	20134476934	HYG Financial Services, Inc.

All of the equipment now or hereafter leased by Lessor to Lessee; and all accessions, additions, replacements, and substitutions thereto and therefore; and all proceeds including insurance proceeds thereof.

Amendment #20185319195 filed on 8/02/2018 to change secured party to HYG Financial Services, Inc.

Champion Home Builders, Inc.	DE SOS	UCC-1	10/28/2016	20166654535	NISSAN MOTOR ACCEPTANCE CORPORATION	Specific Equipment.
Champion Home Builders, Inc.	DE SOS	UCC-1	5/16/2017	20173213821	NISSAN MOTOR ACCEPTANCE CORPORATION	Specific Equipment.
Champion Home Builders, Inc.	DE SOS	UCC-1	5/16/2017	20173213839	NISSAN MOTOR ACCEPTANCE CORPORATION	Specific Equipment.
Champion Home Builders, Inc.	DE SOS	UCC-1	10/04/2017	20176626870	TOYOTA INDUSTRIES COMMERCIAL FINANCE, INC.	Specific Equipment.
Champion Home Builders, Inc.	DE SOS	UCC-1	12/19/2017	20178417166	TOYOTA INDUSTRIES COMMERCIAL FINANCE, INC.	Specific Equipment.
Champion Home Builders, Inc.	DE SOS	UCC-1	8/06/2018	20185396524	NISSAN MOTOR ACCEPTANCE CORPORATION	Specific Equipment.
Champion Home Builders, Inc.	DE SOS	UCC-1	12/13/2018	20188640464	TOYOTA INDUSTRIES COMMERCIAL FINANCE, INC.	Specific Equipment.
Champion Home Builders, Inc.	DE SOS	UCC-1	3/29/2019	20192169576	DELL FINANCIAL SERVICES L.L.C.	Leased Equipment.

Champion Home Builders, Inc.	DE SOS	UCC-1	4/29/2019	20192967417	DELL FINANCIAL SERVICES L.L.C.	Leased Equipment.
Champion Home Builders, Inc.	DE SOS	UCC-1	9/08/2020	20206183497	UFP RIVERSIDE, LLC	Various building materials pursuant to the Consignment Agreement dated July, 2020.
Champion Home Builders, Inc.	DE SOS	UCC-1	3/08/2021	20211839415	LES SCHWAB TIRE CENTERS OF IDAHO LLC

Debtor hereby grants Secured Party a contractual security agreement in all present and future products and goods and proceeds thereof, purchased by Debtor from Secured Party including but not limited to: all new, used and recapped tires; all new and used wheels; and all batteries and all related products. Secured Party lien shall cease in the specific items constituting the assets described in this UCC-1Financing Statement when Secured Party has been paid in full for any such item thereof.

Champion Home Builders, Inc.	DE SOS	UCC-1	3/16/2021	20212073584	LEAF CAPITAL FUNDING, LLC AND/OR ITS ASSIGNS	Specific Equipment.
Champion Home Builders, Inc.	MI SOS	UCC-1	10/04/2017	20171004000813-3	TOYOTA INDUSTRIES COMMERCIAL FINANCE, INC.	Specific Equipment.
Champion Modular, Inc.	DE SOS	UCC-1	7/10/2017	20174529084	DE LAGE LANDEN FINANCIAL SERVICES, INC.

All equipment leased or financed by Secured Party to or for Debtor pursuant to Secured Party’s Contract Number 100-10127466, together with all additions, attachments, accessories and substitutions to or for the same, and all proceeds of the foregoing. Lease

						Number 100-10127466.
Champion Modular, Inc.	DE SOS	UCC-1	9/09/2019	20196258888	TCF NATIONAL BANK

All modules to be manufactured by Debtor for 600 Ventures II, LLC, a Michigan limited liability company (“600 Ventures”), including but not limited to the items and proceeds thereof, as set forth in that certain Modular Construction Agreement dated as of May 16, 2019 by and between Debtor and 600 Ventures, as may be amended from time to time.

Champion Retail Housing, Inc.	DE SOS	UCC-1	3/22/2016	20161715521	Triad Financial Services, Inc.

(i) all inventory of manufactured homes financed by Secured Party, (ii) accounts, chattel paper, documents, general intangibles and instruments pertaining thereto, (iii) accessions, accessories, replacements and substitutions to or for the foregoing, (iv) books, records and electronic or computer data pertaining thereto, (v) packing and shipping materials or documents used or usable in connection therewith, (vi) vendor credits relating thereto, (vii) vendor repurchase agreements, and (viii) proceeds and products thereof, whether now existing, howsoever acquired or owned and wheresoever located.

Amendment #20183832740 filed

						on 6/06/2018, Secured Party change to Triad Financial Services, Inc.
Champion Retail Housing, Inc.	DE SOS	UCC-1	10/31/2016	20166705634	21ST MORTGAGE CORPORATION

Debtor (Consignee) hereby grants Secured Party (Consignor) security interest in all returned and repossessed manufactured homes and the proceeds thereof now or hereafter in possession of Debtor whether for consignment, storage, or for resale and covered by this security agreement held by Secured Party.

Skyline Champion Corporation	IN SOS	UCC-1	10/22/2019	20191023028309	MARLIN BUSINESS BANK	Specific Equipment.
Skyline Champion Corporation	IN SOS	UCC-1	12/09/2020	202012102715719	KYOCERA SENCO Industrial Tools, Inc.

All tools branded under the brand name SENCO, and all accessories, attachments, accessions, replacements, proceeds, repairs, parts, and components, including batteries and battery chargers, of or relating to the tools.

Titan Factory Direct Homes, Inc.	DE SOS	UCC-1	3/24/2016	20161773157	Triad Financial Services, Inc.

(i) all inventory of manufactured homes financed by Secured Party, (ii) accounts, chattel paper, documents, general intangibles and instruments pertaining thereto, (iii) accessions, accessories, replacements and substitutions to or for the foregoing, (iv) books, records and electronic or computer data pertaining thereto, (v) packing and shipping materials or documents used or usable in connection therewith, (vi) vendor credits relating thereto, (vii) vendor repurchase agreements, and (viii) proceeds and products thereof, whether now existing, howsoever acquired or owned and wheresoever located.

Amendment #20183844277 filed on 6/06/2018, Secured Party change to Triad Financial Services, Inc.

SCHEDULE 6.04(f)

Existing Investments

1.
All Equity Interests held by Restricted Subsidiaries on the Effective Date in Subsidiaries that are designated as “Non-Loan Parties” on Schedule 3.12 above.

SCHEDULE 6.06

Existing Restrictions

None.

SCHEDULE 6.08

Existing Affiliate Transactions

None.

EXHIBIT A

[FORM OF] ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Amended and Restated Credit Agreement identified below (as further amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex I attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the credit facility identified below (including any guarantees included in such facility) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1. Assignor:

2. Assignee:
[and is an Affiliate/Approved Fund of [Identify Lender]]

3. Borrower: Champion Home Builders, Inc.

4. Administrative Agent: Wells Fargo Bank, National Association

5. Amended and Restated Credit Agreement, dated as of July 7, 2021 (as further amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time), among Champion Home Builders, Inc., a Delaware corporation (the “Borrower”), Skyline Champion Corporation, an Indiana corporation (“Holdings”), the Lenders from time to time party thereto and Wells Fargo Bank, National Association, as Administrative Agent and as Collateral Agent.

6. Assigned Interest:

Facility Assigned	Aggregate Amount of Commitment (and related extensions of credit) for all Lenders	Amount of Commitment (and related extensions of credit) Assigned	Percentage Assigned of Commitment (and related extensions of credit)
Revolving Loans	$	$	%

Effective Date: [__________] [__], 20[__] [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR].

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

The terms set forth in this Assignment and Assumption are hereby agreed to:

[NAME OF ASSIGNOR], the Assignor

By:
Title:

[NAME OF ASSIGNEE], the Assignee

By:
Title:

Consented to and Accepted:

WELLS FARGO Bank, NATIONAL ASSOCIATION,
as Administrative Agent and Swingline Lender,

By:

Title:

[Consented to:]

Champion Home Builders, inc., as
the Borrower,

By:

Title:

Consented to:

[Issuing Bank], as
Issuing Bank,

By:

Title:

CREDIT FACILITY

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any Collateral thereunder, (iii) the financial condition of Holdings, the Borrower, any of the Subsidiaries or other Affiliates of Holdings or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by Holdings, the Borrower, any of the Subsidiaries or other Affiliates of Holdings or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement and under applicable law that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, (v) it has examined the list of Disqualified Lenders and it is not (A) a Disqualified Lender or (B) an Affiliate of a Disqualified Lender [(other than, in the case of this clause (v)(B), a Competitor Debt Fund Affiliate)] and (vi) attached to this Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and permitted assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy, emailed .pdf or other electronic means that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. The words “execution,” “signed,” “signature” and words of like import in or relating to this Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act or any other similar state laws based on the Uniform Transactions Act. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT B

[FORM OF]
BORROWING REQUEST

Date: [_____], 20[__]

To: Wells Fargo Bank, National Association, as Administrative Agent

1525 West W.T. Harris Blvd. 1B1

Charlotte, NC 28262

Attention: Syndication Agency Services

Group Electronic Mail : agencyservices.requests@wellsfargo.com

Ladies and Gentlemen:

Reference is made to the Amended and Restated Credit Agreement, dated as of July 7, 2021, (as further amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among Champion Home Builders, Inc., a Delaware corporation (the “Borrower”), Skyline Champion Corporation, an Indiana corporation (“Holdings”), the Lenders from time to time party thereto and Wells Fargo Bank, National Association, as Administrative Agent and as Collateral Agent. Capitalized terms used and not otherwise defined herein shall have the meaning ascribed to such terms in the Credit Agreement.

The undersigned hereby irrevocably requests a Borrowing of Loans:

1. On ______________________________ (a Business Day).

2. [In the principal amount of $___________________.]

3. [In the principal Dollar Equivalent of $___________________.]

4. In the form of a___________________________.

5. Comprised of ___________________________.
[Type of Loan requested]

6. [For a Eurocurrency Borrowing: with an Interest Period of [__] month[s].]

7. Loans will be denominated in ____________.

8. The number and location of the account to which funds are to be disbursed is:

Bank Name: [__________]

Address: [__________]

Account Number: [__________]

[The Borrowing requested herein complies with the Credit Agreement, including the conditions set forth in Sections 4.02(a) and (b) of the Credit Agreement.]

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

The undersigned officer is executing this Borrowing Request not in its individual capacity but in its capacity as an authorized officer of the Borrower.

Very truly yours,

CHAMPION HOME BUILDERS, INC., as Borrower

By:
Name:
Title:

[See attached.]

EXHIBIT D

[FORM OF] REVOLVING NOTE

$ New York, New York

[____], 20[_]

FOR VALUE RECEIVED, each of the undersigned hereby promises to pay to [LENDER] or its registered assigns (the “Lender”) in accordance with Section 2.09(e) of the Credit Agreement (as defined below), in lawful money of the United States of America in immediately available funds at the office of the Administrative Agent (such term, and each other capitalized term used but not defined herein, having the meaning assigned to it in the Amended and Restated Credit Agreement, dated as of July 7, 2021 (as amended, extended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among SKYLINE CHAMPION CORPORATION (“Holdings”), CHAMPION HOME BUILDERS, INC. (the “Borrower”), the Lenders from time to time party thereto, and WELLS FARGO BANK, NATIONAL ASSOCIATION, as the Administrative Agent and Collateral Agent): (i) on the dates for payment set forth in the Credit Agreement, the outstanding principal amounts required to be paid on such dates pursuant to the Credit Agreement with respect to Loans made by the Lender to the Borrower pursuant to the Credit Agreement and (ii) in accordance with Section 2.12 of the Credit Agreement, interest at the rate or rates per annum as provided in the Credit Agreement on the unpaid principal amount of all outstanding Loans made by the Lender to the Borrower pursuant to the Credit Agreement.

The Borrower promises to pay interest, on demand, on any overdue principal and, to the extent permitted by law, interest and any overdue premium or fee, from the relevant due dates, in each case, in the manner set forth in, at the rate or rates in accordance with the terms of, and under the circumstances provided in, the Credit Agreement.

Except as specifically otherwise provided in the Credit Agreement and/or the other Loan Documents, the Borrower hereby waives diligence, presentment, demand, protest and notice of any kind whatsoever. The non-exercise by the holder hereof of any of its rights hereunder in any particular instance shall not constitute a waiver thereof in that or any subsequent instance.

All Borrowings evidenced by this note and all payments and prepayments of the principal hereof and interest hereon and the respective dates thereof shall be endorsed by the holder hereof on the schedule attached hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof, or otherwise recorded by such holder in its internal records; provided, however, that the failure of the holder hereof to make such a notation or any error in such notation shall not affect the obligations of the Borrower under this note.

This note is one of the promissory notes referred to in the Credit Agreement that, among other things, contains provisions for the acceleration of the maturity hereof upon the happening of certain events, for optional and mandatory prepayment of the principal hereof prior to the maturity hereof and for the amendment or waiver of certain provisions of the Credit Agreement, this note and the other Loan Documents, all upon the terms and conditions specified in the Credit Agreement. This note is also entitled to the benefits of the Guarantee Agreement and is secured by the Collateral pursuant to the Collateral Agreement. In the event that any provisions of this note are deemed to conflict with the Credit Agreement, the applicable provisions of the Credit Agreement shall govern and control.

THIS NOTE MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS OF THE CREDIT AGREEMENT.

THIS NOTE SHALL BE INTERPRETED AND THE RIGHTS AND LIABILITIES OF THE PARTIES HERETO DETERMINED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Borrower has caused this note to be duly executed by its authorized officers as of the day and year first above written.

CHAMPION HOME BUILDERS, INC.,

as the Borrower

By: ________________________________
Name:
Title:

[See attached.]

EXHIBIT F

[FORM OF] INTEREST ELECTION REQUEST

Date: [_____], 20[__]

Pursuant to the Amended and Restated Credit Agreement, dated as of July 7, 2021, (as further amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”; capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to such terms in the Credit Agreement), among Champion Home Builders, Inc., a Delaware corporation (the “Borrower”), Skyline Champion Corporation, an Indiana corporation (“Holdings”), the Lenders from time to time party thereto and Wells Fargo Bank, National Association, as Administrative Agent and as Collateral Agent, the Borrower hereby requests, pursuant to Section 2.07 of the Credit Agreement, to convert or continue Loans as follows:

1. Business Day of [conversion][continuation]: [______], 20[__]

2. Amount of Loans being [converted][continued]: [______]

3. Borrowing being [converted][continued]: [Eurocurrency][ABR] Revolving Loans

4. Nature and amount of [conversion][continuation]:

[ ] a. [______] Conversion of ABR Loans to Eurocurrency Loans

[ ] b. [______] Conversion of Eurocurrency Loans to ABR Loans

[ ] c. [______] Continuation of Eurocurrency Loans as such

5. If Loans are being continued as or converted to Eurocurrency Loans, the duration of the new Interest Period that commences on the [conversion][continuation] date: _______________ month(s).

IN WITNESS WHEREOF, the undersigned has executed this Interest Election Request as of the date first above written.

champion home builders, INC.

as Borrower

By:

Name:

Title:

EXHIBIT G

[Form of] Notice of Prepayment

Date: [_____], 20[__]

To: Wells Fargo Bank, National Association, as Administrative Agent

1525 West W.T. Harris Blvd. 1B1

Charlotte, NC 28262

Attention: Syndication Agency Services

Group Electronic Mail : agencyservices.requests@wellsfargo.com

Ladies and Gentlemen:

Reference is made to that certain Amended and Restated Credit Agreement, dated as of July 7, 2021, (as further amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among Champion Home Builders, Inc., a Delaware corporation (the “Borrower”), Skyline Champion Corporation, an Indiana corporation (“Holdings”), the Lenders from time to time party thereto and Wells Fargo Bank, National Association, as Administrative Agent and as Collateral Agent. Capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to such terms in the Credit Agreement.

This Notice of Prepayment is delivered to you pursuant to Section 2.10(e) of the Credit Agreement. The Borrower hereby gives notice of a prepayment of Loans as follows:

1. (select Type(s) of Loans)

FORMCHECKBOX ABR Loans in the aggregate principal amount of $________.

FORMCHECKBOX Eurocurrency Loans with an Interest Period ending ______, 20[__] in the aggregate principal amount of $________.

2. On __________, 20[__] (a Business Day).

[The Borrower hereby further notifies you that the proposed prepayment set forth herein is conditioned upon [ ] (the “Prepayment Condition”). The Borrower hereby retains the right to revoke this Notice of Prepayment at any time, by notice to the Administrative Agent on or prior to the specified date of prepayment, if the Prepayment Condition is not satisfied by [ ], 20[ ].]

This Notice of Prepayment and the prepayment contemplated hereby comply with the Credit Agreement, including Section 2.10 of the Credit Agreement.

CHAMPION HOME BUILDERS, INC., as Borrower

By:

Name:
Title:

EXHIBIT H-1

[FORM OF]
U.S. TAX COMPLIANCE CERTIFICATE
(For Non-U.S. Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to that certain Amended and Restated Credit Agreement, dated as of July 7, 2021, (as further amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among Champion Home Builders, Inc., a Delaware corporation (the “Borrower”), Skyline Champion Corporation, an Indiana corporation (“Holdings”), the Lenders from time to time party thereto and Wells Fargo Bank, National Association, as Administrative Agent and as Collateral Agent. Capitalized terms used but not otherwise defined herein shall have the meaning ascribed to such terms in the Credit Agreement.

Pursuant to the provisions of Section 2.16(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a “bank” as described in Section 881(c)(3)(A) of the Code, (iii) it is not a “10-percent shareholder” of the Borrower as described in Section 871(h)(3)(B) of the Code, and (iv) it is not a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent in writing and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding each such payment.

[Signature Page Follows]

[Lender]

By:
Name:
Title:

[Address]

Dated: ____________________, 20[ ]

EXHIBIT H-2

[FORM OF]
U.S. TAX COMPLIANCE CERTIFICATE
(For Non-U.S. Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to that certain Amended and Restated Credit Agreement, dated as of July 7, 2021, (as further amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among Champion Home Builders, Inc., a Delaware corporation (the “Borrower”), Skyline Champion Corporation, an Indiana corporation (“Holdings”), the Lenders from time to time party thereto and Wells Fargo Bank, National Association, as Administrative Agent and as Collateral Agent. Capitalized terms used but not otherwise defined herein shall have the meaning ascribed to such terms in the Credit Agreement.

Pursuant to the provisions of Section 2.16(e) of the Credit Agreement, the undersigned hereby certifies (with respect to its direct or indirect partners/members that are claiming the portfolio interest exemption) that (i) it is the sole record owner of the Loan(s) (as well as any note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business as described in Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a “10-percent shareholder” of the Borrower as described in Section 871(h)(3)(B) of the Code, and (v) none of its direct or indirect partners/members is a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its direct or indirect partners/members claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent in writing and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent in writing with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding each such payment.

[Signature Page Follows]

[Lender]

By:
Name:
Title:

[Address]

Dated: __________________, 20[ ]

EXHIBIT H-3

[FORM OF]
U.S. TAX COMPLIANCE CERTIFICATE
(For Non-U.S. Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to that certain Amended and Restated Credit Agreement, dated as of July 7, 2021, (as further amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among Champion Home Builders, Inc., a Delaware corporation (the “Borrower”), Skyline Champion Corporation, an Indiana corporation (“Holdings”), the Lenders from time to time party thereto and Wells Fargo Bank, National Association, as Administrative Agent and as Collateral Agent. Capitalized terms used but not otherwise defined herein shall have the meaning ascribed to such terms in the Credit Agreement.

Pursuant to the provisions of Section 2.16(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank as described in Section 881(c)(3)(A) of the Code, (iii) it is not a “10-percent shareholder” of the Borrower as described in Section 871(h)(3)(B) of the Code, and (iv) it is not a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding each such payment.

[Signature Page Follows]

[Participant]

By:
Name:
Title:

[Address]

Dated: ____________________, 20[ ]

EXHIBIT H-4

[FORM OF]
U.S. TAX COMPLIANCE CERTIFICATE
(For Non-U.S. Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to that certain Amended and Restated Credit Agreement, dated as of July 7, 2021, (as further amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among Champion Home Builders, Inc., a Delaware corporation (the “Borrower”), Skyline Champion Corporation, an Indiana corporation (“Holdings”), the Lenders from time to time party thereto and Wells Fargo Bank, National Association, as Administrative Agent and as Collateral Agent. Capitalized terms used but not otherwise defined herein shall have the meaning ascribed to such terms in the Credit Agreement.

Pursuant to the provisions of Section 2.16(e) of the Credit Agreement, the undersigned hereby certifies (with respect to its direct or indirect partners/members that are claiming the portfolio interest exemption) that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect to such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business as described in Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a “10-percent shareholder” of the Borrower as described in Section 871(h)(3)(B) of the Code, and (v) none of its direct or indirect partners/members is a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its direct or indirect partners/members claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding each such payment.

[Signature Page Follows]

[Participant]

By:
Name:
Title:

[Address]

Dated: ____________________, 20[ ]

EXHIBIT I

[FORM OF] INTERCOMPANY NOTE

[_____], 20[__]

FOR VALUE RECEIVED, each of the undersigned, to the extent a borrower from time to time from any other Person(s) listed on the signature page hereto (each, in such capacity, a “Payor”), hereby promises to pay on demand to such other Person(s) listed below (each, in such capacity, a “Payee”), in lawful money of the United States of America, or in such other currency as agreed to by such Payor and such Payee, in immediately available funds, at such location as such Payee shall from time to time designate, the unpaid principal amount of all loans and advances (including trade payables) made by such Payee to such Payor. Each Payor promises also to pay interest on the unpaid principal amount of all such loans and advances in like money at said location from the date of such loans and advances until paid at such rate per annum as shall be agreed upon from time to time by such Payor and such Payee.

Reference is made to that certain Amended and Restated Credit Agreement, dated as of July 7, 2021, (as further amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among Champion Home Builders, Inc., a Delaware corporation (the “Borrower”), Skyline Champion Corporation, an Indiana corporation (“Holdings”), the Lenders from time to time party thereto and Wells Fargo Bank, National Association, as Administrative Agent and as Collateral Agent (together in such capacities, the “Agent”). Capitalized terms used in this intercompany promissory note (this “Note”) but not otherwise defined herein shall have the meanings given to them in the Credit Agreement.

This Note shall be pledged by each Payee that is a Loan Party (each a “Loan Party Payee”) to the Agent, for the benefit of the Secured Parties, pursuant to and to the extent required by the Collateral Agreement in order to secure such Payee’s Loan Document Obligations. Each Payee hereby acknowledges and agrees that after the occurrence of and during the continuance of an Event of Default, the Agent may, in accordance with and subject to the provisions of the Credit Agreement, the Collateral Agreement, the other Loan Documents and applicable law, exercise all rights of each Loan Party Payee with respect to this Note.

Upon the commencement of any insolvency or bankruptcy proceeding, or any receivership, liquidation, reorganization or other similar proceeding in connection therewith, relating to any Payor owing any amounts evidenced by this Note to any Loan Party, or to any property of any such Payor, or upon the commencement of any proceeding for voluntary liquidation, dissolution or other winding up of any such Payor, all amounts evidenced by this Note owing by such Payor to any and all Loan Parties shall become immediately due and payable, without presentment, demand, protest or notice of any kind.

Anything in this Note to the contrary notwithstanding, the indebtedness evidenced by this Note owed by any Payor that is a Loan Party to any Payee that is not a Loan Party shall be subordinate and junior in right of payment (but only to the extent permitted by applicable law and not giving rise to material adverse Tax consequences to Holdings or the Restricted Subsidiaries), to the extent and in the manner hereinafter set forth in clauses (i) through (ix) below, to all Loan Document Obligations of such Payor to the Secured Parties until the Termination Date shall have occurred; provided that each Payor may make payments to the applicable Payee so long as no Event of Default shall have occurred and be continuing and such Payor shall have received notice from the Agent (provided that no such notice shall be required to be given in the case of any Event of Default arising under Section 7.01(h) or 7.01(i) of the Credit Agreement) (such Loan Document Obligations and other indebtedness and obligations in connection with any renewal, refunding, restructuring or refinancing thereof, including interest thereon accruing after the commencement of any proceedings referred to in clause (i) below, whether or not such interest is an allowed claim in such proceeding, being hereinafter collectively referred to as “Senior Indebtedness”):

(i) In the event of any insolvency or bankruptcy proceedings, and any receivership, liquidation, reorganization or other similar proceedings in connection therewith, relating to any Payor or to its property, and in the event of any proceedings for voluntary liquidation, dissolution or other winding up of such Payor (except as expressly permitted by the Credit Agreement), whether or not involving insolvency or bankruptcy, then, if an Event of Default has occurred and is continuing, (x) the holders of Senior Indebtedness shall be paid in full in cash in respect of all amounts constituting Senior Indebtedness (other than contingent obligations not yet due, Secured Cash Management Obligations and Secured Swap Obligations) before any Payee is entitled to receive (whether directly or indirectly), or make any demands for, any payment on account of this Note and (y) until the holders of Senior Indebtedness are paid in full in cash in respect of all amounts constituting Senior Indebtedness (other than contingent obligations not yet due, Secured Cash Management Obligations and Secured Swap Obligations), any payment or distribution to which such Payee would otherwise be entitled (other than debt securities of such Payor that are subordinated, to at least the same extent as this Note, to the payment of all Senior Indebtedness then outstanding (such securities being hereinafter referred to as “Restructured Debt Securities”)) shall be made to the holders of Senior Indebtedness.

(ii) If any Event of Default occurs and is continuing after prior written notice from the Agent (provided that no such notice shall be required to be given in the case of any Event of Default arising under Section 7.01(h) or 7.01(i) of the Credit Agreement) to the Borrower, then (x) no payment or distribution of any kind or character shall be made by or on behalf of any Payor that is a Loan Party, or any other Person on its behalf, with respect to this Note and (y) upon the request of the Agent, no amounts evidenced by this Note owing by any Payor to any Payee that is a Loan Party shall be forgiven or otherwise reduced in any way, other than as a result of payment in full thereof made in cash.

(iii) If any payment or distribution of any character, whether in cash, securities or other property (other than Restructured Debt Securities), and whether directly, by purchase, redemption, exercise of any right of setoff or otherwise, with respect to any amounts evidenced by this Note shall (despite these subordination provisions) be received by any Payee in violation of clause (i) or (ii) above prior to the Termination Date, such payment or distribution shall be held by such Payee in trust (segregated from other property of such Payee) for the benefit of the Agent, and shall be paid over or delivered in accordance with the Loan Documents.

(iv) Each Payee agrees to file all claims against each relevant Payor in any bankruptcy or other proceeding in which the filing of claims is required by law in respect of any Senior Indebtedness, and the Agent shall be entitled to all of such Payee’s rights thereunder. If for any reason a Payee fails to file such claim at least ten Business Days prior to the last date on which such claim should be filed, such Payee hereby irrevocably appoints the Agent as its true and lawful attorney-in-fact and the Agent is hereby authorized to act as attorney-in-fact in such Payee’s name to file such claim or, in the Agent’s discretion, to assign such claim to and cause proof of claim to be filed in the name of the Agent or its nominee. In all such cases, whether in administration, bankruptcy or otherwise, the person or persons authorized to pay such claim shall pay to the Agent the full amount payable on the claim in the proceeding, and, to the full extent necessary for that purpose, each Payee hereby assigns to the Agent all of such Payee’s rights to any payments or distributions to which such Payee otherwise would be entitled. If the amount so paid is greater than such Payee’s liability hereunder, the Agent shall pay the excess amount to the party entitled thereto pursuant to the applicable Loan Documents and applicable law. In addition, each Payee hereby irrevocably appoints the Agent as its attorney-in-fact to exercise all of such Payee’s voting rights in connection with any bankruptcy proceeding or any plan for the reorganization of each relevant Payor.

(v) Each Payee waives the right to compel that any property of any Payor or any property of any guarantor of any Senior Indebtedness or any other Person be applied in any particular order to discharge such Senior Indebtedness. Each Payee expressly waives the right to require the Agent or any other holder of Senior Indebtedness to proceed against any Payor, any guarantor of any Senior Indebtedness or any other Person, or to pursue any other remedy in its or their power that such Payee cannot pursue and that would lighten such Payee’s burden, notwithstanding that the failure of the Agent or any such other holder to do so may thereby prejudice such Payee. Each Payee agrees that it shall not be discharged, exonerated or have its obligations hereunder reduced by the Agent’s or any other Senior Indebtedness holder’s delay in proceeding against or enforcing any remedy against any Payor, any guarantor of any Senior Indebtedness or any other Person; by the Agent or any holder of Senior Indebtedness releasing any Payor, any guarantor of any Senior Indebtedness or any other Person from all or any part of the Senior Indebtedness; or by the discharge of any Payor, any guarantor of any Senior Indebtedness or any other Person by an operation of law or otherwise, with or without the intervention or omission of the Agent or any such holder.

(vi) Each Payee waives all rights and defenses arising out of an election of remedies by the Agent or any other holder of Senior Indebtedness, even though such election of remedies, including any non-judicial foreclosure with respect to any property securing any Senior Indebtedness, has impaired the value of such Payee’s rights of subrogation, reimbursement, or contribution against any Payor, any guarantor of any Senior Indebtedness or any other Person. Each Payee expressly waives any rights or defenses it may have by reason of protection afforded to any Payor, any guarantor of any Senior Indebtedness or any other Person with respect to the Senior Indebtedness pursuant to any anti-deficiency laws or other laws of similar import that limit or discharge the principal debtor’s indebtedness upon judicial or non-judicial foreclosure of property or assets securing any Senior Indebtedness.

(vii) Each Payee agrees that, without the necessity of any reservation of rights against it, and without notice to or further assent by it, any demand for payment of any Senior Indebtedness made by the Agent or any other holder of Senior Indebtedness may be rescinded in whole or in part by the Agent or such holder, and any Senior Indebtedness may be continued, and the Senior Indebtedness or the liability of any Payee, any guarantor thereof or any other Person obligated thereunder, or any right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, modified, accelerated, compromised, waived, surrendered or released by the Agent or any other holder of Senior Indebtedness, in each case without notice to or further assent by such Payee, which will remain bound hereunder, and without impairing, abridging, releasing or affecting the subordination provided for herein.

(viii) Each Payee waives any and all notice of the creation, renewal, extension or accrual of any Senior Indebtedness, and any and all notice of or proof of reliance by holders of Senior Indebtedness upon the subordination provisions set forth herein. The

Senior Indebtedness shall be deemed conclusively to have been created, contracted or incurred, and the consent to create the obligations of any Payee evidenced by this Note shall be deemed conclusively to have been given, in reliance upon the subordination provisions set forth herein.

(ix) To the maximum extent permitted by law, each Payee waives any claim it might have against the Agent or any other holder of Senior Indebtedness with respect to, or arising out of, any action or failure to act or any error of judgment, negligence, or mistake or oversight whatsoever on the part of the Agent or any such holder, or any of their Related Parties, with respect to any exercise of rights or remedies under the Loan Documents, except to the extent due to the gross negligence, bad faith or willful misconduct of the Agent or any such holder, as the case may be, or any of its Related Parties, as determined by a court of competent jurisdiction in a final and non-appealable judgment. Neither the Agent nor any other holder of Senior Indebtedness or any of their Related Parties shall be liable for failure to demand, collect or realize upon any guarantee of any Senior Indebtedness, or for any delay in doing so, or shall be under any obligation to sell or otherwise dispose of any property upon the request of any Payor, any Payee or any other Person or to take any other action whatsoever with regard to any such guarantee or any other property.

Each applicable Payee and each applicable Payor hereby agree that the subordination provisions set forth in this Note are for the benefit of the Agent and the other holders of Senior Indebtedness. The Agent and the other holders of Senior Indebtedness are obligees under this Note to the same extent as if their names were written herein as such and the Agent may, on behalf of itself and such other holders, proceed to enforce the subordination provisions set forth herein.

All rights and interests of the Agent and the other holders of Senior Indebtedness hereunder, and the subordination provisions and the related agreements of the Payors and Payees set forth herein, shall remain in full force and effect until the Termination Date irrespective of:

(i) any lack of validity or enforceability of the Credit Agreement or any other Loan Document;

(ii) any change in the time, manner or place of payment of, or in any other term of, all or any of the Senior Indebtedness or any amendment or waiver or other modification, whether by course of conduct or otherwise, of, or consent to departure from, the Credit Agreement or any other Loan Document;

(iii) any release, amendment, waiver or other modification, whether in writing or by course of conduct or otherwise, of or consent to departure from, any guarantee of any Senior Indebtedness; or

(iv) any other circumstances that might otherwise constitute a defense available to, or a discharge of, any Payor in respect of any Senior Indebtedness or of any Payee or any Payor in respect of the subordination provisions set forth herein.

The indebtedness evidenced by this Note owed by any Payor that is not a Loan Party shall not be subordinated to, and shall rank pari passu in right of payment with, any other obligation of such Payor.

Nothing contained in the subordination provisions set forth above is intended to or will impair, as between each Payor and each Payee, the obligations of such Payor, which are absolute and unconditional, to pay to such Payee the principal of and interest on this Note as and when due and payable in accordance with its terms, or is intended to or will affect the relative rights of such Payee and other creditors of such Payor other than the holders of Senior Indebtedness.

Each Payee is hereby authorized to record all loans and advances made by it to any Payor (all of which shall be evidenced by this Note), and all repayments or prepayments thereof, in its books and records, such books and records constituting prima facie evidence absent demonstrable error of the accuracy of the information contained therein; provided that the failure of any Payee to record such information shall not affect any Payor’s obligations in respect of intercompany indebtedness extended by such Payee to such Payor.

Except as specifically otherwise provided in the Credit Agreement and/or the other Loan Documents, each Payor hereby waives diligence, presentment, demand, protest or notice of any kind whatsoever in connection with this Note. All payments under this Note shall be made without offset, counterclaim or deduction of any kind.

It is understood that this Note shall only evidence Indebtedness.

This Note shall be binding upon each Payor and its successors and assigns, and the terms and provisions of this Note shall inure to the benefit of each Payee and its successors and assigns, including subsequent holders hereof. Notwithstanding anything to the contrary contained herein, in any other Loan Document or in any other promissory note or other instrument, this Note replaces and supersedes any and all promissory notes or other instruments which create or evidence any loans or advances made on, before or after the date hereof by any Payee to Holdings or any Subsidiary.

From time to time after the date hereof, additional Subsidiaries of Holdings may become parties hereto (as Payor and/or Payee, as the case may be) by executing a counterpart signature page to this Note (each additional Subsidiary, an “Additional Party”). Upon delivery of such counterpart signature page to the Payees, notice of which is hereby waived by the other Payors, each Additional Party shall be a Payor and/or a Payee, as the case may be, and shall be as fully a party hereto as if such Additional Party were an original signatory hereof. Each Payor expressly agrees that its obligations arising hereunder shall not be affected or diminished by the addition or release of any other Payor or Payee hereunder. This Note shall be fully effective as to any Payor or Payee that is or becomes a party hereto regardless of whether any other Person becomes or fails to become or ceases to be a Payor or Payee hereunder.

No amendment, modification or waiver of, or consent with respect to, any provisions of this Note shall be effective unless the same shall be in writing and signed and delivered by each Payor and Payee whose rights or obligations shall be affected thereby; provided that, until such time as the Termination Date shall have occurred, the Agent shall have provided its prior written consent to such amendment, modification, waiver or consent (such consent not to be unreasonably withheld to the extent such amendment or modification is required to comply with any Requirement of Law or is not adverse to the interests of the Lenders in any material respects).

This Note may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

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[ ]

By:
Name:
Title:

EXHIBIT J

[FORM OF] SOLVENCY CERTIFICATE

Date: July [*], 2021

I, the undersigned, the Chief Financial Officer of Champion Home Builders, Inc., a Delaware corporation (the “Borrower”), in that capacity only and not in my individual capacity (and without personal liability), do hereby certify as of the date hereof, and based upon facts and circumstances as they exist as of the date hereof (and disclaiming any responsibility for changes in such fact and circumstances after the date hereof), that:

1. This certificate is furnished to the Administrative Agent pursuant to Section 4.01(g) of the Amended and Restated Credit Agreement, dated as of July 7, 2021, among Skyline Champion Corporation, an Indiana corporation (“Holdings”), the Borrower, the Lenders from time to time party thereto, and Wells Fargo Bank, National Association, as Administrative Agent and as Collateral Agent (the “Credit Agreement”). Unless otherwise defined herein, capitalized terms used in this certificate shall have the meanings set forth in the Credit Agreement.

2. Holdings and the Subsidiaries, on a consolidated basis after giving effect to the Transactions, are Solvent.

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IN WITNESS WHEREOF, the Borrower has caused this certificate to be executed on its behalf by its Chief Financial Officer as of the date first set forth above.

CHAMPION HOME BUILDERS, INC.

By:____________________________
Name: Laurie Hough
Title: Chief Financial Officer and Treasurer